   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997

                                             REGISTRATION STATEMENT NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-11
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

                               ----------------

                             LBA PROPERTIES, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                            4440 VON KARMAN AVENUE
                                   SUITE 150
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 833-0400
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

             PHIL A. BELLING, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
            STEVEN R. LAYTON, PRESIDENT AND CHIEF OPERATING OFFICER
                             LBA PROPERTIES, INC.
                            4440 VON KARMAN AVENUE
                                   SUITE 150
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 833-0400
                   (NAME AND ADDRESS OF AGENTS FOR SERVICE)

                               ----------------

                                  COPIES TO:

        GILBERT G. MENNA, P.C.                 KENNETH M. DORAN, ESQ.
       ETTORE A. SANTUCCI, P.C.              GIBSON, DUNN & CRUTCHER LLP
      GOODWIN, PROCTER & HOAR LLP              333 SOUTH GRAND AVENUE
            EXCHANGE PLACE                  LOS ANGELES, CALIFORNIA 90071
      BOSTON, MASSACHUSETTS 02109                  (213) 229-7000
            (617) 570-1000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   TITLE OF SECURITIES      PROPOSED MAXIMUM AGGREGATE             AMOUNT OF
     BEING REGISTERED            OFFERING PRICE(1)             REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, $.01 par
 value...................          $378,496,650                    $114,696

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion dated October 17, 1997
PROSPECTUS
                                       SHARES

                              LBA PROPERTIES, INC.

                                  COMMON STOCK

                                 ------------

  LBA Properties, Inc. (the "Company") has been formed to continue and expand the real estate business of LBA, Inc. and certain affiliated entities founded by Phil A. Belling, Steven R. Layton and certain other members of the Company's management.

  The Company is engaged in owning, acquiring, managing, leasing and developing office and industrial properties throughout Southern California. Upon completion of the offering (the "Offering"), the Company will own 47 office and industrial properties containing approximately 4.9 million square feet, and one retail property containing 144,225 square feet (collectively, the "Properties"), which it manages from its headquarters office in Orange County and its three regional offices in San Diego, Los Angeles and Inland Empire. The Company will be a fully integrated, self-administered and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

  All of the     shares of the Company's common stock (the "Common Stock")
offered hereby are being sold by the Company and will represent approximately
   % of all outstanding shares of the Company's Common Stock (or interests
exchangeable for Common Stock). The remaining approximately    % of the equity
will be held by officers and directors of the Company and certain other parties in the form of Common Stock and membership interests ("Units") of LBA Properties, LLC, a California limited liability company (the "Operating Company"). To assist the Company in complying with certain qualification requirements applicable to REITs, the Company's Charter provides that no stockholder or group of affiliated stockholders may actually or constructively own more than 9.9% of the outstanding Common Stock, subject to certain specified exceptions. See "Description of the Capital Stock of the Company-- Restrictions on Transfer."

  Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $    and $    per share. See "Underwriting" for information relating to
the factors to be considered in determining the initial public offering price. The Company intends to apply for listing of the Common Stock on the New York Stock Exchange under the symbol "LBP."

                                 ------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:
                                 ------------

 . The possibility that the consideration paid by the Company for the Properties and other assets contributed to the Company in its formation may exceed fair market value; no third-party appraisals were obtained by the Company regarding these Properties and other assets;
 . The possibility that the Company may not be able to refinance outstanding
  debt (initially expected to be approximately $   million) upon maturity, that
  indebtedness might be refinanced on less favorable terms, and that interest rates might increase on variable rate indebtedness (including amounts drawn under the Company's proposed $150 million Credit Facility); and the lack of limitations in the Company's organizational documents on the amount of indebtedness which the Company may incur;
 . Real estate investment and property management risks such as the need to renew leases or relet space upon lease expirations, the instability of cash flows and changes in the value of office and industrial properties owned by the Company due to economic and other conditions;
 . Concentration of the Properties in Southern California which increases the risk of the Company being adversely affected by a downturn in the Southern California economy or office or industrial property markets;
 . Conflicts of interest in connection with the transactions relating to the formation of the Company and material benefits to officers and Directors of
  the Company, and their affiliates, including receipt of approximately $    in
  cash, an aggregate of    shares of Common Stock,      Units, stock options to
  purchase an aggregate of    , shares of Common Stock and repayment of
  approximately $    million of indebtedness;
 . Limited operating history of the Properties under the management of the
  Company; a majority of the Properties have been owned by the Company for less than one year;
 . The possibility that the Board of Directors of the Company may in the future amend or revise the distribution, investment, disposition, financing and conflict of interest policies of the Company, without a vote of the Company's stockholders; and
 . Taxation of the Company as a regular corporation if it fails to qualify as a
  REIT, taxation of the Operating Company as a corporation if it fails to qualify as a partnership and the resulting decrease, in either case, in cash available for distribution.
                                 ------------

   THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR
    DISAPPROVED  BY  THE SECURITIES  AND  EXCHANGE
     COMMISSION    OR   ANY   STATE    SECURITIES
       COMMISSION NOR  HAS  THE  SECURITIES AND
        EXCHANGE  COMMISSION   OR   ANY  STATE
         SECURITIES  COMMISSION  PASSED  UPON
          THE  ACCURACY OR ADEQUACY OF  THIS
            PROSPECTUS. ANY REPRESENTATION
             TO   THE   CONTRARY   IS   A
              CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $     payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

                                 ------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York on or
about     , 1997.

                                 ------------

                              Joint Lead Managers
LEHMAN BROTHERS                                                SMITH BARNEY INC.

   , 1997

  [This page contains a map of Southern California, indicating major highways and the relative location of each of the Company's Properties, broken down by office, industrial/R&D and retail.]

  [Chart of Historical Occupancy by Quarter, showing the aggregate square feet vacant and leased for all of the Properties for each quarter, from the first quarter of 1995 through the third quarter of 1997, and the information in the table below.]

                 YEAR & QUARTER                   NUMBER OF PROPERTIES OCCUPANCY
                 --------------                   -------------------- --------
1995
  First Quarter..................................          11             71%
  Second Quarter.................................          11             77%
  Third Quarter..................................          11             79%
  Fourth Quarter.................................          12             79%
1996
  First Quarter..................................          14             70%
  Second Quarter.................................          19             64%
  Third Quarter..................................          20             67%
  Fourth Quarter.................................          29             75%
1997
  First Quarter..................................          36             71%
  Second Quarter.................................          41             78%
  Third Quarter..................................          48             89%



  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   [ARTWORK]

                      [PHOTOGRAPH OF 600 CORPORATE POINTE]

                        [PHOTOGRAPH OF SAVI TECH CENTER]

                         [PHOTOGRAPH OF GOVERNOR PARK]

                                   [ARTWORK]

                        [PHOTOGRAPH OF CENTRELAKE PLAZA]

                  [PHOTOGRAPH OF SORRENTO VALLEY SCIENCE PARK]

                    [PHOTOGRAPH OF ORANGE FINANCIAL CENTER]

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
  The Company.............................................................   1
  Recent Developments.....................................................   3
  Risk Factors............................................................   3
  Business and Growth Strategies..........................................   5
  The Properties..........................................................   7
  Structure and Formation of the Company..................................  10
  Structure of the Company................................................  12
  Financing Policies......................................................  14
  The Credit Facility.....................................................  14
  The Offering............................................................  15
  Distributions...........................................................  15
  Tax Status of the Company...............................................  15
  Summary Selected Combined Financial Data................................  16
RISK FACTORS..............................................................  19
  Price to be Paid for Properties; Common Stock and Other Assets May
   Exceed Their Fair Market Value.........................................  19
  Real Estate Financing Risks.............................................  19
  No Limitation on Debt...................................................  20
  Real Estate Investment Risks............................................  20
  Conflicts of Interest in the Formation Transactions and the Business of
   the Company............................................................  22
  Risks Associated with the Recent Acquisition of Many of the Properties;
   Lack of Operating History..............................................  24
  Changes in Policies Without Stockholder Approval........................  24
  Risk of Acquisition, Renovation and Development Activities..............  24
  Adverse Consequences of Failure to Qualify as a REIT; Other Tax
   Liabilities............................................................  25
  Failure of the Operating Company to Qualify as a Partnership for Federal
   Income Tax Purposes....................................................  26
  Insurance; Risk of Uninsured Losses.....................................  26
  Dependence on Key Personnel.............................................  27
  Limits on Changes in Control............................................  27
  Possible Environmental Liabilities......................................  28
  Effect on Common Stock Price of Shares Available for Future Sale........  29
  Immediate and Substantial Dilution......................................  29
  Absence of Prior Public Market for Common Stock.........................  29
  Influence of Executive Officers, Directors and Principal Stockholders...  30
  Risks of Fee Management Business........................................  30
  Lack of Control over Management Company.................................  30
  Effect of Market Interest Rates on Price of Common Stock................  30
THE COMPANY...............................................................  31
  History.................................................................  32

                                                                            PAGE
                                                                            ----
BUSINESS AND GROWTH STRATEGIES............................................   34
  External Growth.........................................................   34
  Internal Growth.........................................................   36
USE OF PROCEEDS...........................................................   40
DISTRIBUTIONS.............................................................   42
CAPITALIZATION............................................................   43
DILUTION..................................................................   44
SELECTED COMBINED FINANCIAL DATA..........................................   45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   48
  Overview................................................................   48
  Results of Operations...................................................   49
  Pro Forma Operating Results.............................................   51
  Debt Financing..........................................................   52
  Analysis of Liquidity and Capital Resources.............................   52
  Cash Flows..............................................................   53
  Inflation...............................................................   53
SOUTHERN CALIFORNIA ECONOMY AND PROPERTY MARKETS..........................   54
  Southern California Employment Trends...................................   55
  Southern California Office and Industrial Markets.......................   57
  Orange County Area......................................................   61
  San Diego Area..........................................................   64
  Los Angeles Area........................................................   68
  Inland Empire Area Market...............................................   70
BUSINESS AND PROPERTIES...................................................   74
  General.................................................................   74
  Properties..............................................................   74
  The Option Properties and the Development Parcel........................   77
  The Build-to-Suit Projects..............................................   79
  Tenant Diversification..................................................   79
  Lease Distribution......................................................   80
  Historical Leasing Activity.............................................   80
  Lease Expirations--Property by Property.................................   81
  Historical Tenant Improvements and Leasing Commissions--Office
   Properties.............................................................   90
  Historical Tenant Improvements and Leasing Commissions--Industrial and
   R&D Properties.........................................................   91
  Historical Tenant Improvements and Leasing Commissions--Retail Property.   92
  Historical Capital Expenditures.........................................   93
  Competition.............................................................   93
  Insurance...............................................................   93
  Environmental Regulations...............................................   94
  Legal Proceedings.......................................................   95
  Employees...............................................................   95
THE CREDIT FACILITY.......................................................   95

                                      (i)

                                                                           PAGE
                                                                           ----
MANAGEMENT................................................................  96
  Directors and Executive Officers........................................  96
  Committees of the Board of Directors....................................  98
  Compensation of Directors...............................................  98
  Executive Compensation..................................................  99
  Employment Agreements...................................................  99
  Equity Incentive Plan................................................... 100
  401(k) Plan............................................................. 103
  Limitation of Liability and Indemnification                              104
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES............................... 105
  Investment Policies..................................................... 105
  Dispositions............................................................ 106
  Financing Policies...................................................... 106
  Conflict of Interest Policies........................................... 107
  Policies with Respect to Other Activities............................... 107
STRUCTURE AND FORMATION OF THE COMPANY.................................... 108
  Formation Transactions.................................................. 108
  Consequences of the Offering and the Formation Transactions............. 108
  Determination and Valuation of Ownership Interests...................... 109
  Benefits to Related Parties............................................. 109
  Restrictions on Transfer................................................ 110
  Restrictions on Ownership of Common Stock............................... 110
CERTAIN TRANSACTIONS...................................................... 111
PRINCIPAL AND MANAGEMENT STOCKHOLDERS..................................... 112
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY............................... 113
  General................................................................. 113
  Common Stock............................................................ 113
  Preferred Stock......................................................... 114
  Restrictions on Transfer................................................ 114
OPERATING AGREEMENT....................................................... 116
  Management.............................................................. 116
  Removal of the Managing Member; Transfer of the Managing Member's
   Interest............................................................... 116
  Amendments of the Operating Agreement................................... 116

                                      PAGE
                                      ----
  Transfer of Units; Substitute
   Members................................................................ 117
  Redemption of Units..................................................... 117
  Issuance of Additional Units............................................ 117
  Tax Protection Provisions............................................... 117
  Exculpation and Indemnification of the Managing Member.................. 118
  Tax Matters............................................................. 118
  Term.................................................................... 118
CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS... 119
  The Board of Directors.................................................. 119
  Opt Out of Business Combination and Control Share Acquisition
   Statutes............................................................... 119
  Amendment of Charter and Bylaws......................................... 119
  Dissolution of the Company.............................................. 119
  Meetings of Stockholders................................................ 119
  Limitation of Liability and Indemnification............................. 120
  Indemnification Agreements.............................................. 121
SHARES AVAILABLE FOR FUTURE SALE.......................................... 122
  General................................................................. 122
  Registration Rights..................................................... 123
FEDERAL INCOME TAX CONSEQUENCES........................................... 124
  Federal Income Taxation of the Company.................................. 124
  Opinion of Tax Counsel.................................................. 124
  Requirements for Qualification.......................................... 125
  Failure to Qualify...................................................... 129
  Taxation of U.S. Stockholders........................................... 129
  Special Tax Considerations for Foreign Stockholders..................... 131
  Information Reporting Requirements and Backup Withholding Tax........... 132
  Other Tax Considerations................................................ 133
  State and Local Tax..................................................... 133
UNDERWRITING.............................................................. 134
EXPERTS................................................................... 136
LEGAL MATTERS............................................................. 136
ADDITIONAL INFORMATION.................................................... 136
GLOSSARY.................................................................. 137
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                              CAUTIONARY STATEMENT

  CERTAIN STATEMENTS CONTAINED UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "THE COMPANY," "BUSINESS AND GROWTH STRATEGIES," "DISTRIBUTIONS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS AND PROPERTIES" CONTAIN "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND PROJECTIONS OF REVENUE AND OTHER FINANCIAL ITEMS, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                      (ii)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed
information included elsewhere in this Prospectus. The offering of     shares
of common stock of LBA Properties, Inc., par value $.01 per share (the "Common Stock"), pursuant to this Prospectus is referred to herein as the "Offering." LBA Properties, LLC, a California limited liability company that will own substantially all of the assets of the Company on a consolidated basis upon completion of the Offering and of which LBA Properties, Inc. will be the sole managing member, is referred to herein as the "Operating Company." Unless otherwise indicated, the information contained in this Prospectus assumes that
(i) the Underwriters' overallotment option is not exercised, (ii) the transactions described under "Structure and Formation of the Company" are consummated, (iii) none of the membership interests of the Operating Company ("Units"), some of which are exchangeable for Common Stock and some of which are redeemable for cash or Common Stock at the election of the Company, are so redeemed or exchanged and (iv) the Common Stock to be sold in the Offering is sold at the midpoint of the price range specified on the cover of this Prospectus. Although the Company and the Operating Company are separate entities, for ease of reference and unless the context requires otherwise, all references in this Prospectus to the "Company" refer collectively to LBA Properties, Inc. and its subsidiaries, including the Operating Company. The Company's predecessor, LBA, Inc., and its affiliates are referred to herein as "Layton-Belling & Associates," and the entities that currently own the Properties are referred to herein as the "Predecessor Entities." All references in this Prospectus to the historical activities of the Company refer to the activities of Layton-Belling & Associates and the Predecessor Entities. See "Glossary" for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY

  LBA Properties, Inc. (the "Company") was formed to continue and expand the real estate business of LBA, Inc. and certain affiliated entities founded by Steven R. Layton, Phil A. Belling and certain other members of the Company's management (collectively, "Layton-Belling & Associates"). The Company is engaged in owning, acquiring, managing, leasing, developing and redeveloping office and industrial properties throughout Southern California. Upon consummation of the Offering, the Company will own a diversified portfolio of 48 office, industrial and retail properties (the "Properties") containing approximately 5.0 million square feet. The Properties consist of (i) 32 office properties (the "Office Properties") containing approximately 3.4 million square feet, (ii) 15 industrial properties (the "Industrial Properties") containing approximately 1.4 million square feet and (iii) one retail center containing 144,225 square feet (the "Retail Property"). See "Business and Properties--Properties." The Properties are located throughout Southern California as shown in the table below:

                                                                      PERCENT
                                             NUMBER OF               OF TOTAL
AREA                                         PROPERTIES SQUARE FEET SQUARE FEET
----                                         ---------- ----------- -----------
ORANGE COUNTY...............................     16      1,947,430      38.8%
SAN DIEGO (San Diego County and the City of
 Temecula)..................................     19      1,564,823      31.2
LOS ANGELES (Los Angeles and Ventura
 Counties)..................................      7        841,391      16.8
INLAND EMPIRE (Riverside and San Bernardino
 Counties)..................................      6        662,889      13.2
                                                ---      ---------     -----
  Total.....................................     48      5,016,533     100.0%
                                                ===      =========     =====

  Upon consummation of the Offering, the Company will also own two sites suitable for the development of additional office properties (the "Build-to-Suit Projects"). The Company estimates that, when completed, the Build-to-Suit Projects will contain approximately 130,000 square feet. Additionally, the Company will have a 25% interest in, and an option to acquire the remaining interest in, an additional 118,800 square foot office property (the "Joint Venture Property") and will have options to purchase two additional office properties containing 425,500 square feet (the "Option Properties"), as well as a parcel of approximately 7.4 acres of undeveloped land that may present future development opportunities (the "Development Parcel"). See

"Business and Properties--The Option Properties and the Development Parcel" and "--The Build-to-Suit Projects."

  The Company operates from its Newport Beach, California headquarters and its three regional offices in Los Angeles, San Diego and the Inland Empire. The Company is a full service real estate company with in-house expertise in acquisitions, development, redevelopment, asset management, property management, leasing, construction and disposition services. Phil A. Belling and Steven R. Layton founded Layton-Belling & Associates in October 1991 after gaining extensive experience in the Southern California commercial real estate market as senior executives of the Koll Company overseeing certain of the Company's Southern California development activities. The Company's five senior executives, Phil A. Belling, Steven R. Layton, David C. Thomas, Steven R. Briggs and Perry S. Schonfeld, have an average of 13.2 years experience in the real estate industry, almost exclusively within the Southern California region. The Company's senior management team gained its experience through a number of real estate cycles, including the development cycle of the 1980s and the deep recession of the early 1990s, and the Company believes its experience gives it a competitive advantage in identifying and capitalizing on opportunities created by changing real estate markets. The Company's senior management has been responsible for the development of more than eight million square feet of build-to-suit and other commercial real estate projects, the completion of more than 200 receivership and consulting assignments on behalf of financial institutions during the recessionary period of the early 1990s and, since 1993, the acquisition and/or disposition of more than 80 office, industrial and retail properties.

  The Company believes that current and anticipated trends in the Southern California economy provide an attractive environment for owning, operating and acquiring office and industrial properties. Southern California is in the midst of an ongoing economic recovery from a severe recession that extended into the early 1990s. The combined six-county Southern California area experienced a 31% decrease in the unemployment rate from December 1992 to June 1997. In addition, according to a study prepared by Cognetics, Inc., an economic consulting firm, metropolitan Los Angeles (which includes Los Angeles County and Orange County) is projected to be the number one market in the United States for primary office employment growth during the period from 1995 to 2006, and five of the six counties that comprise Southern California are on the U.S. Department of Commerce's 1996 list of the 20 Fastest Growing U.S. Metropolitan Areas, 1993-- 2005. The ongoing economic recovery in Southern California, including the submarkets in which the Properties are located, has resulted in increasing demand for office and industrial space, declining vacancy rates, rising rental rates and increasing property values. See "Southern California Economy and Property Markets."

  Southern California is a large and diverse geographic area comprised of 31 distinct markets and 136 separate submarkets. According to a study prepared by Cushman & Wakefield of California, Inc. (the "C&W Study"), these markets and submarkets, which contain approximately 289.4 million square feet of office space and 1.3 billion square feet of industrial space, are in various stages of recovery. While the economic recovery is strong in certain markets, the pattern of recovery is not uniform throughout all of the markets. According to the C&W Study, approximately 195.0 million square feet of office space (approximately 67% of the Southern California office market) are in markets that have not yet experienced a full recovery. Approximately 136.0 million square feet of office space (approximately 47% of the Southern California office market) are in markets which still have vacancy rates in excess of 15%. The Company believes that the size and diversity of the Southern California real estate market and the varying stages of recovery among its submarkets will continue to offer acquisition and development opportunities as the real estate recovery extends into additional markets.

  The Company believes it has the following competitive advantages in identifying and competing for acquisition and development opportunities throughout Southern California: (i) local market expertise developed through its ownership and management of the Properties in 18 different Southern California markets and the strong local presence provided through the Company's four Southern California offices; (ii) relationships with a diversified base of over 560 existing tenants and knowledge of those tenants' operations and space requirements; (iii) long-term working relationships with financial institutions, real estate brokers and other real estate professionals through its receivership, consulting and asset and property management operations; (iv) a disciplined investment process which allows the Company to source, analyze and close acquisitions quickly while maintaining institutional-quality due diligence and underwriting standards; (v) experience in acquiring and redeveloping under performing office and industrial properties; (vi) development expertise gained through Management's prior experience in developing over eight million square feet of commercial real estate and
(vii) access to capital, including the Company's proposed $150 million unsecured revolving line of credit (the "Credit Facility") and the ability to acquire portfolios of assets or individual properties in exchange for Units.

  The Company is a Maryland corporation and expects to qualify as a REIT for federal income tax purposes. The Company's principal executive offices are located at 4440 Von Karman Avenue, Suite 150, Newport Beach, California 92660, and its telephone number is (714) 833-0400.

                              RECENT DEVELOPMENTS

  In October 1997, the Company entered into a letter of intent to acquire a four-building office property located in San Diego (the "Pending Acquisition"). The property contains approximately 248,000 square feet and is 100% leased to two tenants. The Company expects to close the acquisition of this property in the fourth quarter of 1997, although there can be no assurance that this property will be acquired on a timely basis, or at all.

                                  RISK FACTORS

  An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

  . the possibility that the consideration to be paid by the Company for the Properties and the other assets contributed to the Company in its formation may exceed their fair market value; no third-party appraisals were obtained by the Company regarding the Properties and other assets;

  . the possibility that the Company may not be able to refinance outstanding indebtedness (including the proposed $150 million Credit Facility) upon maturity, that interest rates might increase on variable rate indebtedness, including any amounts outstanding under the Credit Facility, that such indebtedness might be refinanced at higher interest rates or otherwise on terms less favorable to the Company than existing indebtedness, which could adversely affect the Company's ability to make expected distributions to stockholders and its ability to qualify as a REIT, the lack of limitations in the Company's organizational documents on the amount of indebtedness the Company may incur and the Company's dependence on external sources of capital for future growth;

  . real estate investment and property management risks such as the need to renew leases or relet space upon the expiration of leases and, at times, to pay renovation and reletting costs in connection therewith, the effect of economic and other conditions on office and industrial property cash flows and values, the ability of tenants to make lease payments, the ability of a property to generate revenue sufficient to meet operating expenses, including future debt service, and the illiquidity of real estate investments, all of which may adversely affect the Company's ability to make expected distributions to stockholders;

  . concentration of all of the Properties in Southern California and the dependence of the Properties on the conditions of the economy and the office and industrial real estate markets of Southern California, which increases the risk of the Company being adversely affected by a downturn in the Southern California economy or real estate markets;

  . conflicts of interest in connection with the transactions related to the formation of the Company and the acquisition of the Properties, including conflicts relating to the receipt of material benefits by officers, Directors and other affiliates of the Company, which include
     receipt of an aggregate of approximately $    in cash,     shares of
     Common Stock and     Units, stock options to purchase an aggregate of
         shares of Common Stock and repayment of approximately $    million
     of indebtedness;

  . conflicts of interest involving management of the Company and certain members of the Board of Directors in business decisions regarding the Company, including conflicts associated with any prepayment of debt secured by the Properties that may arise due to the more adverse tax consequences of such prepayment to certain members of management and of the Board of Directors as holders of Units;

  . the risks that, given the Company's recent acquisition of many of the Properties and the lack of operating history of such Properties under the Company's management (2.7 years or less for all Properties and less than one year for a majority of the Properties), the Properties may have characteristics or deficiencies unknown to the Company affecting their value or revenue potential, may fail to perform as expected, or may be difficult to integrate into the Company's existing management operations;

  . the possibility that the Board of Directors of the Company may in the future amend or revise the distribution, investment, disposition, financing and conflict of interest policies of the Company without a vote of the Company's stockholders;

  . taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes, treatment of the Operating Company as an association taxable as a corporation if it fails to qualify as a partnership for federal income tax purposes (and the resulting failure of the Company to qualify as a REIT), the Company's liability for certain federal, state and local income taxes in such event and the resulting decrease in cash available for distribution;

  . risks that certain types of losses, such as from earthquakes, could exceed the Company's insurance coverage which currently includes earthquake coverage for all of the Properties;

  .  dependence on certain key personnel;

  . anti-takeover effect of limiting actual or constructive ownership of Common Stock of the Company by a single person or group to 9.9% of the outstanding capital stock, subject to certain specified exceptions, and of certain other provisions contained in the organizational documents of the Company and the Operating Company, which may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the Company's stockholders;

  . possible environmental liabilities in connection with the Company's ownership and/or operation of the Properties;

  .  effect of shares available for future sale on the price of the Common
     Stock;

  . immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock purchased in the Offering; and

  .  absence of a prior public market for the Common Stock.

                         BUSINESS AND GROWTH STRATEGIES

  The Company's principal objective is to maximize stockholder value by increasing cash flow per share. The Company intends to achieve this objective through a combination of external and internal growth strategies. The Company's external growth strategies include (i) acquiring additional stabilized properties with attractive initial yields at discounts to replacement cost,
(ii) acquiring value-added properties that are under performing, distressed or otherwise offer an opportunity for the Company to apply its property management and redevelopment/repositioning expertise to significantly increase cash flow and asset value, (iii) pursuing selective development opportunities, primarily on a build-to-suit basis and (iv) expanding, on a selective basis, the Company's third-party management business.

    Property Acquisitions. The Company will seek to acquire office and industrial properties in select Southern California markets with strong economic fundamentals. Such opportunities could include capitalizing on management's local market knowledge, strong presence and extensive contacts throughout the region. The Company will seek to acquire properties at a discount to replacement cost, including a balance of stabilized properties, and value-added properties that may offer a higher risk-adjusted return. The Company will also seek to acquire a significant market share in selected submarkets so that it can accommodate its tenants' occupancy requirements, realize economies of scale and exert influence on trends in market rents. The Company believes it has several competitive advantages which enhance its ability to identify and acquire properties, including (i) senior management's broad-based real estate experience within Southern California and extensive knowledge of the varied Southern California submarkets, (ii) the Company's ability to acquire properties on a negotiated basis rather than through competitive bids, including the use of non-traditional methods, such as purchasing and foreclosing on mortgage notes or pre-negotiated foreclosures, (iii) the Company's strong working relationships with institutional owners of property, developed principally through its receivership, consulting and third-party management businesses, and (iv) the Company's access to capital, in particular the Credit Facility and the Company's ability to offer tax-deferred transaction structures to sellers by offering Units in consideration for properties.

    Value-Added Acquisitions. The Company will continue to pursue opportunities to acquire office or industrial properties that are under performing, distressed or otherwise present significant repositioning potential. Such opportunities could include properties that have high vacancy rates or high near-term tenant roll-over, properties with undercapitalized owners, or facilities identified as excess by the current owners as a result of corporate consolidation or reorganization. Such "value-added" acquisitions are expected to generate attractive yields upon stabilization and represent an important component of the Company's external growth strategy.

    Development and Build-to-Suit Projects. The Company intends to continue to develop office and industrial properties, primarily on a build-to-suit basis, capitalizing on management's development and build-to-suit experience. The Company expects to commence construction of one of the Build-to-Suit Projects in the fourth quarter of 1997 and is currently negotiating a lease with a prospective tenant with respect to the other Build-to-Suit Project. The Company expects that its two Build-to-Suit Projects will contain an aggregate of approximately 130,000 square feet and require a total investment of approximately $11.7 million. The Company is also seeking a tenant for an office build-to-suit opportunity on a 7.4 acre parcel of land in Mission Viejo, California which the Company has an option to acquire. The site, located within a 78-acre master planned business park, is planned for 180,000 square feet of office space or two 90,000 square foot office/R&D facilities.

    Third Party Management Services. The Company intends to expand, on a selective basis, its existing third party management operations for institutional clients, which may include providing fee-based development management, consulting and property management services to third parties. The Company believes that providing these services will continue to foster relationships with major institutions and corporate tenants, enhance the Company's reputation in its core markets and provide an additional source of acquisition opportunities.

  The Company's internal growth strategies include (i) increasing rental rates by structuring leases with scheduled contractual base rent increases and by renewing expiring leases or re-leasing vacant spaces at higher rental rates,
(ii) improving occupancy rates through proactive leasing and active management,
(iii) maximizing tenant satisfaction and retention, (iv) reducing operating expenses through the Company's established procedures for cost management and
(v) selectively disposing of properties when management believes it can redeploy the capital invested in such properties more effectively.

  Over the next several years, the Company expects that its ability to increase cash flow from its existing portfolio will be enhanced by the continued decline of vacancy rates and increase in rental rates throughout most of its markets. The Company believes these market trends will allow it to renew existing leases or re-lease vacant spaces at higher rental rates. There can be no assurance, however, that these trends will continue in the future, or that if they continue, the Company's operating results will improve significantly, or at all.

    Increasing Rental Rates. The Company expects to achieve internal growth in cash flow through (i) leases which contain provisions for fixed contractual rental increases (including increases which are tied to indices such as the Consumer Price Index) and (ii) by renewing expiring leases or re-leasing vacant space at increasing market rates. During the period between July 1, 1997 and June 30, 1998, the contractual base rents under leases in the Company's portfolio are scheduled to increase by an aggregate
  of approximately        on an annual basis due to fixed contractual rent
  increases (not including increases from free or partial rent to full rent).
  During this same period, leases representing a total of         square feet
  are expected to expire. Based on estimates of rents for comparable office and industrial buildings included in the C&W Study, the Company believes
  that     % of this space is subject to leases which contain below market rents. In addition the Company believes that the current trends in most of its markets of increasing employment and declining vacancy rates will result in future increases in market rental rates. Accordingly, the Company believes that it will have opportunities to increase cash flow by renewing expiring leases or re-leasing vacated spaces at market rents.

    Proactive Leasing. The Company will continue its aggressive leasing programs, capitalizing on its relationship with an extensive network of corporate tenants and real estate brokers. The Company has an existing tenant base of more than 560 tenants, including a number of major corporations such as Walt Disney Pictures and Television, Inc., Qualcomm Incorporated and Sony Pictures Entertainment, Inc. The Company has an experienced in-house leasing staff and also uses third-party brokerage firms in submarkets where such firms are able to attract tenants to the Properties more effectively. The Company believes that the strength of its leasing program is demonstrated by leasing activity on the Properties since 1995, when the first Properties were acquired. As of September 30, 1997, the Properties that have been owned by the Company for more than one year had a weighted average occupancy rate of 85.9% as compared to a weighted average occupancy rate of 57.2% at the time of their acquisition. During the 12 months ended September 30, 1997, the Company leased or renewed 114 leases for an aggregate of approximately 1.1 million square feet of office and industrial space.

    Maximizing Tenant Satisfaction and Retention. The Company believes that an important component of its internal growth strategy is its focus on tenant satisfaction and retention. The Company will continue to focus on tenant satisfaction at all levels, starting with lease negotiations, where an emphasis is made to commit to lease terms quickly and ensure timely lease execution and build-out of space by the Company's tenant services coordinator. Management continually strives to be responsive to tenant needs, including providing building amenities, upgraded facilities (including lobbies, elevators and other common areas), on-site property management personnel whenever possible, and providing prompt, creative, cost-effective solutions to tenant requests and expansion requirements, including by providing tenants with alternative space within the Company's portfolio to accommodate their changing space requirements.

    Pursuing Cost Control and Operating Efficiencies. The Company will seek to minimize operating costs through a variety of cost-reduction programs. The Company believes that as the size and geographic scope of its portfolio further expands it will benefit from economies of scale and other operating efficiencies.

    Disposition Strategy. The Company will consider the selective disposition of properties from time to time in order to enhance stockholder value where management believes the sale and redeployment of capital will maximize returns to the Company. Since the commencement of its acquisition program in 1995, the Company has sold seven properties for a total of $34.7 million, generating an average return on investment of 55.6% per annum. No assurances can be given, however, that the Company will continue to achieve such results in the future.

                                 THE PROPERTIES

  Upon completion of the Offering, the Company will own 32 Office Properties containing approximately 3.4 million square feet, 15 Industrial Properties containing approximately 1.4 million square feet and one Retail Property containing 144,225 square feet. All of the Properties are located within four regions of Southern California: Orange County, San Diego, Los Angeles and the Inland Empire. The Office Properties consist generally of class A and class B multi-tenant office buildings. The Industrial Properties consist generally of multi-tenant business parks, mid-size warehouse/distribution facilities and R&D facilities. The Company believes that of the Properties have desirable locations within established business communities and are well-maintained. Of the Company's 48 Properties, 43 Properties have been built since 1980 and 15 Properties, including all four built prior to 1980, have been substantially renovated within the last three years. All of the Properties offer customary building amenities, including security and parking, and certain of the Properties provide additional features, such as conference facilities, on-site management, food services and health clubs. As of September 30, 1997, the Properties had a weighted average occupancy rate of approximately 88.5% and were leased to over 560 tenants. No one tenant represented more than approximately 4.3% of the aggregate Annualized Base Rent of the Company's portfolio and the Company's 20 largest tenants, in the aggregate, represented 39.1% of such rent.

  The following table sets forth certain information about each of the Properties as of September 30, 1997:

                                                                                   ANNUALIZED
                                       YEAR            ANNUALIZED BASE   % OF     NET EFFECTIVE
                                      BUILT/   PERCENT RENT PER LEASED   TOTAL   RENT PER LEASED
                         SQUARE FEET RENOVATED LEASED  SQUARE FOOT(1)  BASE RENT SQUARE FOOT(2)
                         ----------- --------- ------- --------------- --------- ---------------
OFFICE PROPERTIES(3)
Orange County Area
 Orange Financial
  Center................    305,439  1985/1995   85.6%     $21.08         10.0%      $18.63
 Von Karman Corporate
  Center................    451,477  1981/1984   91.2       12.96          9.8        14.16
 Newport-Irvine
  Office................     74,224  1981/1997   94.0       16.21          2.1        15.86
 South Coast Executive
  Park..................     60,605  1979/1997   79.8       14.09          1.2        14.14
 One Venture............     43,324    1990      24.0       18.10          0.3        17.13
 4440 Von Karman........     42,904  1975/1996   97.0       17.46          1.3        16.00
 1800 Lambert...........     32,807    1986      99.8       17.14          1.0        17.25
 City Centre I..........    139,806    1985      85.0       18.23          3.9        17.70
 The Plaza..............    107,252    1982      87.2       15.07          2.6        18.41
 Huntington Beach Plaza
  I & II................     52,186    1984      87.9       14.15          1.2        12.47
San Diego Area
 Skypark Office Plaza...    202,164    1986      94.2       13.96          4.8        16.81
 Sorrento Valley
  Science Park..........    181,207    1984      91.5       13.41          4.0        14.02
 Governor Park Plaza....    104,065    1986      92.4       14.14          2.5        14.06
 Torreyanna Science
  Park..................     81,204    1980     100.0        8.45          1.2        18.52
 Vista Sorrento
  Office................     69,386  1981/1995  100.0       14.40          1.8        12.82
 Shoreham Building(4)...     37,759    1984      84.5       14.52          0.8        14.52
 Uniden Building........     28,119    1990     100.0       11.40          0.6        11.67
 Carlsbad Corporate
  Center(5).............    125,000    1996     100.0         --           --           --
 Tower Plaza Office.....     72,350    1988      88.8       14.40          1.7        17.56
 Tower Plaza
  Professional Center...     19,301    1983      77.6       10.00          0.3         9.32
 Tower Plaza Business
  Center................     12,483    1983      71.4        9.24          0.1         9.38
Los Angeles Area
 5161 Lankershim........    178,317  1985/1997   72.3       22.73          5.3        19.73
 150 East Colorado......     61,168    1979      75.3       16.35          1.4        17.83
 1501 Hughes Way........     77,060    1983      51.7       12.93          1.1        12.01
 3901 Via Oro...........     53,195    1986       9.9       13.44          0.1        14.25
 600 Corporate Pointe...    273,339    1989      88.9       17.83          7.9        17.02
 1919 Santa Monica......     44,096    1991     100.0       22.15          1.8        21.17
 Camarillo Business
  Center................    154,216  1984/1997   79.0       13.49          3.0        13.79
Inland Empire Area
 Centrelake Plaza.......    110,763    1989      63.3       16.65          2.1        17.58
 Chicago Avenue
  Business Park.........     47,482    1986      76.3       13.42          0.9        12.04
 HDS Plaza..............    104,178    1987      82.2       15.96          2.5        15.41
 Havengate..............     80,557    1985      92.7       15.10          2.1        15.51
   Total Office
    Properties..........  3,427,433    1985      84.9       15.18         79.4        15.89
INDUSTRIAL/R&D
 PROPERTIES(6)
Orange County Area
 Savi Tech Center.......    341,446    1989     100.0        7.38          4.6         9.06
 Yorba Linda Business
  Center................    167,142    1988      94.7        7.05          2.0         6.39
 Huntington Commerce
  Center................     67,551    1987      94.2        6.49          0.8         6.53
 Huntington Beach R & D
  I.....................     27,731  1987/1997  100.0        6.81          0.3         4.71
 Huntington Beach R & D
  II....................     11,968    1987     100.0        6.24          0.1         7.72
 Huntington Beach R & D
  III...................     21,568    1987     100.0        7.20          0.3         7.51
San Diego Area
 Cymer Technology
  Center................    137,164    1986     100.0       12.36          3.1        13.97
 Poway Industrial.......    112,000  1991/1996  100.0        5.40          1.1         4.80
 Via Frontera...........     77,920  1982/1997   89.4        7.59          1.0         7.11
 Scripps Ranch(7).......     43,560  1978/1996  100.0         --           --          7.71
 Westridge..............     48,850  1984/1996  100.0        7.87          0.7        11.14
 Highlands I............     26,856    1988      94.7        8.50          0.4         8.27
 Highlands II...........     41,210    1990      88.8       10.85          0.7         9.26
Inland Empire Area
 Airport Commerce
  Center................    213,127    1987      99.7        5.68          2.2         5.71
 Hunter Business
  Center................    106,782    1990      84.0        5.86          1.0         6.07
   Total Industrial/R&D
    Properties..........  1,444,875    1987      97.0        7.16         18.3         7.85
RETAIL PROPERTY
San Diego Area
 Tower Plaza
  Retail(8).............    144,225  1970/1997   90.9        9.18          2.3        12.83
                          ---------  ---------  -----      ------        -----       ------
   Total/Weighted
    Average.............  5,016,533    1985      88.5%     $12.70        100.0%      $13.49
                          =========  =========  =====      ======        =====       ======

--------
(1) Annualized Base Rent is the annualized monthly contractual base rent under existing leases as of September 30, 1997, excluding tenant pass-throughs of operating and other expenses.
(2) Annualized Net Effective Rent is calculated for each lease in effect at September 30, 1997. For leases in effect at the time the relevant Property was acquired, Annualized Net Effective Rent is the annualized monthly rent during the remaining term of the lease presented on a straight-line basis, plus tenant pass-throughs of operating and other expenses in effect at September 30, 1997, and minus monthly amortization of tenant improvements and leasing commissions. For leases entered into after the relevant Property was acquired, Annualized Net Effective Rent is the annualized monthly rent during the entire term of the lease presented on a straight-line basis, plus tenant pass-throughs of operating and other expenses in effect at September 30, 1997, and minus monthly amortization of tenant improvements and leasing commissions. The amounts in this column that exceed the counterpart amounts under the column headed "Annualized Base Rent Per Leased Square Foot" do so primarily because the amounts in this column reflect future scheduled rent increases.
(3) Leases for the Office Properties are full service gross leases except for those for Torreyanna Science Park, which are triple net, those for Sorrento Valley Science Park, which are 50% triple net and those for Carlsbad Corporate Center, which are triple net.
(4) As of September 30, 1997, the property is under contract with the acquisition date expected to be October 25, 1997. The above information is shown as if the property was owned by the Company as of September 30, 1997.
(5) As of September 30, 1997, the property was 100% leased to Pacific Southwest Bank. In accordance with the terms of the lease, payment of rent commences on March 1, 1998. Upon commencement of rental payments, the above information would appear as follows: Annualized Base Rent Per Leased Square Foot--$6.55; Percent of Total Base Rent--1.5%; Annualized Net Effective Rent Per Leased Square Foot--$17.95.
(6) Leases for the Industrial Properties are triple net leases except for the following properties which have modified gross leases: Yorba Linda Business Center, Highlands I, Highlands II, Airport Commerce Center and Hunter Business Center. In these industrial parks, the tenants pay their own utilities and janitorial expenses.
(7) As of September 30, 1997, the property is 100% leased to Inova Diagnostics. In accordance with the terms of the lease, payment of rent commences on November 1, 1997. Upon commencement of rental payments, the above information would appear as follows: Annualized Base Rent Per Leased Square Foot--$8.40; Percent of Total Base Rent--0.7%; Annualized Net Effective Rent Per Leased Square Foot--$7.71.
(8) Includes three land parcels consisting of 4.14 acres.

                     STRUCTURE AND FORMATION OF THE COMPANY

FORMATION TRANSACTIONS

  Prior to or simultaneously with consummation of the Offering, the Company, together with the Predecessor Entities and the individuals and entities that hold direct or indirect interests in the Company or the Predecessor Entities (collectively, the "Participants"), will engage in certain formation transactions summarized below (the "Formation Transactions"). The Formation Transactions have been designed to (i) consolidate the ownership of the Properties and the commercial real estate business of the Company in the Operating Company, (ii) facilitate the Offering, (iii) provide a vehicle for future acquisitions, (iv) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to REITs and (v) preserve certain tax advantages for the Predecessor Entities and the Participants. See "Structure and Formation of the Company."

  . The Company is a newly-formed Maryland corporation that was incorporated on October 6, 1997.

  . One of the Predecessor Entities, AEW/LBA Acquisition Co. II, L.L.C., a California limited liability company and the owner of 25 of the Properties and the Build-to-Suit Projects ("AEW/LBA II"), will change its name to LBA Properties, LLC and will serve as the Operating Company.

  . Immediately prior to consummation of the Offering, LBA, Inc., a California corporation owned by Messrs. Layton, Belling, Briggs and Thomas (the "Principals"), and LBA Fund I, Inc., a California corporation owned by Messrs. Belling and Layton, will be merged with and into the Company with Messrs. Layton, Belling, Briggs and Thomas
     receiving    ,    ,     and     shares of Common Stock, respectively, in
     connection with such mergers.

  . AEW/LBA II will distribute the Excluded Property, the Development Parcel and two of the Option Properties to an entity owned jointly by an affiliate of AEW Capital Management, L.P. ("AEW") and the Principals. The third Option Property will be distributed by AEW/LBA II to a new entity which will be owned 75% by such affiliate of AEW an 25% by the Operating Company. The Company will retain options to purchase the three Option Properties as well as the Development Parcel and will enter into management agreements to manage the Option Properties and the Excluded Property.

  .  The Company will sell    shares of Common Stock in the Offering and will
     purchase    Units from AEW for $    in cash. The Company will then
     contribute the remaining $    of the net proceeds from the Offering to
     the Operating Company in exchange for    Units.

  . Pursuant to one or more option, contribution or merger agreements, (i) certain persons, both affiliated and not affiliated with the Company, will contribute their direct and indirect interests in certain Predecessor Entities to the Operating Company in exchange for Units, or such Predecessor Entities will merge with and into the Operating Company with the members of such Predecessor Entities receiving Units as merger consideration and (ii) the Company will acquire the interest of an affiliate of CIGNA Corporation ("CIGNA") in one of the Predecessor
     Entities for approximately $    in cash.

  . The acquisition by the Company of its indirect interest in the Properties pursuant to the Formation Transactions is subject to all of the terms and conditions of the related option, contribution or merger agreements among the Company, the Operating Company, the Predecessor Entities and the Participants. These agreements contain customary representations and warranties with respect to the ownership of the interests of the Participants and the historical operation of the Properties.

  . Prior to consummation of the Offering, the Company will contribute its third-party property management and development business to LBA Management, Inc. (the "Management Company"), a newly formed subsidiary of the Operating Company. In order to retain qualification as a REIT, the Operating Company will hold non-voting preferred stock of the Management Company (representing 95% of its economic value) and officers of the Management Company will hold the common stock of the Management Company (representing 5% of its economic value).

  . The Company, through the Operating Company, expects to enter into the proposed $150 million Credit Facility prior to or concurrently with the completion of the foregoing Formation Transactions.

  .  Approximately $      million of the net proceeds of the Offering will be
     used by the Operating Company to repay certain mortgage debt secured by the Properties.

  Upon completion of the Formation Transactions, (i) the Company will own Units, which will represent an approximately % economic interest in the
Operating Company, and the Participants will own     Units, which will
represent the remaining approximately    % economic interest in the Operating
Company and (ii) the Operating Company will own a fee interest in all of the Properties. If the Underwriters' overallotment option is exercised in full, the Company will hold an approximately % economic interest in the Operating
Company and the Participants will hold an approximately    % economic interest
in the Operating Company. At the completion of the Formation Transactions, in
addition to owning     Units, the Principals will own an aggregate of    shares
of Common Stock.

CONSEQUENCES OF THE OFFERING AND THE FORMATION TRANSACTIONS

  The aggregate value of the cash and estimated value of the Common Stock and Units to be paid by the Company and the Operating Company for the Properties or
for interests in the Predecessor Entities is approximately $    million. The
aggregate book value of the interests and assets to be transferred to the
Company and the Operating Company is approximately $    million, of which
approximately $   constitutes the aggregate book value of the interests and
assets to be transferred to the Operating Company by the Principals.

  No independent third-party appraisals, valuations or fairness opinions have been obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the value of the Common Stock, Units and cash received by the Participants in the Formation Transactions is equivalent to the fair market value of the interests and assets acquired by the Company and contributed to the Operating Company. See "Risk Factors--Price to be Paid for Properties; Common Stock and Other Assets May Exceed Their Fair Market Value."

STRUCTURE OF THE COMPANY

  The Company will be the sole managing member of the Operating Company. The Company will conduct substantially all of its business through the Operating Company, which will hold all of the Company's interests in the Properties. As the sole managing member of the Operating Company, the Company will have exclusive power to manage and conduct the business of the Operating Company, subject to certain limited exceptions. See "Operating Agreement--Management."

  The following diagram depicts the ownership structure of the Company and the Operating Company upon completion of the Offering and the Formation
Transactions:

        [Diagram of LBA Properties depicting ownership of the Company]

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

  The Company's percentage interest in the Operating Company will be determined based upon the percentage of estimated cash available for distribution required to pay expected cash distributions on the shares of Common Stock to be issued in the Offering resulting in an annual distribution rate, assuming one annual distribution period, equal to % of the initial public offering price of the Common Stock. The remaining interest in the Operating Company will be allocated to the Principals and the other individuals and entities receiving Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated cash available for distribution are described under "Distributions."

BENEFITS TO RELATED PARTIES

  Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:

  .  Upon completion of the Formation Transactions, the Principals will
     become beneficial owners of an aggregate of     shares of Common Stock
     and     Units with a total value of approximately $    million based on
     the assumed initial public offering price of the Common Stock. Other Participants who will be officers of the Company upon completion of the
     Offering will receive    Units, with a total value of approximately $
     million based on the assumed initial public offering price of the Common Stock, in exchange for their interests in the Predecessor Entities. The book value of the interests transferred to the Company by the Principals
     and other officers of the Company is approximately $    million.

  .  Upon completion of the Formation Transactions, AEW will (i) become the
     beneficial owner of an aggregate of     Units, with a total value of
     approximately $    million based on the assumed initial public offering
     price of the Common Stock and (ii) receive approximately $    million in
     cash. The book value of the interests transferred to the Company by AEW
     is approximately $    million.

  . The shares of Common Stock and Units that the Participants will own will be more liquid after restrictions on transfer expire than the Participants' current interests in the Predecessor Entities.

  . Approximately $ million of indebtedness secured by the Properties, and the related additional and accrued interest thereon, to be assumed by the Operating Company will be repaid in the Formation Transactions.

  . The Principals will serve as directors and officers of the Company and will enter into employment agreements providing for annual salaries, bonuses, severance packages, participation in the Company's Equity Incentive Plan and other benefits for their services.

  . Mr. Davidson, an officer of AEW, will serve as a director of the Company.

  . The Principals and others receiving shares of Common Stock and Units in connection with the Formation Transactions will have registration rights with respect to such shares and the Common Stock which may be issued in exchange for Units.

RESTRICTIONS ON TRANSFER

  Under the Operating Agreement, the Participants are prohibited from transferring their Units, except under certain limited circumstances, for a period of one year. In addition, the Principals and the other senior officers of the Company who will receive Units and/or shares of Common Stock in connection with the Formation Transactions have agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of two years after the consummation of the Offering without the consent of Lehman Brothers, and AEW has agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of one year after the consummation of the Offering without the consent of Lehman Brothers. See "Operating Agreement--Transfer of Units; Substitute Members" and "Underwriting."

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

  Due to limitations on the concentration of ownership of stock of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), and to otherwise address concerns relating to concentration of capital stock ownership, the amended and restated articles of incorporation of the Company (the "Charter") prohibit any stockholder or group of stockholders from actually or beneficially owning more than 9.9% of the outstanding shares of Common Stock (the "Ownership Limit"), except that certain "Look-Through Entities" (as defined in "Description of Capital Stock--Restrictions on Transfer") may actually and beneficially own up to 15.0% of the outstanding shares of Common Stock (the "Look-Through Ownership Limit"). See "Risk Factors--Limits on Changes in Control" and "Description of Capital Stock of the Company-- Restrictions on Transfer."

                               FINANCING POLICIES

  As a general policy, the Company intends, but is not obligated, to limit its debt-to-total market capitalization ratio to no more than 50%. Since such ratio is based upon market values of equity, it will fluctuate with changes in the price of the Common Stock. The Company's debt-to-total market capitalization
ratio at the time of the Offering will be approximately    % (   % if the
Underwriters' overallotment option is exercised in full). See "Policies With Respect to Certain Activities--Financing Policies."

                              THE CREDIT FACILITY

  The Company is currently negotiating the terms of the Credit Facility with a commercial bank. The Credit Facility will be used, among other things, to finance the acquisition of properties, provide funds for tenant improvements and capital expenditures and provide for working capital and other corporate purposes. The Company intends to enter into the Credit Facility contemporaneously with the Offering or shortly thereafter, although there can be no assurance that the Company will enter into the Credit Facility.

                                  THE OFFERING

Common Stock Offered...............
Common Stock Outstanding After the
 Offering(1).......................
Use of Proceeds.................... To reduce indebtedness, to pay a portion of the consideration for the Properties in the
                                    Formation Transactions and for general
                                    corporate and working capital purposes. See
                                    "Use of Proceeds."
Proposed NYSE Symbol............... "LBP"

--------
(1) Includes     shares of Common Stock that may be issued upon redemption of
    Units (some of which are redeemable by the holders for cash and some of which are redeemable for cash or exchangeable for shares of Common Stock on a one-for-one basis, at the election of the Company). Excludes (i) shares of Common Stock subject to options to be granted to officers, Directors and employees of the Company in connection with the Offering and
    (ii) additional shares of Common Stock reserved for issuance pursuant to the Equity Incentive Plan.

                                 DISTRIBUTIONS

  The Company intends to make regular quarterly distributions to its stockholders. The Company intends to pay a pro rata distribution with respect
to the period commencing on the closing of the Offering and ending on      ,
based upon $    per share for a full quarter. On an annualized basis, such
amount would be $    per share (of which $    may represent a return of capital
for tax purposes), or an annual dividend rate of    %, based on the assumed
initial public offering price per share of $   . The Company intends initially
to distribute annually approximately    % of estimated cash available for
distribution. The Company established this distribution rate based upon an estimate of cash available for distribution after the Offering. See "Distributions" for information as to how this estimate was derived. The Company intends to maintain its initial distribution rate for the twelve-month period following consummation of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors. The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. In addition, in order to maintain its qualification as a REIT under the Code, the Company is required to distribute currently 95% of its taxable income. See "Distributions." The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised.

                           TAX STATUS OF THE COMPANY

  The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. The Company believes, and has obtained an opinion of tax counsel to the effect that, its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. To maintain REIT status, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Consequences--Failure to Qualify" and "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                    SUMMARY SELECTED COMBINED FINANCIAL DATA

  The following table sets forth unaudited pro forma financial and other information for the Company and combined historical financial information for the LBA Predecessors. The following summary selected combined financial information should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

  The combined historical balance sheets as of December 31, 1996 and 1995 and the combined statements of operations for the years ended December 31, 1996, 1995 and 1994 of the LBA Predecessors have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus.

  The selected financial data at June 30, 1997 and for the six months ended June 30, 1997 and June 30, 1996 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

  The unaudited pro forma financial and operating information for the six months ended June 30, 1997 and the year ended December 31, 1996 is presented as if the Offering, the Formation Transactions, the acquisition of properties acquired or under contract to be acquired after June 30, 1997, with the exception of the Pending Acquisition (the "Acquisition Properties"), the acquisition of Properties acquired during 1997 prior to June 30, 1997 (the "1997 Acquired Properties") and the acquisition of Properties acquired during 1996 (the "1996 Acquired Properties") all had occurred by the date of the June 30, 1997 combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma June 30, 1997 balance sheet information also gives effect to the recording of minority interests for Units as if these transactions occurred on June 30, 1997.

  The pro forma financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming the completion of the acquisitions described above, the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor does it purport to project the Company's financial position or results of operations at any future date or for any future period.

                          THE COMPANY (PRO FORMA) AND
                     LBA PREDECESSORS (COMBINED HISTORICAL)

                          SIX MONTHS ENDED JUNE
                                   30,                       YEAR ENDED DECEMBER 31,
                          ------------------------- --------------------------------------------
                            PRO         COMBINED      PRO
                           FORMA       HISTORICAL    FORMA            COMBINED HISTORICAL
                          -------    -------------- -------    ---------------------------------
                           1997       1997    1996   1996       1996   1995   1994   1993  1992
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue:
 Rental.................  $25,694    $10,853 $4,069 $45,261    $9,819 $3,860 $  --  $  --  $ --
 Tenant recoveries......    1,721      1,020    450   3,677     1,023    510    --     --    --
 Management and
  consulting............      956      1,021  1,109   2,184     2,203  2,153  2,145  1,453   492
 Parking and other......      652        583    428   1,079       697    241    --     --    --
 Interest...............      287        204     70     227       227     35    --     --    --
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
  Total revenue.........   29,310     13,681  6,126  52,428    13,969  6,799  2,145  1,453   492
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
Expenses:
 Rental property
  operating.............    8,827      3,762  1,870  15,965     4,759  1,168    --     --    --
 Real estate taxes and
  insurance.............    3,202      1,522    661   6,405     1,593    522    --     --    --
 Depreciation and
  amortization..........    5,695      2,902    933  10,329     2,722    629     25     24    11
 Interest...............    5,635      2,894    892  11,269     2,007     40      5      2   --
 General and
  administrative........    1,557      1,461    748   3,113     2,295  1,771  1,575    765   460
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
  Total expenses........   24,916     12,541  5,104  47,081    13,376  4,130  1,605    791   471
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
Equity in net income
 (loss) of noncombined
 entities...............      (50)       708           (100)      242    --     --     --    --
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
Income before minority
 interests..............    4,344      1,848  1,022   5,247       835  2,669    540    662    21
Minority interests......                 --     --                --     --     --     --    --
                          -------    ------- ------ -------    ------ ------ ------ ------ -----
Net income..............  $          $ 1,848 $1,022 $          $  835 $2,669 $  540 $  662 $  21
                          =======    ======= ====== =======    ====== ====== ====== ====== =====
Pro forma net income per
 common share...........  $      (1)                $      (1)
                          =======                   =======

                                                           DECEMBER 31,
                                               ------------------------------------
                             JUNE 30, 1997             COMBINED HISTORICAL
                          -------------------- ------------------------------------
                                     COMBINED
                          PRO FORMA HISTORICAL   1996      1995   1994  1993  1992
                          --------- ---------- --------- -------- ----- ----- -----
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Commercial real estate
 properties--net of
 accumulated
 depreciation...........  $ 390,973 $ 221,102  $ 105,073 $ 27,296 $ --  $ --  $ --
Total assets............    430,919   269,805    137,065   30,313   431   400    72
Mortgage loans and lines
 of credit..............    154,025   131,993     27,902      863   126     3   --
Total liabilities.......    159,471   136,790     33,411    1,646   186    80    42
Minority interests......                  --         --       --    --    --    --
Total owners' and
 stockholders' equity...    271,448   133,015    103,654   28,667   245   320    30

                          THE COMPANY (PRO FORMA) AND
                     LBA PREDECESSORS (COMBINED HISTORICAL)

                           SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                         -------------------------------  -----------------------------------------------------------
                           PRO          COMBINED            PRO
                          FORMA        HISTORICAL          FORMA                COMBINED HISTORICAL
                         -------------------------------  --------- -------------------------------------------------
                          1997       1997        1996       1996       1996       1995      1994     1993     1992
                         -------------------  ----------  --------- ----------  ---------  -------- -------- --------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA, PERCENTAGES AND NUMBER OF PROPERTIES)
OTHER DATA:
Funds from
 Operations(2):
 Income before minority
  interests............. $ 4,344  $    1,848  $    1,022  $  5,247  $      835  $   2,669  $   540  $   662  $    21
 Real estate related
  depreciation and
  amortization..........   5,605       2,812         898    10,185       2,578        566      --       --       --
                         -------  ----------  ----------  --------  ----------  ---------  -------  -------  -------
   Funds from
    Operations..........   9,949       4,660       1,920    15,432       3,413      3,235      540      662       21
 Company's share
  percentage............        %     100.00%     100.00%         %     100.00%    100.00%  100.00%  100.00%  100.00%
 Company's share of
  Funds from
  Operations............ $        $    4,660  $    1,920  $         $    3,413  $   3,235  $   540  $   662  $    21
                         -------  ----------  ----------  --------  ----------  ---------  -------  -------  -------
 Cash flows from
  operating
  activities............          $  (15,962) $   (3,620)           $      157  $   3,047  $   502  $   358  $     2
 Cash flows from
  investing
  activities............            (118,828)    (51,917)              (95,965)   (27,862)     --       --       --
 Cash flows from
  financing
  activities............             131,604      55,769               101,191     26,490     (492)    (368)       9
Property Data:
 Total number of
  Properties owned at
  period end............                  41          19                    29         11      --       --       --
 Gross rentable square
  feet of Properties
  owned at period end...           4,213,884   1,328,489             2,536,584    542,168      --       --       --
 Occupancy at period
  end of Properties
  owned at period end...                  78%         64%                   75%        79%     --       --       --
 Number of Office
  Properties owned at
  period end............                  25          10                    17          6      --       --       --
 Gross rentable square
  feet of Office
  Properties owned at
  period end............           2,624,784     850,521             1,676,390    268,610      --       --       --
 Occupancy at period
  end of Office
  Properties owned at
  period end............                  72%         52%                   74%        81%     --       --       --
 Number of Industrial
  Properties owned at
  period end............                  15           8                    11          5      --       --       --
 Gross rentable square
  feet of Industrial
  Properties owned at
  period end............           1,444,875     333,743               715,969    129,333      --       --       --
 Occupancy at period
  end of Industrial
  Properties owned at
  period end............                  88%         31%                   41%        72%     --       --       --

--------
(1) Pro forma net income per common share equals the pro forma net income
    divided by    shares.
(2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles), as an indicator of the Company's financial performance or cash flows from operating activities (determined in accordance with generally accepted accounting principles), as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                                 RISK FACTORS

  An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Stock in the Offering.

PRICE TO BE PAID FOR PROPERTIES; COMMON STOCK AND OTHER ASSETS MAY EXCEED THEIR FAIR MARKET VALUE

  No independent third-party valuations, appraisals or fairness opinions were obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the prices to be paid by the Company will not exceed the fair market value of the interests in the Predecessor Entities, the Properties and the other assets to be acquired by the Company in the Formation Transactions. In addition, the initial public offering price will be determined by the Company and the Underwriters based upon the factors discussed under "Structure and Formation of the Company--The Formation Transactions--Determination and Valuation of Ownership Interests" and "Underwriting," rather than an asset-by-asset valuation based on historical cost or current market value. In determining the initial public offering price of the Common Stock, certain assumptions will be made concerning the estimate of revenue to be derived from the Properties. See "Distributions." This methodology has been used because management believes it is appropriate to value the Company as an ongoing business, rather than with a view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company. There can be no assurance that there will not be discrepancies between assumed results and actual results which could lead to a reduction in actual distributions compared to assumed distributions. It is possible that the initial public offering price per share of Common Stock may exceed the per share fair market value of the Company's assets.

REAL ESTATE FINANCING RISKS

  Inability to Repay or Refinance Indebtedness at Maturity. The Company intends to enter into and, over time, make borrowings under the Credit Facility. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness.

  Potential Effect of Rising Interest Rates on Company's Variable Rate
Debt. Advances under the Credit Facility will bear interest at a variable rate. In addition, the Company may incur other variable rate indebtedness in the future. See "Policies With Respect to Certain Activities--Financing Policies." Increases in interest rates on such indebtedness would increase the Company's interest expense (e.g., assuming the entire $150 million available under the Credit Facility is outstanding, the Company would incur an additional $187,500 in annual interest expense for each 1/8% increase in interest rates), which could adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Dependence on External Sources of Capital. In order to qualify as a REIT under the Code, the Company generally is required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain). See "Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements." Because of these distribution requirements, it is unlikely that the Company will be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, the Company likely will have to rely on third-party sources of capital to fund future capital needs, including public capital markets, which may or may not be available on favorable terms or at all. The Company's access to third-party sources of capital will depend upon a number of factors, including: (i) the market's perception of the Company's growth potential; (ii) its current and potential future earnings and cash distributions and (iii) the market price of the Common Stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests in the Company, and additional debt financing may substantially increase the Company's leverage. See "Policies with Respect to Certain Activities--Financing Policies."

NO LIMITATION ON DEBT

  Upon completion of the Offering and the Formation Transactions, the Company's debt-to-total market capitalization ratio will be approximately % ( % if the Underwriters' overallotment option is exercised in full). The Company currently has a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization ratio would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy without a vote of the stockholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders and could increase the risk of default on the Company's indebtedness. See "Policies With Respect to Certain Activities--Financing Policies."

  The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service. See "Policies With Respect to Certain Activities--Financing Policies."

REAL ESTATE INVESTMENT RISKS

  Real Estate Ownership Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

  The Company's revenue and the value of its properties may be adversely affected by a number of factors, including the national and local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of its properties; the ability of the Company to manage and maintain its properties and secure adequate insurance; and variances in operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws (including tax laws), interest rate levels and the availability of financing.

  Risk that Company may be Unable to Retain Tenants or Rent Space Upon Lease Expirations. The Company will be subject to the risk that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Leases on approximately 66.9% of the leased space in the Properties will expire through the end of 2002. During that period, the re-leasing of the Company's expiring leases may result in a net decrease in cash flow from the leases due to the number of leases expected to expire during such period which are above current market rents. If the Company is unable to promptly relet or renew leases for all or a substantial portion of such space or if the rental rates upon such renewal or reletting are significantly lower than expected, the Company's cash flow and ability to make expected distributions to stockholders could be adversely affected.

  Concentration of Properties in Southern California. All of the Properties are located in Southern California, with 16 of the 48 Properties located in the Orange County Area, 19 of the Properties located in the San Diego Area, seven of the Properties located in the Los Angeles Area and six of the Properties located in the Inland Empire Area. The Company's revenue and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a large extent, on the economic conditions in Southern California.

  Restraints on Company's Flexibility to Liquidate Real Estate. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

  Impact of Competition on Occupancy Levels and Rents Charged. Numerous office and industrial properties compete with the Properties in attracting tenants. Some of the competing properties are newer, better located or owned by parties with greater capital resources than the Company. The number of competitive commercial properties in a particular area could have a material adverse effect on (i) the ability to lease space in the Properties (or at newly acquired or developed properties) and (ii) the rents charged.

  Potential Increases in Certain Taxes and Regulatory Compliance
Costs. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various federal, state and local regulatory requirements and fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

  Risk of Reassessment. Certain local real property tax assessors may seek to reassess certain of the Properties as a result of the Formation Transactions and the transfer of interests to occur in connection therewith. In jurisdictions such as California, where state law limits the assessor's ability to reassess real property as long as there is no change in ownership or material construction activity, the assessed value of such Properties could increase by as much as the full value of any appreciation that has occurred since the acquisition of such Properties by the Predecessor Entities. Subject to market conditions, the Company's leases may permit the Company to pass through to tenants a portion of any increases in real estate taxes resulting from any such reassessment. Such increases could, however, adversely affect the Company's competitive position and consequently have a negative impact on its financial condition.

  Operating Risks. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants generally are obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its Properties, the Company's ability to make distributions to stockholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.

  Impact of Financial Condition and Solvency of Tenants on Company's Cash Flow. A significant portion of the Company's income will be derived from rental income on the Properties and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations. At any time, a tenant of the Properties may seek the protection of bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in cash flow available for distribution by the Company. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

  Americans with Disabilities Act Compliance Costs. Under the Americans with Disabilities Act (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. If required costs are greater than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

  Financial Dependency and Management Conflicts Associated with Partnership and Joint Venture Property Ownership Structures. The Company will own its interests in the Properties through the Operating Company. In addition, the Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company, however, will seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

  Reliance on Major Tenants. As of September 30, 1997, the Company's largest tenant, Walt Disney Pictures and Television, Inc. ("Disney"), accounted for approximately 4.0% of the Company's total Annualized Base Rent on the Properties. The Company's lease with Disney expires in 2003. See "Business and Properties--Lease Expirations." In addition, 19 other tenants collectively accounted for approximately 33.72% of the Company's total Annualized Base Rent. See "Business and Properties--Tenant Diversification."

  Risks Associated With the Operating Company. The Operating Company, including the Predecessor Entities which will merge with and into the Operating Company in connection with the Formation Transactions, have been in existence for varying lengths of time up to six years. See "The Company-- History." As a result, the Operating Company is subject to all of the potential liabilities of an existing company. Although AEW and LBA, Inc. formed the Operating Company and an affiliate of AEW has served as its manager since inception, there may be current or future liabilities arising from prior activities that are unknown and, therefore, not disclosed in this Prospectus.

CONFLICTS OF INTEREST IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE COMPANY

  Formation Transactions Not at Arm's-Length. The Formation Transactions are not the result of arm's-length negotiations. The Participants (including Messrs. Layton and Belling, who are the founders of Layton-Belling & Associates and executive officers and members of the Board of Directors of the Company, and Mr. Davidson, who is an officer of AEW and a member of the Board of Directors of the Company) have preexisting ownership interests either directly, or indirectly through their affiliations, in the Predecessor Entities. The ownership interests of such individuals differ in proportion and amount. Messrs. Layton, Belling and Davidson have negotiated the purchase price for the assets to be acquired by the Company in the Formation Transactions and each of these individuals will receive either direct or indirect economic benefits as a result of such transactions. There can be no assurance that the fair market value of the Properties and the other assets to be acquired by the Company will equal or exceed the sum of the value of the shares of Common Stock and Units issued and the amount of cash paid to the Participants in the Formation Transactions. See "Structure and Formation of the Company--Formation Transactions" and "Benefits to Related Parties."

  Failure to Enforce Terms of Formation Agreements and Other Agreements. As partners and members in the Predecessor Entities (which have owned the Properties), and recipients of Common Stock, Units and cash in the Formation Transactions, the Principals and AEW (through Mr. Davidson, its representative on the Company's Board of Directors) will have a conflict of interest with respect to their obligations as Directors or executive officers of the Company in enforcing the terms (including customary representations and warranties as to ownership and operation) of the agreements relating to the transfer to the Company of their interests in the Properties and the Predecessor Entities. The failure to enforce the material terms of those agreements, particularly the indemnification provisions for breaches of representations and warranties, could result in a monetary loss to the Company, which loss could have a material adverse effect on the Company's financial condition or results of operations. In addition, the aggregate liability of the Principals and AEW
under those agreements is limited to approximately $     million (50% of the
initial value of the Units and Common Stock received by them in the Formation Transactions based on the assumed initial offering price of the Common Stock offered hereby), and each such party is severally liable, up to the initial value of the Units and Common Stock received by such party, only for breaches of such party's respective representations and warranties. The Company, therefore, will have no right of recovery as to any damage in excess of such aggregate or individual amounts that may result from breaches of such representations and warranties. The Principals have entered into employment and/or noncompetition agreements with the Company pursuant to which they have agreed not to engage in certain business activities in competition with the Company. See "Management--Employment Agreements." To the extent that the Company chooses to enforce its rights under any of these contribution or employment and/or noncompetition agreements, it may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than it might otherwise because of its desire to maintain its ongoing relationship with the individual involved.

  Risk of Differing Objectives Between the Principals and Company Upon Sale, Refinancing or Prepayment of Indebtedness of Properties. As holders of Units, the Principals and the other Participants may have unrealized taxable gain associated with their interests in certain Properties contributed to the Operating Company. Because the Principals and the other Participants may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of those Properties, they and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company (as sole managing member of the Operating Company) has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, the Principals, through their status as senior executives and/or Directors of the Company may influence the Company not to sell, or refinance or prepay the indebtedness associated with, the Properties even though such event might otherwise be financially advantageous to the Company, or may influence the Company to refinance Properties with a high level of debt. See "Policies With Respect to Certain Activities--Conflict of Interest Policies."

  Risks That Policies with Respect to Conflicts of Interest May Not Eliminate Influence of Conflicts. The Company has adopted certain policies relating to conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to that of the Company to be approved by a majority of the independent directors or by the holders of a majority of the Common Stock held by disinterested stockholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might not fully reflect the interests of all stockholders. The Company's Charter includes a provision permitting each individual Director, including each independent director, to engage in the type of business activities conducted by the Company without first presenting any investment opportunities to the Company, even thought such investment opportunities may be within the scope of the Company's investment policies. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."

  Tax Consequences Upon Any Prepayment of Mortgaged Properties. The Principals may incur adverse tax consequences upon the repayment of mortgage indebtedness relating to mortgaged Properties which are different from the tax consequences to the Company and persons who purchase shares of Common Stock in the Offering. Consequently, the Principals may have different objectives regarding the appropriate timing of any such repayment. While the Company will have the exclusive authority under the Operating Agreement to determine whether, when, and on what terms to repay such mortgage indebtedness, any such decision would require the approval of the Board of Directors. The Principals (including Messrs. Layton and Belling, who are Directors of the Company) will have substantial influence with respect to any such decision, and such influence could be exercised in a manner not consistent with the interests of some, or a majority, of the Company's stockholders, including in a manner which could prevent repayment of such mortgage indebtedness.

  Other Real Estate Interests. The Principals and AEW hold certain real estate interests in Southern California that are not being contributed to the Company as part of the Formation Transactions. These interests include the Excluded Property, the Option Properties and the Development Parcel. The Company is retaining options to purchase the Option Properties and the Development Parcel from the Principals and AEW. See "Business and Properties--The Option Properties and the Development Parcel."

RISKS ASSOCIATED WITH THE RECENT ACQUISITION OF MANY OF THE PROPERTIES; LACK OF OPERATING HISTORY

  After giving effect to the Formation Transactions, the Company will own 48 Properties, containing approximately 5.0 million square feet. All of the Properties have been under the Company's management for less than three years. Consequently, the Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of the most recently acquired Properties may decline under the Company's management. In addition, if the Company acquires any of the Option Properties in the future, it will face similar risks with respect to those properties.

  The Company is currently growing rapidly. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

  The distribution, investment, disposition and financing policies of the Company and its policies with respect to all other matters, including growth, debt, capitalization and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without the vote of the stockholders of the Company. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of, or distributions payable to holders of, the Common Stock. See "Policies with Respect to Certain Activities."

RISK OF ACQUISITION, RENOVATION AND DEVELOPMENT ACTIVITIES

  The Company intends to continue acquiring office and industrial properties to the extent they meet the Company's investment criteria and can be acquired on advantageous terms. See "The Company" and "Business and Growth Strategies." Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

  The Company intends to expand and/or renovate its Properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed.

  The Company anticipates that future acquisitions and development activity will be financed through a combination of advances under the Credit Facility and other forms of secured or unsecured financing, the Company's access to capital markets and the use of Units as consideration for properties. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

  While the Company has limited its acquisition, development, management and leasing businesses to the Southern California market, it is possible that the Company will in the future expand its business to new geographic markets, including other markets in California. The Company will not initially possess the same level of familiarity with new markets outside of Southern California, which could adversely affect its ability to acquire, develop, manage or lease properties in any new localities.

  Changing market conditions, including competition from other purchasers of office and industrial properties, may diminish the Company's opportunities for attractive additional acquisitions.

  In addition to the two Build-to-Suit Projects, the Company intends to review from time to time the possibility of developing and constructing other office and industrial buildings in accordance with the Company's development and underwriting policies. See "The Company" and "Business and Growth Strategies." Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the completion and/or operation of the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

  Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although management believes that the Company will be organized and will operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in a limited liability company. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Goodwin, Procter & Hoar llp, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and continue to qualify, as a REIT. See "Federal Income Tax Consequences--Federal Income Taxation of the Company." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Counsel will not review the Company's compliance with these requirements on a continuing basis. Opinions of counsel are not binding on the Internal Revenue Service (the "IRS") or any court.

  If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences--Federal Income Taxation of the Company" and "--Requirements for Qualification."

  Other Tax Liabilities. Even if the Company qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its income and property. If the Company has net income from a prohibited transaction, that income will be subject to a 100% tax. See "Federal Income Tax Consequences."

FAILURE OF THE OPERATING COMPANY TO QUALIFY AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES

  The Company will receive an opinion of Goodwin, Procter & Hoar llp, counsel to the Company, at the closing of the Formation Transactions to the effect that the Operating Company is properly treated as a partnership for federal income tax purposes. Such opinion is not binding on the IRS or the courts. If the IRS were to successfully challenge the tax status of the Operating Company as a partnership for federal income tax purposes, the Operating Company would be treated as an association taxable as a corporation. In that event, the Company would be unable to qualify as a REIT. The imposition of a corporate tax on the Operating Company would also reduce the amount of Cash Available for Distribution to the Company and its stockholders. See "Federal Income Tax Consequences."

INSURANCE; RISK OF UNINSURED LOSSES

  The Operating Company carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. The Operating Company also carries earthquake insurance on all of the Properties, although there can be no assurance that such insurance will continue to be available on terms that are commercially reasonable. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Company could lose its capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to the Operating Company, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. In addition, in light of the California earthquake risk, California building codes since the early 1970s have established construction standards for all newly built and renovated buildings, including office buildings, the current and strictest construction standards having been adopted in 1984. Of the 90 buildings located on the 48 Properties, 47 buildings have been built since January 1,

1985 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of its executive officers, particularly the Principals. The loss of their services could have a material adverse effect on the operations of the Company. Prior to the consummation of the Offering, each of the Principals will enter into an employment agreement with the Company. See "Management--Employment Agreements."

LIMITS ON CHANGES IN CONTROL

  Certain provisions of the Charter and the amended and restated bylaws of the Company (the "Bylaws") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Description of Capital Stock of the Company" and "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws." These provisions including the following:

  Limits on Ownership of Common Stock. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of Common Stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Taxes Consequences--Federal Income Taxation of the Company." In order to protect the Company against the risk of losing REIT status due to the concentration of ownership among its stockholders, the Company's Charter limits actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder or group of stockholders to 9.9% of the total of the then outstanding shares of Common Stock (the "Ownership Limit"), except that AEW, its transferees and certain "Look-Through Entities" (as defined in "Description of Capital Stock of the Company--Restrictions on Transfer") are not subject to the Ownership Limit. Look-Through Entities will be subject to a separate limit, so they may actually and beneficially own up to 15% of the total outstanding shares of Common Stock (the "Look-Through Ownership Limit"). See "Description of Capital Stock of the Company--Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so, the Board of Directors could waive the Ownership Limit with respect to a particular stockholder if it were satisfied, based upon a ruling from the IRS or an opinion of tax counsel, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the AEW Limit, as the case may be, will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust of the benefit of a qualified charitable organization. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock of the Company--Restrictions on Transfer" for additional information regarding the Ownership Limit.

  Preferred Stock. The Charter authorizes the Board of Directors to cause the Company to issue authorized but unissued shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Capital Stock of the Company--Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

  Staggered Board. The Company's Board of Directors is divided into three classes of Directors. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of Directors will be elected by the stockholders. The staggered terms of Directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--The Board of Directors."

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or releases of petroleum products at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

  Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACM") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of the Properties, the Company may be potentially liable for such costs.

  In connection with the acquisition of each property, independent environmental consultants conducted or updated Phase I Environmental Assessments ("Phase I Assessments") at the Properties. Moreover, within the past 12 months, independent environmental consultants were retained to conduct or update (i) the Phase I Assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and (ii) the asbestos surveys on all of the Properties. These environmental assessments have not revealed any environmental conditions that the Company believes will have a material adverse effect on its business, assets or results of operations, and the Company is not aware of any other environmental condition with respect to any of the Properties which the Company believes would have such a material adverse effect.

  No assurance can be given that the Phase I Assessments and updates identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to the Company or the independent consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

  The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present Properties, other than as noted above.

EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the formation of the Company,
Units, in addition to Common Stock sold by the Company in the Offering, will be issued. See "Structure and Formation of the Company." The Operating Agreement provides that the Units (other than Units held by AEW) will not be exchangeable into shares of Common Stock for a period of 14 months following the completion of the Offering. In addition, AEW has agreed not to sell any shares of Common Stock owned by it or issued upon exchange of Units held by it for one year following the completion of the Offering, and the Principals have agreed not to sell any shares of Common Stock owned by them or issued upon exchange of Units held by them for a period of two years following the Offering. See "Shares Available for Future Sale." When such restrictions lapse, Common Stock issued upon the exchange of Units may be sold in the public market pursuant to registration rights that the Company has granted to the Participants or available exemptions from registration. In addition, shares of Common Stock will be reserved for issuance pursuant to the Company's Equity Incentive Plan, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration
requirements or upon registration. Options to purchase a total of     shares
of Common Stock will be granted to certain executive officers, employees and directors upon the closing of the Offering. See "Management--Compensation of Directors," "--Executive Compensation" and "--Equity Incentive Plan." No prediction can be made about the effect that future sales of Common Stock will have on the market price of shares.

IMMEDIATE AND SUBSTANTIAL DILUTION

  As set forth more fully under "Dilution," the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the assumed initial public offering price per share in the Offering. Accordingly, purchasers of the Common Stock offered hereby will
experience immediate and substantial dilution of $   per share in the net
tangible book value of the Common Stock from the assumed initial public offering price. See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK

  Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained or that shares of Common Stock will be resold at or above the initial public offering price. The initial public offering price of the Common Stock will be determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock. There also can be no assurance that, upon listing, the Company will continue to meet the criteria for continued listing of the Common Stock on the New York Stock Exchange (the "NYSE").

INFLUENCE OF EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

  None of the Directors or officers of the Company is selling any Common Stock in the Offering. Upon completion of the Offering, all Directors and executive officers of the Company as a group will beneficially own approximately % of the outstanding Common Stock and Units ( %, counting all Units owned by AEW as beneficially owned by Mr. Davidson, a Director of the Company). Commencing 14 months after consummation of the Offering, such Units held by all Directors and executive officers (except for the Units held by AEW, whose Units shall be exchangeable into shares of Common Stock upon completion of the Offering), will be redeemable by the holder for cash or, at the option of the Company, exchangeable for shares of Common Stock on a one-for-one basis. Mr. Layton currently serves as President and Chief Operating Officer and will be, along with Mr. Belling, who currently serves as Chief Executive Officer, and Mr. Davidson on the initial Board of Directors of the Company. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other stockholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval if all of their Units, or the Units of their affiliates are exchanged for Common Stock. In addition, although there is no current agreement, understanding or arrangement for those Participants who received Units to act together on any matter, the Participants could be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future. See "Principal and Management Stockholders."

RISKS OF FEE MANAGEMENT BUSINESS

  The Company, through the Operating Company's interest in the Management Company, intends to pursue selectively the management of properties owned by third parties. Risks associated with the management and leasing of properties owned by third parties include the risk that the management and leasing contracts (which are typically cancelable upon 15 to 60 days' notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management and leasing fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed or leased by the Management Company, resulting in decreased management or leasing fee income.

LACK OF CONTROL OVER MANAGEMENT COMPANY

  To facilitate maintenance of the Company's qualification as a REIT for federal income tax purposes, management of any properties that are not wholly owned by the Operating Company will be conducted through the Management Company. The Operating Company will own all of the non-voting stock (representing a 95% equity interest) and the officers of the Management Company will own all of the voting stock (representing a 5% equity interest) of the Management Company. The initial board of directors of the Management Company will consist of Phil A. Belling and Steven R. Layton. The officers of the Management Company will retain the ability to elect the directors of the Management Company. The Company will not control the timing or amount of dividends paid by the Management Company nor will the Company have the authority to control the management and operation of the Management Company. As a result, decisions relating to the declaration and payment of dividends and the business policies and operations of the Management Company could be adverse to the interests of the Company or could lead to adverse financial results, which could adversely affect the Company's financial condition and results of operations.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

  One of the factors that will influence the market price of the Common Stock in public markets will be the annual distribution rate on the shares. Increasing market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution rate may adversely affect the market price of the Common Stock.

                                  THE COMPANY

  LBA Properties, Inc. (the "Company") was formed to continue and expand the real estate business of LBA, Inc. and certain affiliated entities founded by Steven R. Layton, Phil A. Belling and certain other members of the Company's management (collectively, "Layton-Belling & Associates"). The Company is engaged in owning, acquiring, managing, leasing, developing and redeveloping office and industrial properties throughout Southern California. Upon consummation of the Offering, the Company will own a diversified portfolio of 48 office, industrial and retail properties (the "Properties") containing approximately 5.0 million square feet. The Properties consist of (i) 32 office properties (the "Office Properties") containing approximately 3.4 million square feet, (ii) 15 industrial properties (the "Industrial Properties") containing approximately 1.4 million square feet and (iii) one retail center containing 144,225 square feet (the "Retail Property"). The Properties are located throughout Southern California as shown in the table below:

                                                                      PERCENT
                                             NUMBER OF               OF TOTAL
AREA                                         PROPERTIES SQUARE FEET SQUARE FEET
----                                         ---------- ----------- -----------
ORANGE COUNTY...............................     16      1,947,430      38.8%
SAN DIEGO (San Diego County and the City of
 Temecula)..................................     19      1,564,823      31.2
LOS ANGELES (Los Angeles and Ventura
 Counties)..................................      7        841,391      16.8
INLAND EMPIRE (Riverside and San Bernardino
 Counties)..................................      6        662,889      13.2
                                                ---      ---------     -----
    Total...................................     48      5,016,533     100.0%
                                                ===      =========     =====

  Upon consummation of the Offering, the Company will also own two sites suitable for the development of additional office properties (the "Build-to-Suit Projects"). The Company expects to commence construction of one of the Build-to-Suit Projects in late 1997 and is currently negotiating a lease with a prospective tenant with respect to the other Build-to-Suit Project. The Company estimates that the Build-To-Suit Projects will, when completed, contain approximately 130,000 square feet. Additionally, the Company will have a 25% interest in, and an option to acquire the remaining interest in, an additional 118,800 square foot office property (the "Joint Venture Property") and will have options to purchase two additional office properties containing approximately 425,500 square feet (the "Option Properties"), and a parcel of approximately 7.4 acres of undeveloped land that may present future development opportunities (the "Development Parcel"). See "Business and Properties--The Option Properties and The Development Parcel" and "--The Build-to-Suit Projects."

  The Company operates from its Newport Beach, California headquarters and its three regional offices in Los Angeles, San Diego and the Inland Empire. The Company is a full service real estate company with in-house expertise in acquisitions, development, redevelopment, asset management, property management, leasing, construction and disposition services. The Company's five senior executives, Phil A. Belling, Steven R. Layton, David C. Thomas, Steven
R. Briggs and Perry Schonfeld, have an average of 13.2 years experience in the real estate industry, almost exclusively within the Southern California region. The Company's senior management team developed its experience during a variety of real estate cycles and the Company believes its experience gives it a competitive advantage in identifying and capitalizing on opportunities created by changing real estate markets. The Company's senior management has been responsible for the development of more than eight million square feet of commercial development and build-to-suit projects, the completion of more than 200 receivership and consulting assignments on behalf of financial institutions during the recessionary period of the early 1990s, and, since 1993, the acquisition and/or disposition of more than 80 office, industrial and retail properties.

  The Company believes that current and anticipated trends in the Southern California economy provide an attractive environment for owning, operating and acquiring office and industrial properties. Southern California is in the midst of an on-going economic recovery from a severe recession that extended into the early 1990s. The combined six-county Southern California area experienced a 31% decrease in the unemployment rate from December 1992 to June 1997. In addition, according to a study prepared by Cognetics, Inc., an economic consulting firm, metropolitan Los Angeles (which includes Los Angeles County and Orange County) is projected to be the number one market in the United States for primary office employment growth during the period from 1995 to 2006, and five of the six counties that comprise Southern California are on the U.S. Department of Commerce's 1996 list of the 20 Fastest Growing U.S. Metropolitan Areas, 1993-2005. The on-going economic recovery in Southern California, including the markets in which the Properties are located, has resulted in increasing demand for office and industrial space, declining vacancy rates, rising rental rates and increasing property values. See "Southern California Economy and Property Markets."

  Southern California is a large and diverse geographic area encompassing 31 distinct markets and 136 separate submarkets. According to a study prepared by Cushman & Wakefield of California, Inc. (the "C&W Study"), these markets and submarkets, which contain approximately 289.4 million square feet of multi-tenant office space and 1.3 billion square feet of industrial space, are in various stages of recovery. While the economic recovery is strong in certain markets, the pattern of recovery is not uniform throughout all of the markets. According to the C&W Study, approximately 195.0 million square feet of office space (approximately 67% of the Southern California office market) are in markets that have not yet experienced a full recovery. Approximately 136.0 million square feet of office space (approximately 47% of the Southern California office market) are in markets which still have vacancy rates in excess of 15%. The Company believes that the size and diversity of the Southern California real estate market and the varying stages of recovery among its submarkets will continue to offer acquisition and development opportunities as the real estate recovery extends into additional markets.

  The Company believes it has the following competitive advantages in identifying and competing for acquisition and development opportunities throughout Southern California: (i) local market expertise developed through its ownership and management of the Properties in 18 different Southern California markets and the strong local presence provided through the Company's four Southern California offices; (ii) working relationships with a diversified base of over 560 existing tenants and knowledge of those tenants' space requirements; (iii) long-term working relationships with financial institutions, real estate brokers and other real estate professionals through its receivership, consulting and asset and property management operations;
(iv) a disciplined investment process which allows the Company to source, analyze and close acquisitions quickly while maintaining institutional-quality due diligence and underwriting standards; (v) experience in acquiring and redeveloping under performing office and industrial properties; (vi) development expertise and (vii) access to capital, including the Credit Facility, and the ability to acquire portfolios of assets or individual properties in exchange for Units.

HISTORY

  Layton-Belling & Associates was founded in 1991. The firm's initial focus was the needs of the many financial institutions who had become owners of real estate through foreclosures and bankruptcies during the real estate recession of the early 1990s. During the ensuing years, the Company expanded into a full-service real estate company, providing property and asset management and real estate brokerage services. In 1995, the Company obtained financing from AEW and launched its acquisition program. To date, the Company has acquired the 48 Properties, as well as seven other properties which have subsequently been sold. The Principals have substantial experience in all segments of the commercial real estate industry, including (i) construction and development,
(ii) receivership and consulting, (iii) asset management, property management and real estate brokerage and (iv) real estate acquisitions.

  Construction and Development. The Principals have extensive experience in the construction and development of commercial properties throughout Southern California. Prior to founding Layton-Belling & Associates, Messrs. Layton and Belling were each Senior Vice Presidents of The Koll Company responsible for development and build-to-suit operations in Orange, San Diego and Riverside counties. During their respective tenures with The Koll Company of six and ten years, Messrs. Layton and Belling gained extensive construction and development experience through the development of more than 25 office, industrial and retail properties encompassing, in the aggregate, over 8.0 million square feet. Specific projects constructed include Koll Center Irvine, a 2.0 million square foot mixed-use (office, hotel and retail) master planned development, and Koll

Anaheim Center, which includes Anaheim City Hall and a 200,000 square foot regional headquarters for Pacific Bell. Additionally, Mr. Briggs, as Vice President of a Southern California development company, was responsible for directing the development and construction of more than 15 industrial business parks and build-to-suit projects, totaling more than 2.0 million square feet.

  Real Estate Acquisitions. In early 1995, the Company recognized a recovery in the Southern California real estate market and commenced an acquisition program to capitalize on its market knowledge, access to investment opportunities, tenant relationships and real estate management expertise. The Company's initial acquisition program was financed principally by AEW, and through that program the Company acquired 38 of the 48 Properties, a 50% interest in a six-property joint venture with CIGNA for a 904,000 square foot Southern California portfolio (all of which properties are being contributed to the Company in the Formation Transactions) and seven additional properties which have subsequently been sold. The Company established an additional acquisition fund financed principally by the Gerson Bakar 1984 Trust and the Principals through which it acquired the remaining four of the 48 Properties. Through its acquisition program, and drawing on the expertise it gained during its receivership and consulting engagements, the Company has established comprehensive budgeting, planning and reporting systems, in part to satisfy the institutional-level reporting requirements of AEW and CIGNA. The Company believes that these skills will be an important factor in maximizing the operating efficiency and value of its portfolio.

  Receivership and Consulting. Since its founding in 1991, Layton-Belling & Associates has completed over 200 receivership and consulting assignments throughout Southern California for major financial institutions, including Bank of America, Equitable Life Assurance Society of the United States, Union Bank of California and CIGNA. For each assignment, Layton-Belling & Associates completed a thorough analysis of the property, including its physical condition, tenant delinquencies, and relevant leasing and market information, then developed a strategic action plan for taking over, transitioning and stabilizing each property. Throughout this process, Layton-Belling & Associates provided the court, the lender and the borrower with detailed, thorough and timely financial and operational reporting which was required to meet their respective needs.

  These assignments ranged from small, free-standing industrial buildings and retail strip centers to large mixed-use office properties. The following are specific examples of Layton-Belling & Associates' receivership and consulting engagements:

  . Plaza La Jolla Village, Five-Building, 630,000 Square Foot Mixed-Use Complex, San Diego. Layton-Belling & Associates was appointed on behalf of the U.S. Bankruptcy court, a major financial institution, and the borrower to administer the day-to-day operations and bankruptcy disposition of this office complex in San Diego, California. The Company transitioned all of the management operations of the borrower and implemented expense reduction and leasing programs in an effort to increase cash flow for the property. The Company also managed the court-ordered bankruptcy sale for the five-building complex.

      The transitioning of this property and implementation of expense reduction, leasing, and disposition programs has provided valuable experience for LBA's property takeover and operational strategies.

  . ABC Entertainment Center, Two-Building, 585,000 Square Foot Mixed-Use Office/Entertainment Complex, Century City. In early 1994, LBA was retained by a major financial institution to transition from bankruptcy a premier, 585,000 mixed-use office/entertainment complex in Los Angeles, California. The Company was responsible for overseeing an aggressive management takeover program to resolve capital deferred maintenance, tenant delinquency and complex tenant legal issues. The problems were compounded by major damage to the property incurred by the Northridge earthquake.

      The experience of transitioning the property and resolving legal, financial, and accelerated capital enhancement programs has enhanced the Company's operations.

  . Retail Portfolio Transition. In 1993, LBA was retained by a major financial institution to assist with transitioning the ownership from Borrower to Lender of four Southern California retail centers. LBA's role was to represent the institution with transitioning all of the day-to-day operations and related documents, identify property and operational issues, and assist with implementing an ongoing operation and disposition strategy for the properties.

      The experience of transitioning these properties and assisting the institution with resolving property and tenant issues has been a strong supplement to LBA's ability to take over portfolios of properties and transition operations in a timely, smooth and productive process for the property and tenants.

  Through these types of engagements, Layton-Belling & Associates established a reputation as hands-on managers with a focused approach to stabilizing and repositioning troubled assets and maximizing property values. The Company believes that the operating expertise gained through its receivership program will continue to be one of its primary competitive advantages in identifying acquisition opportunities, in taking over and transitioning acquired properties, and in implementing its strategy for maximizing the profitability of its properties.

  Management and Brokerage Services. As an extension of its receivership services, in 1992 Layton-Belling & Associates began to provide asset and property management, commercial leasing and brokerage services to a wide range of institutional clients. From 1992 to 1997, Layton-Belling & Associates was responsible for managing as many as 300 different properties totaling more than 8.0 million rentable square feet. These properties included small, single tenant industrial properties, large regional malls and large, mixed-use properties. Through its commercial brokerage services, Layton-Belling & Associates has been involved in leasing over 500,000 square feet of office and industrial space on behalf of third-party clients, and has directed the disposition of more than 40 commercial properties totaling more than 4.0 million square feet (and more than $325 million) on behalf of its institutional clients.

                        BUSINESS AND GROWTH STRATEGIES

  The Company's principal objective is to maximize stockholder value by increasing cash flow per share. The Company believes it can achieve this objective by pursuing a combination of internal and external growth strategies.

EXTERNAL GROWTH

  The Company believes it is well positioned to realize significant external growth through the following strategies: (i) acquiring additional stabilized properties with attractive initial yields at discounts to replacement cost;
(ii) acquiring value-added properties that are under performing, distressed or otherwise offer an opportunity for the Company to apply its property management and redevelopment/repositioning expertise to significantly increase cash flow and asset value; (iii) pursuing selective development opportunities, primarily on a build-to-suit basis and (iv) expanding, on a selective basis, the Company's third-party management business.

  Property Acquisitions. The Company will seek to acquire office and industrial properties in Southern California capitalizing on favorable market conditions, management's local market knowledge, expertise and strong presence, and its extensive contacts throughout the region. The Company will evaluate the following factors when considering future acquisitions: (i) the property's location in its submarket; (ii) its strategic fit within the Company's portfolio; (iii) current economic and demographic trends in the property's submarket; (iv) projected occupancy and rental rates; (v) the purchase price versus replacement cost; (vi) the opportunity to modify and/or upgrade the property to increase returns; (vii) the quality of construction and presence of existing and/or deferred maintenance problems and (viii) the creditworthiness of the property's existing tenants and the terms of their leases. The Company will continue to target select recovery markets where strong market fundamentals exist and the Company can acquire properties at discounts to replacement cost. Where possible, the Company will also seek to acquire significant market share in certain submarkets so that it can accommodate its tenants' occupancy requirements, realize economies of scale and exert influence on trends in market rents.

  The Company believes it has several competitive advantages which enhance its ability to identify and acquire properties, including the following:

  . Southern California Market Expertise and Local Market Presence. The Company's senior management has broad-based real estate experience within Southern California, including (i) over 200 receivership and consulting engagements, (ii) the acquisition and/or disposition of more than 80 office, industrial and retail properties, (iii) management of over 300 office, industrial and retail properties containing more than
     8.0 million square feet and (iv) the development of more than eight million square feet of office, industrial and retail properties. Through this diverse experience, management has accumulated extensive knowledge of the varied Southern California submarkets and has developed a substantial base of information regarding tenants and real estate brokers, property values, rental rates and renovation costs as well as other factors relevant to sourcing and evaluating acquisition opportunities. The Company believes it also benefits from a significant local presence throughout Southern California through its ownership and management of the Properties in 18 separate markets directed by its four Southern California offices.

  . Creative Ability to Source Acquisitions. The Company has acquired 31 of the 48 Properties on a negotiated basis rather than through competitive bids. The Company has also acquired four Properties by purchasing and foreclosing on mortgage notes or through pre-negotiated foreclosures, including 600 Corporate Pointe, a 273,339 square foot class A office building in Culver City, California.

  . Institutional Relationships. Through its operating history, the Company has established strong working relationships with a number of financial institutions. In particular, the Company's receivership, consulting and third-party management businesses afforded the Company access to numerous institutional owners of property who may in the future seek to divest their property holdings. As a result, in part, of its existing relationships, the Company acquired a number of the Properties including a 14-property office portfolio from an affiliate of Kemper Real Estate Management Services containing approximately 582,300 square feet, and a 50% interest in a six-property portfolio owned by CIGNA containing approximately 901,400 square feet.

  . Financing Flexibility. Management believes that the Company's access to capital, in particular the Credit Facility and the Company's ability to offer tax-deferred transaction structures to sellers by offering Units in consideration for properties, enhances its ability to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies that lack access to capital. The ability to acquire properties with Units offers tax advantages to the sellers and may provide the Company with acquisition opportunities not otherwise available.

  Value-Added Acquisitions. The Company will continue to pursue opportunities to acquire office or industrial properties that are under performing, distressed or otherwise present significant repositioning potential. Such opportunities could include properties that have high vacancy rates or high near-term tenant roll-over, properties with undercapitalized owners, or facilities identified as excess by the current owners as a result of corporate consolidation or reorganization. Such "value-added" acquisitions are expected to generate attractive yields upon stabilization of the acquired property and represent an important component of the Company's external growth strategy. The following are specific examples of the Company's value-added acquisition strategy:

  . 5161 Lankershim. 5161 Lankershim is a 178,317 square foot office facility located in North Hollywood that was originally built as the regional headquarters for a major technology company. The property was acquired by the Company in March 1996 for $54 per square foot, a price the Company believes was substantially below replacement cost. The facility was 12.2% leased at acquisition, and the Company developed a strategic plan to reposition this property through a major renovation program that included the building exterior, lobby, HVAC and security systems. The Company was also able to increase the potential return from this Property through a remeasurement of the building that resulted in an additional 8,000 square feet of rentable area. The Company has executed a lease for 98,802 square feet with Walt Disney Pictures and Television, Inc. As of September 30, 1997, the property was 72.3% leased and generating an 11.2% Annual Yield (as defined in the "Glossary").

  . Skypark Office Plaza. The property is a 202,164 square foot office facility located in the Kearny Mesa area of San Diego, CA. The property was acquired by the Company in 1997 for $93.49 per square foot, a price the Company believes is well below replacement cost. Within 90 days of closing the Company (i) negotiated a significant payment from the major tenant as consideration for terminating its lease of over 40% of the building (ii) implemented a leasing program for the property that involved executing 59,071 square feet of new leases increasing the building occupancy to 94.2% leased, which exceeded the Company's projections.

  Development and Build-to-Suit Projects. The Company intends to develop office and industrial properties, primarily on a build-to-suit basis, capitalizing on management's development and build-to-suit experience. The Company expects to commence construction of one of the Build-to-Suit Projects in late 1997 and is currently negotiating a lease with a prospective tenant with respect to the other Build-to-Suit Project. The Company expects that its two Build-to-Suit Projects will contain an aggregate of approximately 130,000 square feet and require a total investment of approximately $11.7 million. The Company is also seeking a tenant for an office build-to-suit opportunity on the Development Parcel, a 7.4-acre parcel of land in Mission Viejo, California which the Company has an option to acquire. The site, located within a 78-acre master planned business park, is planned for 180,000 square feet of office space or two 90,000 square foot office/R&D facilities. See "Business and Properties--The Build-to-Suit Projects."

  Third Party Management Services. The Company intends to expand, on a selective basis, its existing third party management operations for institutional clients, which may include providing fee-based development, consulting and property management services to third parties. The Company believes that providing these services will help foster relationships with major institutions and corporate tenants, enhance the Company's reputation in its core markets and provide additional sources of acquisition opportunities.

INTERNAL GROWTH

  The Company's internal growth strategies include (i) increasing rental rates by structuring leases with scheduled contractual base rent increases and renewing expiring leases or re-leasing vacant spaces at higher rental rates,
(ii) improving occupancy rates through proactive leasing and active management, (iii) maximizing tenant satisfaction and retention, (iv) reducing operating expenses through the Company's established procedures for cost management and (v) selectively disposing of properties when management believes it can redeploy the capital invested in such properties more effectively. The Company believes that its leasing program is the most critical component of its internal growth strategy and that the historical success of its leasing initiatives is demonstrated by the increase in the weighted average occupancy rate of the Properties from 57.2% at the time of acquisition of each Property to 85.9% as of September 30, 1997. No assurance can be given, however, that such occupancy or leasing rates will be maintained in the future.

  Over the next several years, the Company expects that its ability to increase cash flow from its existing portfolio will be enhanced by the continued decline of vacancy rates and increase in rental rates throughout most of its markets. The Company believes these market trends will allow it to renew existing leases or re-lease vacant spaces at higher rental rates. There can be no assurance, however, that these trends will continue in the future, or that if they continue, the Company's operating results will improve significantly, or at all.

  Increasing Rental Rates. The Company expects to achieve internal growth in cash flow through (i) leases which contain provisions for fixed contractual rental increases (including increases which are tied to indices such as the Consumer Price Index) and (ii) by renewing expiring leases or re-leasing vacated space at increasing market rates. During the period between July 1, 1997 and June 30, 1998, the contractual base rents under leases in the Company's portfolio are scheduled to increase by an aggregate of approximately
$     on an annual basis due to fixed contractual rent increases (not including increases from free or partial rent to full rent). During this same
period, leases representing a total of      square feet are expected to
expire. Based on estimates of rents for comparable office and industrial
buildings included in the C&W Study, the Company believes that     % of this
space is subject to leases which contain below market rents. In addition, the Company believes that the current trends in most of its markets of increasing employment and declining vacancy rates will result in future increases in market rental rates. Accordingly, the Company believes that it will have significant opportunities to increase cash flow by renewing expiring leases or re-leasing vacated space at market rents.

  Proactive Leasing. The Company will continue its aggressive leasing programs, capitalizing on its relationship with an extensive network of corporate tenants and real estate brokers. The Company has an existing tenant base of more than 560 tenants, including a number of major corporations such as Walt Disney Pictures and Television, Inc., Qualcomm Incorporated and Sony Pictures Entertainment, Inc. The Company has an experienced in-house leasing staff and also uses third-party brokerage firms in submarkets where such firms are able to attract tenants to the Properties more effectively. Management believes that its hands-on involvement in lease negotiations enhances its ability to underwrite the credit of its tenants and monitor, understand and anticipate its tenants' current and future space requirements.

  The Company's leasing program is its primary internal growth strategy, and is also a major focus of its operations. In particular, the Company believes that its historical success in leasing vacant space, including large blocks of space, has allowed it to execute its value-added acquisition strategy of purchasing, at a discount, properties with high vacancies at the time of acquisition. For example, from the fourth quarter of 1995 through the second quarter of 1996, the Company acquired a significant number of properties with large amounts of vacant space at the time of their acquisition, reducing the weighted average occupancy of the Company's portfolio from 79% to 64%. From that time through September 30, 1997, however, the Company executed 117 leases covering an aggregate of 1.2 million square feet, increasing the weighted average occupancy of the Company's portfolio from 64% to 89%. At the same time, the Company increased the size of its portfolio 278%, from 1.3 million square feet to 5.0 million square feet. The following diagram illustrates the Company's leasing activity since the first Property was acquired in March 1995.


                  [CHART OF HISTORICAL OCCUPANCY BY QUARTER]

  The Company believes that a significant component of its historical leasing success has been its ability to lease large blocks of space to regional and national corporate tenants and to utilize its portfolio creatively in order to meet those tenants' needs. The following table lists the 15 largest leases negotiated and executed by the Company.

                                                                                SQUARE
RANK  TENANT                                    PROPERTY                         FEET
----  ------                                    --------                        -------
 1    Cymer, Inc.                               Cymer Technology Center         137,164
 2    Pacific Southwest Bank                    Carlsbad Corporate Center       125,000
 3    Executone Information Systems             Poway Industrial                112,000
 4    Walt Disney Pictures and Television, Inc. 5161 Lankershim                  98,802
 5    Aurora Biosciences Corp.                  Torreyanna Science Park          81,204
 6    Foundation Health Corporation             Orange Financial Center          71,946
 7    Qualcomm Incorporated                     Vista Sorrento Office            69,386
 8    Karl Stortz Endoscopy                     600 Corporate Pointe             56,324
 9    IDRC Corporation                          Sorrento Valley Science Park     44,672
10    Inova Diagnostics, Inc.                   Scripps Ranch                    43,560
11    Comcast Cable                             Comcast Ontario (Build-to-Suit)  40,000
12    Sedgwick James                            Orange Financial Center          37,818
13    Maxwell Technologies, Inc.                Skypark Office Plaza             24,942
14    Custom Copy Services, Inc.                Huntington Beach R&D III         21,568
15    Sony Pictures Entertainment               600 Corporate Pointe             20,299

  The following table sets forth a summary schedule of the leasing activity for the Properties since their acquisition by the Company.

                                           NUMBER OF
     YEAR                                   LEASES                               SQUARE FEET
     ----                                  ---------                             -----------
     1995(1)                                   15                                    59,225
     1996(2)                                   54                                   320,752
     1997(3)                                  129                                   989,179
                                              ---                                 ---------
     Total/Weighted Average                   198                                 1,369,156

--------
(1) Data is for the period March 22, 1995 through December 31, 1996.
(2) Data is for the year ended December 31, 1997.
(3) Data is for the nine months ended September 30, 1997.

  Maximizing Tenant Satisfaction and Retention. The Company believes that an important component of its internal growth strategy is its focus on tenant satisfaction and retention. The Company will continue to focus on tenant satisfaction at all levels, starting with lease negotiations, where an emphasis is made to commit to lease terms quickly and ensure timely lease execution and build-out of space by the Company's tenant services coordinator. Management continually strives to be responsive to tenant needs, including providing building amenities, upgraded facilities (including lobbies, elevators and other common areas), on-site property management personnel whenever possible, and providing prompt, creative, cost-effective solutions to tenant requests and expansion requirements, including by providing tenants with alternative space within the Company's portfolio to accommodate their changing space requirements. The Company's in-house construction team helps ensure management is able to respond to tenant requirements on a timely basis.

  Pursuing Cost Control and Operating Efficiencies. The Company will seek to minimize operating costs through a variety of cost-reduction programs. At the consummation of the Offering, the Company will already have in place various initiatives for realizing cost efficiencies and will be in the process of implementing further cost control strategies. Examples of cost-reduction programs already in place include a comprehensive preventive maintenance program and centralized purchase order and approval procedures for each regional office of the Company. The Company also maintains a centralized state of the art accounting system for cost control at each of the Properties and seeks to minimize overhead by, among other things, assigning responsibility for multiple submarkets to its regional offices and controlling corporate general and administrative expenses. In the near future, the Company expects to realize cost savings and efficiencies through energy management and capitalizing on the deregulation of energy providers. Also, the Company has recently implemented a strategy of negotiating, on a Company wide basis, service contracts for items such as such as on-site security, janitorial, lot sweeping, insurance, landscaping, paper goods and other third-party vendor services. The Company believes that as the size and geographic scope of its portfolio further expands it will benefit from economies of scale and other operating efficiencies providing additional cost reduction.

  Disposition Strategy. The Company will consider the selective disposition of properties from time to time in order to enhance stockholder value where management believes the sale and redeployment of capital will maximize returns to the Company. Since commencement of its acquisition program, the Company has sold seven properties for a total of $34.7 million, which has generated an average return on investment of 55.6% per annum. No assurance can be given, however, that the Company will continue to achieve such results in the future.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, after deducting the estimated underwriting discounts and commissions and estimated expenses of the
Offering, are approximately $   million (approximately $   million if the
Underwriters' overallotment option is exercised in full), based on the
estimated initial public offering price of $   per share. The net cash
proceeds of the Offering will be used by the Company as follows: (i)
approximately $   million for repayment of mortgage debt on the Properties
(which was incurred to acquire the Properties), unsecured lines of credit and notes payable and the related accrued interest thereon, (ii) approximately $ million for the purchase from AEW and CIGNA of their interests in the Predecessor Entities (or a portion thereof in the case of AEW) and (iii) the remaining net proceeds will be used to fund future acquisitions, tenant improvements, capital expenditure reserves and working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pending application of net proceeds, the Company will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT.

  The following table sets forth certain information regarding the debt to be repaid upon completion of the Offering, which consists primarily of mortgage debt encumbering certain of the Properties. The mortgages and other indebtedness to be repaid upon completion of the Offering had a weighted
average interest rate of approximately   % and a weighted average remaining
term to maturity of approximately    years as of September 30, 1997.

MORTGAGE DEBT TO BE REPAID

                                                            PRINCIPAL BALANCE OF
                                                             DEBT TO BE REPAID
                                                             UPON CONSUMMATION
PROPERTY                                                     OF THE OFFERING(1)
--------                                                    --------------------
Orange Financial Center....................................        $
Von Karman Corporate Center................................
Newport-Irvine Office......................................
South Coast Executive Park.................................
One Venture................................................
4440 Von Karman............................................
1800 Lambert...............................................
City Centre I..............................................
The Plaza..................................................
Huntington Beach Plaza I & II..............................
Skypark Office Plaza.......................................
Sorrento Valley Science Park...............................
Governor Park Plaza........................................
Torreyanna Science Park....................................
Vista Sorrento Office......................................
Shoreham Building..........................................
Uniden Building............................................
Carlsbad Corporate Center..................................
Tower Plaza Office.........................................
Tower Plaza Professional Center............................
Tower Plaza Business Center................................
5161 Lankershim............................................
150 East Colorado..........................................
1501 Hughes Way ...........................................

                                                            PRINCIPAL BALANCE OF
                                                             DEBT TO BE REPAID
                                                             UPON CONSUMMATION
PROPERTY                                                     OF THE OFFERING(1)
--------                                                    --------------------
3901 Via Oro...............................................     $
600 Corporate Pointe.......................................
1919 Santa Monica..........................................
Camarillo Business Center..................................
Centrelake Plaza...........................................
Chicago Avenue Business Park...............................
HDS Plaza..................................................
Havengate..................................................
Savi Tech Center...........................................
Yorba Linda Business Center................................
Huntington Commerce Center.................................
Huntington Beach R&D I.....................................
Huntington Beach R&D II....................................
Huntington Beach R&D III...................................
Cymer Technology Center....................................
Poway Industrial...........................................
Via Frontera...............................................
Scripps Ranch..............................................
Westridge..................................................
Highlands I................................................
Highlands II...............................................
Airport Commerce Center....................................
Hunter Business Center.....................................
Tower Plaza Retail.........................................
                                                                -----------
                                                                -----------
  TOTAL....................................................     $
                                                                ===========

--------
(1) Exact repayment amounts may differ due to amortization. These figures are estimated as of September 30, 1997 and exclude (a) accrued interest
     estimated to be approximately $   million in the aggregate and (b) $
     million under the lines of credit and notes payable to be assumed by the Operating Company.

                                 DISTRIBUTIONS

  Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The Company intends to cause
the Operating Company initially to distribute annually approximately   % of
estimated cash available for distribution. The Company intends to pay a pro rata distribution with respect to the period commencing on the closing of the
Offering and ending on      , 1997 based upon $   per share for a full
quarter. On an annualized basis, this would be $   per share (of which $
may represent a return of capital for tax purposes), or an annual distribution
rate of approximately   % or estimated cash available for distribution based
on the assumed initial public offering price per share of $ . The Company does not intend to reduce the expected distribution per share if the Underwriters' overallotment option is exercised. Future distributions by the Company will be at the discretion of the Board of Directors. There can be no assurance that any distributions will be made or that the estimated level of distributions will be maintained by the Company. The following discussion and the information set forth in the table and footnotes below should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.

  The Company anticipates that its distributions will exceed earnings and profits from income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore,
approximately   % (or $   per share) of the distributions anticipated to be
paid by the Company for the first 12 months subsequent to the Offering are expected to represent a return of capital for federal income taxes purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in his or her Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. The percentage of stockholder distributions that represents a nontaxable return of capital may vary substantially from year to year.

  Federal income tax law requires that a REIT distribute annually at least 95% of its REIT taxable income. See "Federal Income Tax Consequences--Federal Income Taxation of the Company." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma
taxable income of the Operating Company for the 12 months ended      , 1997 as
adjusted for certain items would have been approximately $   million. The
estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Consequences."

  The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution, and the Company expects to maintain its initial distribution rate for the 12 months subsequent to the Offering unless actual results of operations, economic conditions or other factors differ from the assumptions used in the estimate. The Company's actual results of operations will be affected by a number of factors, including the revenue received from the Properties, the operating expenses of the Company, interest expense, the ability of tenants of the Properties to meet their obligations, unanticipated capital expenditures and the pace of acquisitions and developments. Variations in the net proceeds from the Offering as a result of a change in the assumed initial public offering price or the exercise of the Underwriters' overallotment option may affect the cash available for distribution and the payout ratio of cash available for distribution and available reserves. No assurance can be given that the Company's estimate will prove accurate. Actual results may vary substantially from the estimate.

                                CAPITALIZATION

  The following table sets forth the combined historical capitalization of the LBA Predecessors (as defined in the "Glossary") and the pro forma combined capitalization of the Company as of June 30, 1997, as adjusted to give effect to the Formation Transactions, the Offering and use of the net proceeds from the Offering as set forth under "Use of Proceeds." The information set forth in the table should be read in connection with the financial statements and notes thereto, the pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                             JUNE 30, 1997
                                                         ----------------------
                                                          COMBINED   PRO FORMA
                                                         HISTORICAL AS ADJUSTED
                                                         ---------- -----------
                                                             (IN THOUSANDS)
Debt:
  Mortgage loans and lines of credit (1)................  $131,993   $152,900
  Line of credit........................................       --       1,125
Minority interests in Operating Company.................       --
Owners' and stockholders' equity
  Preferred stock, $.01 par value,    shares authorized;
   none issued and outstanding..........................       --         --
  Common stock, $.01 par value;     shares
   authorized; issued and outstanding (2)...............       --
  Additional paid-in capital............................       --     271,448
  Owners' equity........................................   133,015        --
                                                          --------   --------
    Total owners' and stockholders' equity..............   133,015    213,944
                                                          --------   --------
      Total capitalization..............................  $265,008   $425,473
                                                          ========   ========

--------
(1) See Note 5 of the notes to the combined financial statements of the LBA Predecessors for information relating to the indebtedness. See "Use of Proceeds."
(2) Pro forma as adjusted includes shares of Common Stock to be issued in the
    Offering. Does not include (i)    shares of Common Stock that may be
    issued upon the exchange of    Units issued in connection with the
    Formation Transactions, (ii)    shares of Common Stock subject to the
    Underwriters' overallotment option, (iii)    shares of Common Stock
    subject to options to be granted to officers, Directors and employees of
    the Company in connection with the Offering and (iv)    additional shares
    of Common Stock reserved for issuance pursuant to the Equity Incentive
    Plan.

                                   DILUTION

  At June 30, 1997, the Company had a net tangible book value of approximately
$   million. After giving effect to (i) the sale of the shares of Common Stock
offered hereby (at an assumed initial public offering price of $   per share)
and the receipt by the Company of approximately $   million in net proceeds
from the Offering, after deducting underwriting discounts and commissions and
estimated Offering expenses, (ii) the repayment of approximately $   million
of indebtedness under mortgage loans and lines of credit (including
approximately $   million of accrued interest, of which approximately $
million was not accrued as of June 30, 1997 on the combined balance sheet of the LBA Predecessors), the pro forma net tangible book value at June 30, 1997
would have been $   million, or $   per share of Common Stock. This amount
represents an immediate increase in net tangible book value of $   per share
to the existing holders of Units and an immediate dilution in pro forma net
tangible book value of $   per share of Common Stock to new investors. The
following table illustrates this dilution:

Initial public offering price per share..............................      $--
  Net tangible book value per share prior to the Offering(1)......... $--
  Increase in net tangible book value per share attributable to the
   Offering(2)....................................................... $--
Pro forma net tangible book value after the Offering(3)..............      $--
                                                                           ----
Dilution in net tangible book value per share of Common Stock to new
 investors(4)........................................................      $--
                                                                           ====

--------
(1) Net tangible book value per share prior to the Offering is determined by dividing net tangible book value of the Company (based on the June 30, 1997 net book value of the assets less net book value of prepaid financing and leasing costs to be contributed in connection with the Formation Transactions, net of liabilities to be assumed) by the number of shares of Common Stock issuable upon the exchange of all Units to be issued to the Participants in connection with the Formation Transactions.
(2)  Based on the assumed initial public offering price of $   per share of
     Common Stock and after deducting Underwriters' discounts and commissions and estimated Offering expenses.
(3)  Based on total pro forma net tangible book value of $   million divided
     by the total number of shares of Common Stock. There is no impact on dilution attributable to the issuance of Common Stocks in exchange for Units to be issued to the Participants since such Units would be exchanged for Common Stock on a one-for-one basis.
(4) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offering from the assumed initial public
     offering price of $   per share of Common Stock.

  The following table summarizes, on a pro forma basis giving effect to the Offering and the Formation Transactions, the number of shares of Common Stock to be sold by the Company in the Offering and the number of Units to be issued to the Participants in connection with the Formation Transactions, the net tangible book value as of June 30, 1997 of the assets contributed in the Formation Transactions and the net tangible book value of the average contribution per share based on total contributions.

                            COMMON STOCK/    BOOK VALUE OF        BOOK VALUE OF
                             UNITS ISSUED  CONTRIBUTIONS(1)          AVERAGE
                            -------------- --------------------   CONTRIBUTION
                            SHARES PERCENT   $       PERCENT    PER SHARE/UNIT(2)
                            ------ ------- -------- ----------- -----------------
                                    (IN THOUSANDS EXCEPT PERCENTAGES)
New investors in the Of-
 fering...................   --       --%  $     --         --%        --
Units and Common Stock is-
 sued to Participants.....   --       --%  $     --         --%       $--
                             ---     ---   --------   --------
  Total...................   --       --%  $     --         --%
                             ===     ===   ========   ========

--------
(1) Based on the June 30, 1997 net book value of the assets less net book value of prepaid financing and leasing costs to be contributed in connection with the Formation Transactions, net of liabilities to be assumed.
(2) Before deducting underwriting discounts and commissions and estimated expenses of the Offering.

                       SELECTED COMBINED FINANCIAL DATA

  The following table sets forth unaudited pro forma financial and other information for the Company and combined historical financial information for the LBA Predecessors. The following selected combined financial information should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

  The combined historical balance sheets as of December 31, 1996 and 1995 and the combined statements of operations for the years ended December 31, 1996, 1995 and 1994 of the LBA Predecessors have been derived from the historical combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus.

  The selected financial data at June 30, 1997 and for the six months ended June 30, 1997 and June 30, 1996 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

  The unaudited pro forma financial and operating information for the six months ended June 30, 1997 and the year ended December 31, 1996 is presented as if the Offering, the Formation Transactions, the acquisition of properties acquired or under contract to be acquired after June 30, 1997, with the exception of the Pending Acquisition, the acquisition of Properties acquired during 1997 prior to June 30, 1997 (the "1997 Acquired Properties") and the acquisition of Properties acquired during 1996 (the "1996 Acquired Properties") all had occurred by the date of the June 30, 1997 combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma June 30, 1997 balance sheet information also gives effect to the recording of minority interests for Units as if these transactions occurred on June 30, 1997.

  The pro forma financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming the completion of the acquisitions described above, the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor does it purport to project the Company's financial position or results of operations at any future date or for any future period.

                          THE COMPANY (PRO FORMA) AND
                     LBA PREDECESSORS (COMBINED HISTORICAL)

                          SIX MONTHS ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                          -------------------------- ---------------------------------------------
                            PRO          COMBINED      PRO
                           FORMA        HISTORICAL    FORMA             COMBINED HISTORICAL
                          -------     -------------- -------     ---------------------------------
                           1997        1997    1996   1996        1996   1995   1994   1993  1992
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue:
 Rental.................  $25,694     $10,853 $4,069 $45,261     $9,819 $3,860 $  --  $  --  $ --
 Tenant recoveries......    1,721       1,020    450   3,677      1,023    510    --     --    --
 Management and
  consulting............      956       1,021  1,109   2,184      2,203  2,153  2,145  1,453   492
 Parking and other......      652         583    428   1,079        697    241    --     --    --
 Interest...............      287         204     70     227        227     35    --     --    --
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
  Total revenue.........   29,310      13,681  6,126  52,428     13,969  6,799  2,145  1,453   492
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
Expenses:
 Rental property
  operating.............    8,827       3,762  1,870  15,965      4,759  1,168    --     --    --
 Real estate taxes and
  insurance.............    3,202       1,522    661   6,405      1,593    522    --     --    --
 Depreciation and
  amortization..........    5,695       2,902    933  10,329      2,722    629     25     24    11
 Interest...............    5,635       2,894    892  11,269      2,007     40      5      2   --
 General and
  administrative........    1,557       1,461    748   3,113      2,295  1,771  1,575    765   460
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
  Total expenses........   24,916      12,541  5,104  47,081     13,376  4,130  1,605    791   471
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
Equity in net income
 (loss) of noncombined
 entities...............      (50)        708    --     (100)       242    --     --     --    --
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
Income before minority
 interests..............    4,344       1,848  1,022   5,247        835  2,669    540    662    21
Minority interests......                  --     --                 --     --     --     --    --
                          -------     ------- ------ -------     ------ ------ ------ ------ -----
Net income..............  $           $ 1,848 $1,022 $           $  835 $2,669 $  540 $  662 $  21
                          =======     ======= ====== =======     ====== ====== ====== ====== =====
Pro forma net income per
 common share...........  $       (1)                $       (1)
                          =======                    =======

                                                           DECEMBER 31,
                                               ------------------------------------
                             JUNE 30, 1997             COMBINED HISTORICAL
                          -------------------- ------------------------------------
                                     COMBINED
                          PRO FORMA HISTORICAL   1996      1995   1994  1993  1992
                          --------- ---------- --------- -------- ----- ----- -----
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Commercial real estate
 properties--net of
 accumulated
 depreciation...........  $ 390,973 $ 221,102  $ 105,073 $ 27,296 $ --  $ --  $ --
Total assets............    430,919   269,805    137,065   30,313   431   400    72
Mortgage loans and lines
 of credit..............    154,025   131,993     27,902      863   126     3   --
Total liabilities.......    159,471   136,790     33,411    1,646   186    80    42
Minority interests......                  --         --       --    --    --    --
Total owners' and
 stockholders' equity...    271,448   133,015    103,654   28,667   245   320    30

                          THE COMPANY (PRO FORMA) AND
                    LBA PREDECESSORS (COMBINED HISTORICAL)

                           SIX MONTHS ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                         -------------------------------  ----------------------------------------------------------
                           PRO          COMBINED            PRO
                          FORMA        HISTORICAL          FORMA               COMBINED HISTORICAL
                         -------------------------------  ----------------------------------------------------------
                          1997       1997        1996      1996       1996       1995      1994     1993     1992
                         -------------------  ----------  -------------------  ---------  -------- -------- --------
                            (IN THOUSANDS, EXCEPT PER SHARE DATA, PERCENTAGES AND NUMBER OF PROPERTIES)
OTHER DATA:
Funds from
 Operations(2):
 Income before minority
  interests............. $ 4,344  $    1,848  $    1,022  $ 5,247  $      835  $   2,669  $   540  $   662  $    21
 Real estate related
  depreciation and
  amortization..........   5,605       2,812         898   10,185       2,578        566      --       --       --
                         -------  ----------  ----------  -------  ----------  ---------  -------  -------  -------
   Funds from
    Operations..........   9,949       4,660       1,920   15,432       3,413      3,235      540      662       21
 Company's share
  Percentage............        %     100.00%     100.00%        %     100.00%    100.00%  100.00%  100.00%  100.00%
 Company's share of
  Funds from
  Operations............ $        $    4,660  $    1,920  $        $    3,413  $   3,235  $   540  $   662  $    21
                         -------  ----------  ----------  -------  ----------  ---------  -------  -------  -------
 Cash flows from
  operating
  activities............          $  (15,962) $   (3,620)          $      157  $   3,047  $   502  $   358  $     2
 Cash flows from
  investing
  activities............            (118,828)    (51,917)             (95,965)   (27,862)     --       --       --
 Cash flows from
  financing
  activities............             131,604      55,769              101,191     26,490     (492)    (368)       9
Property Data:
 Number of Properties
  owned at period end...                  41          19                   29         12      --       --       --
 Gross rentable square
  feet of Properties
  owned at period end...           4,213,884   1,328,489            2,536,584    542,168      --       --       --
 Occupancy at period
  end of Properties
  owned at period end...                  78%         64%                  75%        79%     --       --       --
 Number of Office
  Properties owned at
  period end............                  25          10                   17          6      --       --       --
 Gross rentable square
  feet of Office
  Properties owned at
  period end............           2,674,784     850,521            1,676,390    268,610      --       --       --
 Occupancy at period
  end of Office
  Properties owned at
  period end............                  72%         52%                  74%        81%     --       --       --
 Number of Industrial
  Properties owned at
  period end............                  15           8                   11          5      --       --       --
 Gross rentable square
  feet of Industrial
  Properties owned at
  period end............           1,444,875     333,743              715,969    129,333      --       --       --
 Occupancy at period
  end of Industrial
  Properties owned at
  period end............                  88%         31%                  41%        72%     --       --       --

--------
(1) Pro forma net income per common share equals the pro forma net income
    divided by    shares.
(2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles), as an indicator of the Company's financial performance or cash flows from operating activities (determined in accordance with generally accepted accounting principles), as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion should be read in conjunction with the Selected Combined Financial Data and the financial statements appearing elsewhere in this Prospectus. Where appropriate, the following discussion includes analysis of the effects of the Formation Transactions and the Offering, including the Debt Financing. These effects are reflected in the pro forma condensed combined financial statements located elsewhere in this Prospectus.

  The Company receives income primarily from rental revenue and tenant recoveries from commercial office and industrial properties, and to a lesser extent, from management services related to certain properties owned by third parties. The Company acquired its current portfolio over the last three years, with (i) approximately 11% of the Properties (as a percentage of pro forma rental revenue for the six months ended June 30, 1997) acquired during 1995 (the "1995 Acquired Properties"), (ii) approximately 20% of the Properties acquired during 1996 and combined in the historical financial statements (the "1996 Combined Properties") and approximately 25% of the Properties acquired during 1996 and not combined in the historical financial statements (the "1996 Noncombined Properties," collectively with the 1996 Combined Properties, the "1996 Acquired Properties"), (iii) approximately 25% of the Properties acquired during the six months ended June 30, 1997 and combined in the historical financial statements (the "1997 Combined Properties") and approximately 1% of the Properties acquired during the six months ended June 30, 1997 and not combined in the historical financial statements (the "1997 Noncombined Property," collectively with the 1997 Combined Properties, the "1997 Acquired Properties") and (iv) the balance of approximately 18% acquired subsequent to June 30, 1997 or currently under contract to be acquired in conjunction with the Offering (the "Acquisition Properties"). As a result of the Company's aggressive acquisition program, the financial data show significant increases in total revenue and certain expenses from year to year, largely attributable to the acquisitions during each such year and the inclusion of full periods of effective rental revenue and certain expenses for properties acquired in preceding years. Accordingly, the Company does not believe its year-to-year and quarter-to-quarter financial data are comparable.

  The Company has achieved significant growth in its portfolio over the last three years. The Company's portfolio has increased in size from 542,168 square feet at December 31, 1995 to 4.2 million square feet at June 30, 1997. The following table details the size of the portfolio as of each of the dates presented.

                                                        NUMBER OF
      DATE                                              PROPERTIES  SQUARE FEET
      ----                                              ---------- -------------
                                                                   (IN MILLIONS)
      June 30, 1997....................................    42           4.2
      December 31, 1996................................    30           2.5
      June 30, 1996....................................    20           1.3
      December 31, 1995................................    13           0.5

  The following table sets forth historical information relating to the occupancy rates of the Properties as of each of the dates presented.

                                                             OFFICE   INDUSTRIAL
      DATE                                                  OCCUPANCY OCCUPANCY
      ----                                                  --------- ----------
      June 30, 1997........................................    72%       88%
      December 31, 1996....................................    74%       41%
      June 30, 1996........................................    52%       31%
      December 31, 1995....................................    81%       72%

RESULTS OF OPERATIONS

  Comparison of Six Months Ended June 30, 1997 to Six Months Ended June 30, 1996. During the six months ended June 30, 1996, the LBA Predecessors purchased seven properties for approximately $50.8 million. During the second half of 1996, the LBA Predecessors purchased three properties (or interests therein) for approximately $22.5 million. During the six months ended June 30, 1997, the LBA Predecessors purchased 11 properties (or interests therein) for approximately $113.2 million.

  Rental revenue increased $6.8 million, or 167%, primarily due to the inclusion of a full six months of rental revenue from the 1996 Combined Properties, six of which were acquired after June 30, 1996, and rental revenue from the 1997 Combined Properties. Of this increase, $3.7 million was attributable to rental revenue from the 1996 Combined Properties and $2.8 million was attributable to rental revenue from the 1997 Combined Properties.

  Tenant recoveries increased $570,000, or 126%, primarily due to the inclusion of a full six months of tenant recoveries from the 1996 Combined Properties and tenant recoveries from the 1997 Combined Properties. Of this increase, $432,000 was attributable to tenant recoveries from the 1996 Combined Properties and $181,000 was attributable to tenant recoveries from the 1997 Combined Properties.

  Management and consulting revenue, primarily representing management and receivership fees from third-party owned properties, decreased $88,000, or 8%, as the Company continued to focus its efforts primarily on properties which it owns.

  Parking and other revenue increased $155,000, or 36%, primarily due to the inclusion of a full six months of parking and other revenue from the 1996 Combined Properties and parking and other revenue from the 1997 Combined Properties. Substantially all of this increase ($247,000) was attributable to parking and other revenue from the 1996 Combined Properties.

  Interest income increased $134,000, or 194%, due to an increase in the Company's average cash balance.

  The following is a comparison of the Company's total real estate-related expenses, comprising rental property operating expense and real estate taxes and insurance expense:

                                                   JUNE 30, JUNE 30, PERCENT
                                                     1997     1996   CHANGE
                                                   -------- -------- -------
                                                          (IN THOUSANDS)
   Real estate-related expenses
     Rental property operating....................  $3,762   $1,870   101%
     Real estate taxes and insurance..............   1,522      661   130%
                                                    ------   ------   ----
   Total real estate-related expenses.............  $5,284   $2,531   109%
                                                    ======   ======   ====

  Total real estate-related expenses increased $2.8 million, or 109%, primarily due to the inclusion of a full six months of real estate-related expenses associated with (i) the 1996 Combined Properties, (ii) the 1997 Combined Properties and (iii) the absorption of vacant space in the Company's portfolio. As a percentage of rental revenue and tenant recoveries, total real estate-related expenses decreased from 56% to 45% primarily due to the fact that during the six months ended June 30, 1996 the Company added several vacant and non-stabilized properties to its portfolio, which made a minimal contribution to rental revenue.

  Depreciation and amortization expense increased $2.0 million, or 211%, primarily due to the acquisitions of the 1996 and 1997 Combined Properties.

  Interest expense includes interest at the contractual current pay rate of the mortgage loans and lines of credit and amortization of the loan fees paid at origination. Interest expense increased $2.0 million, or 224%, primarily as a result of the increase in mortgage loans payable to fund the acquisitions of the 1996 and 1997 Combined Properties. Of this increase, $1.2 million was attributable to interest on mortgage loans originated during 1996 (and refinanced during 1997) and $1.6 million was attributable to interest on mortgage loans originated during the six months ended June 30, 1997.

  General and administrative expenses increased $713,000, or 95%. However, due to economies of scale associated with adding additional properties, general and administrative expenses decreased as a percentage of total revenue from 12% to 11%.

  Equity in net income of noncombined entities was $708,000 as a result of the acquisition of the seven 1996 Noncombined Properties and the one 1997 Noncombined Property subsequent to June 30, 1996.

  As a result of the foregoing, net income increased $800,000.

  Comparison of Year Ended December 31, 1996 to Year Ended December 31,
1995. During the year ended December 31, 1996, the LBA Predecessors purchased ten properties for approximately $73.3 million. During the year ended December 31, 1995, the LBA Predecessors purchased 12 properties for approximately $27.3 million.

  Rental revenue increased $6.0 million, or 155%, primarily due to the inclusion of a full year of rental revenue from the 1995 Combined Properties and partial year rental revenue from the 1996 Combined Properties. Of this increase, $500,000 was attributable to rental revenue from the 1995 Acquired Properties and $5.4 million was attributable to rental revenue from the 1996 Combined Properties.

  Tenant recoveries increased $513,000, or 101%, primarily due to the inclusion of a full year of tenant recoveries from the 1995 Acquired Properties and partial year tenant recoveries from 1996 Combined Properties. Of this increase, $176,000 was attributable to tenant recoveries from the 1995 Acquired Properties and $337,000 was attributable to tenant recoveries from the 1996 Combined Properties.

  Management and consulting revenue, primarily representing management and receivership fees from third-party owned properties, increased $50,000, or 2%. Included in this increase is $219,000 of fee income associated with the 1996 Noncombined Properties. Excluding the income related to the 1996 Noncombined Properties, management and consulting revenue decreased $169,000 due to the Company continuing to focus its efforts primarily on properties which it owns.

  Parking and other revenue increased $456,000, or 189%, primarily due to the inclusion of a full year of parking and other revenue from the 1995 Acquired Properties and partial year parking and other revenue from the 1996 Combined Properties. Of this increase, $117,000 was attributable to parking and other revenue from the 1995 Acquired Properties and $339,000 was attributable to parking and other revenue from the 1996 Combined Properties.

  Interest income increased $192,000, or 549%, due to an increase in the Company's average cash balance.

  The following is a comparison of the Company's total real estate-related expenses, comprising rental property operating expense and real estate taxes and insurance expense:

                                           DECEMBER 31, DECEMBER 31, PERCENT
                                               1996         1995     CHANGE
                                           ------------ ------------ -------
                                                      (IN THOUSANDS)
   Real estate-related expenses
     Rental property operating............    $4,759       $1,168      307%
     Real estate taxes and insurance......     1,593          522      205%
                                              ------       ------      ---
   Total real estate-related expenses.....    $6,352       $1,690      276%
                                              ======       ======      ===

  Total real estate-related expenses increased $4.7 million, or 276%, primarily due to the inclusion of a full year of real estate-related expenses associated with (i) the 1995 Acquired Properties, (ii) a partial year of operations for the 1996 Combined Properties and (iii) the absorption of vacant space in the Company's portfolio. As a percentage of rental revenue and tenant recoveries, total real estate-related expenses increased from 39% to 59% primarily due to the fact that during the year ended December 31, 1996 the Company added several vacant and non-stabilized properties to its portfolio, which made a minimal contribution to rental revenue.

  Depreciation and amortization expense increased by $2.1 million, or 333%, primarily due to the 1996 Combined Properties and the full year effect of the 1995 Acquired Properties.

  Interest expense was $2.0 million, primarily as a result of the origination of mortgage loans during 1996.

  General and administrative expenses increased $524,000, or 30%, primarily due to the hiring of additional employees required to manage the increase in the Company's portfolio of properties during 1996, in particular the second half of 1996. General and administrative expenses as a percentage of total revenue decreased from 26% to 16% primarily due to the Company's shift away from third party management work (included in general and administrative expenses) to management of its existing owned portfolio (included in rental property operating expenses).

  Equity in net income of noncombined entities was $242,000 as a result of the acquisition of the seven 1996 Noncombined Properties during 1996.

  As a result of the foregoing, net income decreased $1.8 million.

  Comparison of Year Ended December 31, 1995 to Year Ended December 31,
1994. During the year ended December 31, 1995, the LBA Predecessors purchased 12 Properties for approximately $27.3 million.

  Rental revenue, tenant recoveries, parking and other revenue, rental property operating expenses, real estate taxes and insurance, and depreciation and amortization increased compared to the prior year as a result of the LBA Predecessors not owning any real estate properties during 1994.

  Management and consulting revenue, representing primarily management and receivership fees from third-party owned properties, was essentially unchanged.

PRO FORMA OPERATING RESULTS

  Six Months Ended June 30, 1997. On a pro forma basis, combined net income (before deduction of minority interests) would have been $4.2 million, and combined net income of the Company (after deduction of minority interests)
would have been $    million, comparing positively to the historical net
income of $1.8 million. This positive comparison results from a significant increase in total revenue due to the benefit of a pro forma full six months of revenue from the 1996 Noncombined Properties, 1997 Acquired Properties and the Acquisition Properties.

  Pro forma rental revenue is $25.7 million, a $14.8 million increase over historical 1997, resulting primarily from $6.5 million in rental revenue associated with the 1996 Noncombined Properties and the 1997 Noncombined Property and an increase of $8.3 million in rental revenue associated with the 1997 Combined Properties and the Acquisition Properties. Pro forma revenue from tenant recoveries, parking and other is $2.4 million, a $770,000 increase over historical results.

  The historical 1997 interest expense of $2.9 million increased to $5.6 million on a pro forma basis. The increase is attributable to $1.6 million of interest expense associated with the 1996 Noncombined Properties. Interest expense as a percentage of total revenue dropped from 21% of total revenue in historical 1997 to 19% of total revenue on a pro forma basis.

  Year Ended December 31, 1996. On a pro forma basis, combined net income (before deduction of minority interests) would have been $4.9 million, and combined net income of the Company (after deduction of minority interests)
would have been $   million, comparing positively to the historical net income of $835,000. This positive comparison results from a significant increase in total revenue, due to the benefit of a pro forma full year of revenue from the 1996 Acquired Properties, and pro forma revenue from the 1997 Acquired Properties and the Acquisition Properties.

  Pro forma rental revenue is $45.3 million, a $35.4 million increase over historical 1996, resulting primarily from $3.0 million in rental revenue associated with the 1996 Noncombined Properties and 1997 Noncombined Property and $21.5 million in rental revenue associated with the 1997 Combined Properties and the Acquisition Properties, combined with an increase for a full year of rental revenue from the 1996 Combined Properties totaling $10.9 million. Revenue from tenant recoveries, parking and other also increased on a pro forma basis over historical 1996 primarily due to $55,000 of such revenue associated with the 1996 Noncombined Properties and 1997 Noncombined Property and $3.0 million of such revenue generated from the Preacquisition Period for 1996 Acquired Properties, the 1997 Combined Properties and the Acquisition Properties.

  The historical 1996 interest expense of $2.0 million increased to $11.3 million on a pro forma basis. Interest expense as a percentage of total revenue increased from 14% of total revenue in historical 1996 to 21% of total revenue on a pro forma basis.

DEBT FINANCING

  The Credit Facility. The Company expects to enter into the Credit Facility concurrently with the consummation of the Offering. The Company intends to use the Credit Facility principally to fund growth opportunities and for working capital purposes. At the closing of the Offering, the Company expects to draw
down approximately $   million under this line of credit.

ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES

  The Company believes the Offering and the Formation Transactions will improve its financial performance through changes to its capital structure, principally the substantial reduction in its overall debt and its debt-to-equity ratio. In connection with the Formation Transactions, the Company will repay all of its existing mortgage loans and replace them with secured fixed rate debt in the principal amount of $152.9 million pursuant to the Mortgage Financing. Thus, total secured debt after the Formation Transactions will be
reduced by approximately $    million in principal. Thus, cash from operations
required to fund interest expense will decrease substantially, although such reduction will be offset by the use of cash from operations to meet annual REIT distribution requirements. In addition, the Offering and Formation Transactions, together with the Mortgage Financing and the Credit Facility, will produce a lower leveraged capital structure. The market capitalization of the Company, based on the assumed initial public offering price of the issued and outstanding shares of Common Stock and Units (assuming all Units are exchanged for shares of Common Stock) and the debt outstanding at the
completion of the Offering, is expected to be approximately $     million,
with a total debt (exclusive of accounts payable and accrued expenses) of
approximately $    million. As a result, the Company's debt-to-total-market
capitalization ratio will be approximately   % (   % if the Underwriters'
overallotment option is exercised in full). The Credit Facility combined with this lower leveraged capital structure should enhance the Company's ability to take advantage of acquisition opportunities as well as provide, if necessary, working capital for funding commitments to construct tenant leasehold improvements and payment of leasing commissions associated with new leasing activity.

  After the Offering, the Company expects to have approximately $    million
available under the Credit Facility. The Company anticipates that the Credit Facility will be used primarily to acquire additional properties and for general working capital needs.

  The Company expects to make distributions from cash available for distribution, which the Company believes will exceed cash available for distribution historically available as a result of the reduction in debt service expected to result from the repayment of indebtedness described above. Amounts accumulated for distribution will be invested by the Company primarily in short-term investments that are collateralized by securities of the United States government or any of its agencies, high-grade commercial paper and bank deposits. See "Distributions."

  The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make any distributions necessary to enable the Company to continue to qualify as a REIT. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including recurring non revenue-enhancing capital expenditures, tenant improvements and leasing commissions.

  The Company expects to meet certain long-term liquidity requirements such as property acquisitions, scheduled debt maturities, renovations, expansions and other nonrecurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company also expects to use funds available under the Credit Facility to fund acquisitions, development activities and capital improvements on an interim basis.

CASH FLOWS

  Comparison of the Six Months Ended June 30, 1997 to the Six Months ended June 30, 1996. The increase in cash and cash equivalents of $2.0 million is due to the excess of cash provided by financing activities over cash used in operating and investing activities. Net cash used in operating activities increased by $7.4 million from $3.6 million to $11.0 million primarily due to higher interest expense offset by an increase in rental revenue. Net cash used in investing activities increased by $66.9 million from $51.9 million to $118.8 million mainly due to an increase in the amount of real estate properties acquired during the six months ended June 30, 1997. Net cash provided by financing activities increased by $75.8 million from $55.8 million to $131.6 million due primarily to proceeds received on the origination and refinancing of mortgage loans and additional owners' contribution to acquire the Properties.

  Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995. The increase in cash and cash equivalents of $5.4 million is due to the excess of cash provided by financing activities over cash used in operating and investing activities. Net cash provided by operating activities decreased by $2.8 million from $3.0 million to $157,000 primarily due to higher interest expense offset by an increase in rental revenue. Net cash used in investing activities increased by $68.1 million from $27.9 million to $96.0 million mainly due to an increase in the amount of real estate properties acquired during the year ended December 31, 1996. Net cash provided by financing activities increased by $74.7 million from $26.5 million to $101.2 million due primarily to proceeds received on mortgage loans related to the 1995 and 1996 Acquired Properties and additional owners' contribution to acquire the Properties.

  Comparison for the Year Ended December 31, 1995 to the Year Ended December 31, 1994. The increase in cash and cash equivalents of $1.7 million is due to the excess cash provided by operating activities due to increased rental revenue. The increase in cash used in investing activities to acquire the 1995 Acquired Properties was offset by the increase in cash provided by financing activities due to owners' contributions.

INFLATION

  Substantially all of the leases provide for separate escalations of real estate taxes and operating expenses over a base amount. In addition, many of the leases provide for fixed base rent increases or indexed escalations (based on the CPI or other measures). The Company believes that inflationary increases in expenses will be offset by the expense reimbursements and contractual rent increases described above.

               SOUTHERN CALIFORNIA ECONOMY AND PROPERTY MARKETS

  The Company's Properties are located in the six counties that compose the larger Southern California Region: Los Angeles, Orange, San Diego, Ventura, Riverside, and San Bernardino. This region is currently experiencing an impressive period of economic growth that began in 1995 and accelerated during 1996 and the first half of 1997. The improving economy has been fueled by new employment growth in a number of sectors, including entertainment, high-technology, trade, telecommunications and biotechnology. The growth in these sectors has led directly to increased demand for office and industrial space. Moreover, this economic growth has coincided with an extended period of limited or no new construction in these markets. The Company believes that current and forecasted economic trends, particularly with respect to growth in employment in the sectors of the economy most directly related to demand for office and industrial/R&D real estate, will continue to contribute toward declining vacancy rates and increasing real estate values for Southern California properties.

  Southern California has a population of 18.2 million, which is greater than the population of 47 states in the United States. Five of the six counties in Southern California are on the U.S. Department of Commerce's 1996 list of the 20 Fastest Growing U.S. Metropolitan Statistical Areas ("MSAs"), 1993-2005. These MSAs include Riverside/San Bernardino (1st), Los Angeles (2nd), San Diego (8th) and Orange County (9th). According to the Department of Commerce, the population of Southern California is projected to grow by approximately
2.1 million, or 17.4%, from 1993 to 2005.


      FASTEST GROWING U.S. METROPOLITAN AREAS, 1993--2005 (POPULATION)
---------------------------------------------------------------------------
  RANK   METROPOLITAN AREA              1993       2005    CHANGE  % CHANGE
---------------------------------------------------------------------------
   1     RIVERSIDE/SAN BERNARDINO, CA 2,867,000  3,795,000 928,000   32.4%
   2     LOS ANGELES, CA              9,134,000 10,060,000 926,000   10.1%

   3     Washington, DC               4,416,000  5,159,000 743,000   16.8%
   4     Atlanta, GA                  3,229,000  3,960,000 731,000   22.6%
   5     Chicago, IL                  7,612,000  8,328,000 716,000    9.4%
   6     Houston, TX                  3,589,000  4,262,000 673,000   18.8%
   7     Phoenix, AZ                  2,392,000  3,009,000 617,000   25.8%
   8     SAN DIEGO, CA                2,612,000  3,207,000 595,000   22.8%
   9     ORANGE COUNTY, CA            2,515,000  3,046,000 531,000   21.1%

  10     Boston, MA                   5,700,000  6,218,000 518,000    9.1%

Source: U.S. Department of Commerce, 1996

SOUTHERN CALIFORNIA EMPLOYMENT TRENDS

  According to the U.S. Bureau of Labor Statistics, the combined six-county Southern California area experienced a 5.5% increase in employment from December 1992 to June 1997. The following graph shows the trend in unemployment for Southern California compared to the United States as a whole between 1992 and 1997:



   [Chart illustrating annual unemployment trends from 1992 to 1997, showing annual unemployment for Southern California and the United States as a whole for each such year.]

--------
Source: U.S. Bureau of Labor Statistics

  Since the depth of the recession in December 1992, employment in Southern California has increased by 430,000 jobs to a total of 8.3 million as of June 1997. Increases in employment generally translate into increased demand for commercial real estate. The current economic expansion, in particular, differs from previous Southern California expansions in that the defense industry is no longer the driving force for growth. Instead, employment growth has been driven primarily by the service sectors of the economy in each of the six counties in Southern California. According to Cognetics, Inc., an economics consulting firm, metropolitan Los Angeles (Los Angeles and Orange Counties) is projected to be the top market for primary office employment growth in the United States through 2006. The following chart summarizes the historical and projected employment growth for Southern California:



    [Graph showing Southern California Employment for each of the following sectors: Services, Manufacturing, Retail Trade, Wholesale Trade and Finance, Insurance and Real Estate. Employment levels are shown for 1980, 1982, 1984,
    1986, 1988, 1990, 1992, 1994, 1996 and projections for 1998 and 2000.]

--------
Source: C&W Study

SOUTHERN CALIFORNIA OFFICE AND INDUSTRIAL MARKETS

  The Southern California real estate market is currently experiencing a significant recovery from a severe recession. This recovery has been characterized by declining vacancy rates, positive absorption and little new construction, resulting in rising rents. Because the Southern California market is so large and diverse, however, the recovery is in distinctly different stages in the various submarkets in the region.

 Employment Increases Lead to Declining Vacancy Rates

  Job growth in Southern California slowed during the recession from 1990 to 1994, but has been accelerating since 1994 due to the improving economic climate. The C&W report projects continued growth in most sectors of the economy through 2000. The growth in employment thus far has expanded demand for office and industrial real estate in Southern California markets in general, though certain submarkets have not yet recovered. The expansion of the service sector, in particular, a primary component of demand for office space, has had a direct correlation with the decline in vacancy rates in Southern California office markets. The total employment level in the six Southern California counties increased 5.5% from December 1992 to June 1997, and the corresponding aggregate office vacancy rate in these counties declined from 17.8% to 15.4%. The relationship between employment and vacancy rates in these counties is illustrated by the following graph:



  [Chart illustrating Southern California Employment and Office Vacancy as of
           December 1992, 1993, 1994, 1995 and 1996 and June 1997.]
--------
Source: U.S. Bureau of Labor Statistics; C&W Study

  The Company believes that projected employment growth in the service sector in Southern California through 2000 will continue to create additional demand for office space. Although employment growth in manufacturing has become less significant in Los Angeles and Orange Counties, the other four Southern California counties have experienced growth in this sector since 1994, and the C&W report projects that such growth will continue through 2000. The Company believes that the growth in manufacturing and trade will continue to fuel demand for industrial space in the Inland Empire and San Diego area markets. The Company also believes that the expansion of the bio-technology, computer software, and telecommunications sectors in San Diego County are strong positive factors for the future of R&D properties in this market.

  The office market in Southern California as a whole has benefited from steadily increasing absorption of vacant space since 1994. In each of 1995 and 1996, net office absorption has more than doubled in the region, and in the first two quarters of 1997 net office absorption was greater than the average annual absorption for the last five years. With virtually no new office construction in the region between 1994 and 1997, an influx of new companies and growth of existing companies has lead directly to lower vacancy rates and higher rental rates. The following chart illustrates absorption and vacancy rates in the Southern California office market between 1992 and June 1997:



[Chart illustrating absorption and vacancy rates in the Southern California office markets between 1992 and June 1997]

--------
Source: C&W Study

  The current trend of net absorption and declining vacancy rates followed a period during the late 1980s which was characterized by excess supply of commercial real estate due, in part, to over-building. A variety of factors, including the real estate recession and new federal banking regulations that caused a reduction in available capital for real estate development, virtually halted new office construction in Southern California for nearly five years. The following chart illustrates the total office construction in Southern California between 1987 and 1996:



   [Graph Illustrating the total office construction in Southern California between 1987 and 1996.]

--------
Source: C&W Study

 New Construction Costs and Replacement Cost Rental Rates

  Although current rental rates vary considerably by market and asset category in the various submarkets within Southern California, the Company believes that significant rental increases will be required before new construction will occur in the submarkets where a majority of the Company's properties are located. For example, in the Culver City submarket of Los Angeles County, where the Company owns a class A high-rise office building, C&W estimates that market rental rates for such properties would have to rise from the current asking rate of $17.64 per square foot to $35.00 per square foot to justify new development. In other submarkets, however, rental rates now justify new industrial and warehouse development, and there are currently a number of such buildings under construction in Southern California. Additionally in some Los Angeles submarkets, rental rates have reached levels that justify new office development and there are a small number of such projects currently under development.

 Future Opportunities

  With 289.4 million square feet of office space and 1.3 billion square feet of industrial/R&D space, the Southern California region is among the largest commercial real estate markets in the United States.

This region can be divided into 31 distinct markets and 136 submarkets. Although the expansion of the Southern California economy has resulted in increasing demand for commercial real estate, that growth has not been evenly distributed. The pattern of recovery, generally, has commenced with prime markets situated in or near the most desirable areas and then spread to the next most desirable areas. For example, submarkets such as Burbank and Universal City/Studio City, which have attracted entertainment-oriented companies, have achieved single digit vacancy rates and rising rental rates. The same pattern of growth has held true in submarkets in North San Diego that attract bio-technology, software and telecommunications companies. This pattern portends a significant improvement for the tertiary submarkets that currently have higher vacancy rates and much lower rental rates. C&W estimates that approximately 195.0 million square feet of space, 67% of the Southern California office market, are in markets that have not yet experienced a full real estate recovery. The following chart illustrates the range of vacancy rates among the region's submarkets and the broad trend toward recovery across the region as a whole in the last two and one-half years:



 [Chart illustrating the range of vacancy rates among the region's submarkets and the broad trend toward recovery across the region as a whole in the last two and one-half years.]

--------
Source: C&W Study

  The Company expects to rely on its expertise in build-to-suit development and aggressive real estate management to pursue opportunities in submarkets in a more advanced stage of recovery, while relying on its acquisition expertise and value added-strategy to pursue opportunities in submarkets that have not yet fully recovered. The Company believes that there are currently ample opportunities to acquire buildings at a discount from replacement costs. The Company believes it has been successful in exploiting these opportunities by anticipating the pattern of recovery and buying properties in advance of market tightening and rising rents.

  The following sections present an overview of each area and market in which the Properties are located, including detailed information with respect to inventory, availability, vacancy rates, net absorption and asking rents, together with a description of the largest Properties in the Company's principal markets.

ORANGE COUNTY AREA

  The following map indicates the location of the Properties in the Orange County Area.

[Map of Orange County area indicating locations of the properties]

 Key Industries in Orange County

  The Orange County Area has historically been an attractive location for major corporations due to its perceived quality of life and proximity to other major metropolitan markets. The ten largest employers in the Orange County Area represent a diverse range of industries, including aerospace/defense, entertainment, communications and medical instruments. Orange County has historically experienced lower unemployment levels than other areas of Southern California. As of June 1997, the unemployment rate for Orange County was 3.4% compared to 6.0% for Southern California as a whole. The service sector has experienced the fastest growth since 1980, and C&W projects that this sector will continue to grow rapidly in Orange County through 2000. The manufacturing sector also continues to be a significant component of the Orange County employment base, but its relative importance in the overall economy has declined somewhat since 1980, and employment in manufacturing is forecasted to remain generally stable through 2000.

 Orange County Area Office Markets and Properties

  The Orange County Area can be divided into six separate office markets: the Greater Airport Area, Tri-Freeway Area, Central County, South County, North County and West County. These six markets can be further divided into 30 submarkets. The Company owns 10 Office Properties in the Orange County Area that collectively contain 1,310,024 square feet (approximately 26% of the total square footage of the Properties). These Properties are located in the following Orange County Area markets: Greater Airport Area (four Properties), Tri-Freeway (one Property), Central County (one Property), South County (one Property), North County (two Properties) and West County (two Properties).

  The Orange County Area office markets are generally in the midst of a recovery from the recent Southern California real estate recession. Direct vacancy levels, which were in excess of 19% in 1992, have declined to

12.5% as of June 30, 1997. The Greater Airport Area market, which composes approximately 46% of the office space inventory in the Orange County Area, has a vacancy rate of 8.1% as of June 30, 1997. Set forth below is detailed information regarding the Orange County Area office markets and the number of Properties located in each market:

                              ORANGE COUNTY AREA
                           OFFICE MARKET STATISTICS
                               AT JUNE 30, 1997

                                                          NET      WEIGHTED AVG.
                                               DIRECT* ABSORPTION     ASKING
                                    INVENTORY  VACANCY  YTD 1997    RENTAL RATE
MARKET                              (SQ. FT.)   RATE   (SQ. FT.)   (PER SQ. FT.)
------                              ---------- ------- ----------  -------------
Greater Airport Area............... 24,266,753   8.1%    798,909      $21.37
Tri-Freeway Area...................  9,428,124  19.1     201,086       16.32
Central County.....................  5,598,674  18.7     245,388       14.61
South County.......................  5,054,321   7.7     111,900       20.64
North County.......................  4,012,972  14.7      93,476       16.13
West County........................  3,902,912  19.1     (38,450)      15.71
                                    ----------  ----   ---------      ------
  Total/Weighted Average........... 52,263,756  12.5%  1,412,309      $17.74
                                    ==========  ====   =========      ======

--------
Source: C&W Study

*Does not include currently leased but available sublease space.

  The Company's largest office Property in the Orange County Area is Von Karman Corporate Center, a suburban office park consisting of nine two-story buildings with an aggregate of 451,477 square feet. The property is located in the Irvine submarket of the Greater Airport Area. The Greater Airport Area market is the primary business district of Orange County and is experiencing lower vacancies and rising rents, with particularly strong demand for suburban low-rise office space. Average vacancy rates in the Irvine submarket are currently 8.3%, compared to 8.1% in the Greater Airport Area market and 12.5% in the Orange County Area as a whole. The area benefits from its proximity to John Wayne Airport, three major freeways and a vast supply of nearby executive housing.

  Von Karman Corporate Center was developed between 1981 and 1985. The nine low-rise buildings are constructed of concrete tilt-up and glass. The center has excellent surface parking (four spaces per 1,000 square feet) and extensive landscaping. The buildings are situated at the corner of Von Karman Avenue and Alton Parkway at the northern end of the Irvine Business Complex. Both Von Karman and Alton are major thoroughfares within the complex. Directly north of the property is the Cafe Court Shopping Center, which includes a Sam's Club, HomeBase and a food court. The property is within two miles of the San Diego (I-405) Freeway, John Wayne Airport and several retail centers, restaurants and hotels. The Property was 91.2% leased as of September 30, 1997. The principal tenants are Interplay (101,325 square feet), Chicago Title Company (46,446 square feet) and University Copy Systems (44,392 square feet). The average base rent is $12.79. The aggregate square footage of leases expiring in 1997 (after September 30), 1998 and 1999 represents 2.9%, 16.7% and 8.0% of this property's square footage, respectively.

  The Company's second largest Property in Orange County is Orange Financial Center, a class A office park totaling 305,439 square feet which accounts for approximately 10.0% of the Company's total Annualized Base Rent. The Property is located in the Main Place submarket of the Tri-Freeway Area. The Tri-Freeway Area is a secondary market to the Greater Airport Area and generally lags behind the Greater Airport Area in market cycles. The Tri-Freeway area benefits from its excellent access to the Garden Grove Freeway (Route 22), the Santa Ana Freeway (I-5) and the Orange Freeway (Route 57) and is favored by high technology firms, particularly in the communications and computer industries. As of June 30, 1997 average vacancy rates were 21.3% in the Main Place submarket, compared to 19.1% in the Tri-Freeway Area as a whole.

  Orange Financial Center was developed in 1985 and consists of two three-story, 72,000 square-foot office buildings, an eight-story, 161,000 square foot office building and an adjacent four-level, 167,000 square-foot parking structure containing 720 parking spaces. All three office buildings feature landscaped pedestrian walkways leading to a central plaza with a water feature. The Property is located in a general business area directly south of the Garden Grove Freeway (Route 22) and is adjacent to the Main Place Regional Mall. Access to I-5 is within two miles of the site. The principal tenants of the Property are Donnelly Info Publishing (approximately 72,000 square feet), Sedgwick James (approximately 34,000 square feet) and Woodruff, Spradin & Smart (approximately 14,000 square feet). The lease with Donnelley Info Publishing (approximately 72,000 square feet) expires in September 1998, but the Company has already negotiated and signed a lease with California Compensation Insurance Company to occupy the space. As of September 30, 1997, the Property was 85.6% leased, and the average base rent was $21.08 per square foot. The aggregate square footage of leases expiring in 1997 (after September 30), 1998 and 1999 represents 2.2%, 36.4% and 11.5% of the Property's square footage, respectively.

 Orange County Industrial/R&D Market and Properties

  The Orange County Area contains four separate industrial/R&D markets: North County, West County, Airport Area and South County. These markets can be further divided into 30 submarkets. The Company owns six Properties located in the Orange County Area industrial and R&D markets that collectively contain 637,406 square feet (approximately 12.7% of the total square footage of the Properties). These six Properties are located in the North County (two Properties) and West County (four Properties) markets.

  The Orange County Area industrial/R&D markets are generally in the midst of a recovery from the recent real estate recession. Direct vacancy levels, which were in excess of 11.6% in 1993, have declined to 6.4% as of June 30, 1997. The North County industrial/R&D market is the largest industrial/R&D market in the county, containing approximately 41% of the inventory of industrial/R&D properties in the Orange County Area. Set forth below is detailed market information regarding the Orange County Area industrial/R&D market:

                              ORANGE COUNTY AREA
                       INDUSTRIAL/R&D MARKET STATISTICS
                               AT JUNE 30, 1997

                                                                        GROSS
                                                              DIRECT* ABSORPTION
                                                   INVENTORY  VACANCY  YTD 1997
MARKET                                             (SQ. FT.)   RATE   (SQ. FT.)
------                                            ----------- ------- ----------
North County..................................... 112,167,676   5.8%  1,687,723
Airport Area.....................................  91,605,120   6.1   1,583,781
West County......................................  37,388,073   5.7   1,508,548
South County.....................................  33,788,743   9.6   1,093,737
                                                  -----------   ---   ---------
  Total/Weighted Average......................... 274,949,612   6.4%  5,873,789
                                                  ===========   ===   =========

-------
Source: C&W Study

*Does not include currently leased but available sublease space.

  The Company's largest industrial/R&D Property in the Orange County Area is Savi Tech Center, a class A R&D park consisting of four two-story buildings totaling 341,446 square feet. The property is located in the Savi Ranch submarket of the North County market and is visible from the Riverside (91) Freeway. Savi Ranch is the largest industrial submarket in Orange County and is situated near Los Angeles County and Riverside County. The broader North County market is characterized by buildings older than Savi Ranch, which was developed in 1989. The vacancy rate in the North County market was 5.8% as of June 30, 1997, compared to 6.4% in the Orange County Area industrial/R&D market as a whole. The North County market has averaged 7.0 million square feet of gross absorption per year in the last five years.

  Savi Tech Center, a master planned business park, contains four concrete tilt-up buildings, which range from 51,213 square feet to 119,966 square feet. Each building contains approximately 30% office space, approximately half of which is on the mezzanine level. The Company believes that there is sufficient parking to allow for the conversion of approximately 51,000 square feet of warehouse space to office space, which typically commands higher rental rates than industrial/R&D space. As of September 30, 1997, the Property was 100% leased to four large corporations: Pacific Scientific (71,148 square feet); Fisher Scientific (99,119 square feet); Sensormedics (119,966 square feet) and John H. Harland (51,213 square feet). The average base rent per square foot is $7.38. There are no leases expiring in 1997 (after September 30) or 1998 and the aggregate square footage of leases expiring in 1999 represents 64.9% of this property's square footage.

SAN DIEGO AREA

  The following map indicates the location of the Properties in the San Diego Area (including San Diego County and the City of Temecula).

      [Map of San Diego Area Indicating the Locations of the Properties]

 Key Industries in the San Diego Area

  For purposes of the following discussion, the San Diego Area includes San Diego County and the City of Temecula. The Company believes that the growth in several important sectors of the San Diego economy, including services, trade and manufacturing, has created a diverse economy that favors both office and industrial/R&D properties. As a result of the contraction of the defense industry and the recession in the early 1990s, the San Diego economy has been restructured. Employment growth in San Diego has been fueled primarily by the service sector, with substantial growth also in the technology sector. San Diego has emerged as a focal point of the telecommunications and biotechnology industries, and has also recently experienced significant growth in the "knowledge-based" industries of computer software development and electronics. Major employers in Temecula include Guidant (cardiovascular systems), Hudson Respiratory (oxygen therapy equipment) and Rectifier (semi-conductors). These three companies employ approximately 2,150 people.

 San Diego Area Office Market and Properties

  The San Diego Area can be divided into eight distinct office markets, including Central City, North City (which includes the University Towne Center), Mission Valley/Kearny Mesa, North Coast, the I-15 Corridor, La Jolla/Morena, South Bay and East County. These eight markets can be further divided into 40 submarkets. The City of Temecula is situated in the extreme southwesterly section of Riverside County, just north of the San Diego County border. Temecula is relatively isolated from the remainder of the Riverside County business centers, and is by location more oriented toward north San Diego development. The Company owns 11 properties located in the San Diego Area office market that collectively contain 933,038 square feet (approximately 18.6% of the total square footage of the Properties). The Company owns eight Properties in San Diego County, six of which are located in the North City office market, one of which is located in the North Coast market and one of which is located in the Mission Valley/Kearny Mesa office market. The Company owns three Properties in Temecula.

  The San Diego Area office markets are recovering from a recession, having experienced five straight years of positive absorption and increasing occupancy. University Towne Center is the most significant submarket of the North City office market, with predominantly low-rise office buildings in business parks. According to the C&W Study, as of June 30, 1997, the North City office market had the lowest vacancy rate of any office market in the San Diego Area (4.1%). The Mission Valley/Kearny Mesa office market includes two submarkets located generally northeast of downtown San Diego, along the Interstate 8 Corridor. Set forth below is detailed market information regarding the San Diego Area office markets:

                                SAN DIEGO AREA
                    (SAN DIEGO COUNTY AND CITY OF TEMECULA)
                           OFFICE MARKET STATISTICS
                               AT JUNE 30, 1997

                                                                         NET
                                                              DIRECT* ABSORPTION
                                                   INVENTORY  VACANCY  YTD 1997
MARKET                                             (SQ. FT.)   RATE   (SQ. FT.)
------                                             ---------- ------- ----------
Central City...................................... 15,877,592  16.3%    78,040
North City........................................ 13,325,426   4.1    225,629
Mission Valley/Kearny Mesa........................ 12,291,580  12.6    322,918
North Coast.......................................  5,480,828   6.6    130,788
I-15 Corridor.....................................  4,788,026   9.4    143,755
La Jolla/Morena...................................  2,363,625   6.9     21,625
South Bay.........................................  2,274,927   5.2     52,832
East County.......................................  2,237,143  12.0     18,318
                                                   ----------  ----    -------
  Total/Weighted Average San Diego County......... 58,639,147  10.3%   993,905
Temecula..........................................  1,132,295  18.2     (2,273)
                                                   ----------  ----    -------
  Total/Weighted Average San Diego Area........... 59,771,442  10.5%   991,632
                                                   ==========  ====    =======

--------
Source: C&W Study
* Does not include currently leased but available sublease space.

  The Company's largest office Property in the San Diego Area is Skypark Office Plaza. The property is located in the Kearny Mesa submarket of the Mission Valley/Kearny market. Kearny Mesa is San Diego's most geographically central submarket. Nestled between University City to the west, Mission Valley to the south, Scripps Ranch to the east and Sorrento Mesa to the north, Kearny Mesa has outstanding access to all San Diego freeways. As of June 30, 1997, average vacancy rates were 11.5% in the Kearny Mesa area, compared to 12.6% in the Mission Valley/Kearny market and 10.3% in San Diego as a whole. The area is favored by high technology firms, particularly in the communications and computer industries and back office functions of financial services firms.

  Skypark Office Plaza is a class A office park consisting of one four-story building and one three-story building, which total 202,164 square feet and were 94.2% leased as of September 30, 1997. The buildings are steel frame construction with blue reflective glass and concrete spandrels and are served by a two-level parking structure. The property is attractively landscaped and includes marble lobby areas, a computerized energy conservation system, and men's and women's showers and lockers in one of the buildings. The property is located on the southwest corner of Sky Park Court and Ruffin Road, a major north-south thoroughfare through eastern Kearny Mesa. Major freeways near the property are I-15 to the east, Highway 52 to the north and Highway 163, I-805 and I-5 to the west. The immediate neighborhood is characterized by office, R&D and light industrial use, with ancillary retail and hospitality services. The principal tenants are ITT Computer & Equipment (63,604 square feet), Homecomings Financial Network/GMAC (34,129 square feet) and the corporate headquarters for Maxwell Technologies, Inc. (24,942 square feet). The other tenants are generally in the insurance and financial services industries. The average base rent is $13.96. No leases expire in 1997 after September 30, and the aggregate square footage of leases expiring in 1998 and 1999 represents 12.6% and 6.5% of this property's square footage, respectively.

 San Diego Area Industrial Market and Properties

  The San Diego Area industrial market can be divided into the same eight markets as the San Diego Area office market, but there are fewer industrial submarkets within the North City market. As is the case with the San Diego County office market, the industrial markets have experienced five straight years of positive absorption, with the direct vacancy rate decreasing 5.6% over this period from 11.3% in 1992 to 5.7% as of June 30, 1997. The Company owns three Properties in the San Diego Area industrial market that collectively contain 180,066 square feet (approximately 3.6% of the total rentable square footage of the Properties). One of these Properties is located in the I-15 Corridor submarket of San Diego County and two are in Temecula.

  Set forth below is detailed information regarding the San Diego Area industrial markets:

                                SAN DIEGO AREA
                    (SAN DIEGO COUNTY AND CITY OF TEMECULA)
                         INDUSTRIAL MARKET STATISTICS
                               AT JUNE 30, 1997

                                                                         NET
                                                              DIRECT  ABSORPTION
                                                   INVENTORY  VACANCY  YTD 1997
MARKET                                             (SQ. FT.)  RATE(1) (SQ. FT.)
------                                            ----------- ------- ----------
North Coast......................................  22,594,396   7.6%    558,088
I-15 Corridor....................................  17,581,211   4.4     152,950
South Bay........................................  16,403,540   6.8     164,075
Central City.....................................  11,781,742   4.7      93,447
North City.......................................  11,372,523   4.9     380,830
East County......................................  10,155,257   4.3      33,581
Mission Valley/Kearny Mesa.......................   9,839,815   5.4     156,405
La Jolla/Morena..................................   2,986,161   3.9      47,883
                                                  -----------   ---   ---------
  Total/Weighted Average San Diego County........ 102,714,645   5.7%  1,587,259
Temecula(2)......................................   7,494,472   4.8     362,161
                                                  -----------   ---   ---------
  Total/Weighted Average San Diego Area.......... 110,209,117   5.6%  1,949,420
                                                  ===========   ===   =========

--------
Source: C&W Study

(1) Does not include currently leased but available sublease space.
(2) Market information for the City of Temecula includes R&D properties as well as Industrial properties.

 San Diego Area R&D Market and Properties

  The San Diego Area R&D market consists of five markets: South Bay, Mission Valley/Kearny Mesa, North City, I-15 Corridor and North Coast. As of June 30, 1997, the collective R&D markets within the San Diego Area had an overall vacancy rate of 5.7%, down from 7.7% at December 31, 1996 and 8.1% at December 31, 1995. The Company owns four R&D Properties in the San Diego Area that collectively contain 307,494 square feet (approximately 6.1% of the total square footage of the Properties). Two of these Properties are located in the I-15 Corridor markets, and two are located in the North City market.

  Set forth below is detailed information regarding the San Diego Area R&D markets:

                                SAN DIEGO AREA
                             R&D MARKET STATISTICS
                               AT JUNE 30, 1997

                                                                         NET
                                                              DIRECT  ABSORPTION
                                                   INVENTORY  VACANCY  YTD 1997
MARKET                                             (SQ. FT.)  RATE(1) (SQ. FT.)
------                                             ---------- ------- ----------
North City........................................ 12,911,302   4.6%   548,210
I-15 Corridor.....................................  5,064,942  12.3     29,775
Mission Valley/Kearny Mesa........................  4,872,022   3.7    153,685
North Coast.......................................  3,201,748   0.8    125,056
South Bay.........................................    431,336  20.9        --
                                                   ----------  ----    -------
  Total/Weighted Average(2)....................... 26,481,350   5.7%   856,726
                                                   ==========  ====    =======

--------
Source: C&W Study

(1) Does not include currently leased but available sublease space.
(2) R&D market information for the City of Temecula is included in the previous chart of Industrial Market Statistics. Separate data for R&D Market Statistics in Temecula is unavailable.

  The Company's largest R&D Property in the San Diego Area is Cymer Technology Center, a corporate campus located in the heart of the Rancho Bernardo submarket in the I-15 Corridor of San Diego. The Rancho Bernardo submarket is dominated by large enterprises in the television, computer and related electronic fields. The vacancy rate in Rancho Bernardo is currently 10.9%, compared to 12.3% in the I-15 Corridor market and 5.7% in the San Diego Area R&D market as a whole. The current shortage of large-scale space in Rancho Bernardo leaves little room for expansion or location to existing buildings, as illustrated by declining absorption over the past two years.

  Developed in 1989, Cymer Technology Center is comprised of two two-story buildings: a 100,205 square foot R&D facility and a 36,959 square foot office building. Both buildings are 100% leased and are served by surface parking facilities. The buildings are located at the end of Via Del Campo Court, a cul-de-sac off Via Del Campo 1.5 miles east of the I-15 Freeway. Via Del Campo is one of the main arteries in the Rancho Bernardo submarket. The property is within minutes from the major inland residential communities of Rancho Bernardo, Escondido, Carmel Mountain Ranch and Poway and is easily accessible from I-15. The only tenant of the property is Cymer, Inc., under a lease expiring in 2010 with an average base rent of $12.36.

LOS ANGELES AREA

  The following map indicates the location of the Properties in the Los Angeles Area (including Los Angeles and Ventura Counties).

     [Map of Los Angeles Area Indicating the Locations of the Properties]

 Key Industries in the Los Angeles Area

  For purposes of the following discussion, the Los Angeles Area includes Los Angeles County and Ventura County. According to the C&W Study, the service sector is the largest and fastest growing employment sector in the region, both in terms of absolute number of jobs and growth percentages. The increasing number of distribution channels for entertainment programming and the growing demand for interactive media have created new marketing opportunities for the television, motion picture, and computer software industries. Within the Los Angeles Area, the entertainment industry has experienced the most rapid growth. Approximately 95% of the total employment in the California motion picture industry is located in Los Angeles County. Employment in the production services sector of the motion picture industry, in particular, has risen from approximately 81,000 jobs in 1980 to 240,000 jobs in 1996, for an average annual compound rate of growth of 7.0%.

  Another principal economic sector in the Los Angeles Area is international trade. The port of Los Angeles/Long Beach is the busiest port in the United States in terms of the value of annual cargo volume. According to the Department of Commerce, in 1996, $170.1 billion of goods passed through the Los Angeles Customs District compared to $155.8 billion for New York. Other important sectors of the Los Angeles Area economy include tourism, health care services and aerospace design and manufacturing.

 Los Angeles Area Office Market and Properties

  According to the C&W Study, the Los Angeles Area office market contained office space inventory of approximately 171.0 million square feet as of June 30, 1997 which had a direct vacancy rate of 17.6%. The Los Angeles Area office market can be divided into the following five markets: Los Angeles West, Los Angeles

North, Los Angeles South, Los Angeles Central/Downtown and Ventura County. These markets can be further divided into 15 submarkets and 61 micromarkets. The Company owns seven Office Properties in the Los Angeles Area that collectively contain 841,391 square feet (approximately 16.8% of the total square footage of the Properties). These Properties are located in the following Los Angeles Area markets: Los Angeles North (two Properties), Los Angeles South (two Properties), Los Angeles West (two Properties) and Ventura/Oxnard (one Property).

  During 1996, 1.53 million square feet of office space was absorbed on a net basis in the five Los Angeles Area markets. In the first half of 1997, Los Angeles County had negative absorption of 322,309 square feet, reflecting negative absorption of 519,647 in Los Angeles Central/Downtown and positive absorption of 197,338 square feet in the other three sectors. The direct vacancy rate for Los Angeles County excluding the Los Angeles Central/Downtown sector was 15.3% as of December 31, 1996, as compared to 17.0% as of December 31, 1995. As of June 30, 1997, the direct vacancy rate excluding the Los Angeles Central/Downtown sector was 14.9%. Set forth below is detailed information regarding the Los Angeles Area office markets:

                               LOS ANGELES AREA
                      (LOS ANGELES AND VENTURA COUNTIES)
                           OFFICE MARKET STATISTICS
                               AT JUNE 30, 1997

                                                          NET     WEIGHTED AVG.
                                               DIRECT* ABSORPTION    ASKING
                                    INVENTORY  VACANCY  YTD 1997   RENTAL RATE
MARKET                              (SQ. FT.)   RATE   (SQ. FT.)  (PER SQ. FT.)
------                             ----------- ------- ---------- -------------
Los Angeles Central...............  57,573,485  22.9%   (519,647)    $17.46
Los Angeles North.................  40,999,055  13.9     (61,415)     20.35
Los Angeles West..................  40,290,682  12.8     175,044      23.53
Los Angeles South.................  30,347,125  19.1      83,709      17.12
                                   -----------  ----    --------     ------
  Total/Weighted Average Los
   Angeles County................. 169,210,347  17.6%   (322,309)     19.00
Ventura County....................   1,745,066  19.6       7,230      17.49
                                   -----------  ----    --------     ------
  Total/Weighted Average Los
   Angeles Area................... 170,955,413  17.6%   (315,079)    $19.00
                                   ===========  ====    ========     ======

--------
Source: C&W Study

* Does not include currently leased but available sublease space.

  The Company's largest Property in the Los Angeles Area office market is 600 Corporate Pointe, a 12-story class A office building containing 273,339 square feet. The property is located in the Culver City/Westchester micromarket of the Marina/Culver City submarket of Los Angeles West. Average vacancy rates are currently 11.9% in Culver City/Westchester, compared to 10.7% in the Marina/Culver City submarket and 14.3% in Los Angeles West. The Los Angeles West office market is among the most desirable in the Los Angeles Area and as such was the first to enter the recovery phase.

  600 Corporate Pointe was developed in 1989 and is a typical class A suburban high-rise office building, constructed of structural steel frame with pre-cast concrete panels and semi-reflective vision and spandrel glass. The Property includes an eight-level parking structure. The building is visible from a wide radius and there are very good views from most floors. The property has excellent access to the San Diego (I-405) and Marina (90) Freeways and is located near the Fox Hills Mall. The Property was approximately 88.9% leased as of September 30, 1997. The average base rent is $17.83. The principal tenants are Sony Pictures Entertainment (45,847 square feet), Karl Storz Endoscopy (56,324 square feet) and the California State Controller's Office (13,912 square feet). The aggregate square footage of leases expiring in 1997 (after September 30), 1998 and 1999 represent 7.7%, 5.1% and 30.0% of this property's square footage, respectively.

INLAND EMPIRE AREA MARKET

  The following map indicates the location of the Properties in the Inland Empire Area. (western San Bernardino and Riverside Counties, excluding the City of Temecula)

    [Map of Inland Empire Area Indicating the Locations of the Properties]

 Key Industries in the Inland Empire Area

  The Riverside-San Bernardino Standard Metropolitan Statistical Area, which encompasses Riverside County and San Bernardino County, is commonly referred to as the "Inland Empire." For purposes of the following discussion, the Inland Empire Area includes western San Bernardino and Riverside Counties but excludes the City of Temecula. The economy of the Inland Empire Area has historically been driven by its proximity to major employment centers in Los Angeles and Orange Counties. Between 1990 and July 1996, employment in this area grew by approximately 26.4%. Basic non-defense related manufacturing employment grew by approximately 27.6% over the same period. The Inland Empire Area is attractive for distribution and manufacturing companies due to the availability of labor and an excellent regional transportation network. The Company believes that the foregoing will result, in the short-term, in demand for quality industrial and manufacturing space in these markets exceeding supply.

 Inland Empire Area Office Market and Properties

  The Inland Empire office market can be divided into the following six markets: Ontario, Rancho Cucamonga, Riverside, San Bernardino, Colton/Cooley Ranch and Redlands/Loma Linda. The Company owns four Properties in the Inland Empire Area office market, one in each of Ontario, Rancho Cucamonga, Riverside and San Bernardino. Collectively, these Properties contain 342,980 square feet (approximately 6.8% of the total square footage of the Properties).

  The class A office market in the Inland Empire Area is in an earlier stage of recovery than the class B office market in the Inland Empire Area. As of June 30, 1997, the vacancy rate for class A buildings was 19.5% compared to 27.0% for class B and 23.6% for the Inland Empire Area office markets as a whole. The Ontario office market is located in western San Bernardino County and benefits in comparison to other Inland Empire Area office markets because of its proximity to the Ontario International Airport, which is the "hub" of the Inland Empire Area commercial market. San Bernardino is the county seat of San Bernardino County and the inventory of office buildings is concentrated in the downtown area and along Hospitality Lane in the southern portion of the city. Set forth below is detailed information regarding the Inland Empire Area office markets:

                              INLAND EMPIRE AREA
    (RIVERSIDE AND SAN BERNARDINO COUNTIES, EXCLUDING THE CITY OF TEMECULA)
                           OFFICE MARKET STATISTICS
                               AT JUNE 30, 1997

                                                           NET     WEIGHTED AVG.
                                                DIRECT* ABSORPTION    ASKING
                                      INVENTORY VACANCY  YTD 1997   RENTAL RATE
MARKET                                (SQ. FT.)  RATE   (SQ. FT.)  (PER SQ. FT.)
------                                --------- ------- ---------- -------------
San Bernardino....................... 1,687,866  19.4%    47,503      $15.36
Riverside............................ 1,670,869  21.4    (20,876)      17.40
Ontario.............................. 1,445,499  20.0    (10,235)      17.76
Rancho Cucamonga..................... 1,027,247  45.0    (17,460)      15.60
Redlands/Loma Linda..................   361,068  13.8     (7,093)      13.68
Colton/Cooley Ranch..................   192,234  38.5     (3,216)      15.24
                                      ---------  ----    -------      ------
  Total/Weighted Average............. 6,384,783  23.6%   (11,377)     $16.31
                                      =========  ====    =======      ======

--------
Source: C&W Study

* Does not include currently leased but available sublease space.

  The Company's largest Property in the Inland Empire Area office market is Centrelake Plaza, a six-story class A office building totaling 110,763 square feet. The property is located in the Ontario market. Since the early 1980s, Ontario has been recognized as a desirable location for affordable housing, as well as industrial and distribution facilities.

  Centrelake Plaza, which was developed in 1989, features a dramatic two-story marble lobby and an entryway water feature and is served by four elevators. The attached parking structure contains an exercise facility for the exclusive use of the tenants. The building is the cornerstone development within Ontario's Centrelake Business Park, a premiere business community with three class A office buildings which constitute more than half of the competitive class A office space in Ontario. Nearby amenities include the Ontario International Airport, which is expanding its passenger terminal, several restaurants and a Fairfield Inn. As of September 30, 1997, the Property was 63.3% leased. The principal tenants are Grubb & Ellis Company (10,359 square feet), MCI Telecommunications Corp. (8,230 square feet) and Sun Microsystems (3,477 square feet). Other tenants consist of law firms and financial services firms. The average base rent is $16.65. The aggregate square footage of leases expiring in 1997 (after September 30), 1998 and 1999 represents 4.2%, 18.6% and 32.1% of this property's square footage, respectively.

 Inland Empire Area Industrial Market and Properties

  The Inland Empire Area industrial market area includes five industrial markets: Ontario, Rancho Cucamonga, Fontana, Chino and Mira Loma. These markets cover the most significant industrial markets in San Bernardino County and the western portion of Riverside County. The Company owns two Properties in the Inland Empire Area industrial market, one in Ontario and one in Riverside, containing 319,909 square feet (approximately 6.4% of the total square footage of the Properties).

  Set forth below is detailed information regarding the Inland Empire Area industrial markets:

                              INLAND EMPIRE AREA
    (RIVERSIDE AND SAN BERNARDINO COUNTIES, EXCLUDING THE CITY OF TEMECULA)
                         INDUSTRIAL MARKET STATISTICS
                               AT JUNE 30, 1997

                                                                      WTD. AVG.
                                                            TOTAL      ASKING
                                                  DIRECT* ABSORPTION RENTAL RATE
                                       INVENTORY  VACANCY  YTD 1997   (PER SQ.
MARKET                                 (SQ. FT.)   RATE   (SQ. FT.)     FT.)
------                                 ---------- ------- ---------- -----------
Ontario............................... 43,193,743  10.9%  3,755,499     $3.72
Rancho Cucamonga...................... 17,484,110  12.9   1,401,123      3.72
Chino................................. 15,683,497  10.8     893,167      3.96
Fontana............................... 11,036,299   7.6     657,791      3.48
Mira Loma.............................  7,184,856  11.0     893,834      3.72
                                       ----------  ----   ---------     -----
  Total/Weighted Average.............. 94,582,505  10.9%  7,601,414     $3.74
                                       ==========  ====   =========     =====

--------
Source: C&W Study

*  Does not include currently leased but available sublease space.

  The Company's largest Property in the Inland Empire Area industrial market is Airport Commerce Center, a class A industrial park consisting of three one-story, multi-tenant buildings totaling 213,127 square feet. The property is located on a major thoroughfare (Archibald Avenue) one mile south of Ontario International Airport in the Ontario industrial market of the Inland Empire Area. Despite new construction of more than 10.7 million square feet since 1993, the overall vacancy rate in the Inland Empire Area industrial market has declined by 1.3%. Most new construction has been focused on "big box" distribution buildings from 100,000 to 1,000,000 square feet. In 1997 to date, there has been no new construction of multi-tenant industrial parks.

  Airport Commerce Center was developed in 1987. The Property consists of one 135,360 square foot warehouse that is divided into 14 units. The warehouse has a 24-foot clear height and each unit includes one dock-high loading door. These units command a rental premium over similarly sized units without a dock-high door. Two multi-tenant commercial buildings (18,240 and 59,527 square feet, respectively) are divided into a total of 40 units. Twelve units, totaling 29,951 square feet, are used exclusively for offices and between 19% and 90% of the square footage in the remaining 28 units is used for offices. As of September 30, 1997, the Property was 99.7% leased. The property's major tenants are Costco (24,883 square feet of warehouse space) and the California Department of Agriculture (8,528 square feet of office space). Other tenants consist primarily of small industrial and warehouse users, with some local office and commercial users that desire frontage on Archibald Avenue. The average base rent per square foot is $5.68. The aggregate square footage of leases expiring in 1997 (after September 30), 1998 and 1999 represents 10.0%, 48.8% and 27.6% of this property's square footage, respectively.

THE C&W STUDY AND PEER GROUP ANALYSES

  The Company retained Cushman & Wakefield of California, Inc., a nationally recognized real estate valuation and consulting firm, to prepare a study of the economy and the real estate markets and submarkets in the six Southern California counties in which the Properties are located. The following discussion of past performance and future prospects of the economy and real estate markets in Southern California is based on the C&W Study. The Company believes that the findings and projections in the C&W Study are reasonable, but there can be no assurances as to the actual future performance of the economy or real estate markets of Southern California. The information in the C&W Study reflects data available at June 30, 1997.

  The historical information compiled for and referenced in the C&W Study was collected by C&W from a variety of sources, including (but not limited to) the Cushman & Wakefield Research Services Group, which conducts quarterly surveys of competitive office buildings within numerous submarkets on a national basis, telephone interviews with landlords and leasing agents representing the competitive office properties and periodic surveys conducted on a building-by-building basis for the markets analyzed. The scope of the work conducted for the Peer Group Analyses included a brief physical inspection of each Property by C&W personnel, a review of the competitive market, and identification of primary competitive properties for inclusion within the Peer Group based on market criteria such as physical and locational characteristics, and an inspection of the competitive properties within the specific submarket. The physical information, current occupancy levels, and asking rental rates for available space in the identified Peer Group buildings were compiled from direct interviews with the landlords or their leasing agents by C&W personnel. The information contained in the C&W Study has been gathered by C&W from sources assumed to be reliable, including publicly available records. Because records of all transactions are not readily available, the information contained in the C&W Study may not reflect all transactions occurring in the geographic area discussed. In addition, transactions that are reported may not be described accurately or completely in the publicly available records.

  In connection with the C&W Study, C&W made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters. Any estimates or approximations contained therein could reasonably be subject to different interpretations by other parties. Because predictions of future events are inherently subject to uncertainty, none of C&W, the Company or any other person can assure that such predicted rental rates, absorption, or other events will occur as outlined or predicted in the C&W Study. Reported asking rental rates of properties, replacement cost rents or estimated replacement costs do not purport to necessarily reflect the rental rates at which properties may actually be rented, actual rents required to support new development or the actual cost of replacement. In many instances, asking rents and actual rent rates differ significantly.

  Changes in local, national and international economic conditions will affect the markets described in the C&W Study. Therefore, C&W can give no assurance that occupancy and absorption levels and rental rates as of the date of the C&W Study will continue or that such occupancy levels and rental rates will be attained at any time in the future. Forecasts of absorption rates, rental activity, replacement cost rents and replacement costs are C&W's estimates as of the date of the C&W Study. Actual future market conditions may differ materially from the forecasts and projections contained therein.

  C&W is a part of a national network of affiliated companies providing real estate services. As such, from time to time, C&W and its affiliates have provided and in the future may provide real estate related services, including brokerage and leasing agent services, to the Company or its affiliates, or may represent the Company, its affiliates or others doing business with the Company. C&W received compensation of approximately $70,000 from the Company in connection with the preparation of the C&W Study.

                            BUSINESS AND PROPERTIES

GENERAL

  Upon completion of the Offering, the Company will own 32 Office Properties containing approximately 3.4 million square feet, 15 Industrial Properties containing approximately 1.4 million square feet and one Retail Property containing 144,225 square feet. All of the Properties are located in four principal regions of Southern California as set forth in the table below:

                               NUMBER OF PROPERTIES                  SQUARE FOOTAGE
                          ------------------------------ --------------------------------------
AREA                      OFFICE INDUSTRIAL RETAIL TOTAL  OFFICE   INDUSTRIAL RETAIL    TOTAL
----                      ------ ---------- ------ ----- --------- ---------- ------- ---------
ORANGE COUNTY...........    10        6       --     16  1,310,024   637,406      --  1,947,430
SAN DIEGO (San Diego
 County and City of
 Temecula)..............    11        7        1     19    933,038   487,560  144,225 1,564,823
LOS ANGELES (Los Angeles
 and Ventura Counties)..     7       --       --      7    841,391       --       --    841,391
INLAND EMPIRE (Riverside
 and San Bernadino
 Counties)..............     4        2       --      6    342,980   319,909      --    662,889
                           ---      ---      ---    ---  --------- ---------  ------- ---------
 Total..................    32       15        1     48  3,427,433 1,444,875  144,225 5,016,533
                           ===      ===      ===    ===  ========= =========  ======= =========

  The Office Properties consist generally of class A and class B multi-tenant office buildings. The Industrial Properties consist generally of multi-tenant business parks, mid-size warehouse/distribution facilities and R&D facilities. The Company believes that all of the Properties have desirable locations within established business communities and are well-maintained. Of the Company's 48 Properties, 43 Properties have been built since 1980 and 15 Properties, including four built prior to 1980, have been substantially renovated within the last three years. All of the Properties offer customary building amenities, including security and parking, and certain of the Properties provide additional features, such as conference facilities, on-site management, food services and health clubs. As of September 30, 1997, the Properties had a weighted average occupancy rate of approximately 88.5% and were leased to over 560 tenants. No one tenant represented more than approximately 4.3% of the aggregate Annualized Base Rent of the Company's portfolio and the Company's 20 largest tenants, in the aggregate, represented 37.8% of such rent. See "--Tenant Diversification."

  The Properties are leased to a variety of local, national and foreign businesses. Leases are typically structured for terms of three, five or ten years. Most of the leases on the Office Properties are full service gross leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year or expense stop. Tenants with full service gross leases also generally pay directly (without regard to a base year or expense stop) for excess use of utilities and building services. The leases on the Industrial Properties are a mix of modified gross and triple net leases. In general, triple net leases require the tenants to pay all real property taxes, insurance and expenses of maintaining the leased space or Property (other than structural repairs). Under both full service gross and triple net leases, the landlord is generally responsible for structural repairs. All of the leases typically contain provisions permitting tenants to renew at prevailing market rates.

  The Company's regional offices in San Diego, Los Angeles and the Inland Empire provide day-to-day management services for the Properties within their region. These services include collecting rent, responding to service calls, providing accounting support and managing the various vendor contracts for each building. All administration, leasing, capital expenditures and construction decisions are centrally administered at the Company's corporate office. The Company's San Diego regional office, which is run by Mr. Thomas, a Principal, also evaluates acquisition candidates and supervises property acquisitions within the San Diego Area. Asset managers in the regional offices communicate daily with the Company's corporate offices to implement the Company's policies and procedures.

PROPERTIES

  The following table sets forth certain information regarding each of the Properties as of September 30, 1997:

                                 PROPERTY DATA

                                                                                                    ANNUALIZED
                                                                                         ANNUALIZED    NET
                                                                                            BASE    EFFECTIVE
                                                                                            RENT       RENT      %     % OFFICE
                                                              YEAR            ANNUALIZED    PER        PER     TOTAL     (FOR
                                                    SQUARE   BUILT/   PERCENT    BASE      SQUARE     SQUARE   BASE   INDUSTRIAL
PROPERTY NAME             MARKET        # BUILDINGS  FEET   RENOVATED LEASED   RENT (1)     FOOT     FOOT (2)  RENT   PROPERTIES)
-------------      -------------------- ----------- ------- --------- ------- ---------- ---------- ---------- -----  -----------
OFFICE
 PROPERTIES: (4)
 Orange County
  Area
 Orange Financial
  Center.........  Central County             3     305,439 1985/1995   85.6% $5,513,182   $21.08     $18.63   10.0%      --
 Von Karman
  Corporate
  Center.........  Greater Airport Area       9     451,477 1981/1984   91.2   5,364,746    12.96      14.16    9.8       --
 Newport-Irvine
  Office.........  Greater Airport Area       1      74,224 1981/1997   94.0   1,130,367    16.21      15.86    2.1       --
 South Coast
  Executive
  Park...........  Greater Airport Area       1      60,605 1979/1997   79.8     681,180    14.09      14.14    1.2       --
 One Venture.....  Greater Airport Area       1      43,324   1990      24.0     188,309    18.10      17.13    0.3       --
 4440 Von
  Karman.........  Greater Airport Area       1      42,904 1975/1996   97.0     726,077    17.46      16.00    1.3       --
 1800 Lambert....  North County               1      32,807   1986      99.8     560,961    17.14      17.25    1.0       --
 City Centre I...  Tri-Freeway Area           1     139,806   1985      85.0   2,165,871    18.23      17.70    3.9       --
 The Plaza.......  West County                2     107,252   1982      87.2   1,408,667    15.07      18.41    2.6       --
 Huntington Beach
  Plaza I & II...  West County                2      52,186   1984      87.9     648,774    14.15      12.47    1.2       --
 San Diego Area
 Skypark Office
  Plaza..........  Mission/Kearny Mesa        2     202,164   1986      94.2   2,658,415    13.96      16.81    4.8       --
 Sorrento Valley
  Science Park...  North City                 3     181,207   1984      91.5   2,223,530    13.41      14.02    4.0       --
 Governor Park
  Plaza..........  North City                 2     104,065   1986      92.4   1,358,902    14.14      14.06    2.5       --
 Torreyanna
  Science Park...  North City                 1      81,204   1980     100.0     686,400     8.45      18.52    1.2       --
 Vista Sorrento
  Office.........  North City                 1      69,386 1981/1995  100.0     999,158    14.40      12.82    1.8       --
 Shoreham
  Building (5)...  North City                 1      37,759   1984      84.5     463,290    14.52      14.52    0.8       --
 Uniden
  Building.......  North City                 2      28,119   1990     100.0     320,557    11.40      11.67    0.6       --
 Carlsbad
  Corporate
  Center (6).....  North Coast                1     125,000   1996     100.0         --       --         --     --        --
 Tower Plaza
  Office.........  Temecula                   1      72,350   1988      88.8     925,004    14.40      17.56    1.7       --
 Tower Plaza
  Professional
  Center.........  Temecula                   1      19,301   1983      77.6     151,075    10.00       9.32    0.3       --
 Tower Plaza
  Business
  Center.........  Temecula                   1      12,483   1983      71.4      82,290     9.24       9.38    0.1       --
 Los Angeles Area
 5161
  Lankershim.....  Los Angeles North          1     178,317 1985/1997   72.3   2,932,931    22.73      19.73    5.3       --
 150 East
  Colorado.......  Los Angeles North          1      61,168   1979      75.3     752,651    16.35      17.83    1.4       --
 1501 Hughes
  Way............  Los Angeles South          1      77,060   1983      51.7     596,496    12.93      12.01    1.1       --
 3901 Via Oro....  Los Angeles South          1      53,195   1986       9.9      70,950    13.44      14.25    0.1       --
 600 Corporate
  Pointe.........  Los Angeles West           1     273,339   1989      88.9   4,337,780    17.83      17.02    7.9       --
 1919 Santa
  Monica.........  Los Angeles West           1      44,096   1991     100.0     976,542    22.15      21.17    1.8       --
 Camarillo
  Business
  Center.........  Ventura/Oxnard             2     154,216 1984/1997   79.0   1,642,466    13.49      13.79    3.0       --
                     C&W
                     PEER
                    GROUP
                     RENT
                     PER
                    SQUARE
PROPERTY NAME      FOOT (3)
-------------      --------
OFFICE
 PROPERTIES: (4)
 Orange County
  Area
 Orange Financial
  Center.........   $19.13
 Von Karman
  Corporate
  Center.........    19.10
 Newport-Irvine
  Office.........    19.29
 South Coast
  Executive
  Park...........    12.30
 One Venture.....    25.72
 4440 Von
  Karman.........    19.44
 1800 Lambert....    14.76
 City Centre I...    19.35
 The Plaza.......    17.74
 Huntington Beach
  Plaza I & II...    17.01
 San Diego Area
 Skypark Office
  Plaza..........    15.88
 Sorrento Valley
  Science Park...    10.14
 Governor Park
  Plaza..........    21.43
 Torreyanna
  Science Park...    15.59
 Vista Sorrento
  Office.........    11.40
 Shoreham
  Building (5)...    21.43
 Uniden
  Building.......    12.95
 Carlsbad
  Corporate
  Center (6).....     6.67
 Tower Plaza
  Office.........    13.12
 Tower Plaza
  Professional
  Center.........    13.24
 Tower Plaza
  Business
  Center.........    13.26
 Los Angeles Area
 5161
  Lankershim.....    22.84
 150 East
  Colorado.......    21.64
 1501 Hughes
  Way............    24.89
 3901 Via Oro....    16.57
 600 Corporate
  Pointe.........    17.78
 1919 Santa
  Monica.........    22.78
 Camarillo
  Business
  Center.........    18.67

                                                                                                 ANNUALIZED
                                                                                      ANNUALIZED    NET
                                                                                         BASE    EFFECTIVE
                                                                                         RENT       RENT      %     % OFFICE
                                                          YEAR            ANNUALIZED     PER        PER     TOTAL     (FOR
                                               SQUARE    BUILT/   PERCENT    BASE       SQUARE     SQUARE   BASE   INDUSTRIAL
PROPERTY NAME          MARKET     # BUILDINGS   FEET    RENOVATED LEASED   RENT (1)      FOOT     FOOT (2)  RENT   PROPERTIES)
-------------      -------------- ----------- --------- --------- ------- ----------- ---------- ---------- -----  -----------
 Inland Empire
  Area
 Centrelake
  Plaza..........  Ontario              1       110,763   1989      63.3    1,166,581    16.65      17.58     2.1      --
 Chicago Avenue
  Business Park..  Riverside            1        47,482   1986      76.3      485,999    13.42      12.04     0.9      --
 HDS Plaza.......  San Bernardino       1       104,178   1987      82.2    1,367,155    15.96      15.41     2.5      --
 Havengate.......  San Bernardino       1        80,557   1985      92.7    1,127,839    15.10      15.51     2.1      --
                                      ---     --------- ---------  -----  -----------   ------     ------   -----
   TOTAL OFFICE PROPERTIES.......      50     3,427,433   1985      84.9   43,714,145    15.18      15.89    79.4
INDUSTRIAL/R&D
 PROPERTIES: (7)
 Orange County
  Area
 Savi Tech
  Center.........  North County         4       341,446   1989     100.0    2,521,364     7.38       9.06     4.6       30
 Yorba Linda
  Business Center
  ...............  North County         5       167,142   1988      94.7    1,115,801     7.05       6.39     2.0       18
 Huntington
  Commerce
  Center.........  West County          2        67,551   1987      94.2      412,493     6.49       6.53     0.8       20
 Huntington Beach
  R & D I........  West County          1        27,731 1987/1997  100.0      188,832     6.81       4.71     0.3       90
 Huntington Beach
  R & D II.......  West County          1        11,968   1987     100.0       74,640     6.24       7.72     0.1       90
 Huntington Beach
  R & D III......  West County          1        21,568   1987     100.0      155,290     7.20       7.51     0.3       71
 San Diego Area
 Cymer Technology
  Center ........  I-15 Corridor        2       137,164   1986     100.0    1,695,908    12.36      13.97     3.1       27
 Poway
  Industrial.....  I-15 Corridor        1       112,000 1991/1996  100.0      604,800     5.40       4.80     1.1       11
 Via Frontera....  I-15 Corridor        2        77,920 1982/1997   89.4      529,020     7.59       7.11     1.0       59
 Scripps Ranch...  I-15 Corridor        1        43,560 1978/1996  100.0          --       --        7.71     --        40
 Westridge ......  North City           2        48,850 1984/1996  100.0      384,574     7.87      11.14     0.7       88
 Highlands I.....  Temecula             1        26,856   1988      94.7      216,244     8.50       8.27     0.4       68
 Highlands II....  Temecula             1        41,210   1990      88.8      397,034    10.85       9.26     0.7       77
 Inland Empire
  Area
 Airport Commerce
  Center.........  Ontario              3       213,127   1987      99.7    1,206,614     5.68       5.71     2.2       28
 Hunter Business
  Center.........  Riverside            3       106,782   1990      84.0      525,480     5.86       6.07     1.0       32
                                      ---     --------- ---------  -----  -----------   ------     ------   -----      ---
   TOTAL INDUSTRIAL/R&D
    PROPERTIES...................      30     1,444,875   1987      97.0   10,028,094     7.16       7.85    18.3       34
RETAIL PROPERTY:
 San Diego Area
 Tower Plaza
  Retail (9).....  Temecula            10       144,225 1970/1997   90.9    1,246,947     9.18      12.83     2.3      --
                   --------------     ---     --------- ---------  -----  -----------   ------     ------   -----      ---
   PORTFOLIO TOTAL/WEIGHTED
    AVERAGE......................      90     5,016,533   1985      88.5% $54,989,186   $12.70     $13.49   100.0%      50%
                                      ===     ========= =========  =====  ===========   ======     ======   =====      ===
                     C&W
                     PEER
                    GROUP
                     RENT
                     PER
                    SQUARE
PROPERTY NAME      FOOT (3)
-------------      --------
 Inland Empire
  Area
 Centrelake
  Plaza..........    21.21
 Chicago Avenue
  Business Park..     9.37
 HDS Plaza.......    17.41
 Havengate.......    14.13
                   --------
   TOTAL OFFICE
    PROPERTIES...    17.49
INDUSTRIAL/R&D
 PROPERTIES: (7)
 Orange County
  Area
 Savi Tech
  Center.........     6.41
 Yorba Linda
  Business Center
  ...............     8.31
 Huntington
  Commerce
  Center.........     6.90
 Huntington Beach
  R & D I........     7.16
 Huntington Beach
  R & D II.......     7.16
 Huntington Beach
  R & D III......     7.16
 San Diego Area
 Cymer Technology
  Center ........     7.47
 Poway
  Industrial.....     5.95
 Via Frontera....     6.90
 Scripps Ranch...     8.53
 Westridge ......     8.81
 Highlands I.....     5.80
 Highlands II....     5.80
 Inland Empire
  Area
 Airport Commerce
  Center.........     6.38
 Hunter Business
  Center.........     5.39
                   --------
   TOTAL
    INDUSTRIAL/
    R&D
    PROPERTIES...     6.81
RETAIL PROPERTY:
 San Diego Area
 Tower Plaza
  Retail (9).....    13.84
                   --------
   PORTFOLIO
     TOTAL/
     WEIGHTED
     AVERAGE.....   $14.31
                   ========

-------
  * Includes month-to-month leases
 (1) Annualized Base Rent is the annualized monthly contractual base rent under existing leases as of September 30, 1997, including month-to-month tenants, excluding tenant pass-throughs of operating and other expenses.
 (2) Annualized Net Effective Rent is calculated for each lease in effect at September 30, 1997. For leases in effect at the time the relevant Property was acquired, Annualized Net Effective Rent is the annualized monthly rent during the remaining term of the lease presented on a straight-line basis, plus tenant pass-throughs of operating and other expenses in effect at September 30, 1997, and minus monthly amortization of tenant improvements and leasing commissions. For leases entered into after the relevant Property was acquired, Annualized Net Effective Rent is the annualized monthly rent during the entire term of the lease presented on a straight-line basis, plus tenant pass-throughs of operating and other expenses in effect at September 30, 1997, and minus monthly amortization of tenant improvements and leasing commissions. The amounts in this column that exceed the counterpart amounts under the column headed Annualized Base Rent Per Leased Square Foot do so primarily because the amounts in this column reflect future scheduled rent increases.
 (3)  Source: C&W Study
 (4) Leases for the Office Properties are full service gross leases except for those for Torreyanna Science Park, which are triple net, those for Sorrento Valley Science Park, which are 50% triple net and those for Carlsbad Corporate Center, which are triple net.
 (5) As of September 30, 1997, the property is under contract with the acquisition expected to close in October 1997. The above information is shown as if the property was owned by the Company as of September 30, 1997.
 (6) As of September 30, 1997 the property was 100% leased to Pacific Southwest Bank. In accordance with the terms of the lease, payment of rent commences on March 1, 1998. Upon commencement of rental payments, the above information would appear as follows: Annualized Base Rent Per Leased Square Foot--$6.55; Percent of Total Base Rent--1.5%; Annualized Net Effective Rent Per Leased Square Foot--$17.95.
 (7) Leases for the Industrial Properties are triple net leases except for the following properties which have modified gross leases: Yorba Linda Business Center, Highlands I, Highlands II, Airport Commerce Center and Hunter Business Center. In these industrial parks, the tenants pay their own utilities and janitorial expenses.
 (8) As of September 30, 1997, the property is 100% leased to Inova Diagnostics. In accordance with the terms of the lease, payment of rent commences on November 1, 1997. Upon commencement of rental payments, the above information would appear as follows: Annualized Base Rent Per Square Foot--$8.40; Percent of Total Base Rent--0.7%; Annualized Net Effective Rent Per Leased Square Foot--$7.71.
 (9)  Includes three land parcels consisting of 4.14 acres.

THE OPTION PROPERTIES AND THE DEVELOPMENT PARCEL

  In connection with the Offering, the Company will retain options to purchase three properties, two of which are located in Orange County and one of which is located in Los Angeles County, and a development parcel located in Mission Viejo (the "Development Parcel"). Two of such properties (the "Option Properties") will be owned jointly by an affiliate of AEW and the Principals. The third such property, Brea Tech Center (the "Joint Venture Property"), will be distributed by AEW/LBA II to a new entity which will be owned 75% by such affiliate of AEW and 25% by the Operating Company. See "Structure and Formation of the Company--Formation Transactions," "--Benefits to Related Parties," "Risk Factors--Conflicts of Interest in the Formation Transactions and the Business of the Company" and "Certain Transactions." The following table sets forth the location, number of buildings, square feet and occupancy (as of September 30, 1997) for each Option Property. The decision to exercise the options is subject to approval by the disinterested members of the Board of Directors of the Company.

                                                   NUMBER
                                       PROPERTY      OF       SQUARE    PERCENT
   PROPERTY                AREA          TYPE     BUILDINGS    FEET     LEASED
   --------                ----        --------   ---------   -------   -------
   Brea Tech Center    Orange County    Office         1      118,800      --
   2181 Dupont         Orange County    R&D            1       81,000     100%
   201 North Douglas   Los Angeles      Office         1      344,500      --
                                                     ---      -------
     Total...................................          3      544,300
                                                     ===      =======

  Brea Tech Center is a 118,800 square foot, two-story office building located in the City of Brea in north Orange County. The property includes a parking structure and surface parking on-site that provide four parking spaces for every 1,000 square feet of office space. It also includes a non-contiguous 2.85-acre parcel of land that is currently improved as a parking lot, but could, in the future, be developed as a separate office building. The facility was formerly occupied by Bank of America as a regional loan processing center but is now vacant as a result of a major corporate consolidation. The Company believes that the property will appeal to other large "back office" users.

  2181 Dupont is a mixed-used corporate headquarters which contains a portion of R&D space with one 81,000 square foot building situated on a 5.8-acre parcel in the city of Irvine, approximately one-third of a mile south of John Wayne Airport. Approximately 60% of the building is currently finished office space with the balance consisting of a 21 foot clear, fully air conditioned warehouse/assembly space. The property contains 321 parking spaces (four per every 1,000 square feet). There is land available on the property for additional parking. As of September 30, 1997, the property was 100% leased to Procom Technology under a lease that expires in July 1998. The Company believes that the current rent is below the current market rate for R&D properties in the Airport Area. The Company believes that when the current tenant vacates, there may be an opportunity to convert the building to an office building resulting in an increase in rental rates.

  201 North Douglas is a 344,500 square foot, four-story office building recently purchased from Rockwell Corporation. The property is located in the city of El Segundo one-half mile south of the Los Angeles International Airport, an area historically favored by the aerospace and defense industries. The property is currently undergoing a major renovation including the following improvements: complete demolition of obsolete tenant improvements, new lobby improvements, hallway and bathroom renovations and new landscaping. Additionally, a new exterior curtain wall surface will be applied to the building, resulting in an entirely new appearance for the property. The building is currently vacant while the renovations take place. The Company believes that there are currently few availabilities for tenants requiring large blocks of office space in the area and the renovated building will present an attractive option for such tenants.

  At the completion of the Offering, the Management Company will enter into management agreements for the Option Properties. The management agreements for 2181 Dupont and 201 North Douglas will be on customary terms. The management agreement for Brea Tech Center, however, will also provide for certain incentive compensation based on the returns generated by the property. There can be no assurances that the Company will receive any material financial benefits from the incentive compensation provisions in the management agreement for Brea Tech Center.

  The options to purchase the Option Properties do not become exercisable until such properties achieve "stabilization." For the purpose of the options, an Option Property is stabilized when it is 95% occupied by tenants with leases having more than one year remaining. At the time an Option Property becomes stabilized, the Company will have the right for 90 days to purchase each Option Property for 95% of such property's fair market value (determined by the parties or, if they do not agree, by an arbitration procedure). The Company must consummate the acquisition of each Option Property within 60 days of its exercise of an option. During the period beginning six months following the Offering and ending upon stabilization of each Option Property, AEW may accelerate the Company's option and, if the Company chooses not to exercise its option at that time, sell the Option Property to a third party. Such a sale by AEW must be consummated within 60 days after the Company notifies AEW that the Company is not exercising its option, or such option is thereafter renewed. Following the 90-day period after each Option Property achieves % occupancy, the Company will have a right of first refusal with respect to any proposed sale of such Option Property.

  The Company will have an option to purchase the Development Parcel for 12 months following the Offering for approximately $4.2 million. The Company believes that this price represents a 7% discount from the current fair market value of the Development Parcel. Following such 12-month period, the Company will have a right of first refusal with respect to any proposed sale of the Development Parcel.

THE BUILD-TO-SUIT PROJECTS

  The following are descriptions of the Build-to-Suit Projects. No assurance can be given that the Build-to-Suit Projects will be completed on schedule or within budget or that, if completed, they will provide the Company with an adequate financial return.

  . Comcast Cable. The Company has executed a 15-year, triple net lease with Comcast Cable for a 40,000 square foot build-to-suit facility in Ontario, California. Comcast Cable is a subsidiary of Comcast Corporation, a Philadelphia-based telecommunications company with $6.3 billion in sales. Construction of the two-story state-of-the-art office/warehouse facility is scheduled to begin in the fourth quarter of 1997, with an anticipated completion date in the third quarter of 1998. The project is located on a 4.6-acre parcel in the California Commerce Center, a 1,500-acre master planned business park. Based on the contractual rent for the first year of the lease and the Company's budgeted cost for this project of approximately $3.8 million, the Company believes this project will provide an initial yield of approximately 10.4%.

  . The Company is negotiating a lease with a potential tenant for a 90,000 square foot office/R&D facility to be developed and constructed by the Company on an approximately 3.5-acre parcel. The Property is located in the Rancho Bernardo submarket of San Diego, which, according to the C&W Study, is one of the strongest R&D markets in Southern California with a vacancy rate below 6%. Construction is expected to commence in the first quarter of 1998.

TENANT DIVERSIFICATION

  The Properties are leased to over 560 tenants which are engaged in a variety of businesses, including financial services, entertainment, health care services, accounting, law, computer technology, education and publishing. The following table sets forth information regarding the Company's leases with its 20 largest tenants based upon Annualized Base Rent as of September 30, 1997.

                                    TOTAL                 PERCENTAGE
                                   LEASED    ANNUAL BASE OF ANNUALIZED  MONTHS
TENANT                           SQUARE FEET    RENT       BASE RENT   REMAINING
------                           ----------- ----------- ------------- ---------
Walt Disney Pictures & Televi-
 sion, Inc.....................      98,802  $ 2,240,832      4.05%        70
Donnelly Info Publishing.......      71,946    1,856,208      3.36         12
Sony Pictures Entertainment....      88,916    1,618,202      2.93         79
Cymer, Inc.....................     137,164    1,563,670      2.83        147
Aurora Biosciences Corp........      81,204    1,287,000      2.33        132
ITT Computer & Equipment Leas-
 ing...........................      63,604    1,249,517      2.26         30
Interplay......................     101,325    1,215,900      2.20        105
Qualcomm Incorporated..........      69,386      999,158      1.81         65
Karl Storz Endoscopy...........      56,324      945,168      1.71         18
Sensormedics Corp..............     119,966      850,156      1.54         87
University of Phoenix..........      53,298      837,845      1.51         75
Ogden Environmental & Energy...      52,630      831,600      1.50         39
Curtain Matheson Scientific....      99,119      827,701      1.50         17
HDS Corporation................      50,554      791,665      1.43         86
Chicago Title Company..........      46,446      763,572      1.38         80
Sedgwick James.................      37,818      718,604      1.30        118
Executone Information Systems..     112,000      604,800      1.09         97
IDRC...........................      44,672      589,670      1.07         96
Ikon Office Solutions..........      53,132      582,731      1.05         30
TIG Insurance Company..........      34,842      518,558      0.94         54
                                  ---------  -----------     -----        ---
  Total/Weighted Average.......   1,473,148  $20,892,557     37.77%        77
                                  =========  ===========     =====        ===

LEASE DISTRIBUTION

  The following table sets forth information relating to the size of the Company's leases as of September 30, 1997:

                                                PERCENT OF              PERCENTAGE OF
                                                 AGGREGATE                AGGREGATE
                                                 PORTFOLIO                PORTFOLIO
SQUARE FEET              NUMBER OF TOTAL LEASED   LEASED    ANNUALIZED   ANNUALIZED
UNDER LEASE               LEASES   SQUARE FEET  SQUARE FEET  BASE RENT    BASE RENT
-----------              --------- ------------ ----------- ----------- -------------
1,000 or less...........     89        40,011        0.9%   $   685,624       1.3%
1,001 to 2,500..........    209       346,761        7.8      4,119,206       7.5
2,501-5,000.............    107       368,989        8.3      5,121,479       9.3
5,001-7,500.............     54       337,870        7.6      4,622,060       8.4
7,501-10,000............     47       409,000        9.2      5,425,223       9.9
10,001-20,000...........     43       577,935       13.0      8,169,995      14.8
20,001-40,000...........     26       733,533       16.5      8,373,739      15.2
40,001 or larger........     23     1,631,553       36.7     18,471,860      33.6
                            ---     ---------      -----    -----------     -----
  Total.................    598     4,445,652      100.0%   $54,989,186     100.0%
                            ===     =========      =====    ===========     =====

HISTORICAL LEASING ACTIVITY

  The following table sets forth a summary of the leasing activity for the Properties since their acquisition by the Company.

                                                           NUMBER OF
 PERIOD                                                     LEASES   SQUARE FEET
 ------                                                    --------- -----------
 1995(1).................................................      15        59,225
 1996(2).................................................      54       320,752
 1997(3).................................................     129       989,179
                                                              ---     ---------
   Total/Weighted-average................................     198     1,369,156
                                                              ===     =========

--------
(1) Data is for the period March 22, 1995 through December 31, 1996.
(2) Data is for the year ended December 31, 1997.
(3) Data is for the nine months ended September 30, 1997.

LEASE EXPIRATIONS--PROPERTY-BY-PROPERTY

  The following table sets forth detailed lease expiration information for each of the Properties for leases in place as of September 30, 1997, assuming that none of the tenants exercises renewal options or termination rights, if any, at or prior to the scheduled expirations.

OFFICE PROPERTIES

                                              YEAR OF SCHEDULED LEASE EXPIRATION
                  --------------------------------------------------------------------------------------------------
                  1997(1)      1998       1999       2000       2001      2002     2003      2004    2005    2006
                  --------  ----------  --------  ----------  --------  --------  -------  --------  ---- ----------
PROPERTY
--------
ORANGE COUNTY
AREA
ORANGE FINANCIAL
CENTER
Square Footage
of Leases
Expiring........     5,680      94,925    29,906      32,255    33,178    22,078    2,508       --   --          --
Percentage of
Total Leased
Square Feet.....      2.18%      36.43%    11.48%      12.38%    12.73%     8.47%    0.96%      --   --          --
Annualized Base
Rent of Expiring
Leases..........  $166,837  $2,218,779  $508,719    $650,014  $667,978  $456,359  $46,649       --   --          --
Percentage of
Total Annualized
Base Rent.......      3.04%      40.38%     9.26%      11.83%    12.16%     8.31%    0.85%      --   --          --
Average
Annualized Rent
PSF Expiring....    $29.37      $23.83    $16.83      $23.26    $21.78    $22.01   $19.80       --   --          --
Number of Leases
Expiring........         3           8         9           4         6         6        1       --   --          --
VON KARMAN
CORPORATE CENTER
Square Footage
of Leases
Expiring........    11,678      67,905    32,519     103,859    11,238    32,811      --     46,446  --      101,325
Percentage of
Total Leased
Square Feet.....      2.86%      16.65%     7.97%      25.47%     2.76%     8.05%     --      11.39% --        24.85%
Annualized Base
Rent of Expiring
Leases..........  $ 76,572    $936,520  $321,516  $1,273,168  $180,314  $505,915      --   $763,572  --   $1,215,900
Percentage of
Total Annualized
Base Rent.......      1.45%      17.76%     6.10%      24.14%     3.42%     9.59%     --      14.48% --        23.06%
Average
Annualized Rent
PSF Expiring....     $6.56      $13.84     $9.89      $13.34    $16.29    $15.71      --     $16.44  --       $18.00
Number of Leases
Expiring........         1           5         2           6         2         2      --          1  --            3
NEWPORT-IRVINE
OFFICE
Square Footage
of Leases
Expiring........     2,625      25,582     8,277      11,335    11,811     3,297      --        --   --          --
Percentage of
Total Leased
Square Feet.....      4.17%      40.65%    13.15%      18.01%    18.77%     5.24%     --        --   --          --
Annualized Base
Rent of Expiring
Leases..........   $37,800    $448,441  $136,753    $189,979  $165,856   $59,346      --        --   --          --
Percentage of
Total Annualized
Base Rent.......      3.64%      43.20%    13.17%      18.30%    15.98%     5.72%     --        --   --          --
Average
Annualized Rent
PSF Expiring....    $14.40      $17.76    $16.60      $17.22    $15.37    $18.60      --        --   --          --
Number of Leases
Expiring........         1          10         2           4         3         1      --        --   --          --
SOUTH COAST
EXECUTIVE PARK                                                                                       --
Square Footage
of Leases
Expiring........       --       13,418     1,598       5,549    11,336    16,452      --        --   --          --
Percentage of
Total Leased
Square Feet.....       --        27.75%     3.30%      11.48%    23.44%    34.02%     --        --   --          --
Annualized Base
Rent of Expiring
Leases..........       --     $185,767   $26,829     $72,202  $148,927  $250,414      --        --   --          --
Percentage of
Total Annualized
Base Rent.......       --        27.15%     3.92%      10.55%    21.77%    36.60%     --        --   --          --
Average
Annualized Rent
PSF Expiring....       --       $13.91    $17.04      $14.21    $13.94    $17.50      --        --   --          --
Number of Leases
Expiring........       --            8         2           3         4         3      --        --   --          --
ONE VENTURE
Square Footage
of Leases Expir-
ing.............       --        1,127       --        2,843     1,226     3,439      --        --   --          --
Percentage of
Total Leased
Square Feet.....       --        13.05%      --        32.92%    14.20%    39.83%     --        --   --          --
Annualized Base
Rent of Expiring
Leases..........       --      $16,229       --      $41,558   $28,735   $78,409      --        --   --          --
Percentage of
Total Annualized
Base Rent.......       --         9.84%      --        25.20%    17.42%    47.54%     --        --   --          --
Average
Annualized Rent
PSF Expiring....       --       $14.40       --       $14.62    $26.92    $26.31      --        --   --          --
Number of Leases
Expiring........       --            1       --            1         1         1      --        --   --          --

                  ---------------------
                   AFTER
                    2006      TOTAL
                  --------- -----------
PROPERTY
--------
ORANGE COUNTY
AREA
ORANGE FINANCIAL
CENTER
Square Footage
of Leases
Expiring........    40,052     260,582
Percentage of
Total Leased
Square Feet.....     15.37%        100%
Annualized Base
Rent of Expiring
Leases..........  $779,175  $5,494,510
Percentage of
Total Annualized
Base Rent.......     14.18%        100%
Average
Annualized Rent
PSF Expiring....    $22.81      $22.47
Number of Leases
Expiring........         4          41
VON KARMAN
CORPORATE CENTER
Square Footage
of Leases
Expiring........       --      407,781
Percentage of
Total Leased
Square Feet.....       --          100%
Annualized Base
Rent of Expiring
Leases..........       --   $5,273,477
Percentage of
Total Annualized
Base Rent.......       --          100%
Average
Annualized Rent
PSF Expiring....       --       $14.74
Number of Leases
Expiring........       --           22
NEWPORT-IRVINE
OFFICE
Square Footage
of Leases
Expiring........       --       62,927
Percentage of
Total Leased
Square Feet.....       --          100%
Annualized Base
Rent of Expiring
Leases..........       --   $1,038,175
Percentage of
Total Annualized
Base Rent.......       --          100%
Average
Annualized Rent
PSF Expiring....       --       $16.97
Number of Leases
Expiring........       --           21
SOUTH COAST
EXECUTIVE PARK
Square Footage
of Leases
Expiring........       --       48,353
Percentage of
Total Leased
Square Feet.....       --          100%
Annualized Base
Rent of Expiring
Leases..........       --     $684,139
Percentage of
Total Annualized
Base Rent.......       --          100%
Average
Annualized Rent
PSF Expiring....       --       $15.28
Number of Leases
Expiring........       --           20
ONE VENTURE
Square Footage
of Leases Expir-
ing.............       --        8,635
Percentage of
Total Leased
Square Feet.....       --          100%
Annualized Base
Rent of Expiring
Leases..........       --     $164,931
Percentage of
Total Annualized
Base Rent.......       --          100%
Average
Annualized Rent
PSF Expiring....       --       $20.99
Number of Leases
Expiring........       --            4

                                                   YEAR OF SCHEDULED LEASE EXPIRATION
                  ------------------------------------------------------------------------------------------------------------
                                                                                                              AFTER
PROPERTY          1997(1)     1998      1999       2000       2001      2002      2003      2004    2005 2006 2006    TOTAL
--------          --------  --------  --------  ----------  --------  --------  --------  --------  ---- ---- ----- ----------
4440 VON KARMAN
Square Footage
 of Leases Ex-
 piring.........       --     12,357       --       10,468     3,150    15,619       --        --   --   --    --       41,594
Percentage of
 Total Leased
 Square Feet....       --      29.71%      --        25.17%     7.57%    37.55%      --        --   --   --    --          100%
Annualized Base
 Rent of Expir-
 ing Leases.....       --   $179,978       --     $192,828   $26,082  $290,900       --        --   --   --    --     $689,788
Percentage of
 Total
 Annualized Base
 Rent...........       --      26.09%      --        27.95%     3.78%    42.17%      --        --   --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...       --     $14.56       --       $19.50    $21.60    $19.82       --        --   --   --    --       $18.31
Number of Leases
 Expiring.......       --          2       --            3         1         2       --        --   --   --    --            8
1800 LAMBERT
Square Footage
 of Leases Ex-
 piring.........     8,345     4,412     1,036      10,835     6,476       --        --        --   --   --    --       31,104
Percentage of
 Total Leased
 Square Feet....     26.83%    14.18%     3.33%      34.83%    20.82%      --        --        --   --   --    --          100%
Annualized Base
 Rent of Expir-
 ing Leases.....  $174,614   $74,122   $15,540    $169,032  $100,387       --        --        --   --   --    --     $533,695
Percentage of
 Total
 Annualized Base
 Rent...........     32.72%    13.89%     2.91%      31.67%    18.81%      --        --        --   --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...    $20.92    $16.80    $15.00      $16.20    $15.50       --        --        --   --   --    --       $17.37
Number of Leases
 Expiring.......         2         1         1           1         2       --        --        --   --   --    --            7
CITY CENTRE I
Square Footage
 of Leases Ex-
 piring.........     1,774    25,515    32,278       7,664    24,126    18,472       --        --   --   --    --      109,829
Percentage of
 Total Leased
 Square Feet....      1.62%    23.23%    29.39%       6.98%    21.97%    16.82%      --        --   --   --    --          100%
Annualized Base
 Rent of Expir-
 ing Leases.....   $32,347  $532,430  $623,689    $133,876  $365,645  $332,213       --        --   --   --    --   $2,020,200
Percentage of
 Total
 Annualized Base
 Rent...........      1.60%    26.36%    30.87%       6.63%    18.10%    16.44%      --        --   --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...    $18.23    $20.87    $19.67      $18.51    $17.15    $19.14       --        --   --   --    --       $19.20
Number of Leases
 Expiring.......         1         5         8           5         4         3       --        --   --   --    --           26
THE PLAZA
Square Footage
 of Leases Ex-
 piring.........       --      6,413     7,087      26,690       --        --     53,298       --   --   --    --       93,488
Percentage of
 Total Leased
 Square Feet....       --       6.86%     7.58%      28.55%      --        --      57.01%      --   --   --    --          100%
Annualized Base
 Rent of Expir-
 ing Leases.....       --    $96,195  $106,305    $368,322       --        --   $837,845       --   --   --    --   $1,408,667
Percentage of
 Total
 Annualized Base
 Rent...........       --       6.83%     7.55%      26.15%      --        --      59.48%      --   --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...       --     $15.00    $16.20      $13.80       --        --     $23.49       --   --   --    --       $19.59
Number of Leases
 Expiring.......       --          1         1           1       --        --          1       --   --   --    --            4
HUNTINGTON BEACH
 PLAZA I & II
Square Footage
 of Leases
 Expiring.......     3,614    12,268    14,540       1,640     6,307     4,455       --        --   --   --    --       42,824
Percentage of
 Total Leased
 Square Feet....      8.44%    28.65%    33.95%       3.83%    14.73%    10.40%      --        --   --   --    --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........   $63,936  $169,518  $199,927     $20,664   $94,605   $58,800       --        --   --   --    --     $607,450
Percentage of
 Total
 Annualized Base
 Rent...........     10.53%    27.91%    32.91%       3.40%    15.57%     9.68%      --        --   --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...    $17.69    $13.82    $13.91      $13.32    $16.20    $13.74       --        --   --   --    --       $14.50
Number of Leases
 Expiring.......         1         6         3           1         1         1       --        --   --   --    --           13
SAN DIEGO AREA
SKYPARK OFFICE
 PLAZA
Square Footage
 of Leases
 Expiring.......       --     24,063    12,313      63,604    20,842     3,001    32,489    34,129  --   --    --      190,441
Percentage of
 Total Leased
 Square Feet....       --      12.64%     6.47%      33.40%    10.94%     1.58%    17.06%    17.92% --   --    --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --   $379,744  $176,595  $1,249,517  $275,053   $48,616  $174,221  $354,669  --   --    --   $2,658,415
Percentage of
 Total
 Annualized Base
 Rent...........       --      14.28%     6.64%      47.00%    10.35%     1.83%     6.55%    13.34% --   --    --          100%
Average
 Annualized Rent
 PSF Expiring...       --     $15.78    $14.92      $19.65    $15.60    $16.20    $25.16    $14.76  --   --    --       $18.42
Number of Leases
 Expiring.......       --          2         2           1         2         1         2         1  --   --    --           11

                                                     YEAR OF SCHEDULED LEASE EXPIRATION
                  -----------------------------------------------------------------------------------------------------------------
                                                                                                                AFTER
PROPERTY          1997(1)   1998      1999      2000      2001      2002      2003      2004      2005    2006   2006      TOTAL
--------          ------- --------  --------  --------  --------  --------  --------  --------  --------  ---- --------  ----------
SORRENTO VALLEY
 SCIENCE PARK
Square Footage
 of Leases
 Expiring.......    --         --      3,361    52,630    25,244    39,906       --        --     44,672  --        --      165,813
Percentage of
 Total Leased
 Square Feet....    --         --       2.03%    31.74%    15.22%    24.07%      --        --      26.94% --        --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --         --    $51,594  $831,600  $359,597  $391,068       --        --   $589,670  --        --   $2,223,529
Percentage of
 Total
 Annualized Base
 Rent...........    --         --       2.32%    37.40%    16.17%    17.59%      --        --      26.52% --        --          100%
Average
 Annualized Rent
 PSF Expiring...    --         --     $16.20    $16.59    $18.06    $11.37       --        --     $17.37  --        --       $15.76
Number of Leases
 Expiring.......    --         --          2         1         1         3       --        --          1  --        --            8
GOVERNOR PARK
 PLAZA
Square Footage
 of Leases
 Expiring.......    --      10,977     6,629       --     17,822    35,653     1,930    10,338       --   --        --       83,349
Percentage of
 Total Leased
 Square Feet....    --       13.17%     7.95%      --      21.38%    42.78%     2.32%    12.40%      --   --        --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --    $165,018  $102,031       --   $281,142  $462,897   $27,792  $126,537       --   --        --   $1,165,417
Percentage of
 Total
 Annualized Base
 Rent...........    --       14.16%     8.75%      --      24.12%    39.72%     2.38%    10.86%      --   --        --          100%
Average
 Annualized Rent
 PSF Expiring...    --      $15.03    $16.02       --     $16.30    $15.19    $17.40    $15.49       --   --        --       $15.58
Number of Leases
 Expiring.......    --           4         3       --          2         2         1         1       --   --        --           13
TORREYANNA
 SCIENCE PARK
 (2)
Square Footage
 of Leases
 Expiring.......    --         --        --        --        --        --        --        --        --   --     81,204      81,204
Percentage of
 Total Leased
 Square Feet....    --         --        --        --        --        --        --        --        --   --        100%        100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --         --        --        --        --        --        --        --        --   --   $686,400    $686,400
Percentage of
 Total
 Annualized Base
 Rent...........    --         --        --        --        --        --        --        --        --   --        100%        100%
Average
 Annualized Rent
 PSF Expiring...    --         --        --        --        --        --        --        --        --   --     $27.03      $27.03
Number of Leases
 Expiring.......    --         --        --        --        --        --        --        --        --   --          1           1
VISTA SORRENTO
 OFFICE
Square Footage
 of Leases
 Expiring.......    --         --        --        --        --        --     69,386       --        --   --        --       69,386
Percentage of
 Total Leased
 Square Feet....    --         --        --        --        --        --        100%      --        --   --        --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --         --        --        --        --        --   $999,158       --        --   --        --     $999,158
Percentage of
 Total
 Annualized Base
 Rent...........    --         --        --        --        --        --        100%      --        --   --        --          100%
Average
 Annualized Rent
 PSF Expiring...    --         --        --        --        --        --     $17.20       --        --   --        --       $17.20
Number of Leases
 Expiring.......    --         --        --        --        --        --          1       --        --   --        --            1
SHOREHAM
 BUILDING
Square Footage
 of Leases
 Expiring.......    --      31,907       --        --        --        --        --        --        --   --        --       31,907
Percentage of
 Total Leased
 Square Feet....    --         100%      --        --        --        --        --        --        --   --        --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --    $463,290       --        --        --        --        --        --        --   --        --     $463,290
Percentage of
 Total
 Annualized Base
 Rent...........    --         100%      --        --        --        --        --        --        --   --        --          100%
Average
 Annualized Rent
 PSF Expiring...    --      $14.52       --        --        --        --        --        --        --   --        --       $14.52
Number of Leases
 Expiring.......    --           1       --        --        --        --        --        --        --   --        --            1
UNIDEN BUILDING
Square Footage
 of Leases
 Expiring.......    --         --     28,119       --        --        --        --        --        --   --        --       28,119
Percentage of
 Total Leased
 Square Feet....    --         --        100%      --        --        --        --        --        --   --        --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........    --         --   $320,557       --        --        --        --        --        --   --        --     $320,557
Percentage of
 Total
 Annualized Base
 Rent...........    --         --        100%      --        --        --        --        --        --   --        --          100%
Average
 Annualized Rent
 PSF Expiring...    --         --     $11.74       --        --        --        --        --        --   --        --       $11.74
Number of Leases
 Expiring.......    --         --          2       --        --        --        --        --        --   --        --            2

                                                   YEAR OF SCHEDULED LEASE EXPIRATION
                   ----------------------------------------------------------------------------------------------------------
                                                                                                          AFTER
PROPERTY           1997(1)     1998     1999      2000      2001      2002       2003     2004 2005 2006   2006      TOTAL
--------           --------  --------  -------  --------  --------  --------  ----------  ---- ---- ---- --------  ----------
CARLSBAD
 CORPORATE CENTER
Square Footage of
 Leases
 Expiring........       --        --       --        --        --        --          --    --   --  --    125,000     125,000
Percentage of
 Total Leased
 Square Feet.....       --        --       --        --        --        --          --    --   --  --        100%        100%
Annualized Base
 Rent of Expiring
 Leases..........       --        --       --        --        --        --          --    --   --  --   $819,000    $819,000
Percentage of
 Total Annualized
 Base Rent.......       --        --       --        --        --        --          --    --   --  --        100%        100%
Average
 Annualized Rent
 PSF Expiring....       --        --       --        --        --        --          --    --   --  --     $15.91      $15.91
Number of Leases
 Expiring........       --        --       --        --        --        --          --    --   --  --          1           1
TOWER PLAZA
 OFFICE
Square Footage of
 Leases
 Expiring........    10,267     5,437    4,022    15,130    22,062       --        6,703   --   --  --        --       63,621
Percentage of
 Total Leased
 Square Feet.....     16.14%     8.55%    6.32%    23.78%    34.68%      --        10.54%  --   --  --        --          100%
Annualized Base
 Rent of Expiring
 Leases..........  $143,584   $87,636  $62,542  $224,193  $308,493       --      $92,556   --   --  --        --     $919,004
Percentage of
 Total Annualized
 Base Rent.......     15.62%     9.54%    6.81%    24.40%    33.57%      --        10.07%  --   --  --        --          100%
Average
 Annualized Rent
 PSF Expiring....    $13.99    $16.26   $16.15    $16.05    $15.73       --       $16.78   --   --  --        --       $15.71
Number of Leases
 Expiring........         3         3        1         4         2       --            1   --   --  --        --           14
TOWER PLAZA PROFESSIONAL
 CENTER
Square Footage of
 Leases
 Expiring........     2,175     5,500    1,156     2,946       878       --          --    --   --  --        --       12,655
Percentage of
 Total Leased
 Square Feet.....     17.19%    43.46%    9.13%    23.28%     6.94%      --          --    --   --  --        --          100%
Annualized Base
 Rent of Expiring
 Leases..........   $24,881   $53,076  $12,204   $28,569    $9,377       --          --    --   --  --        --     $128,107
Percentage of
 Total Annualized
 Base Rent.......     19.42%    41.43%    9.53%    22.30%     7.32%      --          --    --   --  --        --          100%
Average
 Annualized Rent
 PSF Expiring....    $11.44     $9.65   $11.52    $10.50    $12.36       --          --    --   --  --        --       $10.51
Number of Leases
 Expiring........         2         8        1         3         1       --          --    --   --  --        --           15
TOWER PLAZA
 BUSINESS CENTER
Square Footage of
 Leases
 Expiring........       588     7,139      --        --        --        --          --    --   --  --        --        7,727
Percentage of
 Total Leased
 Square Feet.....      7.61%    92.39%     --        --        --        --          --    --   --  --        --          100%
Annualized Base
 Rent of Expiring
 Leases..........    $5,640   $64,695      --        --        --        --          --    --   --  --        --      $70,335
Percentage of
 Total Annualized
 Base Rent.......      8.02%    91.98%     --        --        --        --          --    --   --  --        --          100%
Average
 Annualized Rent
 PSF Expiring....     $9.59    $10.49      --        --        --        --          --    --   --  --        --       $10.42
Number of Leases
 Expiring........         2        15      --        --        --        --          --    --   --  --        --           17
LOS ANGELES AREA
5161 LANKERSHIM
Square Footage of
 Leases
 Expiring........       --     15,800      --      2,669       --     11,768      98,802   --   --  --        --      129,039
Percentage of
 Total Leased
 Square Feet.....       --      12.24%     --       2.07%      --       9.12%      76.57%  --   --  --        --          100%
Annualized Base
 Rent of Expiring
 Leases..........       --   $365,688      --    $68,469       --   $257,942  $2,240,832   --   --  --        --   $2,932,931
Percentage of
 Total Annualized
 Base Rent.......       --      12.47%     --       2.33%      --       8.79%      76.40%  --   --  --        --          100%
Average
 Annualized Rent
 PSF Expiring....       --     $23.14      --     $25.65       --     $21.92      $22.68   --   --  --        --       $22.73
Number of Leases
 Expiring........       --          1      --          1       --          1           1   --   --  --        --            4

                                            YEAR OF SCHEDULED LEASE EXPIRATION
                  ------------------------------------------------------------------------------------------------
PROPERTY          1997(1)     1998       1999       2000      2001      2002     2003       2004      2005    2006
--------          --------  --------  ----------  --------  --------  --------  -------  ----------  -------  ----
150 EAST
 COLORADO
Square Footage
 of Leases
 Expiring.......       --        732       3,000     7,596     9,265    12,054    2,603       8,385      994  --
Percentage of
 Total Leased
 Square Feet....       --       1.64%       6.72%    17.02%    20.76%    27.01%    5.83%      18.79%    2.23% --
Annualized Base
 Rent of
 Expiring
 Leases.........       --    $13,615     $45,000  $125,196  $115,000  $230,195  $48,416    $133,925  $17,304  --
Percentage of
 Total
 Annualized Base
 Rent...........       --       1.87%       6.18%    17.18%    15.78%    31.59%    6.64%      18.38%    2.37% --
Average
 Annualized Rent
 PSF Expiring...       --     $18.60      $15.00    $17.58    $18.38    $19.51   $19.20      $17.57   $17.41  --
Number of Leases
 Expiring.......       --          1           1         4         3         2        1           1        1  --
1501 HUGHES WAY
Square Footage
 of Leases
 Expiring.......       300       --          --        --     39,506     6,340      --          --       --   --
Percentage of
 Total Leased
 Square Feet....      0.65%      --          --        --      85.61%    13.74%     --          --       --   --
Annualized Base
 Rent of
 Expiring
 Leases.........    $4,500       --          --        --   $474,072  $117,924      --          --       --   --
Percentage of
 Total
 Annualized Base
 Rent...........      0.75%      --          --        --      79.48%    19.77%     --          --       --   --
Average
 Annualized Rent
 PSF Expiring...    $15.00       --          --        --     $12.00    $18.60      --          --       --   --
Number of Leases
 Expiring.......         1       --          --        --          1         1      --          --       --   --
3901 VIA ORO
Square Footage
 of Leases
 Expiring.......       --        --          --        --      5,279       --       --          --       --   --
Percentage of
 Total Leased
 Square Feet....       --        --          --        --        100%      --       --          --       --   --
Annualized Base
 Rent of
 Expiring
 Leases.........       --        --          --        --    $70,950       --       --          --       --   --
Percentage of
 Total
 Annualized Base
 Rent...........       --        --          --        --        100%      --       --          --       --   --
Average
 Annualized Rent
 PSF Expiring...       --        --          --        --     $15.24       --       --          --       --   --
Number of Leases
 Expiring.......       --        --          --        --          1       --       --          --       --   --
600 CORPORATE
 POINTE
Square Footage
 of Leases
 Expiring.......    18,624    12,372      72,855     5,052     7,929    23,233      --       88,916      --   --
Percentage of
 Total Leased
 Square Feet....      7.67%     5.09%      29.99%     2.08%     3.26%     9.57%     --        36.61%     --   --
Annualized Base
 Rent of
 Expiring
 Leases.........  $352,732  $300,546  $1,192,988  $103,050  $141,859  $385,884      --   $1,618,201      --   --
Percentage of
 Total
 Annualized Base
 Rent...........      8.13%     6.93%      27.50%     2.38%     3.27%     8.90%     --        37.30%     --   --
Average
 Annualized Rent
 PSF Expiring...    $18.94    $24.29      $16.63    $20.40    $17.89    $18.00      --       $20.89      --   --
Number of Leases
 Expiring.......         2         2           5         2         2         5      --            3      --   --
1919 SANTA
 MONICA
Square Footage
 of Leases
 Expiring.......       --     23,127       3,664       --     11,282     4,410      --          --       --   --
Percentage of
 Total Leased
 Square Feet....       --      54.44%       8.62%      --      26.56%    10.38%     --          --       --   --
Annualized Base
 Rent of
 Expiring
 Leases.........       --   $424,612     $80,736       --   $284,306  $148,176      --          --       --   --
Percentage of
 Total
 Annualized Base
 Rent...........       --      45.28%       8.61%      --      30.32%    15.80%     --          --       --   --
Average
 Annualized Rent
 PSF Expiring...       --     $18.36      $22.03       --     $26.40    $33.60      --          --       --   --
Number of Leases
 Expiring.......       --          3           2       --          1         1      --          --       --   --
CAMARILLO
 BUSINESS CENTER
Square Footage
 of Leases
 Expiring.......    17,558       --       16,420    28,062     5,405    54,305      --          --       --   --
Percentage of
 Total Leased
 Square Feet....     14.42%      --        13.49%    23.05%     4.44%    44.60%     --          --       --   --
Annualized Base
 Rent of
 Expiring
 Leases.........  $259,156       --     $243,929  $375,900   $78,027  $685,454      --          --       --   --
Percentage of
 Total
 Annualized Base
 Rent...........     15.78%      --        14.85%    22.89%     4.75%    41.73%     --          --       --   --
Average
 Annualized Rent
 PSF Expiring...    $14.76       --       $14.86    $14.63    $14.44    $17.62      --          --       --   --
Number of Leases
 Expiring.......         1       --            4         4         1         6      --          --       --   --

                  ---------------------
                   AFTER
PROPERTY            2006      TOTAL
--------          --------- -----------
150 EAST
 COLORADO
Square Footage
 of Leases
 Expiring.......       --       44,629
Percentage of
 Total Leased
 Square Feet....       --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --     $728,651
Percentage of
 Total
 Annualized Base
 Rent...........       --          100%
Average
 Annualized Rent
 PSF Expiring...       --       $18.20
Number of Leases
 Expiring.......       --           14
1501 HUGHES WAY
Square Footage
 of Leases
 Expiring.......       --       46,146
Percentage of
 Total Leased
 Square Feet....       --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --     $596,496
Percentage of
 Total
 Annualized Base
 Rent...........       --          100%
Average
 Annualized Rent
 PSF Expiring...       --       $12.93
Number of Leases
 Expiring.......       --            3
3901 VIA ORO
Square Footage
 of Leases
 Expiring.......       --        5,279
Percentage of
 Total Leased
 Square Feet....       --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --      $70,950
Percentage of
 Total
 Annualized Base
 Rent...........       --          100%
Average
 Annualized Rent
 PSF Expiring...       --       $15.24
Number of Leases
 Expiring.......       --            1
600 CORPORATE
 POINTE
Square Footage
 of Leases
 Expiring.......    13,912     242,893
Percentage of
 Total Leased
 Square Feet....      5.73%        100%
Annualized Base
 Rent of
 Expiring
 Leases.........  $242,520  $4,337,780
Percentage of
 Total
 Annualized Base
 Rent...........      5.59%        100%
Average
 Annualized Rent
 PSF Expiring...    $23.89      $19.42
Number of Leases
 Expiring.......         1          22
1919 SANTA
 MONICA
Square Footage
 of Leases
 Expiring.......       --       42,483
Percentage of
 Total Leased
 Square Feet....       --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --     $937,830
Percentage of
 Total
 Annualized Base
 Rent...........       --          100%
Average
 Annualized Rent
 PSF Expiring...       --       $22.39
Number of Leases
 Expiring.......       --            7
CAMARILLO
 BUSINESS CENTER
Square Footage
 of Leases
 Expiring.......       --      121,750
Percentage of
 Total Leased
 Square Feet....       --          100%
Annualized Base
 Rent of
 Expiring
 Leases.........       --   $1,642,466
Percentage of
 Total
 Annualized Base
 Rent...........       --          100%
Average
 Annualized Rent
 PSF Expiring...       --       $16.00
Number of Leases
 Expiring.......       --           16

                                                   YEAR OF SCHEDULED LEASE EXPIRATION
               ---------------------------------------------------------------------------------------------------------------------
                                                                                                                    AFTER
PROPERTY       1997(1)    1998       1999       2000      2001      2002      2003      2004      2005      2006    2006    TOTAL
--------       -------  --------  ----------  --------  --------  --------  --------  --------  --------  --------  ----- ----------
INLAND EMPIRE
 AREA
CENTRELAKE
PLAZA Square
 Footage
 of Leases
 Expiring.....   2,736    12,250      21,161     1,564    21,962       --        --        --        --      6,227   --       65,900
Percentage of
 Total Leased
 Square Feet..    4.15%    18.59%      32.11%     2.37%    33.33%      --        --        --        --       9.45%  --         100%
Annualized
 Base Rent
 of Expiring
 Leases....... $48,920  $204,761    $349,032   $30,029  $365,684       --        --        --        --   $100,877   --   $1,099,303
Percentage of
 Total
 Annualized
 Base Rent....    4.45%    18.63%      31.75%     2.73%    33.27%      --        --        --        --       9.18%  --         100%
Average
 Annualized
 Rent PSF
 Expiring.....  $17.88    $16.72      $16.49    $19.20    $16.65       --        --        --        --     $16.20   --       $16.68
Number of
 Leases
 Expiring.....       1         4           3         1         3       --        --        --        --          1   --           13
CHICAGO AVENUE
 BUSINESS PARK
Square Footage
 of Leases
 Expiring.....     --      3,185         --      8,810     8,501     3,603    12,123       --        --        --    --       36,222
Percentage of
 Total Leased
 Square Feet..     --       8.79%        --      24.32%    23.47%     9.95%    33.47%      --        --        --    --         100%
Annualized
 Base Rent
 of Expiring
 Leases.......     --    $38,220         --   $104,901   $96,911   $41,074  $204,893       --        --        --    --     $485,999
Percentage of
 Total
 Annualized
 Base Rent....     --       7.86%        --      21.58%    19.94%     8.45%    42.16%      --        --        --    --         100%
Average
 Annualized
 Rent PSF
 Expiring.....     --     $12.19         --     $13.13    $11.40    $12.83    $16.90       --        --        --    --       $13.87
Number of
 Leases
 Expiring.....     --          2         --          1         1         1         1       --        --        --    --            6
HDS PLAZA
 Square
 Footage of
 Leases
 Expiring.....     --     20,043       4,130       --        --     10,939       --     50,554       --        --    --       85,666
Percentage
 of Total
 Leased
 Square Feet..     --      23.40%       4.82%      --        --      12.77%      --      59.01%      --        --    --         100%
Annualized
 Base Rent
 of Expiring
 Leases.......     --   $316,197     $65,016       --        --   $194,277       --   $791,665       --        --    --   $1,367,155
Percentage
 of Total
 Annualized
 Base Rent....     --      23.13%       4.76%      --        --      14.21%      --      57.91%      --        --    --         100%
Average
 Annualized
 Rent PSF
 Expiring.....     --     $15.78      $15.74       --        --     $17.76       --     $15.66       --        --    --       $15.96
Number of
 Leases
 Expiring.....     --          9           2       --        --          1       --          1       --        --    --           13
HAVENGATE
Square
 Footage of
 Leases
 Expiring.....   3,269    22,358      30.376     6,732       --        --        --        --     11,962       --    --       74,697
Percentage
 of Total
 Leased
 Square Feet..    4.38%    29.93%      40.67%     9.01%      --        --        --        --      16.01%      --    --         100%
Annualized
 Base Rent
 of Expiring
 Leases....... $46,466  $343,075    $462,872   $98,547       --        --        --        --   $176,880       --    --   $1,127,840
Percentage
 of Total
 Annualized
 Base Rent....    4.12%    30.42%      41.04%     8.74%      --        --        --        --      15.68%      --    --         100%
Average
 Annualized
 Rent PSF
 Expiring.....  $14.21    $15.38      $16.25    $15.75       --        --        --        --     $18.11       --    --       $16.15
Number of
 Leases
 Expiring.....       2         4           3         2       --        --        --        --          1       --    --           12
INDUSTRIAL
 PROPERTIES
ORANGE COUNTY
 AREA
SAVI TECH
CENTER
Square
 Footage of
 Leases
 Expiring.....     --        --      221,480       --        --        --        --    119,966       --        --    --      341,446
Percentage
 of Total
 Leased
 Square Feet..     --        --        64.87%      --        --        --        --      35.13%      --        --    --         100%
Annualized
 Base Rent
 of Expiring
 Leases.......     --        --   $1,671,208       --        --        --        --   $850,156       --        --    --   $2,521,364
Percentage
 of Total
 Annualized
 Base Rent....     --        --        66.28%      --        --        --        --      33.72%      --        --    --         100%
Average
 Annualized
 Rent PSF
 Expiring.....     --        --        $7.55       --        --        --        --      $9.33       --        --    --        $8.17
Number of
 Leases
 Expiring.....     --        --            3       --        --        --        --          1       --        --    --            4

                                                     YEAR OF SCHEDULED LEASE EXPIRATION
                        ----------------------------------------------------------------------------------------------------
                                                                                                            AFTER
PROPERTY                1997(1)     1998      1999      2000      2001      2002     2003    2004 2005 2006 2006    TOTAL
--------                --------  --------  --------  --------  --------  --------  -------  ---- ---- ---- ----- ----------
YORBA LINDA BUSINESS
 CENTER
Square Footage of
 Leases Expiring......    23,496    81,337    23,376    21,602     1,060       --       --   --   --   --    --      150,871
Percentage of Total
 Leased Square Feet...     15.57%    53.91%    15.49%    14.32%     0.70%      --       --   --   --   --    --          100%
Annualized Base Rent
 of Expiring Leases...  $170,961  $562,314  $173,926  $143,251   $11,196       --       --   --   --   --    --   $1,061,648
Percentage of Total
 Annualized Base
 Rent.................     16.10%    52.97%    16.38%    13.49%     1.05%      --       --   --   --   --    --          100%
Average Annualized
 Rent PSF Expiring....     $7.28     $6.72     $7.70     $7.02    $11.40       --       --   --   --   --    --        $7.00
Number of Leases
 Expiring.............         7        23        15         9         1       --       --   --   --   --    --           55
HUNTINGTON COMMERCE
 CENTER
Square Footage of
 Leases Expiring......     2,527    29,496    13,613     7,176     2,527     8,260      --   --   --   --    --       63,599
Percentage of Total
 Leased Square Feet...      3.97%    46.38%    21.40%    11.28%     3.97%    12.99%     --   --   --   --    --          100%
Annualized Base Rent
 of Expiring Leases...   $19,711  $190,418   $88,011   $49,059   $16,678   $48,616      --   --   --   --    --     $412,493
Percentage of Total
 Annualized Base
 Rent.................      4.78%    46.16%    21.34%    11.89%     4.04%    11.79%     --   --   --   --    --          100%
Average Annualized
 Rent PSF Expiring....     $7.80     $6.46     $6.52     $7.27     $7.08     $6.62      --   --   --   --    --        $6.66
Number of Leases
 Expiring.............         1         9         5         2         1         1      --   --   --   --    --           19
HUNTINGTON BEACH R & D
 I
Square Footage of
 Leases Expiring......       --        --        --        --     17,400       --    10,331  --   --   --    --       27,731
Percentage of Total
 Leased Square Feet...       --        --        --        --      62.75%      --     37.25% --   --   --    --          100%
Annualized Base Rent
 of Expiring Leases...       --        --        --        --   $116,928       --   $71,904  --   --   --    --     $188,832
Percentage of Total
 Annualized Base
 Rent.................       --        --        --        --      61.92%      --     38.08% --   --   --    --          100%
Average Annualized
 Rent PSF Expiring....       --        --        --        --      $7.08       --     $6.96  --   --   --    --        $7.04
Number of Leases
 Expiring.............       --        --        --        --          1       --         1  --   --   --    --            2
HUNTINGTON BEACH R & D
 II
Square Footage of
 Leases Expiring......       --        --     11,968       --        --        --       --   --   --   --    --       11,968
Percentage of Total
 Leased Square Feet...       --        --        100%      --        --        --       --   --   --   --    --          100%
Annualized Base Rent
 of Expiring Leases...       --        --    $74,640       --        --        --       --   --   --   --    --      $74,640
Percentage of Total
 Annualized Base
 Rent.................       --        --        100%      --        --        --       --   --   --   --    --          100%
Average Annualized
 Rent PSF Expiring....       --        --      $6.24       --        --        --       --   --   --   --    --        $6.24
Number of Leases
 Expiring.............       --        --          1       --        --        --       --   --   --   --    --            1
HUNTINGTON BEACH R & D
 III
Square Footage of
 Leases Expiring......       --        --        --        --        --     21,568      --   --   --   --    --       21,568
Percentage of Total
 Leased Square Feet...       --        --        --        --        --        100%     --   --   --   --    --          100%
Annualized Base Rent
 of Expiring Leases...       --        --        --        --        --   $155,290      --   --   --   --    --     $155,290
Percentage of Total
 Annualized Base
 Rent.................       --        --        --        --        --        100%     --   --   --   --    --          100%
Average Annualized
 Rent PSF Expiring....       --        --        --        --        --      $7.20      --   --   --   --    --        $7.20
Number of Leases
 Expiring.............       --        --        --        --        --          1      --   --   --   --    --            1

                                                    YEAR OF SCHEDULED LEASE EXPIRATION
                     --------------------------------------------------------------------------------------------------------
PROPERTY             1997(1)    1998     1999      2000     2001      2002    2003 2004   2005    2006 AFTER 2006    TOTAL
--------             -------  --------  -------  --------  -------  --------  ---- ---- --------  ---- ----------  ----------
SAN DIEGO AREA
CYMER TECHNOLOGY CENTER
Square Footage of
 Leases Expiring...      --        --       --        --       --        --   --   --        --   --      137,164     137,164
Percentage of Total
 Leased Square
 Feet..............      --        --       --        --       --        --   --   --        --   --          100%        100%
Annualized Base
 Rent of Expiring
 Leases............      --        --       --        --       --        --   --   --        --   --   $1,695,908  $1,695,908
Percentage of Total
 Annualized Base
 Rent..............      --        --       --        --       --        --   --   --        --   --          100%        100%
Average Annualized
 Rent PSF
 Expiring..........      --        --       --        --       --        --   --   --        --   --       $17.22      $17.22
Number of Leases
 Expiring..........      --        --       --        --       --        --   --   --        --   --            3           3
POWAY INDUSTRIAL
Square Footage of
 Leases Expiring...      --        --       --        --       --        --   --   --    112,000  --          --      112,000
Percentage of Total
 Leased Square
 Feet..............      --        --       --        --       --        --   --   --        100% --          --          100%
Annualized Base
 Rent of Expiring
 Leases............      --        --       --        --       --        --   --   --   $604,800  --          --     $604,800
Percentage of Total
 Annualized Base
 Rent..............      --        --       --        --       --        --   --   --        100% --          --          100%
Average Annualized
 Rent PSF
 Expiring..........      --        --       --        --       --        --   --   --      $6.00  --          --        $6.00
Number of Leases
 Expiring..........      --        --       --        --       --        --   --   --          1  --          --            1
VIA FRONTERA
Square Footage of
 Leases Expiring...      --     47,324    7,240       --       --     15,120  --   --        --   --          --       69,684
Percentage of Total
 Leased Square
 Feet..............      --      67.91%   10.39%      --       --      21.70% --   --        --   --          --          100%
Annualized Base
 Rent of Expiring
 Leases............      --   $364,920  $62,460       --       --   $101,640  --   --        --   --          --     $529,020
Percentage of Total
 Annualized Base
 Rent..............      --      68.98%   11.81%      --       --      19.21% --   --        --   --          --          100%
Average Annualized
 Rent PSF
 Expiring..........      --      $7.71    $8.79       --       --      $8.02  --   --        --   --          --        $7.89
Number of Leases
 Expiring..........      --          2        1       --       --          1  --   --        --   --          --            4
SCRIPPS RANCH
Square Footage of
 Leases Expiring...      --        --       --        --    43,560       --   --   --        --   --          --       43,560
Percentage of Total
 Leased Square
 Feet..............      --        --       --        --       100%      --   --   --        --   --          --          100%
Annualized Base
 Rent of Expiring
 Leases............      --        --       --        --   365,904       --   --   --        --   --          --     $365,904
Percentage of Total
 Annualized Base
 Rent..............      --        --       --        --       100%      --   --   --        --   --          --          100%
Average Annualized
 Rent PSF
 Expiring..........      --        --       --        --     $8.40       --   --   --        --   --          --        $8.40
Number of Leases
 Expiring..........      --        --       --        --         1       --   --   --        --   --          --            1
WESTRIDGE
Square Footage of
 Leases Expiring...      --        --       --        --     8,795    40,055  --   --        --   --          --       48,850
Percentage of Total
 Leased Square
 Feet..............      --        --       --        --     18.00%    82.00% --   --        --   --          --          100%
Annualized Base
 Rent of Expiring
 Leases............      --        --       --        --   $94,986  $289,588  --   --        --   --          --     $384,574
Percentage of Total
 Annualized Base
 Rent..............      --        --       --        --     24.70%    75.30% --   --        --   --          --          100%
Average Annualized
 Rent PSF
 Expiring..........      --        --       --        --    $12.12    $12.89  --   --        --   --          --       $12.75
Number of Leases
 Expiring..........      --        --       --        --         1         3  --   --        --   --          --            4
HIGHLANDS I
Square Footage of
 Leases Expiring...    1,694     7,880    3,197    12,664      --        --   --   --        --   --          --       25,435
Percentage of Total
 Leased Square
 Feet..............     6.66%    30.98%   12.57%    49.79%     --        --   --   --        --   --          --          100%
Annualized Base
 Rent of Expiring
 Leases............  $10,571   $63,300  $25,902  $116,472      --        --   --   --        --   --          --     $216,245
Percentage of Total
 Annualized Base
 Rent..............     4.89%    29.27%   11.98%    53.86%     --        --   --   --        --   --          --          100%
Average Annualized
 Rent PSF
 Expiring..........    $6.24     $8.19    $8.67    $10.21      --        --   --   --        --   --          --        $9.13
Number of Leases
 Expiring..........        1         2        2         3      --        --   --   --        --   --          --            8

                                                       YEAR OF SCHEDULED LEASE EXPIRATION
                  -----------------------------------------------------------------------------------------------------------
PROPERTY           1997(1)       1998        1999        2000        2001        2002        2003        2004        2005
--------          ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
HIGHLANDS II
Square Footage
 of Leases
 Expiring.......         --        5,076       7,640       6,059       3,789         --          --          --          --
Percentage of
 Total Leased
 Square Feet....         --        15.45%      23.25%      18.44%      11.53%        --          --          --          --
Annualized Base
 Rent of
 Expiring
 Leases.........         --      $34,499     $45,038     $39,918     $35,376         --          --          --          --
Percentage of
 Total
 Annualized Base
 Rent...........         --         9.38%      12.24%      10.85%       9.62%        --          --          --          --
Average
 Annualized Rent
 PSF Expiring...         --        $7.08       $6.30       $7.17      $10.92         --          --          --          --
Number of Leases
 Expiring.......         --            3           3           3           1         --          --          --          --
INLAND EMPIRE
 AREA
AIRPORT COMMERCE
 CENTER
Square Footage
 of Leases
 Expiring.......      19,248      93,625      52,952       6.819      19,284         --          --          --          --
Percentage of
 Total Leased
 Square Feet....       10.03%      48.78%      27.59%       3.55%      10.05%        --          --          --          --
Annualized Base
 Rent of
 Expiring
 Leases.........     $94,125    $466,777    $250,562     $76,314    $188,223         --          --          --          --
Percentage of
 Total
 Annualized Base
 Rent...........        8.75%      43.38%      23.29%       7.09%      17.49%        --          --          --          --
Average
 Annualized Rent
 PSF Expiring...       $4.89       $4.99       $4.83      $11.91      $10.46         --          --          --          --
Number of Leases
 Expiring.......           5          19          11           2           4         --          --          --          --
HUNTER BUSINESS
 CENTER
Square Footage
 of Leases
 Expiring.......         --       10,115      12,374      35,384       6,100       9,400         --          --          --
Percentage of
 Total Leased
 Square Feet....         --        12.36%      15.13%      43.25%       7.46%      11.49%        --          --          --
Annualized Base
 Rent of
 Expiring
 Leases.........         --      $46,964     $54,280    $186,842     $58,560     $92,096         --          --          --
Percentage of
 Total
 Annualized Base
 Rent...........         --         9.94%      11.49%      39.55%      12.40%      19.49%        --          --          --
Average
 Annualized Rent
 PSF Expiring...         --        $4.64       $4.51       $5.81       $9.60      $11.24         --          --          --
Number of Leases
 Expiring.......         --            2           1           5           1           1         --          --          --
RETAIL PROPERTY
SAN DIEGO AREA
TOWER PLAZA
 RETAIL
Square Footage
 of Leases
 Expiring.......       1,777       8,725       6,590       9,751         --        1,423         --          --          --
Percentage of
 Total Leased
 Square Feet....        1.45%       7.11%       5.37%       7.95%        --         1.16%        --          --          --
Annualized Base
 Rent of
 Expiring
 Leases.........     $18,099    $129,804     $68,916     $83,481         --      $18,524         --          --          --
Percentage of
 Total
 Annualized Base
 Rent...........        1.61%      11.52%       6.12%       7.41%        --         1.64%        --          --          --
Average
 Annualized Rent
 PSF Expiring...      $10.19      $15.73      $11.03      $16.10         --       $20.04         --          --          --
Number of Leases
 Expiring.......           2           7           3           4         --            1         --          --          --
TOTALS/WEIGHTED AVERAGE
Square Footage
 of Leases
 Expiring.......     137,975     742,390     694,877     507,388     407,340     417,661     290,173     358,734     169,628
Percentage of
 Total Leased
 Square Feet....        3.18%      17.09%      16.00%      11.68%       9.38%       9.61%       6.68%       8.26%       3.90%
Annualized Base
 Rent of
 Expiring
 Leases.........  $1,751,452  $9,937,148  $7,619,317  $7,046,951  $5,526,851  $5,701,617  $4,744,266  $4,638,725  $1,388,654
Percentage of
 Total
 Annualized Base
 Rent...........        3.19%      18.08%      13.87%      12.82%      10.06%      10.38%       8.63%       8.44%       2.53%
Average
 Annualized Rent
 PSF Expiring...      $12.69      $13.39      $10.96      $13.89      $13.57      $13.65      $16.35      $12.93       $8.19
Number of Leases
 Expiring.......          40         173         104          81          56          51          11           9           4

                              ------------------------
                                AFTER
PROPERTY             2006        2006        TOTAL
--------          ----------- ----------- ------------
HIGHLANDS II
Square Footage
 of Leases
 Expiring.......         --       10,299       32,863
Percentage of
 Total Leased
 Square Feet....         --        31.34%         100%
Annualized Base
 Rent of
 Expiring
 Leases.........         --     $213,000     $367,831
Percentage of
 Total
 Annualized Base
 Rent...........         --        57.91%         100%
Average
 Annualized Rent
 PSF Expiring...         --       $17.13       $10.51
Number of Leases
 Expiring.......         --            1           11
INLAND EMPIRE
 AREA
AIRPORT COMMERCE
 CENTER
Square Footage
 of Leases
 Expiring.......         --          --       191,928
Percentage of
 Total Leased
 Square Feet....         --          --           100%
Annualized Base
 Rent of
 Expiring
 Leases.........         --          --    $1,076,001
Percentage of
 Total
 Annualized Base
 Rent...........         --          --           100%
Average
 Annualized Rent
 PSF Expiring...         --          --         $5.73
Number of Leases
 Expiring.......         --          --            41
HUNTER BUSINESS
 CENTER
Square Footage
 of Leases
 Expiring.......       8,432         --        81,805
Percentage of
 Total Leased
 Square Feet....       10.31%        --           100%
Annualized Base
 Rent of
 Expiring
 Leases.........     $33,671         --      $472,413
Percentage of
 Total
 Annualized Base
 Rent...........        7.13%        --           100%
Average
 Annualized Rent
 PSF Expiring...       $5.47         --         $6.34
Number of Leases
 Expiring.......           1         --            11
RETAIL PROPERTY
SAN DIEGO AREA
TOWER PLAZA
 RETAIL
Square Footage
 of Leases
 Expiring.......      23,144      71,276      122,686
Percentage of
 Total Leased
 Square Feet....       18.86%      58.10%         100%
Annualized Base
 Rent of
 Expiring
 Leases.........    $181,200    $626,423   $1,126,447
Percentage of
 Total
 Annualized Base
 Rent...........       16.09%      55.61%         100%
Average
 Annualized Rent
 PSF Expiring...      $11.61       $9.82       $11.27
Number of Leases
 Expiring.......           3           4           24
TOTALS/WEIGHTED AVERAGE
Square Footage
 of Leases
 Expiring.......     139,128     478,907    4,344,201
Percentage of
 Total Leased
 Square Feet....        3.20%      11.02%         100%
Annualized Base
 Rent of
 Expiring
 Leases.........  $1,531,648  $5,062,426  $54,949,055
Percentage of
 Total
 Annualized Base
 Rent...........        2.79%       9.21%         100%
Average
 Annualized Rent
 PSF Expiring...      $11.01      $10.57       $12.65
Number of Leases
 Expiring.......           8          15          552

------
(1) Includes expiration from September 30, 1997 through December 31, 1997.
(2) Contains two buildings, one of which is vacant.

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS--OFFICE PROPERTIES

  The following table sets forth certain historical information regarding Tenant Improvement ("TI") and Leasing Commission ("LC") costs incurred by the Company at the Office Properties.

                            NINE MONTHS                         NINE MONTHS      TOTAL/
                               ENDED          YEAR ENDED           ENDED        WEIGHTED
                         DECEMBER 31, 1995 DECEMBER 31, 1996 SEPTEMBER 30, 1997 AVERAGE
                         ----------------- ----------------- ------------------ --------
RENEWALS
  Number of Leases......            3                10                 12            25
  Square Feet of
   Renewals.............       10,532            19,425             46,169        76,126
  TI per square foot....      $  4.96          $   6.36           $   3.14      $   4.21
  LC per square foot....      $  1.07          $   3.21           $   1.29      $   1.75
                              -------          --------           --------      --------
    Total TI and LC per
     square foot........      $  6.03          $   9.57           $   4.43      $   5.96
                              =======          ========           ========      ========
RE-TENANTED SPACE
  Number of Leases......          --                  6                 14            20
  Square Feet of Re-
   tenanted Space.......          --             64,899             63,138       128,037
  TI per square foot....      $   --           $   5.13           $   6.77      $   5.94
  LC per square foot....      $   --           $   4.63           $   3.90      $   4.27
                              -------          --------           --------      --------
    Total TI and LC per
     square foot........      $   --           $   9.76           $  10.67      $  10.21
                              =======          ========           ========      ========
INCREMENTAL SPACE
  Number of Leases......           17                19                 42            78
  Square Feet of
   Incremental Space....       42,144           164,863            234,590       441,597
  TI per square foot....      $  5.16          $  21.03           $  22.58      $  20.34
  LC per square foot....      $  0.14          $   6.56           $   5.28      $   5.27
                              -------          --------           --------      --------
    Total TI and LC per
     square foot........      $  5.30          $  27.59           $  27.86      $  25.61
                              =======          ========           ========      ========
TOTAL
  Number of Leases......           20                35                 68           123
  Square Feet...........       52,676           249,187            343,897       645,760
  TI per square foot....      $  5.12          $  15.74           $  17.07      $  15.58
  LC per square foot....      $  0.33          $   5.79           $   4.49      $   4.65
                              -------          --------           --------      --------
    Total TI and LC per
     square foot........      $  5.45          $  21.53           $  21.56      $  20.23
                              =======          ========           ========      ========

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS--INDUSTRIAL AND R&D PROPERTIES

  The following table sets forth certain historical information regarding TI and LC costs incurred by the Company at the Industrial and R&D Properties.

                            NINE MONTHS                         NINE MONTHS      TOTAL/
                               ENDED          YEAR ENDED           ENDED        WEIGHTED
                         DECEMBER 31, 1995 DECEMBER 31, 1996 SEPTEMBER 30, 1997 AVERAGE
                         ----------------- ----------------- ------------------ --------
RENEWALS
  Number of Leases......         --                   6                  4            10
  Square Feet of
   Renewals.............         --              20,184              6,159        26,343
  TI per square foot....      $  --             $  0.49           $   0.15      $   0.41
  LC per square foot....      $  --             $  0.55           $   0.26      $   0.49
                              ------            -------           --------      --------
    Total TI and LC per
     square foot........      $  --             $  1.04           $   0.41      $   0.90
                              ======            =======           ========      ========
RE-TENANTED SPACE
  Number of Leases......         --                   3                 17            20
  Square Feet of Re-
   tenanted Space.......         --               5,048             66,604        71,652
  TI per square foot....      $  --             $  0.75           $   3.50      $   3.30
  LC per square foot....      $  --             $  0.93           $   1.25      $   1.23
                              ------            -------           --------      --------
    Total TI and LC per
     square foot........      $  --             $  1.68           $   4.75      $   4.53
                              ======            =======           ========      ========
INCREMENTAL SPACE
  Number of Leases......           2                  4                 16            22
  Square Feet of
   Incremental Space....       6,408             34,479            339,416       380,303
  TI per square foot....      $ 1.23            $  2.97           $   6.78      $   6.34
  LC per square foot....      $ 0.94            $  2.87           $   3.94      $   3.79
                              ------            -------           --------      --------
    Total TI and LC per
     square foot........      $ 2.17            $  5.84           $  10.72      $  10.13
                              ======            =======           ========      ========
TOTAL
  Number of Leases......           2                 13                 37            52
  Square Feet...........       6,408             59,711            412,179       478,298
  TI per square foot....      $ 1.23            $  1.95           $   6.15      $   5.56
  LC per square foot....      $ 0.94            $  1.92           $   3.45      $   3.23
                              ------            -------           --------      --------
    Total TI and LC per
     square foot........      $ 2.17            $  3.87           $   9.60      $   8.79
                              ======            =======           ========      ========

HISTORICAL TENANT IMPROVEMENTS AND LEASING COMMISSIONS--RETAIL PROPERTY

  The following table sets forth certain historical information regarding TI and LC costs incurred by the Company at the Retail Property.

                            NINE MONTHS                         NINE MONTHS      TOTAL/
                               ENDED          YEAR ENDED           ENDED        WEIGHTED
                         DECEMBER 31, 1995 DECEMBER 31, 1996 SEPTEMBER 30, 1997 AVERAGE
                         ----------------- ----------------- ------------------ --------
RENEWALS
  Number of Leases......           1                 1                  3             5
  Square Feet of
   Renewals.............       3,170               600             31,597        35,367
  TI per square foot....       $ --             $  --              $ 0.81        $ 0.73
  LC per square foot....       $ --             $ 0.38             $ 1.58        $ 1.42
                               -----            ------             ------        ------
    Total TI and LC per
     square foot........       $ --             $ 0.38             $ 2.39        $ 2.15
                               =====            ======             ======        ======
RE-TENANTED SPACE
  Number of Leases......         --                  2                  1             3
  Square Feet of Re-
   tenanted Space.......         --             17,100              1,320        18,420
  TI per square foot....       $ --             $ 1.69             $20.00        $ 3.00
  LC per square foot....       $ --             $ 3.47             $10.50        $ 3.97
                               -----            ------             ------        ------
    Total TI and LC per
     square foot........       $ --             $ 5.16             $30.50        $ 6.97
                               =====            ======             ======        ======
INCREMENTAL SPACE
  Number of Leases......           2                 2                --              4
  Square Feet of
   Incremental Space....       1,680             6,044                --          7,724
  TI per square foot....       $ --             $ 8.48             $  --         $ 6.64
  LC per square foot....       $ --             $  --              $  --         $ 4.34
                               -----            ------             ------        ------
    Total TI and LC per
     square foot........       $ --             $ 8.48             $  --         $10.98
                               =====            ======             ======        ======
TOTAL
  Number of Leases......           3                 5                  4            12
  Square Feet...........       4,850            23,744             32,917        61,511
  TI per square foot....       $ --             $ 3.37             $ 1.58        $ 2.15
  LC per square foot....       $ --             $ 3.92             $ 1.94        $ 2.55
                               -----            ------             ------        ------
    Total TI and LC per
     square foot........       $ --             $ 7.29             $ 3.52        $ 4.70
                               =====            ======             ======        ======

HISTORICAL CAPITAL EXPENDITURES

  As set forth on the chart below, on an annualized basis, the Company spent $13,440, $74,817 and $203,881 on capital expenditures in 1995, 1996 and 1997, respectively, which on a per square foot basis over the entire portfolio of Properties equals $0.02, $0.03 and $0.04, respectively. These historical capital expenditures, however, were spent only on certain of the Properties, and therefore, actual capital expenditures per square foot on properties where the capital expenditures were incurred equaled $0.16, $0.12 and $0.17, respectively. The following table summarizes information regarding the Company's historical capital expenditures on properties where the capital expenditures were incurred and for the entire portfolio:

                                                      1995     1996     1997(1)
                                                     ------- --------- ---------
Capital Expenditures Incurred(2)...................  $10,420   $55,153  $122,905
Annualized Capital Expenditures Incurred...........  $13,440   $74,817  $203,881
Number of Properties where Capital Expenditures
 Incurred..........................................        3         7        12
Number of Square Feet where Capital Expenditures
 Incurred..........................................   83,970   615,965 1,184,698
Weighted Average Capital Expenditures per square
 foot(3)...........................................  $  0.16   $  0.12  $   0.17
Three Year Weighted Average per square foot........                     $   0.16
Number of Properties--entire portfolio.............       13        29        48
Number of Square Feet--entire portfolio............  542,168 2,536,583 5,016,533
Weighted Average Capital Expenditures per square
 foot--entire portfolio(3).........................  $  0.02   $  0.03  $   0.04
Three Year Weighted Average per square foot--entire
 portfolio.........................................                     $   0.04

--------
(1) Data is for the nine months ended September 30, 1997.
(2) Excludes revenue enhancing capital expenditures of $325,599, $994,655, and $1,359,483 for 1995, 1996, and 1997, respectively.
(3) For those Properties owned less than a full year, the per square foot amount is computed by annualizing the capital expenditures amount to a pro forma full year cost.

COMPETITION

  The Company will be competing with other owners and developers that have greater resources and more experience than the Company. Additionally, the number of competitive properties in any particular market in which the Company's Properties are located could have a material adverse effect on both the Company's ability to lease space at the Properties or any newly-acquired property and on the rents charged at the Properties. The Company believes that the Offering, the Credit Facility and the access to the capital markets that will be afforded to the Company as a public company to raise funds during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with substantial competitive advantages over private competitors. Further, the Company believes that the recessionary market conditions and tight credit markets during the early 1990s as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects have resulted in a decrease in the number of real estate development firms that are active in Southern California.

INSURANCE

  The Operating Company carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. The Operating Company also carries earthquake insurance on all of the Properties, although there can be no assurance that such insurance will continue to be available on commercially reasonable terms. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Company could lose its capital invested in the Property, as well as the anticipated future revenues from the Property and, in the case of debt which is recourse to the Operating Company, would remain obligated for any mortgage debt or other financial obligations related to the Property.

Any such loss would adversely affect the Company. In addition, in light of the California earthquake risk, California building codes since the early 1970s established strict construction standards for all newly built and renovated buildings, including office buildings. The current building code was adopted in 1984. Of the 90 buildings contained on the 48 Properties, 47 buildings have been built since January 1, 1985 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

ENVIRONMENTAL REGULATIONS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate property may be required to investigate and clean up hazardous or toxic substances or releases of petroleum products at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

  Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of ACM when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of the Properties, the Company may be potentially liable for such costs.

  In connection with the acquisition of each property, independent environmental consultants conducted or updated Phase I Environmental Assessments ("Phase I Assessments") at the Properties. Moreover, within the past 12 months, independent environmental consultants were retained to conduct or update a majority of (i) the Phase I Assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and (ii) the asbestos surveys on all of the Properties. In addition, some of the Properties have been subject to a limited subsurface investigation. These environmental assessments have not revealed any environmental conditions that the Company believes will have a material adverse effect on its business, assets or results of operations, and the Company is not aware of any other environmental condition with respect to any of the Properties which the Company believes would have such a material adverse effect.

  No assurance can be given that the Phase I Assessments, the limited subsurface investigations and updates identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to the Company or the independent consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

  The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present Properties, other than as noted above.

LEGAL PROCEEDINGS

  As a result of its acquisition of the Properties, the Company will become a successor party-in-interest to certain legal proceedings arising in the ordinary course of business of the Predecessor Entities. The Company does not expect that these proceedings, in the aggregate, will have a material adverse effect on the Company.

EMPLOYEES

  Upon consummation of the Offering and the Formation Transactions, the Company will employ approximately 50 persons.

                              THE CREDIT FACILITY

  The Company is currently negotiating the terms of a $150 million unsecured line of credit (the "Credit Facility"). The Company expects to enter into the Credit Facility concurrently with the completion of the Offering. The Company expects that the Credit Facility will be a recourse obligation of the Operating Company and will be guaranteed by the Company. The Company intends to use the Credit Facility principally to fund growth opportunities and for working capital purposes.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors of the Company will be expanded immediately following consummation of the Offering to include the Director nominees named below, each of whom has been nominated for election and consented to serve. Upon election of the Director nominees, there will be a majority of Directors who are not employees or affiliates of the Company. Pursuant to the Charter, the Board of Directors is divided into three classes of Directors. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Beginning in 1998, Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of Directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of Directors whose terms expire at that meeting.

  The following table sets forth certain information with respect to the Directors, Director nominees and executive officers of the Company immediately following the consummation of the Offering:

NAME                    AGE                    POSITION                     TERM
----                    ---                    --------                     ----
Phil A. Belling.......   38 Chairman and Chief Executive Officer
Steven R. Layton......   38 President, Chief Operating Officer and Director
David C. Thomas.......   37 Executive Vice President, Director of Leasing
Steven R. Briggs......   34 Executive Vice President, Portfolio Manager
Perry S. Schonfeld....   39 Chief Financial Officer, Senior Vice President
                             and Operations Director
Thomas C. Rutherford..   37 Controller
Marc L. Davidson......   38 Director
                            Director Nominee
                            Director Nominee
                            Director Nominee
                            Director Nominee

  The following is a biographical summary of the experience of the directors, director nominees and executive officers of the Company:

  PHIL A. BELLING. Mr. Belling, co-founder of Layton-Belling & Associates, has served as Chief Executive Officer and Chairman of the Board of the Company since October 1997. From Layton-Belling & Associates' founding in 1991 to October 1997, Mr. Belling has been responsible for overseeing the Company's strategic business direction, including directing the Company's acquisition and development activities. Mr. Belling has over 15 years of experience in real estate acquisitions, dispositions, management, leasing and construction. Prior to joining Layton-Belling & Associates, Mr. Belling was Senior Vice President for the Southern California Division of The Koll Company where he oversaw the company's development and entitlement activities in select regions, as well as coordinated the marketing, master planning and development strategies of various office properties. Mr. Belling holds finance and real estate degrees from San Diego State University and is a member of the Executive Committee of the U.C. Berkeley Fisher Center for Real Estate Policy and Advisory Board, the National Association of Industrial and Office Parks, and the Urban Land Institute.

  STEVEN R. LAYTON. Mr. Layton, co-founder of Layton-Belling & Associates, has served as President and Chief Operating Officer of the Company since October 1997. From Layton-Belling & Associates' founding in 1991 to October 1997, Mr. Layton served as a Principal of Layton-Belling & Associates. In that capacity he was responsible for overseeing the operations of all of Layton-Belling & Associates' services and personnel as well as negotiating major investment and lease transactions on behalf of Layton-Belling & Associates clients.

Mr. Layton has been involved in the real estate industry for over 15 years, specializing in all phases of the ownership and management process, including asset management, receivership, disposition and financial reporting. Mr. Layton has managed over 8.0 million square feet of office, industrial and retail properties in connection with over 200 receivership and asset management assignments for the Company. Prior to 1991, Mr. Layton was Senior Vice President for the Southern California Division of The Koll Company where he oversaw and coordinated 4.0 million square feet of development activity in Orange and San Diego counties. Mr. Layton holds a B.A. degree in Economics and Sociology from the University of California, Los Angeles and is a licensed real estate broker, a former board member of the National Association of Industrial and Office Parks and a member of the Urban Land Institute.

  DAVID C. THOMAS. Mr. Thomas has served as an Executive Vice President, Director of Leasing of the Company since October 1997. From October 1993 to October 1997, Mr. Thomas served as a Principal of Layton-Belling & Associates. In that capacity he was responsible for overseeing all operations in Layton-Belling & Associates' San Diego office, including overseeing all acquisition and disposition activities and all asset management and real estate brokerage services. Mr. Thomas has been involved in the real estate industry for over 14 years, with experience in investment sales, tenant representation and development and management services. Prior to October 1993, Mr. Thomas was involved in the sale of office, industrial and retail properties and the representation of numerous national tenants in major facility negotiations and relocations in the San Diego area. Mr. Thomas holds a B.S. degree in Resource Economics from the University of California at Berkeley, and is a licensed real estate broker.

  STEVEN R. BRIGGS. Mr. Briggs has served as an Executive Vice President, Portfolio Manager of the Company since October 1997. From February 1992 to October 1997, Mr. Briggs served as a Principal of Layton-Belling & Associates. In that capacity he was actively involved in the coordination of day-to-day asset management of Layton-Belling & Associates' investment and institutional workout properties. Mr. Briggs has been involved in the real estate industry for over 10 years, with experience in the development and management of commercial and industrial properties throughout Southern California. Mr. Briggs has been involved with asset management, leasing, stabilization, and sales for the Company. Prior to February 1992, Mr. Briggs was Vice President of Briggs Investment Properties in Irvine, where he directed development and construction of numerous industrial, business park, and build-to-suit projects. Mr. Briggs holds a degree from Arizona State University.

  PERRY S. SCHONFELD. Mr. Schonfeld has served as Chief Financial Officer, Senior Vice President and Operations Director of the Company since October 1997. From February to October 1997, Mr. Schonfeld served as Senior Vice President of Finance/Operations of Layton-Belling & Associates. In that capacity he was responsible for overseeing Layton-Belling & Associates' property management services and operations for the entire Southern California region. Mr. Schonfeld has been involved in the financial and real estate industries for over 16 years. Prior to 1997, Mr. Schonfeld was an Associate Director for Cushman & Wakefield of California, Inc., handling both portfolio management and the coordination of overall operations for the company's Pacific Southwest region. He also served as Director of Finance, Asset Manager, and Senior Portfolio Manager during his tenure at Cushman & Wakefield. Prior to joining Cushman & Wakefield, Mr. Schonfeld served as Chief Financial Officer for a financial services firm and as an Audit Supervisor with Coopers & Lybrand. Mr. Schonfeld holds a Masters in Business Administration from University of California, Los Angeles, a B.S. degree in Accounting from State University of New York at Buffalo, and is a Certified Public Accountant.

  THOMAS C. RUTHERFORD. Mr. Rutherford has served as Controller of the Company since October 1997. From February 1993 to September 1997, Mr. Rutherford served as Controller of Layton-Belling & Associates. In that capacity he was responsible for the financial reporting and analysis of all Layton-Belling & Associates properties. Mr. Rutherford has been involved in the real estate industry for over 9 years, with experience in real estate accounting and finance. Prior to February 1993, Mr. Rutherford served as Project Accountant for The Koll Company and was responsible for financial accounting and analysis for a number of office, retail and mixed-use properties. Mr. Rutherford has also been associated with IDM corporation and Obayashi America

Corporation where he was responsible for financial accounting and reporting for commercial properties. Mr. Rutherford holds a B.A. degree in Accounting from California State University, Long Beach.

  MARC L. DAVIDSON. Mr. Davidson has served as a Director of the Company since October 1997. Since 1995, Mr. Davidson has been employed as a Vice President of AEW Capital Management, L.P., a real estate investment management firm. At AEW, Mr. Davidson is responsible for assisting in the management for two of AEW's high-yield investment partnerships, with responsibility for the management of over $1 billion in client capital. Prior to joining AEW, Mr. Davidson worked for five years at Coopers & Lybrand as a Senior Manager in the Real Estate and Reorganization Groups, where his areas of expertise included financial and feasibility analysis, systems and internal control development, deal structuring and restructuring, investment analysis and evaluation. For the previous ten years, he served as a financial officer at Winthrop Management, The Linpro Company and Charter Development. A Certified Public Accountant, Mr. Davidson is a graduate of Bentley College.

  DIRECTOR NOMINEE.

  DIRECTOR NOMINEE.

  DIRECTOR NOMINEE.

  DIRECTOR NOMINEE

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. Promptly following the consummation of the Offering, the Board of Directors will establish an Audit Committee. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee will initially consist of two or more non-employee directors.

  Compensation Committee. Promptly following the consummation of the Offering, the Board of Directors will establish a Compensation Committee to establish remuneration levels for executive officers of the Company and implement the Company's Equity Incentive Plan and any other incentive programs. The Compensation Committee will initially consist of two or more non-employee directors.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION OF DIRECTORS

  The Company intends to pay its non-employee directors annual compensation of
$    for their services. In addition, non-employee directors will receive a
fee of $   for each Board of Directors meeting attended. Non-employee directors attending any committee meetings will receive an additional fee of
$   for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. Non-employee directors will also be reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors will not be paid any directors' fees. Non-employee directors will receive, upon initial
election to the Board of Directors, an option to purchase     shares of Common
Stock which will vest over   years.

EXECUTIVE COMPENSATION

  Prior to the Offering, the Company did not pay any compensation to its officers. The following table sets forth the annual base salary rates and other compensation expected to be paid in 1998 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose 1998 salary is expected to exceed $100,000 (the "Named Executive Officers").

                                                                           1998 BASE       OPTIONS
NAME                                      TITLE                        SALARY RATE(1)(2) ALLOCATED(3)
----                                      -----                        ----------------- ------------
Phil A. Belling     Chief Executive Officer and Chairman of the Board      $                 --
Steven R. Layton    President and Chief Operating Officer                                    --
David C. Thomas     Executive Vice President, Director of Leasing                            --
Steven R. Briggs    Executive Vice President, Portfolio Manager                              --
Perry S. Schonfeld  Chief Financial Officer, Senior Vice President and
                     Operations Director                                                     --

--------
(1) Does not include non-cash compensation of $   , in the form of    .
(2) For the   week period in 1997 following the consummation of the Offering, the Company paid compensation to the named Executive Officers at the same rate as is expected to be paid in 1998.
(3) One [third] of these options will be exercisable on each of the [third, fourth and fifth] anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

  Each of Messrs. Belling and Layton will enter into an employment and noncompetition agreement with the Company (the "Employment Agreements").
Pursuant to the Employment Agreements, until the   anniversary of the
Offering, Messrs. Belling and Layton will devote substantially all of their business time to the business and affairs of the Company. Mr. Belling and Mr.
Layton will both receive an annual base salary of $    , and will be eligible
for bonus compensation, including stock options, to be determined in the discretion of the Board of Directors. Mr. Belling's or Mr. Layton's employment with the Company may be terminated for "cause" by the Company for: (i) gross negligence or willful misconduct; (ii) an uncured breach of any of his material duties under his Employment Agreement; (iii) fraud or other conduct against the material best interests of the Company; or (iv) a conviction of a felony if such conviction has a material adverse effect on the Company. Mr. Belling or Mr. Layton may terminate his employment for "good reason," which includes: (i) a substantial adverse change in the nature or scope of his responsibilities and authority under his Employment Agreement or (ii) an uncured breach by the Company of any of its material obligations under his Employment Agreement. If Mr. Belling's or Mr. Layton's employment is terminated by the Company "without cause" or by Mr. Belling or Mr. Layton for "good reason," then Mr. Belling or Mr. Layton will be entitled to a severance amount equal to the product of (x) his base salary plus prior year's bonus multiplied by (y) the number of full and fractional years that the noncompetition agreement described below is in effect (but in any event at least one year's base salary plus prior year's bonus).

  The Employment Agreements prohibit Messrs. Belling and Layton while they are Directors or officers of the Company and for one year thereafter, but in any
event until the   anniversary of the Offering, from (i) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in Southern California (except with respect to the Option Properties), (ii) intentionally interfering with the Company's relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency or (iii) soliciting the Company's tenants or employees. See "Business and Properties-- The Option Properties and the Development Parcel." Pursuant to the Employment Agreements, however, Messrs. Belling and Layton may engage in minority interest passive investments which include the acquisition, holding and exercise of voting rights associated with investments made through (i) the purchase of securities that represent a non-controlling, minority interest in an entity or (ii) the lending of money, but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Messrs. Belling and Layton may participate as officers or directors of any charitable organization. The period that this noncompetition agreement is in effect may be terminated prematurely by the Company which will reduce the severance amount payable to Messrs. Belling and Layton. In addition, the agreement provides that the noncompetition provision shall not apply if Mr. Belling's or Mr. Layton's employment is terminated following certain changes of control of the Company; in such event, the severance amount payable to Mr. Belling or Mr. Layton will be determined by reference to the period of time that the noncompetition provision would have been in effect in the absence of such a change of control. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."

  Messrs. Thomas, Briggs and Schonfeld will enter into employment agreements similar to those of the Employment Agreements.

EQUITY INCENTIVE PLAN

  Prior to the completion of the Offering, the Company will adopt the LBA Properties, Inc. 1997 Equity Incentive Plan (the "Equity Incentive Plan") to provide incentives to attract and retain executive officers, Directors, employees and other key personnel. The Equity Incentive Plan will be administered by the Compensation Committee. The maximum number of shares of Common Stock available for issuance under the Equity Incentive Plan will be
    .

 Stock Options

  The Equity Incentive Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Plan participants may elect, with the consent of the Committee, to receive discounted Non-Qualified Options in lieu of cash compensation.

  The term of each option will be fixed by the Committee and may not exceed ten years from date of grant in the case of an Incentive Option. The Committee will determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

  Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the optionee or delivery of a promissory note. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

  At the discretion of the Committee, stock options granted under the Equity Incentive Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain an equity interest in the Company without dilution.

  To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

 Stock Options Granted to Non-employee Directors

  The Plan provides for the automatic grant of Non-Qualified Options to non-employee Directors. Each non-employee Director will receive, upon initial election to the Board of Directors, a Non-Qualified Option to acquire shares of Common Stock. Each non- employee Director who is serving as a Director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be
granted on such day a Non-Qualified Option to acquire     shares of Common
Stock. The exercise price of each such Non-Qualified Option is the fair market value of the Common Stock on the date of grant. The Committee may also grant additional Non-Qualified Options to non- employee Directors.

 Restricted Stock

  The Committee may also award shares of Common Stock to participants, subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their shares of restricted stock. The purchase price of shares of restricted stock will be determined by the Committee.

 Unrestricted Stock

  The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the Equity Incentive Plan. Shares of unrestricted stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to such participants.

 Deferred Stock Units

  The Committee may also award deferred stock units which are ultimately payable in the form of shares of Unrestricted Stock. The deferred stock units may be subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their shares of deferred stock units. During the deferral period, subject to terms and conditions imposed by the Committee, the deferred stock units may be credited with dividend equivalent rights.

 Performance Share Awards

  The Committee may also grant performance share awards to participants entitling the participants to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee will determine.

 Dividend Equivalent Rights

  The Committee may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the Equity Incentive Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

 Other Stock-Based Awards

  The Committee may also grant awards of capital stock other than Common Stock and other awards that are valued in whole or in part by reference to or are otherwise based on, Common Stock, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities, awards or options valued by reference to book value or subsidiary performance. These awards may be subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their awards.

 Adjustments for Stock Dividends, Mergers, Etc.

  The Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Committee, in its discretion, may provide for substitution or adjustments of outstanding awards, or may terminate all awards with payment of cash or in kind consideration.

 Change of Control

  The Committee may provide in each award agreement that the award becomes fully vested and non-forfeitable if, after a Change of Control of the Company (as defined in the Equity Incentive Plan), the participant's employment is terminated by the Company (or its successor) without cause, or if the participant voluntarily resigns for "good reason" (as defined in the Equity Incentive Plan).

 Amendments and Termination

  The Board of Directors may at any time amend or discontinue the Equity Incentive Plan and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options.

 New Plan Benefits

  Approximately    employees and    non-employee Directors will be eligible to
participate in the Equity Incentive Plan upon completion of the Offering. The table below shows the options that will be granted to employees and non-employee Directors in connection with the Offering.

                          1997 EQUITY INCENTIVE PLAN

                                                                NUMBER OF SHARES
                                                                   UNDERLYING
   NAME AND POSITION                                            STOCK OPTION(1)
   -----------------                                            ----------------
   Phil A. Belling.............................................
    Chairman and Chief Executive Officer
   Steven R. Layton............................................
    President, Chief Operating Officer and Director
   Other Employees.............................................

--------
(1) All options will be granted to the employees and the non-employee
    Directors at the initial public offering price of $   . In general, one-
    third of the options granted to officers and will be exercisable on each of the third, fourth and fifth anniversary of the date of grant, respectively. One-third of the options granted to employees who are not officers will be exercisable on each of the first, second and third anniversary of the date of grant, respectively. Other than the options
    granted to Mr.       as described above, one-half of the options granted
    to non-employee directors will be exercisable on each of the first and second anniversary date of grant, respectively.

 Tax Aspects Under the U.S. Internal Revenue Code

  The following is a summary of the principal Federal income tax consequences of option grants under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state or local tax consequences.

 Incentive Options

  Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and the Company generally will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

  Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

  An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

 Non-Qualified Options

  There are no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

  Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

401(K) PLAN

  The Company intends to continue the LBA, Inc. 401(k) retirement plan, which covers substantially all officers and employees of the Company. Under the plan, participants are able to defer up to a maximum of 15% of their compensation. The Company currently intends to continue the policy of making contributions to the 401(k) plan, but such policy is subject to change at the discretion of the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's officers and Directors are and will be indemnified against certain liabilities under Maryland law, the Charter and Bylaws and the Operating Agreement. In addition, the Company expects to obtain director's and officer's insurance on customary industry terms.

  The Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time under Maryland law. The Bylaws require the Company to indemnify (a) any present or former director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.

  In addition, the Bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to a proceeding by reason of his service as a director or officer provided that the Company shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written understanding by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  The Bylaws also (a) permit the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, (b) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (c) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by
Section 2-418 of the MGCL for directors of Maryland corporations.

  The Operating Agreement also provides for indemnification of the Company and its officers and Directors to the same extent indemnification is provided to officers and Directors of the Company in the Charter and limits the liability of the Company and its officers and Directors, and the Operating Company and its members, to the same extent that the liability of officers and Directors of the Company to the Company and its stockholders is limited under their organizational documents.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Company and its affiliates without the consent of the holders of [ ]% Units as provided in the Operating Agreement and (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES

  Investment in Real Estate or Interests in Real Estate. The Company will conduct all of its investment activities through the Operating Company and its affiliates. The Company's investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of the Company. For a discussion of the Properties and the Company's acquisition and other strategic objectives, see "Business and Properties" and "The Company--Business and Growth Strategies."

  The Company expects to pursue its investment objectives primarily through the direct ownership by the Operating Company of the Properties and other acquired office and industrial properties. The Company currently intends to invest in both existing improved properties and development projects. The Company currently intends to invest in or develop commercial properties in Southern California, but future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property locations, size and market, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Company intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for federal income tax purposes. In addition, the Company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.

  The Company may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. The Company will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

  Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

  Investments in Real Estate Mortgages. While the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of real estate interests consistent with the Company's qualification as a REIT. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

  Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

DISPOSITIONS

  The Company may, from time to time, dispose of certain of the Properties or other properties acquired by the Company if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that doing so would be in the best interests of the Company. Any decision to dispose of a property will be made by the Company and approved by a majority of the Board of Directors. The tax consequences of the disposition of the Properties may, however, influence the decision of certain directors and executive officers of the Company who hold Units as to the desirability of a proposed disposition. See "--Conflict of Interest Policies," "Certain Transactions" and "Operating Agreement--Tax Protection Provisions."

FINANCING POLICIES

  As a general policy, the Company intends to limit its total consolidated indebtedness incurred so that at the time any debt is incurred, the Company's debt-to-total market capitalization ratio does not exceed 50%. Upon completion of the Offering and the Formation Transactions, the debt-to-total market capitalization ratio of the Company will be approximately % ( % if the Underwriters' overallotment option is exercised in full). The Charter and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt-to-total market capitalization ratio beyond the limits described above. If these policies were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to stockholders.

  The Company has established its debt policy relative to the total market capitalization of the Company computed at the time the debt is incurred, rather than relative to the book value of such assets, a ratio that is frequently employed, because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Moreover, due to fluctuations in the value of the Company's portfolio of Properties over time, and since any measurement of the Company's total consolidated indebtedness to total market capitalization is made only at the time debt is incurred, the debt-to-total market capitalization ratio could exceed the 50% level.

  The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

  Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the debt-to-total market capitalization ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders. See "Risk Factors--No Limitation on Debt," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CONFLICT OF INTEREST POLICIES

  The Company has adopted certain policies and entered into agreements with Messrs. Layton and Belling designed to eliminate or minimize potential conflicts of interest. See "Management--Employment Agreements." The Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

  Policies Applicable to All Directors. The Company has adopted a policy that, without the approval of a majority of the non-employee Directors, it will not
(i) acquire from or sell to any director, officer or employee of the Company, or any entity in which a director, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or
(iii) engage in any other transaction with any of the foregoing persons.

  Pursuant to Maryland law, each director will be subject to restrictions on misappropriation of corporate opportunities. In addition, under Maryland law, a contract or other transaction between the Company and a Director or between the Company and any other corporation or other entity in which a Director is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of the Directors at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the Director's vote in favor thereof if (a) the transaction or contract is authorized, approved or ratified by the board of directors or a committee of the board, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders or (b) the transaction or contract is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has authority to offer Common Stock, Preferred Stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise and may engage in such activities in the future. As described under "Operating Agreement--Redemption of Units," the Company will issue Common Stock in exchange for the Units held by AEW upon the exercise of its exchange rights, and the Company expects (but is not obligated) to issue Common Stock to other holders of Units upon exercise of their redemption rights. Except in connection with the Formation Transactions, the Company has not issued Common Stock, Units or any other securities in exchange for property or for any other purpose, and the Board of Directors has no present intention of causing the Company to repurchase any Common Stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "Description of Capital Stock of the Company--Preferred Stock." The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Company, nor has the Company invested in the securities of other issuers other than the Operating Company for the purposes of exercising control, and does not intend to do so. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT and such determination is approved by a two-thirds vote of the Company's stockholders as required by the Charter. The Company has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.

                    STRUCTURE AND FORMATION OF THE COMPANY

FORMATION TRANSACTIONS

  Prior to or simultaneously with the consummation of the Offering, the Participants will engage in the Formation Transactions described below, which are designed to (i) consolidate the ownership of the Properties and the commercial real estate business of the Company in the Operating Company, (ii) facilitate the Offering, (iii) provide a vehicle for future acquisitions, (iv) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to REITs and (v) preserve certain tax advantages for certain members of the Predecessor Entities and Participants.

  . The Company is a newly-formed Maryland corporation that was incorporated on October 6, 1997.

  . One of the Predecessor Entities, AEW/LBA II, the owner of 25 of the Properties and the Build-to-Suit Projects, will change its name to LBA Properties, LLC and will serve as the Operating Company.

  . Immediately prior to consummation of the Offering, LBA, Inc., a California corporation owned by the Principals, will be merged with and into the Company with Messrs. Layton, Belling, Briggs and Thomas
     receiving   ,  ,    and    shares of Common Stock, respectively, in
     connection with such merger.


  . AEW/LBA II will distribute the Excluded Property, the Development Parcel and two of the Option Properties to an entity owned jointly by AEW and the Principals. The third Option Property will be distributed by AEW/LBA II to a new entity which will be owned 75% by such affiliate of AEW and 25% by the Operating Company. The Company will retain options to purchase the three Option Properties as well as the Development Parcel and will enter into management agreements to manage the Option Properties and the Excluded Property.

  .  The Company will sell     shares of Common Stock in the Offering and
     will purchase     Units from AEW for $          in cash. The Company
     will then contribute the remaining $    of net proceeds from the
     Offering to the Operating Company in exchange for     Units.

  . Pursuant to one or more option, contribution or merger agreements, (i) certain persons, both affiliated and not affiliated with the Company, will contribute their direct and indirect interests in certain Predecessor Entities to the Operating Company in exchange for Units, or such Predecessor Entities will merge with and into the Operating Company with the members of such Predecessor Entities receiving Units as merger consideration and (ii) the Company will acquire the interest of CIGNA in
     one of the Predecessor Entities for approximately $    in cash.

  . The acquisition by the Operating Company of the Properties pursuant to the Formation Transactions is subject to all of the terms and conditions of the related option, contribution or merger agreements among the Company, the Operating Company, the Predecessor Entities and the Participants. These agreements contain customary representations and warranties with respect to the ownership of the interests of the Participants and the historical operation of the Properties.

  . Prior to consummation of the Offering, the Company will contribute its third-party property management and development business to the Management Company, a newly-formed subsidiary of the Operating Company. In order to retain qualification as a REIT, the Operating Company will hold non-voting preferred stock of the Management Company (representing 95% of its economic value) and officers of the Management Company will hold the common stock of the Management Company (representing 5% of its economic value).

  . The Company, through the Operating Company, expects to enter into the proposed $150 million Credit Facility prior to or concurrently with the completion of the foregoing Formation Transactions.

  .  Approximately $     million of the net proceeds of the Offering will be
     used by the Operating Company to repay certain mortgage debt secured by the Properties.

CONSEQUENCES OF THE OFFERING AND THE FORMATION TRANSACTIONS

  Upon completion of the Formation Transactions, the Company will own an indirect fee interest in all of the Properties. The Operating Company will hold substantially all of the assets of the Company. Based on the assumed initial public offering price of the Common Stock, (i) the purchasers of Common Stock in the Offering will own % of the outstanding Common Stock (or % assuming exchange of all Units for shares of Common Stock), (ii) the Company will be the sole managing member of the Operating Company and will own % of the interests in the Operating Company and (iii) the Principals, AEW and the other Participants will beneficially own, directly or indirectly through affiliates (not including the Company), Units (representing a % membership interest in the Operating Company) and % of the outstanding shares of Common Stock. Pursuant to the operating agreement governing the Operating Company (the "Operating Agreement"), AEW will have certain rights upon completion of the Offering to exchange its Units for shares of Common Stock on a one-for-one basis, while the other Participants receiving Units in the Formation Transactions will have certain rights, beginning one year after the completion of the Offering, to cause the Operating Company to redeem their Units for cash, or, at the election of the Company, to exchange their Units for shares of Common Stock on a one-for-one basis. See "Underwriting" for certain transfer restrictions applicable to the Units held by the Principals and to shares of Common Stock issued in exchange for such Units.

  The aggregate estimated value to be paid by the Operating Company for the Properties or for interests in the Predecessor Entities is approximately
$   million consisting of Units, cash and the assumption of indebtedness. The aggregate book value of the interests and assets to be transferred to the
Company and the Operating Company is approximately $    million, of which
approximately $    constitutes the aggregate book value of the interests and
assets to be transferred to the Operating Company by    .

  No independent third-party appraisals, valuations or fairness opinions have been obtained by the Company in connection with the Formation Transactions. Accordingly, there can be no assurance that the value of the Units and cash received by the Participants is equivalent to the fair market value of the interests and assets acquired by the Company and contributed to the Operating Company. See "Risk Factors--Price to be Paid for Properties; Common Stock and Other Assets May Exceed Their Fair Market Value."

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

  The Company's percentage interest in the Operating Company will be determined based upon the percentage of estimated cash available for distribution required to pay expected cash distributions on the shares of Common Stock to be issued in the Offering resulting in an annual distribution rate, assuming one annual distribution period, equal to % of the initial public offering price of the Common Stock. The remaining interest in the Operating Company will be allocated to the Participants receiving Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated cash available for distribution are described under "Distributions."

  The Company did not obtain appraisals with respect to the market value of any of the assets that the Company will own immediately after the consummation of the Offering and the completion of the Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price of the Company has been determined based primarily upon the estimated cash available for distribution of the Company and the factors discussed under "Underwriting," rather than a property-by-property valuation based on historical cost, book value or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by the Company. See "Underwriting."

BENEFITS TO RELATED PARTIES

  Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:

  .  Upon completion of the Formation Transactions, the Principals will
     become beneficial owners of an aggregate of     shares of Common Stock
     and   Units with a total value of approximately $  million based on the assumed initial public offering price of the Common Stock. Other Participants who will be officers of the Company upon completion of the Offering will receive Units, with a total value of approximately $ million based on the assumed initial public offering price of the Common

     Stock, in exchange for their interests in the Predecessor Entities. The book value of the interests transferred to the Company by the Principals and other officers of the Company is approximately $ million.
  .  Upon completion of the Formation Transactions, AEW will (i) become
     beneficial owners of an aggregate of   Units, with a total value of
     approximately $ million based on the assumed initial public offering price of the Common Stock and (ii) receive approximately $ million in cash. The book value of the interests transferred to the Company by AEW is approximately $ million.
  . The shares of Common Stock and Units that the Participants will own will be more liquid after restrictions on transfer expire than the Participants' current interests in the Predecessor Entities.
  .  Approximately $     million of indebtedness secured by the Properties,
     and the related additional and accrued interest thereon, to be assumed by the Operating Company will be repaid in the Formation Transactions.
  . The Principals will serve as directors and officers of the Company and will enter into employment agreements providing for annual salaries, bonuses, severance packages, participation in the Company's Equity Incentive Plan and other benefits for their services.
  . Mr. Davidson, an officer of AEW, will serve as a Director of the Company.
  . The Principals and others receiving shares of Common Stock and Units in connection with the Formation Transactions will have registration right with respect to shares of Common Stock which may be issued in exchange for Units.

  Additional information regarding these and certain other benefits to be received by affiliates of the Company in connection with the Formation Transactions is set forth under "Management--Employment Agreements." See "Risk Factors--Influence of Executive Officers, Directors and Principal
Stockholders" and "Certain Transactions."

RESTRICTIONS ON TRANSFER

  Under the Operating Agreement, the Participants are prohibited from transferring their Units, except under certain limited circumstances, for a period of one year. In addition, the Principals and the other senior officers of the Company who will receive Units and/or shares of Common Stock in connection with the Formation Transactions agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of two years after the consummation of the Offering without the consent of Lehman Brothers Inc., and AEW has agreed not to sell any shares of Common Stock, owned by it at the consummation of the Offering or acquired upon exchange of Units, for a period of one year after the consummation of the Offering without the consent of Lehman Brothers Inc. See "Operating Agreement--Transfer of Units; Substitute Members" and "Underwriting."

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

  Because of limitations on the concentration of ownership of stock of a REIT imposed by the Code, the Company's Charter imposes the Ownership Limit and the Look-Through Ownership Limit on all stockholders. See "Description of Capital Stock of the Company--Restrictions on Transfer." Under the Ownership Limit, actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder or group of stockholders is limited to 9.9% of the total of the then outstanding shares of Common Stock. Certain "Look-Through Entities" (as defined in "Description of the Capital Stock of the Company-- Restrictions on Transfer") are not subject to the Ownership Limit, however, and are instead subject to the Look-Through Ownership Limit, pursuant to which they may actually and beneficially own up to 15% of the total outstanding shares of Common Stock. See "Risk Factors--Limits on Changes in Control" and "Description of Capital Stock of the Company--Restrictions on Transfer."

                             CERTAIN TRANSACTIONS

THE OPTION PROPERTIES

  The Principals and an affiliate of AEW will own two of the Option Properties, the Development Parcel and the Excluded Property following consummation of the Offering. See "Structure and Formation of the Company" and "Business and Properties--The Option Properties and the Development Parcel."

THE EXCLUDED PROPERTY

  The Principals and an affiliate of AEW will own the Excluded Property following consummation of the Offering. The Company will have an agreement to manage the Excluded Property for a period of not less than 12 months, but the Company will not have an option to acquire the Excluded Property.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock (including Common Stock that may be issued in exchange for Units presented for redemption) by each Director and Director nominee, by each Named Executive Officer, by all Directors (including Director nominees) and executive officers of the Company as a group and by each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock immediately following the completion of the Offering. Except as indicated below, all of such Common Stock is owned directly, and the indicated person has sole voting and investment power.

                                           NUMBER OF
                                           SHARES AND
                                             UNITS     PERCENTAGE OF PERCENTAGE
                                          BENEFICIALLY  ALL COMMON     OF ALL
                                          OWNED AFTER    STOCK AND     COMMON
NAME OF BENEFICIAL OWNER                  THE OFFERING     UNITS      STOCK(1)
------------------------                  ------------ ------------- ----------
Eastrich No. 162, LLC(2).................     --             --%         --%
Phil A. Belling..........................      (3)           --%         --%
Steven R. Layton.........................      (4)           --%         --%
David C. Thomas..........................     --             --%         --%
Steven R. Briggs.........................     --             --%         --%
Perry S. Schonfeld.......................     --             --%         --%
Thomas C. Rutherford.....................     --             --%         --%
Marc L. Davidson(2)......................     --             --%         --%
Director Nominee.........................
Director Nominee.........................
Director Nominee.........................
Director Nominee.........................
Director Nominee.........................
                                              ---           ---         ---
All Directors and executives officers as
 a group (  persons).....................     --             --%         --%
                                              ===           ===         ===

--------
*  Less than 1%
(1) Assumes that all Units held by the person are presented to the Operating Company for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that none of the Units held by other persons are similarly acquired for Common Stock.
(2) Address: c/o AEW/LBA Acquisition Co. II, LLC, 601 S. Figueroa Street, Los Angeles, CA 90071.
(3) Excludes   shares of Common Stock issuable upon the exercise of options to be granted under the Equity Incentive Plan in connection with the Offering, which vest in equal installments on each of the first three anniversaries of the date of the grant.
(4) Excludes   shares of Common Stock issuable upon the exercise of options to be granted under the Equity Incentive Plan in connection with the Offering, which vest in equal installments on each of the first three anniversaries of the date of the grant.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

  The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

  Under the Charter, the Company has authority to issue up to      million
shares of stock, consisting of      million shares of Common Stock, par value
$.0l per share,      million shares of excess stock, par value $.01 per share
("Excess Stock") (as described below), and   million shares of Preferred
Stock, par value $.0l per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. Upon completion of the Offering and the Formation Transactions, there will be
shares of Common Stock issued and outstanding (    shares if the Underwriters'
overallotment option is exercised in full), including     shares issued in
connection with the Formation Transactions but excluding shares that may be issued upon the redemption of outstanding Units, and no Preferred Stock will be issued or outstanding.

  The Charter authorizes the Directors to classify or reclassify any unissued shares of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such stock.

COMMON STOCK

  All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the Company's Charter regarding Excess Shares, holders of Common Stock will be entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay quarterly dividends beginning with a dividend for the period ending December 31, 1997. See "Distributions."

  Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the Directors then standing for election, and the holders of the remaining Common Stock will not be able to elect any Director.

  Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Subject to the provisions of the Company's Charter regarding Excess Stock, all Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

  Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in simultaneous actions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Charter. The Company's Charter does not provide for a lesser percentage in such situations, except that the Charter may be amended upon an affirmative vote of a majority of the stockholders after Board approval of the amendment. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws." In addition, the Operating Agreement provides that the Operating Company may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 50% of all outstanding Units (including the Company).

PREFERRED STOCK

  Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Charter to fix for each series, subject to the provisions of the Company's Charter regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of some, or a majority, of the Common Stock. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the Common Stock might receive a premium for their shares over the then current market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding, and the Company has no present plans to issue any Preferred Stock. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

RESTRICTIONS ON TRANSFER

  In order for the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year (the "100 Stockholder Requirement"). See "Federal Income Tax Consequences." In order to protect the Company against the risk of losing its status as a REIT and to otherwise protect the Company from the consequences of a concentration of ownership among its stockholders, the Charter, subject to certain exceptions, provides that no single person (which includes any "group" of persons) (other than "Look-Through Entities," as defined below), may "beneficially own" more than 9.9% of the aggregate number of the outstanding shares of any class or series of capital stock. Under the Charter, a person generally "beneficially owns" shares if (i) such person has direct ownership of such shares or (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code or (iii) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act"). The Charter provides that any entity that is not treated as a holder of stock under the Five or Fewer Requirement ("Look-Through Entities") is subject to a limit of 15.0% of the aggregate number of the outstanding shares of any class or series of capital stock (the "Look-Through Ownership Limit").

  Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code or results in the Company constructively owning 10% or more of the ownership interests in a tenant of the Company within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion by vote of 75% of the Directors, waive the Ownership Limit or the Look-Through Ownership Limit if evidence, in the form of either a ruling from the IRS or an opinion of counsel, satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

  If any purported transfer of capital stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or the Look-Through Ownership Limit, as applicable, or the Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the Charter) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by the company with respect to such Excess Shares.

  In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

  The above restrictions will not preclude settlement of transactions through the NYSE.

  Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of the Company. See "Risk Factors--Limits on Changes in Control--Limits on Ownership of Common Stock."

                              OPERATING AGREEMENT

  The following summary of the Operating Agreement, including the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

  One of the Predecessor Entities, AEW/LBA II, a California limited liability company and the owner of 25 of the Properties will serve as the Operating Company. The Company will be the sole managing member of, and will hold approximately % of the outstanding Units of, the Operating Company. The Company will conduct substantially all of its business through the Operating Company and its subsidiaries, including the Management Company.

  Pursuant to the Operating Agreement, the Company, as the sole managing member of the Operating Company, will have full, exclusive and complete responsibility and discretion in the management, operation and control of the Operating Company, including the ability to cause the Operating Company to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. No other member may take part in the operation, management or control of the business of the Operating Company by virtue of being a holder of Units.

  The Operating Agreement provides that substantially all business activities of the Company, including all activities pertaining to the acquisition and operation of properties, must be conducted through the Operating Company, and that the Operating Company be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

REMOVAL OF THE MANAGING MEMBER; TRANSFER OF THE MANAGING MEMBER'S INTEREST

  The Operating Agreement provides that the members other than the Company may not remove the Company as managing member of the Operating Company. The Company may not transfer any of its Units except (i) in connection with a merger or sale of all or substantially all of its assets pursuant to a transaction for which it has obtained the requisite approval in accordance with the terms of the Operating Agreement or (ii) to an affiliate of the Company.

AMENDMENTS OF THE OPERATING AGREEMENT

  Amendments to the Operating Agreement may be proposed by the Company or by any other member owning at least % of the Units.

  Generally, the Operating Agreement may be amended with the approval of the Company, as managing member, and members (including the Company) holding a majority of the Units. Certain amendments that would, among other things, convert a member's interest into a managing member's interest, modify the limited liability of a member, alter the interest of a member in profits or losses or the right to receive any distributions, alter or modify the redemption right described above, or cause the termination of the Operating Company at a time or on terms inconsistent with those set forth in the Operating Agreement must be approved by the Company and each member that would be adversely affected by such amendment. Notwithstanding the foregoing, the Company, as managing member, will have the power, without the consent of the other members, to amend the Operating Agreement as may be required to (i) add to the obligations of the Company as managing member or surrender any right or power granted to the Company as managing member; (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Operating Agreement; (iii) establish the rights, powers, duties and preferences of any additional membership interests issued in accordance with the terms of the Operating Agreement; (iv) reflect a change of an inconsequential nature that does not materially adversely affect the members, or cure any ambiguity, correct or supplement any provisions of the Operating

Agreement not inconsistent with law or with other provisions of the Operating Agreement, or make other changes concerning matters under the Operating Agreement that are not otherwise inconsistent with the Operating Agreement or law or (v) satisfy any requirements of federal or state law. Certain provisions affecting the rights and duties of the Company as managing member (e.g., restrictions on the Company's power to conduct businesses other than owning Units; restrictions relating to the issuance of securities of the Company and related capital contributions to the Operating Company and restrictions relating to certain extraordinary transactions involving the Company or the Operating Company) may not be amended without the approval of a majority or, in certain instances, a supermajority of the Units not held by the Company.

TRANSFER OF UNITS; SUBSTITUTE MEMBERS

  The Operating Agreement provides that members generally may transfer their Units without the consent of any other person, but may substitute a transferee as a member only with the prior written consent of the Company as the sole managing member of the Operating Company. In addition, members may not transfer Units in any event until the one-year anniversary of the Offering or in violation of certain regulatory and other restrictions set forth in the Operating Agreement.

REDEMPTION OF UNITS

  AEW will have the right, immediately upon consummation of the Offering, to exchange its Units for shares of Common Stock on a one-for-one basis. After that date which is 14 months after the completion of the Offering, all other holders of Units will have the right to require the Operating Company to redeem such holders' Units for cash equal to the fair market value of one share of Common Stock at the time of such redemption (as determined in accordance with the provisions of the Operating Agreement), provided that the Company may elect to acquire any such Unit presented for redemption for one share of Common Stock or an amount of cash of the same value. The Company presently anticipates that it will elect to issue Common Stock in connection with each such redemption, rather than having the Operating Company pay cash. With each such exchange or redemption, as applicable, the Company's percentage ownership interest in the Operating Company will increase. Persons other than the Company who acquire Units in the Formation Transactions will have certain rights, pursuant to a separate registration rights agreement, to have the issuance of shares of Common Stock that may be issued to them in exchange for their Units, or the resale of such shares by them, registered under the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Available for Future Sale."

ISSUANCE OF ADDITIONAL UNITS

  The Company is authorized, without the consent of the other members, to cause the Operating Company to issue additional Units to itself, to the other members or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. If additional Units are issued to the Company, then the Company must (i) issue additional shares of Common Stock and must contribute to the Operating Company the entire proceeds received by the Company from such issuance or (ii) issue additional Units to all members in proportion to their respective interests in the Operating Company. In addition, the Company may cause the Operating Company to issue to the Company additional limited liability company interests in different series or classes, which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Company. Consideration for additional Units may be cash or other property or assets. No member (other than the Company) has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Company or the issuance or sale of any Units therein.

TAX PROTECTION PROVISIONS

  The Operating Agreement provides that, for a period of seven years following the Offering, the Operating Company may not sell or otherwise transfer a Designated Property in a taxable transaction without the prior written consent of a majority-in-interest of the members of the Operating Company who are subject to

U.S. Federal income tax (the "Taxable Members"). The Operating Company is not required to obtain this consent if each of the Taxable Members do not continue to hold during this period at least 30% of their original Units. Since the consent of the Taxable Members is required only in connection with a taxable sale or other disposition of any Designated Property, the Operating Company will not be required to obtain such consent in connection with a "like-kind" exchange of any such property under Section 1031 of the Code or in connection with a number of other nontaxable transactions, such as a nontaxable reorganization or merger of the Operating Company or the formation of a joint venture involving a Designated Property pursuant to Section 721 of the Code.

EXCULPATION AND INDEMNIFICATION OF THE MANAGING MEMBER

  The Operating Agreement generally provides that the Company, as managing member of the Operating Company, will incur no liability to the Operating Company or any member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  The Operating Agreement also provides for indemnification of the Company, the Directors and officers of the Company, and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TAX MATTERS

  Pursuant to the Operating Agreement, the Company will be tax matters member of the Operating Company and, as such, will have the authority to make tax elections under the Code on behalf of the Operating Company.

TERM

  The Operating Agreement will continue in full force and effect for    years
or until sooner dissolved pursuant to the terms of the Operating Agreement.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                       THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and the Company's Charter and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Charter and Bylaws.

THE BOARD OF DIRECTORS

  The Company's Bylaws provide that, upon consummation of the Offering, the number of Directors of the Company will be established at seven. Any vacancy will be filled, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining Directors, except that a vacancy resulting from removal of a Director may be filled by vote of the stockholders.

  Pursuant to the terms of the Charter, the Directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999, and the third class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, Directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a staggered board may render more difficult a change in control of the Company or removal of incumbent management. See "Risk Factors--Limits on Changes in Control."

OPT OUT OF BUSINESS COMBINATION AND CONTROL SHARE ACQUISITION STATUTES

  The Charter provides that the Company is not governed by the "control share acquisition" provisions of the MGCL (Sections 3-701 through 3-709) or the "business combination" provision of the MGCL (Sections 3-602), each of which could have the effect of delaying or preventing a change of control of the Company. The Bylaws will provide that the Company cannot at a future date determine to be governed by either such provision without the approval of a majority of the outstanding shares entitled to vote.

AMENDMENT OF CHARTER AND BYLAWS

  The Company's Charter may be amended by the affirmative vote of the holders of not less than two-thirds (or, if 75% of the Directors then in office approve the amendment, a majority) of all of the votes entitled to be cast on the matter. The Board of Directors has the exclusive power to adopt, alter, repeal or amend the Company's Bylaws.

DISSOLUTION OF THE COMPANY

  The MGCL permits the dissolution of the Company by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders and (ii) upon proper notice, stockholder approval by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

  The Company's Bylaws provide for annual meetings of stockholders to be held
on the        or on any other day as may be established from time to time by the Board of Directors. Special meetings of stockholders may be called by (i) the Chairman of the Board or the President, (ii) a majority of the Board of Directors or (iii) stockholders holding 25% of the outstanding capital stock of the Company entitled to vote at the meeting.

  The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting (except for stockholder proposals included in the Company proxy materials pursuant to Rule 14a-8 under the Exchange Act must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 120 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders.

  The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to the Company and its stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Charter limits the liability of the Company's Directors and officers to the Company to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of Directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the Director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the Director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

  The Company's Bylaws require the Company to indemnify its Directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) the indemnified party actually received an improper personal benefit or
(iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

  IT IS THE POSITION OF THE SECURITIES AND EXCHANGE COMMISSION THAT INDEMNIFICATION OF DIRECTORS AND OFFICERS FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED IS AGAINST PUBLIC POLICY AND IS UNENFORCEABLE PURSUANT TO SECTION 14 OF THE SECURITIES ACT.

INDEMNIFICATION AGREEMENTS

  The Company will enter into indemnification agreements with each of its executive officers and Directors, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." The indemnification agreements will require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                       SHARES AVAILABLE FOR FUTURE SALE

GENERAL

  Upon the completion of the Offering, the Company will have outstanding
shares of Common Stock (    shares if the Underwriters' overallotment option
is exercised in full). In addition,     shares of Common Stock are reserved
for issuance upon exchange of Units and      shares of Common Stock are
reserved for issuance under the Company's Equity Incentive Plan. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Company's Charter and Bylaws. See "Description of Capital Stock of the Company--Restrictions on Transfer." The shares of Common Stock owned by the Participants or acquired by any Participant in redemption of Units (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "-- Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  In connection with the Offering, the Principals have agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of two years after the consummation of the Offering without the consent of Lehman Brothers Inc., and AEW has agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of one year after the consummation of the Offering without the consent of Lehman Brothers Inc. Such restriction will not apply to any Units or other shares of Common Stock purchased or otherwise acquired by the Principals following consummation of the Offering. See "Underwriting."

  The Company has established the Equity Incentive Plan for the purpose of attracting and retaining Directors, executive officers and other key employees. See "Management--Equity Incentive Plan" and "Management-- Compensation of Directors." The Company intends to issue options to purchase
approximately     shares of Common Stock to directors, executive officers and certain key employees prior to the completion of the Offering and has reserved additional shares for future issuance under the Equity Incentive Plan. Prior to the first anniversary of the consummation of the Offering, the Company expects to file a registration statement on Form S-8 with the SEC with respect to the shares of Common Stock issuable under the Equity Incentive Plan, which shares may be resold without restriction, unless held by affiliates.

  Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the New York Stock Exchange is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options), or the perception that such sales occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors--Absence of Prior Public Market for Common Stock," "Risk Factors--Effect on Common Stock Price of Shares Available for Future Sale" and "Operating Agreement."

REGISTRATION RIGHTS

  The Company has granted the Participants certain registration rights with respect to the shares of Common Stock owned by them or acquired by them in exchange for Units. These registration rights require the Company to register all such shares of Common Stock effective 14 months following the consummation of the Offering. The Company will bear expenses incident to its registration requirements under the registration rights, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares. Resales of such shares of registered Common Stock by affiliates of the Company will remain subject to certain limitations set forth in Rule 144 under the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material federal income tax consequences associated with an investment in the Common Stock. The statements in this discussion, and the opinion of Goodwin, Procter & Hoar LLP discussed below, are based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. The following discussion is included for general information only. It is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his/her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax exempt organizations, non-U.S. stockholders and persons who acquire shares upon the exercise of employee stock options or otherwise as compensation. Unless the context requires otherwise, references to the "Company" in this "Federal Income Tax Consequences" section refer only to LBA Properties, Inc.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK IN THE COMPANY.

FEDERAL INCOME TAXATION OF THE COMPANY

  Upon consultation with its advisors, the Company believes that it is in a position to qualify for treatment as a REIT for the year ending December 31, 1997, upon filing of its election to be taxed as a REIT, and intends to operate so as to meet the requirements under the Code for qualification as a REIT, commencing with its taxable year ended December 31, 1997 and thereafter. The Company also believes, after consultation with its advisors, that it has been organized, has operated and will operate in such a manner as to qualify for taxation as a REIT under the Code. No assurance can be given, however, that such requirements have been or will be met.

OPINION OF TAX COUNSEL

  Goodwin, Procter & Hoar LLP ("Goodwin, Procter & Hoar") has acted as counsel to the Company in connection with the formation of the Company, the Offering and the Company's election to be taxed as a REIT. In the opinion of Goodwin, Procter & Hoar, commencing with the taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must be emphasized that Goodwin, Procter & Hoar's opinion is based on various assumptions and is conditioned upon certain representations made by the Company and the Operating Company as to factual matters, including representations regarding the nature of their properties, and the future conduct of their business. Moreover, such qualification and taxation as a REIT depends upon the Company's completion of certain elections and other procedural steps as well as the Company's ability to meet on a continuing basis, through actual annual operating results, requirements regarding its level of distributions, stock ownership, and various other qualification tests. Goodwin, Procter & Hoar will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" of income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

REQUIREMENTS FOR QUALIFICATION

  To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

 Organizational Requirements

  A domestic corporation may qualify as a REIT if: (i) it is managed by one or more directors, (ii) the beneficial ownership of the corporation is evidenced by transferable shares, (iii) the corporation is neither a financial institution nor an insurance company subject to certain provisions of the Code, (iv) the beneficial ownership of the corporation is held by 100 or more persons, and (v) during the last half of each taxable year not more than 50% in value of the outstanding stock of the corporation is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions
(i) through (iii) must be met during the entire taxable year and that condition (iv) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (iv) and (v) (the "100 Stockholder Requirement" and the "Five or Fewer Requirement") will not apply to the Company until its second taxable year. For purposes of conditions (iv) and (v), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (v). In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year.

  Prior to consummation of the Offering, the Company did not satisfy conditions (iv) and (v) above. The Company's issuance of Common Stock in connection with the Formation Transactions and the Offering should permit it to satisfy the 100 Stockholder Requirement and the Five or Fewer Requirement. In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement, the Company's Certificate provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into Excess Stock. See "Description of Capital Stock--Restrictions on Transfers." There is no assurance, however, that the operation of the Excess Stock or other provisions contained in the Certificate will, as a matter of law, be effective to prevent a concentration of ownership of stock that would cause the Company to violate the Five or Fewer Requirement. If there were a concentration of ownership that would cause a violation of the Five or Fewer Requirement, and the operation of the Excess Stock or other provisions contained in the Certificate were not held to cure such violation, the Company would be disqualified as a REIT. In rendering its opinion that the Company is organized in a manner that permits the Company to qualify as a REIT, Goodwin, Procter & Hoar is relying on the representation of the Company that the ownership of its stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement, and Goodwin, Procter & Hoar expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in the Certificate preclude the Company from failing the Five or Fewer Requirement.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Company (including the Operating Company's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the applicable REIT requirements.

 Income Tests

  To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

  . First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

  . Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

  Rents received or deemed to be received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

  . First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  . Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

  . Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

  . Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, a REIT can operate or manage the property or furnish or render "non-customary" services to tenants if the amount of income the REIT derives from such services does not exceed one percent of all amounts received or accrued with respect to the property.

  The Company does not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above). The Company does not derive, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

  Through the Operating Company, which is not an "independent contractor," the Company provides certain services with respect to the Properties, but the Company believes (and has represented to Goodwin, Procter & Hoar) that all such services are considered "usually or customarily rendered" in connection with the rental of space for occupancy only or are provided by independent contractors, so that the provision of such services does not jeopardize the qualification of rent from the Properties as "rents from real property." In rendering its opinion on the Company's ability to qualify as a REIT, Goodwin, Procter & Hoar is relying on such representations.

  The Operating Company may receive certain types of income with respect to the properties it owns that will not qualify under the 75% or 95% gross income test. In particular, dividends on the Company's stock in the

Management Company will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities."

 Asset Tests

  At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

  . First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

  . Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

  . Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date the Company acquires securities of the Management Company, but also each time the Company increases its ownership of securities of the Management Company (including as a result of increasing its interest in the Operating Company as limited partners exercise their redemption rights).

  The Operating Company owns 100% of the non-voting preferred stock of the Management Company, and by virtue of its ownership of Units, the Company is considered to own its pro rata share of such stock. Neither the Company nor the Operating Company, however, owns more than 10% of the voting securities of the Management Company. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of the Management Company exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the value of the equity [and unsecured debt securities] of the Management Company owned by the Operating Company relative to the value of the other assets owned by the Operating Company. No independent appraisals have been obtained to support this conclusion, however, and Goodwin, Procter and Hoar LLP, in rendering its opinion as to the ability of the Company to qualify as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of the Management Company.

  As noted above, the 5% value requirement must be satisfied not only on the date the Company acquires equity and debt securities of the Management Company, but also each time the Company increases its ownership of such securities of the Management Company (including as a result of increasing its interest in the Operating Company as partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the

Management Company. This limitation may restrict the ability of the Management Company to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company maintains, and will continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

 Annual Distribution Requirements

  In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. As discussed below under "--Taxation of U.S. Stockholders," however, stockholders may be credited for all or a portion of the taxes paid by the Company on its net capital gains.

  Even if the Company satisfies the distribution requirements above, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year (other than ordinary income and capital gain net income on which the Company has paid taxes as described above), and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Company to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

  It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities."

TAXATION OF U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

 Distributions Generally

  Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock. The amount of any distribution in excess of a U.S. Stockholder's tax basis in his or her Common Stock will be taxable as gain realized from the sale of the Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the Company.

  The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "--Annual Distribution Requirements" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

  As a result of recent tax legislation, the Company may elect to retain and pay income tax on its net long-term capital gains received during a taxable year. If the Company so elects for a taxable year, the Company's stockholders would include in income as long-term capital gains their proportionate share of a designated portion of the Company's undistributed long-term capital gains for the taxable year. A stockholder would be deemed to have paid his or her share of the tax paid by the Company on such undistributed capital gains, which would be credited or refunded to the stockholder under normal tax procedures. The stockholder's basis in his shares of Common Stock would be increased by the amount of undistributed long-term capital gains (less the capital gains tax deemed paid by the stockholder) included in the stockholder's long-term capital gains.

 Capital Gain Dividends

  Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  The Taxpayer Relief Act of 1997 (the "Act") alters the taxation of capital gain income. Under the Act, individuals (as well as estates and certain trusts) who hold capital assets for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Gains from capital assets held for more than 12 months but less than 18 months may be taxed at a maximum mid-term capital gain rate of 28%. The Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain," special rules for "qualified 5-year gain," and makes other changes to prior law. The Act allows the IRS to prescribe regulations on how the Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the Company. To date regulations have not yet been prescribed, and it remains unclear how the Act's new rates will apply to capital gain dividends or undistributed capital gains, including for example the extent, if any, to which capital gain dividends or undistributed capital gains from the Company will be taxed to individuals at the new rates for mid-term capital gains and unrecaptured section 1250 gain, rather than the long-term capital gain rates. Prospective investors are urged to consult their own tax advisors with respect to the new rules contained in the Act.

  The Company will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gains.

 Passive Activity Loss and Investment Interest Limitations

  Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Capital gains from the disposition of shares of Common Stock (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

 Certain Dispositions of Shares

  In general, any gain or loss realized upon a taxable disposition of the shares of Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of Common Stock have been held for more than 12 months, (or, in the case of individuals, estates and certain trusts, mid-term capital gain or loss if the shares have been held for more than 12 months but not more than 18 months and long-term capital gain or loss if the shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

 Treatment of Tax-Exempt Stockholders

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. Special provisions of the Code require a portion of the dividends from a REIT "predominantly held" by qualified trusts to be treated as UBTI. So long as the Company is able to satisfy the Five or Fewer Requirement without relying on the "look-through" exception discussed above, these provisions will not apply.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

  The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

  In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

  A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. A distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non- U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed above with respect to dispositions of Common Stock.

  Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

  Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

  Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to United States federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT and therefore that sales of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock were "regularly traded" on an established securities market (such as the NYSE on which the Common Stock will be listed) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Common Stock and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions. In any event, a purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market (such as the NYSE) or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

  U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

  Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

OTHER TAX CONSIDERATIONS

 Effect of Tax Status of Operating Company on REIT Qualification

  Substantially all of the Company's investments are through the Operating Company. In addition, the Operating Company may in the future hold interests in certain properties through subsidiary entities also taxed as partnerships. The Company's interest in these entities may involve special tax considerations. Such considerations include (i) the allocations of items of income and expense, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Company, and other subsidiary entities as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes, and (iii) the taking of actions by the Operating Company and subsidiary entities that could adversely affect the Company's qualifications as a REIT. In the opinion of Goodwin, Procter & Hoar, based on certain representations of the Company, the Operating Company will be treated for Federal income tax purposes as a partnership (and not as an association taxable as a corporation). If the Operating Company were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT.

 Tax Allocations with Respect to the Properties

  When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Company was formed by way of contributions of appreciated property (including certain of the Properties). Consequently, the Operating Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code. Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed to a partnership.

  Interests in the Properties purchased for cash by the Operating Company simultaneously with or subsequent to the admission of the Company to the Operating Company will initially have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

  A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Company, through dividends on stock held by the Operating Company. The Management Company will not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state or local income taxes that the company is required to pay will reduce the amount of dividends payable by such company to the Operating Company and cash available for distribution by the Company.

STATE AND LOCAL TAX

  The Company and its operating subsidiaries may be subject to state and local tax in states and localities in which they do business or own property. The tax treatment of the Company and its operating subsidiaries and the holders of Common Stock in such jurisdictions may differ from the federal income tax treatment described above.

                                 UNDERWRITING

  The underwriters of the Offering (the "Underwriters"), for whom Lehman
Brothers Inc., Smith Barney Inc. and     are acting as representatives (the
"Representatives"), have severally agreed, subject to the conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter.

                                                                       NUMBER OF
      UNDERWRITER                                                       SHARES
      -----------                                                      ---------
      Lehman Brothers Inc.............................................
      Smith Barney Inc................................................
                                                                          ---
        Total.........................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares agreed to be purchased by the Underwriters under the Underwriting Agreement must be so purchased.

  The Company has been advised that the Underwriters propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers who may include the Underwriters at such public offering price less a selling concession not in excess of $ per share. The selected dealers may reallow a concession not in excess of $ per share to certain brokers or dealers. After the Offering, the public offering price, the concession to selected dealers, and the reallowance may be changed by the Representatives.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.

  The Company has granted to the Underwriters an option to purchase up to an
additional   shares of Common Stock, at the public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus, solely to cover overallotments, if any. Such option may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined through negotiations between the Company and the Representatives. Among the factors considered in such negotiations, in addition to prevailing market conditions, were distribution rates and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the expected results of operations of the Company (which are based on the results of operations of the Properties and the fee management business in recent periods), estimates of future business potential and earnings prospects of the Company as a whole and the current state of the real estate market in the Company's primary markets and the economy as a whole. The initial price per share to the public set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors.

  The Underwriters do not intend to confirm sales of Common Stock to any account over which they exercise discretionary authority.

  If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid may have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of, or any effect that the transactions described above may have on, the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or, once commenced, will not be discontinued without notice.

  In connection with the Offering, the Principals have agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of two years after the consummation of the Offering without the consent of Lehman Brothers Inc., and AEW has agreed not to sell any shares of Common Stock, owned at the consummation of the Offering or acquired upon exchange of Units, for a period of one year after the consummation of the Offering without the consent of Lehman Brothers Inc. Such restrictions will not apply to any Units or other shares of Common Stock purchased or otherwise acquired by the Principals following consummation of the Offering.

  The Company has agreed for a period of 180 days from the date of this Prospectus, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) shares of Common Stock (other than the shares offered hereby and shares issued pursuant to the Equity Incentive Plan existing on the date hereof and any Units or shares of Common Stock that may be issued in connection with any acquisition of a property) or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the Equity Incentive Plan existing on the date hereof), without the prior written consent of Lehman Brothers Inc.

  The Company has agreed to pay Lehman Brothers Inc. and Smith Barney Inc. an advisory fee equal to 0.75% of the gross proceeds received from the sale of Common Stock of the Offering for advisory services rendered in connection with the evaluation, analysis and structuring of the Company's formation and the Offering.

  The Underwriters have reserved for sale at the public offering price up to shares of Common Stock to directors, officers and employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                    EXPERTS

  The balance sheet of LBA Properties, Inc. as of October 6, 1997, the combined financial statements of the LBA Predecessors as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, the financial statements of CAL Portfolio VI, L.L.C. as of December 31, 1996 and for the period October 30, 1996 through December 31, 1996, and statements of revenue and certain expenses listed on F-1, F-2 and F-3, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The C&W Study was prepared for the Company by Cushman & Wakefield of California, Inc., which is a real estate service firm with significant experience and expertise relating to the Southern California office and industrial properties markets and the various submarkets therein. C&W is a part of a national network of affiliated companies providing real estate related services. The statistical and other information from the C&W Study appearing in this Prospectus and Registration Statement has been included herein in reliance on C&W's expertise as a real estate services firm, with respect to the Southern California office and industrial properties markets.

                                 LEGAL MATTERS

  Certain legal matters, including the validity of the shares of Common Stock offered hereby, will be passed upon for the Company by Goodwin, Procter & Hoar llp. In addition, the description of federal income tax consequences contained in this Prospectus under the heading "Federal Income Tax Consequences" is based upon the opinion of Goodwin, Procter & Hoar llp. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of SEC. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the SEC upon payment of the prescribed fees at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at 13th Floor, 7 World Trade Center, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC maintains a website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. In addition, the Common Stock will be listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company intends to furnish its stockholders with annual reports containing audited combined financial statements and a report thereon by independent certified public accountants.

                                   GLOSSARY

  "100 Stockholder Requirement" means the requirement that beneficial ownership of a corporation must be held by 100 or more persons in order to qualify as a REIT under the Code.

  "ACM" means asbestos-containing materials.

  "ADA" means the Americans with Disabilities Act, enacted on July 26, 1990.

  "AEW" means AEW Capital Management, L.P., a Delaware limited partnership, and certain of its affiliates.

  "Affiliates" means with respect to any individual or entity, any other individual or entity directly or indirectly controlling, controlled by or under common control with such individual or entity.

  "Anniversary Date" means the anniversary date of the prior year's annual meeting or special meeting in lieu thereof, under the Company's Bylaws.

  "Annual Yield" means with respect to a Property the percentage calculated by dividing Annualized Base Rent plus tenant pass-throughs for such Property as of September 30, 1997, less annualized operating expenses as of August 1997, by the sum of the original acquisition cost of such Property and all capital expenditures, tenant improvements and leasing commissions paid with respect to such Property, adjusted for any amounts received or paid in connection with early lease terminations.

  "Base Rent" means gross rent excluding payments by tenants on account of real estate tax and operating expense escalation.

  "Built-In Gain Rules" means the built-in gain rules promulgated in guidelines issued by the IRS.

  "C&W" means Cushman & Wakefield of California, Inc.

  "C&W Peer Group" means the set of comparable properties selected by C&W for purposes of the C&W Study.

  "C&W Study" means the office and industrial market study of Southern
California, prepared for the Company by C&W as of      , 1997.

  "Charter" means the Articles of Incorporation of the Company, as amended and restated.

  "Code" means the Internal Revenue Code of 1986, as amended, together with its predecessor.

  "Commission" or the "SEC" means the Securities and Exchange Commission.

  "Common Stock" means shares of the Company's common stock, $.01 par value per share.

  "Company" means LBA Properties, Inc., a Maryland corporation and, as the context requires, its subsidiaries.

  "Credit Facility" means the Company's proposed $150 million credit facility.

  "Equity Incentive Plan" means the Company's Equity Incentive Plan, adopted by the Board of Directors prior to the date hereof.

  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

  "Excess Stock" means the separate class of shares of stock of the Company into which shares of stock of the Company owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit, the Look-Through Ownership Limit or the AEW Ownership Limit will automatically be converted.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

  "Five or Fewer Requirement" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year).

  "Foreclosure Property" means, with limited exceptions, real property (including interests therein), and any personal property incident to real property, acquired by a REIT in connection with a default on a lease of such property or on indebtedness secured by such property.

  "Formation Transactions" means the transactions relating to the formation of the Company and its subsidiaries, including the transfer of certain of the Properties and the management, construction and design assets or interests therein from the Property Partnerships and the entities that owned the other assets acquired by the Company.

  "Funds from Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

  "HVAC" means heating, ventilation and air conditioning.

  "Independent Directors" means the directors of the Company who are neither officers of the Company nor affiliated with AEW.

  "IRS" means the Internal Revenue Service.

  "Investment Company Act" means the Investment Company Act of 1940, as amended.

  "Layton-Belling & Associates" means Layton-Belling & Associates, a California corporation that operated the Company's business prior to the consummation of the Offering and the Formation Transactions.

  "LBA Predecessors" means entities and individuals that own an interest in the operations and Properties involved in the Formation Transaction including LBA, Inc., AEW/LBA Acquisition Co., L.L.C., AEW/LBA Acquisition Co. II, L.L.C., AEW/LBA Acquisition Co. III, L.L.C., Phil A. Belling and Steven R. Layton, the majority owners of LBA, Inc., and other affiliates.

  "LIBOR" means the London Interbank Offered Rate.

  "Look-Through Entities" means pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act.

  "Look-Through Ownership Limit" means the restriction contained in the Company's Charter providing that Look-Through Entities may not beneficially own more than 15% of the outstanding shares of Common Stock.

  "Management Company" means LBA Management, Inc. a     corporation, which
will perform certain of the Company's management and development activities. The Operating Company will hold 100% of the nonvoting preferred stock of the Management Company, which stock will represent 95% of the ownership interest in the Management Company and the officers of the Management Company will collectively hold 100% of the voting common stock of the Management Company, which stock will represent 5% of the ownership interest in the Management Company.

  "MGCL" means the Maryland General Corporation Law.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "Net Absorption" means the net increase in square feet of leased space.

  "Net Effective Rent" means Base Rent adjusted on a straight-line basis for contractual rent step-ups and free rent periods, plus tenant payments on account of real estate tax and operating expense escalation, less total operating expenses and real estate taxes.

  "Non-U.S. Stockholders" means any holder of Common Stock, who (for United States federal income tax purposes) is a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust.

  "NYSE" means the New York Stock Exchange.

  "Offering" means the Offering of shares of Common Stock of LBA Properties, Inc. pursuant to and as described in this Prospectus.

  "Units" means the units representing interests in the Operating Company.

  "Operating Agreement" means the operating agreement of the Operating
Company.

  "Operating Company" means LBA Properties, LLC, a California limited liability corporation.

  "Ownership Limit" means the restriction contained in the Company's Charter providing that, subject to certain exceptions, no holder may beneficially own more than 9.9% of the outstanding shares of Common Stock.

  "Participants" means the parties participating in the Formation Transactions including the Company and the Operating Company, together with the partners and members of the Predecessor Entities and other parties which hold ownership interests in certain of the Properties.

  "Predecessor Entities" means the limited liability companies and the limited partnerships which, prior to the Formation Transaction, owned or had interests in the Properties or which now own or have interests in the Properties.

  "Principals" means Steven R. Layton, Phil A. Belling, David C. Thomas and Steven R. Briggs.

  "Properties" means the 48 real estate properties and related assets owned by the Predecessor Entities and contributed to the Company by the Participants in connection with the Formation Transactions.

  "Qualified REIT Subsidiary" means any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence.

  "Recognition Period" means the ten-year period beginning on the date on which the Company acquires an asset from a C corporation in a carry-over basis transaction.

  "REIT" means real estate investment trust, as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

  "REIT Requirements" means the requirements for qualifying as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations.

  "Related Party Tenant" means a tenant or subtenant of the Company which is 10% or more constructively or directly owned by the Company or an owner of 10% or more of the Company under the Code.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Treasury Regulations" means regulations of the U.S. Department of Treasury under the Code.

  "U.S. Stockholder" means a holder of Common Stock, who (for United States federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) is an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
LBA PROPERTIES, INC.
Unaudited Pro Forma Condensed Combined Financial Statements: .............  F-4
  Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30,
   1997...................................................................  F-5
  Unaudited Pro Forma Condensed Combined Statement of Operations for the
   Six Months Ended June 30, 1997.........................................  F-6
  Unaudited Pro Forma Condensed Combined Statement of Operations for the
   Year Ended December 31, 1996...........................................  F-7
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements....  F-8
Historical:
  Report of Independent Auditors.......................................... F-16
  Balance Sheet as of October 6, 1997..................................... F-17
  Notes to Balance Sheet.................................................. F-18
LBA PREDECESSORS
Combined Financial Statements:
  Report of Independent Auditors.......................................... F-20
  Combined Balance Sheets as of June 30, 1997 (Unaudited) and December 31,
   1996 and 1995.......................................................... F-21
  Combined Statements of Operations for the Six Months Ended June 30, 1997
   and 1996 (Unaudited) and the Years Ended December 31, 1996, 1995 and
   1994................................................................... F-22
  Combined Statements of Owners' Equity for the Six Months Ended June 30,
   1997 (Unaudited) and the Years Ended December 31, 1996, 1995 and 1994.. F-23
  Combined Statements of Cash Flows for the Six Months Ended June 30, 1997
   and 1996 (Unaudited) and the Years Ended December 31, 1996, 1995 and
   1994................................................................... F-24
  Notes to Combined Financial Statements.................................. F-25
  Schedule III--Commercial Real Estate Properties and Accumulated
   Depreciation........................................................... F-36
CAL PORTFOLIO VI, L.L.C.
Financial Statements:
  Report of Independent Auditors.......................................... F-38
  Balance Sheets as of June 30, 1997 (Unaudited) and December 31, 1996.... F-39
  Statements of Operations for the Six Months Ended June 30, 1997
   (Unaudited) and the Period October 30, 1996 through December 31, 1996.. F-40
  Statements of Members' Capital for the Six Months Ended June 30, 1997
   (Unaudited) and the Period October 30, 1996 through December 31, 1996.. F-41
  Statements of Cash Flows for the Six Months Ended June 30, 1997
   (Unaudited) and the Period October 30, 1996 through December 31, 1996.. F-42
  Notes to Financial Statements........................................... F-43
1996 CIGNA ACQUIRED PROPERTIES
Combined Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-48
  Combined Statements of Revenue and Certain Expenses for January 1, 1996
   to the Dates of Acquisition and the Years Ended December 31, 1995 and
   1994................................................................... F-49
  Notes to Combined Statements of Revenue and Certain Expenses............ F-50
CHICAGO AVENUE BUSINESS PARK
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-52
  Statements of Revenue and Certain Expenses for January 1, 1996 to
   December 20, 1996 (Unaudited) and the Year Ended December 31, 1995..... F-53
  Notes to Statements of Revenue and Certain Expenses..................... F-54

                                                                           PAGE
                                                                           ----
VIA FRONTERA
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-55
  Statements of Revenue and Certain Expenses for January 1, 1996 to
   September 17, 1996 (Unaudited) and the Year Ended December 31, 1995.... F-56
  Notes to Statements of Revenue and Certain Expenses..................... F-57
WESTRIDGE
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-58
  Statements of Revenue and Certain Expenses for January 1, 1996 to June
   18, 1996 (Unaudited) and the Year Ended December 31, 1995.............. F-59
  Notes to Statements of Revenue and Certain Expenses..................... F-60
1919 SANTA MONICA
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-61
  Statements of Revenue and Certain Expenses for January 1, 1996 to
   October 27, 1996 (Unaudited) and the Year Ended December 31, 1995...... F-62
  Notes to Statements of Revenue and Certain Expenses..................... F-63
1997 METLIFE ACQUIRED PROPERTIES
Combined Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-64
  Combined Statements of Revenue and Certain Expenses for January 1, 1997
   to the Dates of Acquisition (Unaudited) and the Years Ended December
   31, 1996 and 1995...................................................... F-65
  Notes to Combined Statements of Revenue and Certain Expenses............ F-66
AIRPORT COMMERCE CENTER AND HUNTER BUSINESS CENTER
Combined Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-68
  Combined Statements of Revenue and Certain Expenses for January 1, 1997
   to the Dates of Acquisition (Unaudited) and the Year Ended December 31,
   1996................................................................... F-69
  Notes to Combined Statements of Revenue and Certain Expenses............ F-70
SORRENTO VALLEY SCIENCE PARK
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-72
  Statements of Revenue and Certain Expenses for January 1, 1997 to
   February 20, 1997 (Unaudited) and the Year Ended December 31, 1996..... F-73
  Notes to Statements of Revenue and Certain Expenses..................... F-74
HDS PLAZA
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-75
  Statements of Revenue and Certain Expenses for January 1, 1997 to June
   11, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-76
  Notes to Statements of Revenue and Certain Expenses..................... F-77

                                                                           PAGE
                                                                           ----
THE PLAZA
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-78
  Statements of Revenue and Certain Expenses for January 1, 1997 to May
   28, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-79
  Notes to Statements of Revenue and Certain Expenses..................... F-80
HAVENGATE
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-81
  Statements of Revenue and Certain Expenses for the Six Months Ended June
   30, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-82
  Notes to Statements of Revenue and Certain Expenses..................... F-83
VON KARMAN CORPORATE CENTER
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-84
  Statements of Revenue and Certain Expenses for the Six Months Ended June
   30, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-85
  Notes to Statements of Revenue and Certain Expenses..................... F-86
CENTRELAKE PLAZA
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-87
  Statements of Revenue and Certain Expenses for the Six Months Ended June
   30, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-88
  Notes to Statements of Revenue and Certain Expenses..................... F-89
150 EAST COLORADO
Statements of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-90
  Statements of Revenue and Certain Expenses for the Six Months Ended June
   30, 1997 (Unaudited) and the Year Ended December 31, 1996.............. F-91
  Notes to Statements of Revenue and Certain Expenses..................... F-92

                             LBA PROPERTIES, INC.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

  The unaudited pro forma financial and operating information for the six months ended June 30, 1997 and the year ended December 31, 1996 is presented as if the Offering, the Formation Transactions, the acquisition of Properties acquired or under contract to be acquired after June 30, 1997 (the "Acquisition Properties"), the acquisition of Properties acquired during 1997 prior to June 30, 1997 (the "1997 Acquired Properties"), the acquisition of Properties acquired during 1996 (the "1996 Acquired Properties") and an investment in the Joint Venture Property all had occurred by the date of the June 30, 1997 combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma June 30, 1997 balance sheet information also gives effect to the recording of minority interests for Units as if these transactions occurred on June 30, 1997.

  The pro forma financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming the completion of the acquisitions described above, the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor does it purport to project the Company's financial position or results of operations at any future date or for any future period.

                              LBA PROPERTIES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1997

                                 (IN THOUSANDS)

                           HISTORICAL  INVESTMENTS IN
                              LBA       NONCOMBINED   COMBINED LBA              THE OFFERING  PRO FORMA      COMPANY
                          PREDECESSORS    ENTITIES    PREDECESSORS ACQUISITIONS     (B)      ADJUSTMENTS    PRO FORMA
                          ------------ -------------- ------------ ------------ ------------ -----------    ---------
ASSETS
Commercial real estate
 properties.............    $221,102      $ 74,484      $295,586     $ 73,050     $    --     $  13,408 (C) $390,973
                                                                                                   (200)(G)      --
                                                                                                  9,129 (I)      --
Cash and cash
 equivalents............       3,882         1,818         5,700      (74,488)     332,389     (221,030)(C)   21,126
                                                                                                151,753 (D)
                                                                                               (173,198)(E)
Restricted cash.........      12,416         1,977        14,393          --           --       (14,393)(E)      --
Due from affiliates.....          53            88           141          --           --           --           141
Other assets............      15,447         2,062        17,509          --          (150)       2,272 (D)   17,241
                                                                                                 (2,390)(F)
Investments in
 noncombined entities...      16,905       (16,905)          --         1,438          --           --         1,438
                            --------      --------      --------     --------     --------    ---------     --------
 Total assets...........    $269,805      $ 63,524      $333,329     $    --      $332,239    $(234,649)    $430,919
                            ========      ========      ========     ========     ========    =========     ========
LIABILITIES AND EQUITY
Mortgage loans and lines
 of credit..............    $131,993      $ 40,448      $172,441     $    --      $    --     $ 154,025 (D) $154,025
                                                                                               (172,441)(E)      --
Accounts payable and
 accrued liabilities....       3,417           652         4,069          --           --          (757)(E)    3,312
Unearned rent...........         528           246           774          --           --           --           774
Tenant security
 deposits...............         852           508         1,360          --           --           --         1,360
                            --------      --------      --------     --------     --------    ---------     --------
 Total liabilities......     136,790        41,854       178,644                                (19,173)     159,471
Minority interests......         --            --            --           --           --               (I)
Owners' equity..........     133,015        21,670       154,685          --           --       (14,393)(E)      --
                                                                                                   (200)(G)
                                                                                               (140,092)(H)
Stockholders' equity:
 Common stock...........         --            --            --           --                        --
 Additional paid-in
  capital...............         --            --            --           --       332,239     (108,615)(C)  271,448
                                                                                                (99,007)(C)
                                                                                                 (2,390)(F)
                                                                                                140,092 (H)
                                                                                                  9,129 (I)
                            --------      --------      --------     --------     --------    ---------     --------
 Total owners' and
  stockholders' equity..     133,015        21,670       154,685          --       332,239     (215,476)     271,448
                            --------      --------      --------     --------     --------    ---------     --------
   Total liabilities and
    equity..............    $269,805      $ 63,524      $333,329     $    --      $332,239    $(234,649)    $430,919
                            ========      ========      ========     ========     ========    =========     ========

                            See accompanying notes.

                              LBA PROPERTIES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  ACQUISITION
                                       EQUITY IN NET              PRE-ACQUISITION PROPERTIES
                           HISTORICAL    INCOME OF     COMBINED   PERIOD FOR 1997  AND JOINT
                              LBA       NONCOMBINED      LBA         ACQUIRED       VENTURE    PRO FORMA     COMPANY
                          PREDECESSORS   ENTITIES    PREDECESSORS  PROPERTIES(J)  PROPERTY(K) ADJUSTMENTS   PRO FORMA
                          ------------ ------------- ------------ --------------- ----------- -----------   ---------
REVENUE
Rental..................    $10,853       $6,517       $17,370        $3,674        $4,629      $   21 (O)   $25,694
Tenant recoveries.......      1,020          119         1,139           201           299          82 (P)     1,721
Management and
 consulting.............      1,021          --          1,021           --            --          (65)(M)       956
Parking and other.......        583           19           602            24            26         --            652
Interest................        204           83           287           --            --          --            287
                            -------       ------       -------        ------        ------      ------       -------
 Total revenue..........     13,681        6,738        20,419         3,899         4,954          38        29,310
                            -------       ------       -------        ------        ------      ------       -------
EXPENSES
Rental property
 operating..............      3,762        2,110         5,872           852         1,399         (65)(M)     8,827
                                                                                                   296 (N)
                                                                                                   473 (Q)
Real estate taxes and
 insurance..............      1,522          610         2,132           370           442         258 (P)     3,202
Depreciation and
 amortization...........      2,902          825         3,727           --            --        1,968 (T)     5,695
Interest................      2,894        1,586         4,480           --            --        1,155 (S)     5,635
General and
 administrative.........      1,461          --          1,461           --            --         (296)(N)     1,557
                                                                                                   392 (R)
                            -------       ------       -------        ------        ------      ------       -------
 Total expenses.........     12,541        5,131        17,672         1,222         1,841       4,181        24,916
                            -------       ------       -------        ------        ------      ------       -------
Equity in net income
 (loss) of noncombined
 entities...............        708         (708)          --            --            (50)        --            (50)
                            -------       ------       -------        ------        ------      ------       -------
Income before minority
 interests..............      1,848          899         2,747         2,677         3,063      (4,143)        4,344
Minority interests......        --           --            --            --            --              (U)
                            -------       ------       -------        ------        ------      ------       -------
Net income..............    $ 1,848       $  899       $ 2,747        $2,677        $3,063      $            $
                            =======       ======       =======        ======        ======      ======       =======
Pro forma common shares
 and common share
 equivalents outstanding
 before conversion of
 Units..................                                                                               (V)
                                                                                                             =======
Net income common per
 share..................                                                                                     $
                                                                                                             =======

                            See accompanying notes.

                              LBA PROPERTIES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 EQUITY IN                    PRE-
                                NET INCOME                 ACQUISITION                   ACQUISITION
                    HISTORICAL      OF                   PERIOD FOR 1996                PROPERTIES AND
                       LBA      NONCOMBINED COMBINED LBA    ACQUIRED     1997 ACQUIRED  JOINT VENTURE   PRO FORMA     COMPANY
                   PREDECESSORS  ENTITIES   PREDECESSORS PROPERTIES (L)  PROPERTIES (J)  PROPERTY (K)  ADJUSTMENTS   PRO FORMA
                   ------------ ----------- ------------ --------------- -------------- -------------- -----------   ---------
REVENUE
Rental...........    $ 9,819      $2,081      $11,900        $10,841        $11,856         $9,095       $ 1,569 (O)  $45,261
Tenant
 recoveries......      1,023          35        1,058            367          1,418            671           163 (P)    3,677
Management and
 consulting......      2,203         --         2,203            --             --             --            (19)(M)    2,184
Parking and
 other...........        697          20          717            173             95             94           --         1,079
Interest.........        227         --           227            --             --             --            --           227
                     -------      ------      -------        -------        -------         ------       -------      -------
 Total revenue...     13,969       2,136       16,105         11,381         13,369          9,860         1,713       52,428
                     -------      ------      -------        -------        -------         ------       -------      -------
EXPENSES
Rental property
 operating.......      4,759         671        5,430          3,192          2,716          2,645           (19)(M)   15,965
                                                                                                             120 (N)
                                                                                                           1,881 (Q)
Real estate taxes
 and insurance...      1,593         169        1,762          1,668          1,445            872           658 (P)    6,405
Depreciation and
 amortization....      2,722         248        2,970            --             --             --          7,359 (T)   10,329
Interest.........      2,007         553        2,560            --             --             --          8,709 (S)   11,269
General and
 administrative..      2,295         --         2,295            --             --             --           (120)(N)    3,113
                                                                                                             938 (R)
                     -------      ------      -------        -------        -------         ------       -------      -------
 Total expenses..     13,376       1,641       15,017          4,860          4,161          3,517        19,526       47,081
                     -------      ------      -------        -------        -------         ------       -------      -------
Equity in net
 income (loss) of
 noncombined
 entities........        242        (242)         --             --             --            (100)          --          (100)
                     -------      ------      -------        -------        -------         ------       -------      -------
Income before
 minority
 interests.......        835         253        1,088          6,521          9,208          6,243       (17,813)       5,247
Minority
 interests.......        --          --           --             --             --             --                (U)
                     -------      ------      -------        -------        -------         ------       -------      -------
Net income.......    $   835      $  253      $ 1,088        $ 6,521        $ 9,208         $6,243       $            $
                     =======      ======      =======        =======        =======         ======       =======      =======
Pro forma common
 shares and
 common share
 equivalents
 outstanding
 before
 conversion of
 Units...........                                                                                                (V)
                                                                                                                      =======
Net income per
 common share....                                                                                                     $
                                                                                                                      =======

                            See accompanying notes.

                             LBA PROPERTIES, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

  The adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 are as follows:

(A) Acquisition of seven properties acquired subsequent to June 30, 1997 or currently under contract for acquisition (the "Acquisition Properties"), one land parcel and a 25% interest in the Joint Venture Property consisting of the following:

                                                                    ACQUISITION
    PROPERTY/LAND PARCEL                                               PRICE
    --------------------                                            -----------
    Uniden Building................................................  $  2,605
    150 East Colorado..............................................     7,040
    Centrelake Plaza...............................................    10,650
    Von Karman Corporate Center....................................    38,060
    Havengate......................................................     6,650
    1800 Lambert...................................................     3,380
    Cymer Land.....................................................       775
    Shoreham Building..............................................     3,890
                                                                     --------
                                                                       73,050
    Investment in the Joint Venture Property.......................     1,438
                                                                     --------
                                                                     $ 74,488
                                                                     ========

(B) Sale of    shares of common stock in the Offering

    Proceeds from the Offering based on an initial price of $   per
     share.........................................................  $360,473
    Costs associated with the Offering.............................   (28,234)
                                                                     --------
                                                                      332,239
    Offering costs prepaid by the Combined LBA Predecessors prior
     to the Offering...............................................       150
                                                                     --------
      Net proceeds.................................................  $332,389
                                                                     ========
    Par value of common stock to be issued.........................  $
    Additional paid-in capital from proceeds of sale of common
     stock.........................................................   332,239
                                                                     --------
                                                                     $332,239
                                                                     ========

(C) Acquisition of interests of certain Participants for cash

    Reduction in additional paid-in capital for book value of
     interests acquired............................................  $108,615
    Reduction in additional paid-in capital for distributions to an affiliate Financial Partner of cash paid in excess of book
     value of interests............................................    99,007
    Purchase price in excess of book value of interests in the
     Properties purchased from nonaffiliates.......................    13,408
                                                                     --------
                                                                     $221,030
                                                                     ========

(D) Mortgage loan and line of credit commitment fees

    Proceeds from new mortgage debt and line of credit.............  $154,025
    Costs associated with new mortgage debt and line of credit.....    (2,272)
                                                                     --------
                                                                     $151,753
                                                                     ========

                             LBA PROPERTIES, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

(E) Repayment of mortgage loans and lines of credit of the Combined LBA Predecessors and related distribution of restricted cash

    Repayment of mortgage loans and lines of credit................. $ 172,441
    Payment of accrued interest.....................................       757
                                                                     ---------
                                                                     $ 173,198
                                                                     =========
    Release of restricted cash related to repayment of mortgage loans ......................................................... $  14,393
                                                                     =========
(F)Write-off of unamortized loan fees............................... $  (2,390)
                                                                     =========
(G)To eliminate intercompany capitalized costs related to
 noncombined entities............................................... $    (200)
                                                                     =========
(H)Elimination of owners' equity.................................... $(140,092)
                                                                     =========
(I)To establish minority interests in Operating Company based on
 Units issued....................................................... $
  Excess of fair value over book value related to issuance of Units
     to nonaffiliates...............................................    (9,129)
                                                                     ---------
                                                                     $
                                                                     =========
  Total equity before percentage allocable to minority interests.... $ 271,448
  Percentage allocable to minority interests........................          %
                                                                     ---------
                                                                     $
                                                                     =========

    Minority Units...........................................                  %
    Total shares issued......................................
                                                              ---------- ------
    Total....................................................            100.00%
                                                              ========== ======

                              LBA PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

  The pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 are set forth below:

(J) Represents the actual unaudited historical results of the 1997 Acquired Properties from the beginning of the period through the date of acquisition.

                                              1997 ACQUIRED PROPERTIES
                         -------------------------------------------------------------------
                              FOR THE PERIOD JANUARY 1, 1997 TO THE DATE OF ACQUISITION
                         -------------------------------------------------------------------
                                    AIRPORT
                                    COMMERCE
                            1997    CENTER &
                          METLIFE    HUNTER    SORRENTO                    OTHER 1997
                          ACQUIRED  BUSINESS    VALLEY      HDS      THE    ACQUIRED
                         PROPERTIES  CENTER  SCIENCE PARK  PLAZA    PLAZA  PROPERTIES TOTAL
                         ---------- -------- ------------ -------- ------- ---------- ------
Date of acquisition.....    (1)       (2)    February 20, June 11, May 28,    (3)
                                                 1997       1997    1997
Revenue:
  Rental................   $1,356     $682   $        270 $    687 $   571    $108    $3,674
  Tenant recoveries.....      187        3              4        7      --      --       201
  Parking and other.....        3       11              2        5       2       1        24
                           ------     ----   ------------ -------- -------    ----    ------
                            1,546      696            276      699     573     109     3,899
                           ------     ----   ------------ -------- -------    ----    ------
Certain expenses:
  Rental property
   operating............      213      164             46      188     202      39       852
  Real estate taxes and
   insurance............      138       63             30       45      50      44       370
                           ------     ----   ------------ -------- -------    ----    ------
                              351      227             76      233     252      83     1,222
                           ------     ----   ------------ -------- -------    ----    ------
  Revenue in excess of
   certain expenses.....   $1,195     $469   $        200 $    466 $   321    $ 26    $2,677
                           ======     ====   ============ ======== =======    ====    ======

                              LBA PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

 (J) (continued)

                                               1997 ACQUIRED PROPERTIES
                         --------------------------------------------------------------------
                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                         --------------------------------------------------------------------
                                    AIRPORT
                                    COMMERCE
                            1997    CENTER &
                          METLIFE    HUNTER    SORRENTO                    OTHER 1997
                          ACQUIRED  BUSINESS    VALLEY      HDS      THE    ACQUIRED
                         PROPERTIES  CENTER  SCIENCE PARK  PLAZA    PLAZA  PROPERTIES  TOTAL
                         ---------- -------- ------------ -------- ------- ---------- -------
Date of acquisition.....    (1)       (2)    February 20, June 11, May 28,    (3)
                                                 1997       1997    1997
Revenue:
  Rental................   $5,138    $1,707  $      1,567 $  1,410 $ 1,429    $605    $11,856
  Tenant recoveries.....    1,345         6            16       50     --        1      1,418
  Parking and other.....       19        25             3        4      36       8         95
                           ------    ------  ------------ -------- -------    ----    -------
                            6,502     1,738         1,586    1,464   1,465     614     13,369
                           ------    ------  ------------ -------- -------    ----    -------
Certain expenses:
  Rental property
   operating............      938       279           261      449     488     301      2,716
  Real estate taxes and
   insurance............      529       151           147      103     125     390      1,445
                           ------    ------  ------------ -------- -------    ----    -------
                            1,467       430           408      552     613     691      4,161
                           ------    ------  ------------ -------- -------    ----    -------
  Revenue in excess of
   certain expenses.....   $5,035    $1,308  $      1,178 $    912 $   852    $(77)   $ 9,208
                           ======    ======  ============ ======== =======    ====    =======

--------
(1)

   PROPERTY NAME               ACQUISITION DATE
   -------------               -----------------
   Savi Tech Center            February 27, 1997
   Skypark Office Plaza          March 12 1997
   Governor Park Plaza           June 30, 1997

(2)
   PROPERTY NAME               ACQUISITION DATE
   -------------               -----------------
   Hunter Business Center        May 21, 1997
   Airport Commerce Center       May 29, 1997

(3)
   PROPERTY NAME               ACQUISITION DATE
   -------------               -----------------
   Carlsbad Corporate Center    January 7, 1997
   Torreyanna Science Park     January 15, 1997
   One Venture                  March 14, 1997
   Huntington Commerce Center   March 20, 1997

  There was no pro forma adjustment necessary for the 1996 Acquired Properties for the six months ended June 30, 1997 because the revenue and expense related to such properties is included in the historical net income for the period.

                              LBA PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

(K) Represents the actual unaudited historical results of the Acquisition Properties and the investment in the Joint Venture Property from the beginning of the period through June 30, 1997.

                                             ACQUISITION PROPERTIES
                         ---------------------------------------------------------------
                                 FOR THE PERIOD JANUARY 1, 1997 TO JUNE 30, 1997
                         ---------------------------------------------------------------
                                                         VON KARMAN      OTHER
                         150 EAST CENTRELAKE              CORPORATE   ACQUISITION
                         COLORADO   PLAZA    HAVENGATE     CENTER     PROPERTIES  TOTAL
                         -------- ---------- ---------- ------------- ----------- ------
Date of acquisition..... July 29,  July 31,  August 28, September 10,     (4)
                           1997      1997       1997        1997
Revenue:
  Rental................ $    377  $    553  $      556 $       2,524   $  619    $4,629
  Tenant recoveries.....        2        61          11           131       94       299
  Parking and other.....        5         3           8             9        1        26
                         --------  --------  ---------- -------------   ------    ------
                              384       617         575         2,664      714     4,954
                         --------  --------  ---------- -------------   ------    ------
Certain expenses:
  Rental property
   operating............      118       202         128           794      157     1,399
  Real estate taxes and
   insurance............       52        73          47           203       67       442
                         --------  --------  ---------- -------------   ------    ------
                              170       275         175           997      224     1,841
                         --------  --------  ---------- -------------   ------    ------
  Revenue in excess of
   certain expenses..... $    214  $    342  $      400 $       1,667   $  490    $3,113
                         ========  ========  ========== =============   ======    ======
                                             ACQUISITION PROPERTIES
                         ---------------------------------------------------------------
                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         ---------------------------------------------------------------
                                                         VON KARMAN      OTHER
                         150 EAST CENTRELAKE              CORPORATE   ACQUISITION
                         COLORADO   PLAZA    HAVENGATE     CENTER     PROPERTIES  TOTAL
                         -------- ---------- ---------- ------------- ----------- ------
Date of acquisition..... July 29,  July 31,  August 28, September 10,     (4)
                           1997      1997       1997        1997
Revenue:
  Rental................ $    798  $  1,530  $    1,070 $       4,364   $1,333    $9,095
  Tenant recoveries.....        4       111           4           345      207       671
  Parking and other.....       37        19           2            33        3        94
                         --------  --------  ---------- -------------   ------    ------
                              839     1,660       1,076         4,742    1,543     9,860
                         --------  --------  ---------- -------------   ------    ------
Certain expenses:
  Rental property
   operating............      255       365         238         1,443      344     2,645
  Real estate taxes and
   insurance............       92       150          90           407      133       872
                         --------  --------  ---------- -------------   ------    ------
                              347       515         328         1,850      477     3,517
                         --------  --------  ---------- -------------   ------    ------
  Revenue in excess of
   certain expenses..... $    492  $  1,145  $      748 $       2,892   $1,066    $6,343
                         ========  ========  ========== =============   ======    ======

--------
(4)

                        ACQUISITION
    PROPERTY NAME          DATE
    -------------     ---------------
   Uniden Building     July 24, 1997
   1800 Lambert       August 26, 1997
   Shoreham Building  Under Contract

                             LBA PROPERTIES, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

(K) (continued)

                                                         SIX MONTHS  12 MONTHS
                                                           ENDED       ENDED
                                                          JUNE 30,  DECEMBER 31,
                                                            1997        1996
                                                         ---------- ------------
Equity in net loss of noncombined entity................   $  50       $  100
                                                           =====       ======

(L) Represents the actual historical results for the 1996 Acquired Properties from the beginning of the period through the date of acquisition.

                                                     1996 ACQUIRED PROPERTIES
                          -------------------------------------------------------------------------------
                                    FOR THE PERIOD JANUARY 1, 1996 TO THE DATE OF ACQUISITION
                          -------------------------------------------------------------------------------
                                                                           CHICAGO
                          1996 CIGNA                                        AVENUE    OTHER 1996
                           ACQUIRED                          1919 SANTA    BUSINESS    ACQUIRED
                          PROPERTIES WESTRIDGE VIA FRONTERA    MONICA        PARK     PROPERTIES   TOTAL
                          ---------- --------- ------------- ----------- ------------ ----------  -------
Date of acquisition.....     (5)     June 18,  September 17, October 27, December 20,    (6)
                                       1996        1996         1996         1996
Revenue:
 Rental.................  $   8,809  $     91  $         366 $       748 $        459 $     368   $10,841
 Tenant recoveries......        214         7             71          51           21         3       367
 Parking and other......         37        --              1          81           --        54       173
                          ---------  --------  ------------- ----------- ------------ ---------   -------
                              9,060        98            438         880          480       425    11,381
                          ---------  --------  ------------- ----------- ------------ ---------   -------
Certain expenses:
 Rental property
  operating.............      2,526        16             40         196          144       270     3,192
 Real estate taxes and
  insurance.............      1,138        22             27         118           40       323     1,668
                          ---------  --------  ------------- ----------- ------------ ---------   -------
                              3,664        38             67         314          184       593     4,860
                          ---------  --------  ------------- ----------- ------------ ---------   -------
 Revenue in excess of
  certain expenses......  $   5,396  $     60  $         371 $       566 $        296 $    (168)  $ 6,521
                          =========  ========  ============= =========== ============ =========   =======

--------
(5)

   PROPERTY NAME                ACQUISITION DATE
   -------------                -----------------
   1501 Hughes Way                June 11, 1996
   3901 Via Oro                   June 11, 1996
   Camarillo Business Center    October 31, 1996
   City Centre I                October 31, 1996
   Newport-Irvine Office        October 31, 1996
   Orange Financial Center      October 31, 1996
   South Coast Executive Park   October 31, 1996
   Yorba Linda Business Center  October 31, 1996

(6)
   PROPERTY NAME                ACQUISITION DATE
   -------------                -----------------
   600 Corporate Pointe         January 31, 1996
   5161 Lankershim               March 29, 1996
   Poway Industrial              April 16, 1996
   Scripps Ranch                  June 11, 1996
   Cymer Technology Center      December 20, 1996

                              LBA PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

                                                        SIX MONTHS  YEAR ENDED
                                                        ENDED JUNE DECEMBER 31,
                                                         30, 1997      1996
                                                        ---------- ------------
(M)To eliminate intercompany fees related to
     noncombined entities.............................   $    65     $    19
                                                         =======     =======
(N)To reclassify consolidated property operating
     expenses associated with noncombined entities....   $   296     $   120
                                                         =======     =======
(O)Increase in rental revenue to adjust the 1996
     Acquired Properties, the 1997 Acquired Properties
     and the Acquisition Properties to straight-line
     rental revenue based on the pro forma acquisition
     date of the LBA Predecessors.....................   $    21     $ 1,569
                                                         =======     =======
(P)Net increase in real estate taxes and insurance due
     to reassessment of property values and
     renegotiation of insurance premiums related to
     the 1996 Acquired Properties, 1997 Acquired
     Properties and the Acquisition Properties and
     related direct increase in tenant recoveries:
     Real estate taxes and insurance..................   $   258     $   658
                                                         =======     =======
     Tenant recoveries................................   $    82     $   163
                                                         =======     =======
(Q)Increase in property general and administrative
     expense related to additional property payroll
     and other administrative costs relating to the
     1996 Acquired Properties, the 1997 Acquired
     Properties and the Acquisition Properties........   $   473     $ 1,881
                                                         =======     =======
(R)Increase in general and administrative expense
     related to expected level of operations as a
     public real estate investment trust..............   $   392     $   938
                                                         =======     =======
(S)Increase in interest expense
    Decrease in interest expense due to repayment of
     mortgage loans and lines of credit...............   $(4,480)    $(2,560)
    Increase in interest expense related to the newly
     originated nonamortizing mortgage debt in the
     amount of $152,900 (interest rate fixed at 7.0%;
     due in ten years) and draw on $150,000 unsecured
     line of credit in the amount $1,125 (interest
     rate of LIBOR plus 1.1875% due in three years)...     5,390      10,780
    Increase in amortization of finance costs related
     to the mortgage debt and line of credit..........       245         489
                                                         -------     -------
    Net increase in interest expense..................   $ 1,155     $ 8,709
                                                         =======     =======

                              LBA PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

                                                         SIX MONTHS
                                                           ENDED     YEAR ENDED
                                                          JUNE 30,  DECEMBER 31,
                                                            1997        1996
                                                         ---------- ------------
(T)Increase in depreciation expense to reflect a full
     period of depreciation for the 1996 Acquired
     Properties, the 1997 Acquired Properties and the
     Acquisition Properties utilizing a 39-year useful
     life for buildings and a seven-year useful life
     for improvements..................................    $1,679     $ 6,781
  Increase in depreciation due to the fair value of
   Units or cash paid in excess of book value of
   interests in the Properties acquired from the
   nonaffiliates.......................................       289         578
                                                           ------     -------
      Net increase in depreciation expense.............    $1,968     $ 7,359
                                                           ======     =======
  Historical depreciation on the Combined LBA
   Predecessors........................................    $3,727     $ 2,970
  Additional depreciation on the 1996 and 1997 Acquired
   Properties:
    Pro forma depreciation as if the 1996 and 1997
     Acquired Properties were purchased on January 1,
     1996..............................................     3,550       7,101
    Historical depreciation recorded by the Combined
     LBA Predececessors for the 1996 and 1997 Acquired
     Properties........................................    (2,845)     (2,269)
                                                           ------     -------
    Net increase in depreciation expense (the pro forma
     adjustment for the six months ended June 30, 1997
     includes only the 1997 Acquired Properties).......       705       4,832
  Depreciation on the Acquisition Properties...........       974       1,949
  Depreciation on the price in excess of book value....       289         578
                                                           ------     -------
                                                           $5,695     $10,329
                                                           ======     =======
(U)To reflect adjustment for minority interests of    %
     in the Operating Company..........................    $          $
                                                           ======     =======
(V)Pro forma common shares outstanding represents the
                shares to be issued and        common
     share equivalents reduced by         shares, the
     proceeds of which result solely in an increase in
     cash to be used for reserves and working capital
     and not used to repay debt or acquire property as
     part of the Offering transaction.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying balance sheet of LBA Properties, Inc., a Maryland corporation, as of October 6, 1997. This balance sheet is the responsibility of the management of LBA Properties, Inc. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet presents fairly, in all material respects, the financial position of LBA Properties, Inc., a Maryland corporation, at October 6, 1997 in conformity with generally accepted accounting principles.

                                          LOGO
                                          /s/ Ernst & Young LLP
Newport Beach, California
October 6, 1997

                              LBA PROPERTIES, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     OCTOBER 6,
                                                                        1997
                                                                     ----------
ASSETS..............................................................    $--
                                                                        ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and contingencies.......................................
Common stock, $.01 par value, 1,000,000 shares authorized,
 shares issued and outstanding......................................    $--
                                                                        ----
                                                                        $--
                                                                        ====






                            See accompanying notes.

                             LBA PROPERTIES, INC.

                            NOTES TO BALANCE SHEET

1. ORGANIZATION

  Unless defined otherwise herein, capitalized terms used in these notes to the balance sheet have the same meaning as defined elsewhere in this Prospectus. These footnotes should be read in conjunction with the Prospectus. LBA Properties, Inc. (the "Company") is a Maryland corporation which was formed on October 6, 1997 to acquire a portfolio of commercial real estate properties (the "Properties") and continue the real estate business of LBA, Inc. ("LBA"), a California corporation, its principals and certain other entities. Substantial ownership interests in the entities that own interests in the operations and Properties are held by LBA, Inc., AEW/LBA Acquisition Co., L.L.C., AEW/LBA Acquisition Co. II, L.L.C., AEW/LBA Acquisition Co. III, L.L.C., Phil A. Belling and Steven R. Layton, the majority owners of LBA, Inc., and other affiliates (the "LBA Predecessors"). The LBA Predecessors are engaged in owning, acquiring, managing, leasing and renovating commercial real estate properties in Southern California.

  The Company will be the sole managing member of a newly formed limited liability company (the "Operating Company"). The Operating Company will initially hold all the interests in the Properties. The Company will conduct substantially all of its business through the Operating Company. As the sole managing member of the Operating Company, the Company will have exclusive power to manage and conduct the business of the Operating Company, subject to certain limited exceptions.

  Concurrently with the consummation of a proposed public offering of the Company's Common Stock (the "Offering"), the Company and the Operating Company, together with the owners and members of the LBA Predecessors including certain unaffiliated investors (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions have been designed to (i) consolidate the ownership of the Properties and the commercial real estate business of the Company in the Operating Company, (ii) facilitate the Offering, (iii) provide a vehicle for future acquisitions, (iv) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to REITs, and (v) preserve certain tax advantages for the Predecessor Entities and the Participants.

2. COMMITMENTS AND CONTINGENCIES

  The Company will become a party to various legal actions resulting from the operating activities to be transferred to the Operating Company. These actions are incidental to the transferred business and management of the Company does not believe that these actions will have a material adverse effect on the Company.

3. RISKS AND UNCERTAINTIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ materially from those estimates in the near term.

4. INCOME TAXES

  After the Offering, the Company intends to make an election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code (the "Code"). As a REIT, the Company generally will not be subject to federal income tax if it distributes at least 95% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational

                             LBA PROPERTIES, INC.

requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income.

5. EQUITY INCENTIVE PLAN

  As disclosed elsewhere in this Prospectus, the Company will adopt the LBA Properties, Inc. 1997 Equity Incentive Plan (the "Equity Incentive Plan") to provide incentives to attract and retain officers, key employees and outside directors.

  The Equity Incentive Plan will be administered by the Compensation Committee and provide for the granting of stock options, restricted stock, unrestricted stock, deferred stock units, performance share awards, dividend equivalent rights or other stock-based awards. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options.

  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes a fair value method for accounting for stock-based compensation, such as option plans, but does not require that the new method be adopted. The Company may elect to continue following the methodology in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby the compensation expense is measured as the difference between the exercise price of the option and the stock price on the measurement date with the fair value of options disclosed in the footnotes in the financial statements. SFAS 123 is not expected to adversely affect the Company's future reported results.

6. RECENTLY ISSUED ACCOUNTING STANDARDS

  During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128 Earnings Per Share ("SFAS 128"), No. 129 Disclosure of Information About Capital Structure ("SFAS 129"), No. 130 Reporting Comprehensive Income ("SFAS 130"), and No. 131 Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"). All of these statements are effective for fiscal years beginning after December 15, 1997.

  SFAS 128 specifies the computation, representation and disclosure requirements for earnings per share. SFAS 129 established standards for disclosing information about an entity's capital structure such as information about securities, liquidation preference of preferred stock and redeemable stock. SFAS 130 specifies the presentation and disclosure requirement of reporting comprehensive income which includes those items which have been formerly reported as a component of shareholders' equity. SFAS 131 establishes the disclosure requirements for reporting segment information.

  The management of the Company believes that, when adopted, SFAS 128, 129, 130 and 131 will not have a significant impact on the Company's financial statements.

                        REPORT OF INDEPENDENT AUDITORS

To the Owners of the LBA Predecessors

  We have audited the accompanying combined balance sheets of LBA Predecessors, as defined in Note 1, as of December 31, 1996 and 1995, and the related combined statements of operations, owners' equity and cash flows for each of the three years in the period ended December 31, 1996 and the financial statement schedule included on the index at F-1 of this Prospectus. These financial statements and schedule are the responsibility of the management of the LBA Predecessors. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of LBA Predecessors at December 31, 1996 and 1995, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          /s/ Ernst & Young LLP
Newport Beach, California
September 10, 1997

                                LBA PREDECESSORS

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                    JUNE 30,   ----------------
                                                      1997       1996    1995
                                                   ----------- -------- -------
                                                   (UNAUDITED)
ASSETS
Commercial real estate properties.................  $221,102   $105,073 $27,296
Cash and cash equivalents.........................     3,882      7,068   1,685
Restricted cash...................................    12,416      4,029     --
Due from affiliates...............................        53        289       6
Other assets......................................    15,447      4,670   1,326
Investments in noncombined entities...............    16,905     15,936     --
                                                    --------   -------- -------
  Total assets....................................  $269,805   $137,065 $30,313
                                                    ========   ======== =======
LIABILITIES AND OWNERS' EQUITY
Mortgage loans and lines of credit................  $131,993   $ 27,902 $   863
Accounts payable and accrued liabilities..........     3,417      4,524     205
Unearned rent.....................................       528        520     338
Tenant security deposits..........................       852        465     240
                                                    --------   -------- -------
  Total liabilities...............................   136,790     33,411   1,646
Owners' equity....................................   133,015    103,654  28,667
                                                    --------   -------- -------
  Total liabilities and owners' equity............  $269,805   $137,065 $30,313
                                                    ========   ======== =======



                            See accompanying notes.

                                LBA PREDECESSORS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                             SIX MONTHS    FOR THE YEARS ENDED
                                           ENDED JUNE 30,     DECEMBER 31,
                                           -------------- ---------------------
                                            1997    1996   1996    1995   1994
                                           ------- ------ ------- ------ ------
                                            (UNAUDITED)
Revenue
  Rental.................................. $10,853 $4,069 $ 9,819 $3,860 $  --
  Tenant recoveries.......................   1,020    450   1,023    510    --
  Management and consulting...............   1,021  1,109   2,203  2,153  2,145
  Parking and other.......................     583    428     697    241    --
  Interest................................     204     70     227     35    --
                                           ------- ------ ------- ------ ------
    Total revenue.........................  13,681  6,126  13,969  6,799  2,145
                                           ------- ------ ------- ------ ------
Expenses
  Rental property operating...............   3,762  1,870   4,759  1,168    --
  Real estate taxes and insurance.........   1,522    661   1,593    522    --
  Depreciation and amortization...........   2,902    933   2,722    629     25
  Interest................................   2,894    892   2,007     40      5
  General and administrative..............   1,461    748   2,295  1,771  1,575
    Total expenses........................  12,541  5,104  13,376  4,130  1,605
                                           ------- ------ ------- ------ ------
Equity in net income of noncombined enti-      708    --      242    --     --
 ties..................................... ------- ------ ------- ------ ------
Net income................................ $ 1,848 $1,022 $   835 $2,669 $  540
                                           ======= ====== ======= ====== ======


                            See accompanying notes.

                                LBA PREDECESSORS

                     COMBINED STATEMENTS OF OWNERS' EQUITY

               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

BALANCE--January 1, 1994.............................................. $    320
  Owners' contributions...............................................      --
  Owners' distributions...............................................     (615)
  Net income--1994....................................................      540
                                                                       --------
BALANCE--December 31, 1994............................................      245
  Owners' contributions...............................................   26,905
  Owners' distributions...............................................   (1,152)
  Net income--1995....................................................    2,669
                                                                       --------
BALANCE--December 31, 1995............................................   28,667
  Owners' contributions...............................................  113,747
  Owners' distributions...............................................  (39,595)
  Net income--1996....................................................      835
                                                                       --------
BALANCE--December 31, 1996............................................  103,654
  Owners' contributions (unaudited)...................................  118,187
  Owners' distributions (unaudited)...................................  (90,674)
  Net income--six months ended June 30, 1997 (unaudited)..............    1,848
                                                                       --------
BALANCE--June 30, 1997 (unaudited).................................... $133,015
                                                                       ========


                            See accompanying notes.

                                LBA PREDECESSORS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  SIX MONTHS ENDED     FOR THE YEARS ENDED
                                      JUNE 30,             DECEMBER 31,
                                 -------------------  ------------------------
                                   1997       1996      1996      1995    1994
                                 ---------  --------  --------  --------  ----
                                    (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES
Net income.....................  $   1,848  $  1,022  $    835  $  2,669  $540
Adjustments to reconcile net
 income to net cash provided by
 (used in) operating
 activities:
  Equity in net income of
   noncombined entities........       (708)      --       (242)      --    --
  Depreciation and
   amortization................      2,902       933     2,722       629    25
  Amortization of loan fees....        109        47       108       --    --
  Changes in assets and
   liabilities
    Increase in restricted
     cash......................     (8,387)   (4,692)   (4,029)      --    --
    Decrease (increase) in due
     from affiliates...........        236       (49)     (283)       (6)  (29)
    Increase in other assets...    (11,250)   (1,649)   (3,680)     (968)  (47)
    Increase (decrease) in
     accounts payable and
     accrued liabilities.......     (1,107)      916     4,319       145    13
    Increase (decrease) in
     unearned rent.............          8      (294)      182       338   --
    Increase in tenant security        387       146       225       240   --
     deposits..................  ---------  --------  --------  --------  ----
Net cash provided by (used in)     (15,962)   (3,620)      157     3,047   502
 operating activities..........  ---------  --------  --------  --------  ----
CASH FLOWS FROM INVESTING AC-
 TIVITIES
Acquisitions of commercial real
 estate properties.............   (113,200)  (50,830)  (73,326)  (27,316)  --
Commercial real estate proper-
 ties improvements.............     (5,367)   (1,087)   (6,945)     (546)  --
Increase in investments in            (261)      --    (15,694)      --    --
 noncombined entities..........  ---------  --------  --------  --------  ----
Net cash used in investing ac-    (118,828)  (51,917)  (95,965)  (27,862)  --
 tivities......................  ---------  --------  --------  --------  ----
CASH FLOWS FROM FINANCING AC-
 TIVITIES
Proceeds from mortgage loans
 and lines of credit...........    104,475    27,210    29,791       742   124
Repayments on mortgage loans
 and lines of credit...........       (384)     (281)   (2,752)       (5)   (1)
Owners' contributions..........    118,187    51,986   113,747    26,905   --
Owners' distributions..........    (90,674)  (23,146)  (39,595)   (1,152) (615)
                                 ---------  --------  --------  --------  ----
Net cash provided by (used in)     131,604    55,769   101,191    26,490  (492)
 financing activities..........  ---------  --------  --------  --------  ----
Net increase (decrease) in cash
 and cash equivalents..........     (3,186)      232     5,383     1,675    10
Cash and cash equivalents--be-       7,068     1,685     1,685        10   --
 ginning of period.............  ---------  --------  --------  --------  ----
Cash and cash equivalents--end   $   3,882  $  1,917  $  7,068  $  1,685  $ 10
 of period.....................  =========  ========  ========  ========  ====
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Cash paid during the period for  $   2,372  $    783  $  1,768  $     40  $  5
 interest......................  =========  ========  ========  ========  ====

                            See accompanying notes.

                               LBA PREDECESSORS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. ORGANIZATION

  Unless defined otherwise herein, capitalized terms used in these notes to the combined financial statements have the same meaning as defined elsewhere in this Prospectus. These footnotes should be read in conjunction with the Prospectus. The entities below are currently engaged in owning, acquiring, managing, leasing and renovating commercial real estate properties located in Southern California. Substantial ownership interests in the entities that own interests in the operations and properties below are held by LBA, Inc., AEW/LBA Acquisition Co., L.L.C., AEW/LBA Acquisition Co. II, L.L.C., AEW/LBA Acquisition Co. III, L.L.C., Phil A. Belling and Steven R. Layton, the majority owners of LBA, Inc., and other affiliates (the "LBA Predecessors").

  The owners and members of the LBA Predecessors, including certain unaffiliated investors (collectively, the "Participants") will, concurrently with a proposed public offering, enter into a series of transactions with LBA Properties, Inc., a Maryland corporation, to form a real estate investment trust (the "Company") to continue and expand the business of the LBA Predecessors. All of the properties owned by the entities (the "Properties") have been managed by LBA, Inc. since their acquisition by the LBA Predecessors.

  In connection with the proposed Offering, in those instances where the financial interests held by the LBA Predecessors are also controlling interests, the entities have been combined in the accompanying financial statements (the "Combined Entities"). Where controlling interests are not held by the LBA Predecessors, the entities are accounted for as investments in noncombined entities utilizing equity accounting (the "Noncombined Entities"). The balances and operations of certain properties owned by the entities of the LBA Predecessors, which have been sold or will not be included in the transactions with the Company, have been excluded from the accompanying financial statements.

  The following is information on the Combined Entities and Noncombined Entities, and properties owned by such entities which will be included in the transactions with the Company as well as properties currently under contract:

                                                                             ACQUISITION
      ENTITY NAME                   PROPERTY NAME           CALIFORNIA CITY      DATE
      -----------                   -------------           ---------------  -----------
COMBINED ENTITIES
-----------------
LBA, Inc., a California   Operating Management Company             --             --
 corporation ("LBA")
AEW/LBA Acquisition Co.,
 L.L.C., a                . Huntington Beach R & D I        Huntington Beach March 1995
 California limited
 liability                . Huntington Beach R & D II       Huntington Beach March 1995
 company ("AEW/LBA I")    . Huntington Beach R & D III      Huntington Beach March 1995
                          . Huntington Beach Plaza I & II   Huntington Beach March 1995
                          . Vista Sorrento Plaza            San Diego        March 1995
                          . Tower Plaza Office              Temecula         March 1995
                          . Tower Plaza Professional Center Temecula         March 1995
                          . Tower Plaza Business Center     Temecula         March 1995
                          . Highlands I                     Temecula         March 1995
                          . Highlands II                    Temecula         March 1995
                          . Tower Plaza Retail              Temecula         March 1995
                          . Temecula Land                   Temecula         March 1995
                          . 4440 Von Karman                 Newport Beach    October 1995
                          . 600 Corporate Pointe            Culver City      January 1996

                               LBA PREDECESSORS

                                (IN THOUSANDS)

                                                                           ACQUISITION
      ENTITY NAME                 PROPERTY NAME          CALIFORNIA CITY       DATE
      -----------                 -------------          ---------------   -----------
COMBINED ENTITIES
 (CONTINUED)
AEW/LBA Acquisition Co.
 II,                      . 5161 Lankershim              Los Angeles      March 1996
 L.L.C., a California     . Poway Industrial             Poway            April 1996
  limited                 . 1501 Hughes Way              Long Beach       June 1996
 liability company        . 3901 Via Oro                 Long Beach       June 1996
 ("AEW/LBA II")           . Scripps Ranch                San Diego        June 1996
                          . Westridge                    San Diego        June 1996
                          . Via Frontera                 Rancho Bernardo  September 1996
                          . 1919 Santa Monica            Santa Monica     October 1996
                          . Cymer Technology Center      San Diego        December 1996
                          . Carlsbad Corporate Center    Carlsbad         January 1997
                          . Torreyanna Science Park      Torrey Pines     January 1997
                          . Sorrento Valley Science Park San Diego        February 1997
                          . Savi Tech Center             Yorba Linda      February 1997
                          . Skypark Office Plaza         San Diego        March 1997
                          . One Venture                  Irvine           March 1997
                          . The Plaza                    Fountain Valley  May 1997
                          . Airport Commerce Center      Ontario          May 1997
                          . Hunter Business Center       Ontario          May 1997
                          . HDS Plaza                    San Bernardino   June 1997
                          . Governor Park Plaza          San Diego        June 1997

                            ACQUISITIONS SUBSEQUENT TO
                                  JUNE 30, 1997
                            --------------------------
                          . 150 East Colorado            Pasadena         July 1997
                          . Centrelake Plaza             Ontario          July 1997
                          . Havengate                    Rancho Cucamonga August 1997
                          . Comcast Land                 Ontario          August 1997
                          . Von Karman Corporate Center  Irvine           September 1997
NONCOMBINED ENTITIES
--------------------
CAL Portfolio VI,
 L.L.C., a                . Camarillo Business Center    Camarillo        October 1996
 Delaware limited         . South Coast Executive Park   Costa Mesa       October 1996
  liability               . City Centre I                Orange           October 1996
 company ("CAL VI")       . Orange Financial Center      Orange           October 1996
                          . Newport-Irvine Office        Newport Beach    October 1996
                          . Yorba Linda Business Center  Yorba Linda      October 1996

Spectrum Chicago Avenue,  . Chicago Avenue Business Park Riverside        December 1996
 L.L.C., a California
 limited liability
 company
Spectrum Huntington       . Huntington Commerce Center   Huntington Beach March 1997
 Center, L.L.C., a
 California limited
 liability company
                            ACQUISITIONS SUBSEQUENT TO
                                  JUNE 30, 1997
                            --------------------------
Spectrum Waples Street,   . Uniden Building              San Diego        July 1997
 L.L.C., a California
 limited liability
 company
Spectrum Lambert Plaza,   . 1800 Lambert                 Brea             August 1997
 L.L.C., a California
 limited liability
 company
PROPERTIES UNDER
CONTRACT
----------------
                          . Shoreham Building            San Diego        To be acquired
                          . Cymer Land                   San Diego        To be acquired

  All significant balances and transactions between the LBA Predecessors have been eliminated in the combined financial statements.

                               LBA PREDECESSORS

                                (IN THOUSANDS)

 Proposed Transactions

  Concurrently with the consummation of an initial public offering of the Company's Common Stock (the "Offering"), which is expected to be completed in 1997, the Company and a newly formed limited liability company (the "Operating Company"), together with the Participants will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions have been designed to (i) consolidate the ownership of the Properties and the commercial real estate business of the Company in the Operating Company, (ii) facilitate the Offering, (iii) provide a vehicle for future acquisitions, (iv) enable the Company to comply with certain requirements under the federal income tax laws and regulations relating to REITs, and (v) preserve certain tax advantages for the Predecessor Entities and the Participants.

  The operations of the Company will be carried on primarily through the Operating Company and its subsidiaries in order to assist the Company and the Participants in forming the Company under the Internal Revenue Code of 1986.

  The Company will be the sole managing member in the Operating Company and the Participants will transfer certain property and operating interests in the Combined Entities and Noncombined Entities (collectively, the "Combined LBA Predecessors") in exchange for Units in the Operating Company, Common Stock in the Company and/or cash.

  The transfer of property and operating interests of the LBA Predecessors to the Operating Company for cash, Common Stock in the Company or Units in the Operating Company will be accounted for at the historical cost of their interests in the LBA Predecessors similar to a pooling of interests. All transfers by nonaffiliates will be accounted for at the fair value of the Units issued and/or cash consideration paid.

2. SUMMARY OF OTHER SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 1996 and 1995, and the reported amounts of revenue and expenses for the three years in the period ended December 31, 1996. Actual results could materially differ from those estimates in the near term.

 Commercial Real Estate Properties

  Commercial real estate properties are stated at cost less accumulated depreciation and include land, buildings and improvements. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant replacements and betterments which improve or extend the useful life of the asset are capitalized. Except for amounts attributable to land, operating properties are depreciated over their estimated useful lives. The estimated useful lives (and depreciation method) by category are as follows:

                                                   ESTIMATED USEFUL LIFE
       ASSET CATEGORY                             (AND DEPRECIATION METHOD)
       --------------                       ------------------------------------
       Buildings...........................       39 years (straight-line)
       Building improvements............... Five to ten years (double-declining)
       Tenant improvements.................     Life of lease (straight-line)

                               LBA PREDECESSORS

                                (IN THOUSANDS)
  Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), requires impairment losses to be recorded on long-lived assets held for investment when indicators of impairment are present and the future cash flows (undiscounted and without interest charges) estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are held for sale which are required to be recorded at the lower of the assets' fair value less cost to sell or the assets' carrying amount. As of December 31, 1996, management believes that no indications of impairment exist relating to its commercial real estate properties. All commercial real estate properties are held for investment as of December 31, 1996.

 Cash and Cash Equivalents

  All highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

 Restricted Cash

  The restricted cash at December 31, 1996 of $4,029 is required by a lender of the LBA Predecessors' mortgage loans (Note 5) for interest, tax and working capital reserves. The lender holds a security interest in these restricted funds which are subject to the supervision and approval of the lender.

 Organizational Costs

  Organizational costs are amortized by the LBA Predecessors using the straight-line method over five years.

 Deferred Lease Commissions

  Leasing commissions are amortized on a straight-line basis over the term of the related lease.

 Loan Fees

  Fees and costs incurred in obtaining long-term financing are amortized over the terms of the related loan agreements using the level yield method.

 Interest Rate Swap Agreements

  The LBA Predecessors enter into interest rate swap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The interest rate differential to be received or paid is recognized over the lives of the agreements as an adjustment to interest expense.

 Rental Income

  Rental income, including rental abatements and contractual fixed increases attributable to operating leases, is recorded on an accrual basis as it is earned over the life of the lease using the straight-line method. Rent receivables are evaluated for collectibility. At December 31, 1996 and December 31, 1995, the LBA Predecessors have recorded deferred rent (included in other assets) receivable from tenants in the amount of $854 and $385, respectively, which the LBA Predecessors expect to collect over the remaining life of these leases. Deferred rent amortization for the year ended December 31, 1996 was $469. Operating expense recoveries due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the expenses are incurred.

                               LBA PREDECESSORS

                                (IN THOUSANDS)

 Fair Value of Financial Instruments

  The carrying amounts of the LBA Predecessors' financial instruments approximate their fair values as of December 31, 1996.

 Profit Sharing Plan

  LBA has a profit sharing plan covering substantially all full-time employees. LBA made a discretionary contribution to the plan totaling approximately $52, $19 and $7 for the three years ended December 31, 1996, 1995 and 1994, respectively, which is included in general and administrative expenses.

 Stock Options

  Pursuant to an agreement dated June 1, 1997, LBA granted 1,700 options to purchase shares of LBA's common stock (the "Stock Options") to two employees. The Stock Options vest in full and are exerciseable immediately prior to the earlier of the occurrence of the Offering or December 31, 2000. Stock issued to these two employees through the exercise of the Stock Options are subject to certain repurchase provisions in instances of termination of employment prior to December 31, 2000. LBA has recorded compensation expense reflecting the difference between the assumed initial public offering price and the exercise price of the Stock Options.

  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The new accounting standards prescribed by SFAS 123 are optional, and LBA Predecessors have elected to account for the Stock Options as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The effect of applying the SFAS 123 fair value method to LBA Predecessors' Stock Options for the year ended December 31, 1996 would result in net income that is not materially different from amounts reported.

 Income Taxes

  The combined entities that make up the LBA Predecessors consist of limited liability companies, partnerships and a Subchapter S corporation. Taxable income is recorded on the separate tax returns of the membership unit holders and individual partners and, accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

 Per Share Data

  Per share data are not relevant since the LBA Predecessors represents a presentation of the operations of a group of companies.

 Unaudited Interim Statements

  The combined financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

                               LBA PREDECESSORS

                                (IN THOUSANDS)

3. COMMERCIAL REAL ESTATE PROPERTIES

  The commercial real estate properties are located in Southern California and consist primarily of office buildings, industrial buildings and land. At December 31, commercial real estate properties consists of the following:

                                                                1996     1995
                                                              --------  -------
     Land.................................................... $ 24,864  $ 6,547
     Buildings and improvements..............................   72,740   20,212
     Tenant improvements.....................................   10,529    1,103
                                                              --------  -------
                                                               108,133   27,862
     Accumulated depreciation................................   (3,060)    (566)
                                                              --------  -------
                                                              $105,073  $27,296
                                                              ========  =======

  Noncancelable operating leases with tenants expire on various dates through 2010. Future minimum rents due on noncancelable operating leases from the LBA Predecessors' commercial real estate properties as of December 31, 1996 are as follows:

       1997............................................................. $13,249
       1998.............................................................  11,541
       1999.............................................................   9,206
       2000.............................................................   8,569
       2001.............................................................   7,804
       Thereafter.......................................................  16,489
                                                                         -------
                                                                         $66,858
                                                                         =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Subsequent to December 31, 1996 through September 10, 1997, the LBA Predecessors purchased additional properties for an aggregate purchase price of $181,600.

4. OTHER ASSETS

  Other assets consist of the following at December 31:

                                                                  1996    1995
                                                                 ------  ------
    Deferred lease commissions.................................. $1,626  $   69
    Loan fees...................................................    612      50
    Rent receivables............................................    144     205
    Deferred rent...............................................    854     385
    Other receivables...........................................    367     392
    Furniture and fixtures......................................    278     232
    Prepaid and other assets....................................  1,248     116
                                                                 ------  ------
                                                                  5,129   1,449
    Accumulated depreciation and amortization...................   (459)   (123)
                                                                 ------  ------
                                                                 $4,670  $1,326
                                                                 ======  ======

                               LBA PREDECESSORS

                                (IN THOUSANDS)
5. MORTGAGE LOANS AND LINES OF CREDIT

  Mortgage loans and lines of credit consist of the following as of December
31:

                                                                    1996   1995
                                                                   ------- ----
  AEW/LBA I Mortgage Loan......................................... $26,805 $--
    A mortgage loan dated February 1996. The loan matures in
    February 1999 and contains provisions for a one-year extension and scheduled principal repayments. The loan currently bears interest at LIBOR (for the applicable interest period selected by AEW/LBA I) plus 2.25% (7.93% as of December 31, 1996). The spread over the LIBOR increases to 2.5% during the third year of the loan. All income-producing properties owned by AEW/LBA
    I as of February 16, 1996 were pledged as collateral for the loan. The loan contains scheduled principal repayments and minimum release prices on each property pledged as collateral.
  LBA Unsecured Lines of Credit and Notes Payable.................   1,097  863
    Various unsecured lines of credit and notes payable with
    maturities from 1997 through 1999. The lines of credit and notes payable currently bear interest at fixed and variable rates ranging between 8.25% and 9.75% as of December 31, 1996.
                                                                   ------- ----
                                                                   $27,902 $863
                                                                   ======= ====

  In March 1997, AEW/LBA II entered into a $50,000 bridge credit agreement (the "Bridge Loan") with a financial institution. In May 1997, AEW/LBA I and AEW/LBA II (collectively, the "Borrower") entered into a credit agreement (the "Credit Agreement") for an amount up to $192,805 with the same financial institution and received $131,281 in proceeds from the Credit Agreement. The remaining availability may be used in whole or in part to acquire new properties. The Credit Agreement proceeds were used to pay off the outstanding principal and interest on the AEW/LBA I Mortgage Loan and the Bridge Loan and to make distributions to the members. The Credit Agreement is for a two-year period and contains provisions for a one-year extension. The Credit Agreement bears interest at the Borrower's option at LIBOR plus 1.75% or the prime rate. At the closing of the Credit Agreement, the Borrower entered into a six-month swap agreement with a base rate of 6.06%. The interest rate, inclusive of credit spread for the first six months of the credit agreement, is 7.81%. All of the income-producing properties owned by the Borrower as of the funding of the Credit Agreement were pledged as collateral for the Credit Agreement.

  During 1996, the LBA Predecessors incurred and expensed $1,899 of interest of which $112 was payable at December 31, 1996.

  Included in interest expense for the year ended December 31, 1996, is $108 of amortized loan fees.

                               LBA PREDECESSORS

                                (IN THOUSANDS)

  Scheduled principal payments on the mortgage loans and lines of credit for the years ending December 31 are as follows:

       1997............................................................. $ 1,447
       1998.............................................................   5,886
       1999.............................................................  20,569
                                                                         -------
                                                                         $27,902
                                                                         =======

6. INVESTMENTS IN NONCOMBINED ENTITIES

  The following are the LBA Predecessors' investments in various entities which own commercial real estate properties in which the LBA Predecessors do not own controlling financial interests. These investments are accounted for utilizing the equity method of accounting. Under such accounting method, the net equity investment of the LBA Predecessors is reflected on the combined balance sheets and the combined statements of operations include the LBA Predecessors' share of net income from the entities. The LBA Predecessors' stated ownership interest in each entity is as follows:

                                                                        LBA
                                                                   PREDECESSORS'
     ENTITY                                                         OWNERSHIP %
     ------                                                        -------------
     CAL Portfolio VI, L.L.C......................................       50%
     Spectrum Chicago Avenue, L.L.C. .............................       10%
     Spectrum Huntington Center, L.L.C............................       10%

                               LBA PREDECESSORS

                                (IN THOUSANDS)
  Condensed combined balance sheets and operating information is presented below for all Noncombined Entities.

           CONDENSED COMBINED BALANCE SHEETS OF NONCOMBINED ENTITIES

                                                        JUNE 30,    DECEMBER 31,
                                                          1997          1996
                                                     -------------- ------------
     Assets:
       Commercial real estate properties............    $74,484       $70,617
       Other assets.................................      5,945         5,066
                                                        -------       -------
         Total assets...............................    $80,429       $75,683
                                                        =======       =======
     Liabilities and Owners' Equity:
       Mortgage loan................................     40,448        40,448
       Other liabilities............................      1,406         1,509
       LBA Predecessors' equity.....................     16,905        15,936
       Other owners' equity.........................     21,670        17,790
                                                        -------       -------
         Total liabilities and owners' equity.......    $80,429       $75,683
                                                        =======       =======

      CONDENSED COMBINED STATEMENTS OF OPERATIONS OF NONCOMBINED ENTITIES

                                                       SIX MONTHS    YEAR ENDED
                                                     ENDED JUNE 30, DECEMBER 31,
                                                          1997          1996
                                                     -------------- ------------
     Revenue........................................    $ 6,738       $ 2,136
                                                        -------       -------
     Expenses:
       Property operating expenses..................      2,110           671
       Real estate taxes and insurance..............        610           169
       Depreciation and amortization................        825           248
       Interest.....................................      1,586           553
                                                        -------       -------
         Total Expenses.............................      5,131         1,641
                                                        -------       -------
         Net income.................................    $ 1,607       $   495
                                                        =======       =======
     Equity in Net Income:
         LBA Predecessors...........................    $   708       $   242
         Other owners...............................        899           253
                                                        -------       -------
                                                        $ 1,607       $   495
                                                        =======       =======

  The significant accounting policies used by the Noncombined Entities are similar to those used by the LBA Predecessors.

                               LBA PREDECESSORS

                                (IN THOUSANDS)

 Commercial Real Estate Properties of Noncombined Entities

  The commercial real estate properties are all located in Southern California and consist of office and industrial buildings, as follows:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Land............................................................   $20,529
   Buildings and improvements......................................    49,923
   Tenant Improvements.............................................       408
                                                                      -------
                                                                       70,860
   Accumulated Depreciation........................................      (243)
                                                                      -------
                                                                      $70,617
                                                                      =======

 Mortgage Loan Payable of Noncombined Entities

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
CAL VI Mortgage Loan..............................................   $40,448
 A mortgage loan dated October 1996. The loan matures in October
 2000 and contains provisions for a one-year extension and sched-
 uled principal repayments. The loan currently bears interest at
 LIBOR (for the applicable interest period selected by CAL VI)
 plus 1.75% (7.28% as of December 31, 1996). All income-producing properties owned by CAL VI were pledged as collateral for the loan. The loan contains scheduled principal repayments and mini-
 mum release prices on each property pledged as collateral. During
 1996, no principal repayments were made on the loan.
                                                                     -------
                                                                     $40,448
                                                                     =======

  Subsequent to the funding of the CAL VI Mortgage Loan, CAL VI entered into three interest rate swap agreements ("Swaps") for the outstanding indebtedness on the CAL VI Mortgage Loan. Based on the Swaps, CAL VI makes payments at fixed interest rates to the counterparty to the Swaps. In return, the counterparty makes payments to CAL VI based on the variable rate of the CAL VI Mortgage Loan. The management of the LBA Predecessors believe that the effect of any party to the Swap not performing to the terms of the Swap would not adversely affect the financial statements of the LBA Predecessors. The following summarizes the notional amount, termination date and fixed interest rate of the Swaps at December 31, 1996:

        NOTIONAL                                                                FIXED
         AMOUNT                   TERMINATION DATE                          INTEREST RATE
          --------                -----------------                         -------------
          $8,000                  November 12, 1997                             7.315%
         14,500                     May 12, 1998                                7.415%
         17,948                     May 15, 1999                                7.585%
          -------
         $40,448
          =======

                               LBA PREDECESSORS

                                (IN THOUSANDS)
7. COMMITMENTS AND CONTINGENCIES

  The LBA Predecessors' commitments and contingencies include the usual obligations incurred by real estate owners and operators in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on the LBA Predecessors' financial position, results of operations or cash flows.

  The LBA Predecessors are aware that contamination from certain activities or operations may exist at some of its commercial real estate properties. Although there can be no assurance, the LBA Predecessors are not aware of any material environmental liability, for which it believes it will be ultimately responsible, that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the LBA Predecessors' commercial real estate properties, the activities of its tenants and other environmental liabilities of which the LBA Predecessors are unaware with respect to its commercial real estate properties, could result in future environmental liabilities.

8. RELATED PARTY TRANSACTIONS

  Included in due from affiliates are management and consulting fees due associated with properties owned by affiliates.

                               LBA PREDECESSORS

                                 SCHEDULE III
        COMMERCIAL REAL ESTATE PROPERTIES AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                     COSTS
                                                  CAPITALIZED
                                                 SUBSEQUENT TO
                               INITIAL COSTS      ACQUISITION              TOTAL COSTS
                            -------------------- ------------- -----------------------------------
                                                                                                   ACCUMULATED
                   SQUARE           BUILDING AND                 LAND AND   BUILDINGS AND          DEPRECIATION ENCUMBRANCES YEAR
 PROPERTY NAME     FOOTAGE   LAND   IMPROVEMENTS IMPROVEMENTS  IMPROVEMENTS IMPROVEMENTS   TOTAL       (1)          (2)      BUILT
 -------------    --------- ------- ------------ ------------- ------------ ------------- -------- ------------ ------------ -----
Huntington Beach
R&D I...........     27,731 $   391   $   611       $    7       $   391       $   618    $  1,009    $   39      $   595    1986
Huntington Beach
R&D II..........     11,968     217       339            2           217           341         558        21          324    1986
Huntington Beach
R&D III.........     21,568     498       780            5           498           785       1,283        49          647    1986
Huntington Beach
Plaza I & II....     52,186     461     1,881          149           461         2,030       2,491       190        1,296    1984
Vista Sorrento
Office..........     69,386     889     2,967          333           889         3,300       4,189       231        1,996    1983
Tower Plaza
Office..........     72,350     934     3,906          142           934         4,048       4,982       274        2,398    1988
Tower Plaza
Professional
Center..........     19,301      92       415           15            92           430         522        39          295    1983
Tower Plaza
Business Center.     12,483      30       123           10            31           132         163        10           82    1983
Highlands I.....     26,856     147       682           12           156           685         841        50          514    1988
Highlands II....     41,210     561       841            6           561           847       1,408        67          751    1990
Tower Plaza
Retail..........    144,225   1,306     4,872          904         1,306         5,776       7,082       297        3,628    1997
Temecula Land...        --      815        51          --            815            51         866         2          --      --
4440 Von Karman.     42,904     196     3,311          199           197         3,509       3,706       243        1,867    1975
600 Corporate
Pointe..........    273,339   4,584    18,794        1,419         4,630        20,167      24,797       895       12,412    1989
5161 Lankershim.    178,317   1,634     9,520        3,453         1,645        12,962      14,607       337          --     1985
1501 Hughes Way.     77,060   1,996     3,006          144         2,008         3,138       5,146        63          --     1982
3901 Via Oro....     53,195   1,103     1,599          116         1,111         1,707       2,818        34          --     1982
Scripps Ranch...     43,560     389     2,008           75           393         2,079       2,472        42          --     1986
Westridge.......     48,850     987     1,756          269         1,003         2,009       3,012        38          --     1989
Via Frontera....     77,920   1,751     2,741           56         1,766         2,782       4,548        32          --     1982
1919 Santa
Monica..........     44,096   1,682     4,547           54         1,690         4,593       6,283        24          --     1989
Poway
Industrial......    112,000     691     2,763           72           699         2,827       3,526        65          --     1990
Cymer Technology
Center..........    137,164   3,371     8,404           49         3,371         8,453      11,824        18          --     1989
                  --------- -------   -------       ------       -------       -------    --------    ------      -------
                  1,587,669 $24,725   $75,917       $7,491       $24,864       $83,269    $108,133    $3,060      $26,805
                  ========= =======   =======       ======       =======       =======    ========    ======      =======

----
(1) The depreciable life for buildings and improvements ranges from five to forty years.
(2) All of these properties are collateral for mortgage loans totaling $26,805. The encumbrance allocated to an individual property is based on the related individual release price. The remaining $1,097 of debt is not secured by real estate.

                               LBA PREDECESSORS

                                 SCHEDULE III
                     COMMERCIAL REAL ESTATE PROPERTIES AND
                           ACCUMULATED DEPRECIATION
                                  (CONTINUED)

                               DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

  A summary of activity of combined commercial real estate properties and accumulated depreciation is as follows:

                                              COMMERCIAL REAL ESTATE PROPERTIES
                                              ---------------------------------
                                                        DECEMBER 31,
                                                        ------------
                                                  1996        1995       1994
                                                  ----        ----       ----
      Balance at beginning of period......... $     27,862 $       --  $    --
      Acquisition of land, building and im-
       provements............................       73,326      27,316      --
      Improvements...........................        6,945         546      --
                                              ------------ ----------- --------
      Balance at end of period............... $    108,133 $    27,862 $    --
                                              ============ =========== ========
                                                  ACCUMULATED DEPRECIATION
                                                  ------------------------
                                                        DECEMBER 31,
                                                        ------------
                                                  1996        1995       1994
                                                  ----        ----       ----
      Balance at beginning of period......... $        566 $       --  $    --
      Depreciation expense...................        2,494         566      --
                                              ------------ ----------- --------
      Balance at end of period............... $      3,060 $       566 $    --
                                              ============ =========== ========

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying balance sheet of CAL Portfolio VI, L.L.C., a Delaware limited liability company ("CAL VI"), as of December 31, 1996, and the related statements of operations, members' capital and cash flows for the period October 30, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the CAL VI's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CAL Portfolio VI, L.L.C. at December 31, 1996, and the results of its operations and its cash flows for the period October 30, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP

Newport Beach, California
September 10, 1997

                            CAL PORTFOLIO VI, L.L.C.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                         JUNE 30,   DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
                                                        (UNAUDITED)
ASSETS
Commercial real estate properties......................   $69,300     $68,599
Cash and cash equivalents..............................     1,665         830
Restricted cash........................................     1,977       2,901
Due from affiliates....................................       128          26
Other assets...........................................     1,978       1,204
                                                          -------     -------
  Total assets.........................................   $75,048     $73,560
                                                          =======     =======
LIABILITIES AND MEMBERS' CAPITAL
Mortgage loans.........................................   $40,448     $40,448
Accounts payable and accrued liabilities...............       636         578
Due to affiliates......................................        48         438
Unearned rent..........................................       246         227
Tenant security deposits...............................       470         453
                                                          -------     -------
  Total liabilities....................................    41,848      42,144
Members' capital.......................................    33,200      31,416
                                                          -------     -------
  Total liabilities and members' capital...............   $75,048     $73,560
                                                          =======     =======


                            See accompanying notes.

                            CAL PORTFOLIO VI, L.L.C.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                  FOR THE PERIOD
                                                                   OCTOBER 30,
                                                     SIX MONTHS    1996 THROUGH
                                                   ENDED JUNE 30,  DECEMBER 31,
                                                        1997           1996
                                                   -------------- --------------
                                                    (UNAUDITED)
Revenue
  Rental..........................................     $6,175         $2,065
  Tenant recoveries...............................        108             34
  Interest........................................         80             21
                                                       ------         ------
    Total revenue.................................      6,363          2,120
                                                       ------         ------
Expenses
  Rental property operating.......................      2,053            687
  Real estate taxes and insurance.................        576            168
  Depreciation and amortization...................        764            226
  Interest........................................      1,586            553
                                                       ------         ------
    Total expenses................................      4,979          1,634
                                                       ------         ------
Net income........................................     $1,384         $  486
                                                       ======         ======



                            See accompanying notes.

                            CAL PORTFOLIO VI, L.L.C.

                         STATEMENT OF MEMBERS' CAPITAL

               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
         AND FOR THE PERIOD OCTOBER 30, 1996 THROUGH DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                   AEW/LBA
                                                 ACQUISITION
                                                  CO. III,    CG 6,
                                                   L.L.C.     L.L.C.    TOTAL
                                                 ----------- --------  --------
Initial capital contribution....................  $ 33,675   $ 63,212  $ 96,887
Contributions...................................       565        565     1,130
Distributions...................................   (18,775)   (48,312)  (67,087)
Net income......................................       243        243       486
                                                  --------   --------  --------
Members' capital--December 31, 1996.............    15,708     15,708    31,416
Contributions (unaudited).......................       200        200       400
Net income (unaudited)..........................       692        692     1,384
                                                  --------   --------  --------
Members' capital--June 30, 1997 (unaudited).....  $ 16,600   $ 16,600  $ 33,200
                                                  ========   ========  ========


                            See accompanying notes.

                            CAL PORTFOLIO VI, L.L.C.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    FOR THE
                                                                     PERIOD
                                                      SIX MONTHS  OCTOBER 30,
                                                         ENDED    1996 THROUGH
                                                       JUNE 30,   DECEMBER 31,
                                                         1997         1996
                                                      ----------- ------------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................   $ 1,384     $    486
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization......................       764          226
  Amortization of loan fees..........................        58           19
  Changes in assets and liabilities
    Increase in restricted cash......................       924       (2,901)
    Increase in due from affiliates..................      (102)         (26)
    Increase in other assets.........................      (882)      (1,227)
    Increase in accounts payable and accrued
     liabilities.....................................        58          578
    Increase (decrease) in due to affiliates.........      (390)         438
    Increase in unearned rent........................        19          227
    Increase in tenant security deposits.............        17          453
                                                        -------     --------
Net cash provided by (used in) operating activities..     1,850       (1,727)
                                                        -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of commercial real estate properties....       --       (67,612)
Commercial real estate properties improvements.......    (1,415)      (1,209)
                                                        -------     --------
Net cash used in investing activities................    (1,415)     (68,821)
                                                        -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage loans.........................       --        40,448
Owners' contributions................................       400       98,017
Owners' distributions................................       --       (67,087)
                                                        -------     --------
Net cash provided by financing activities............       400       71,378
                                                        -------     --------
Net increase in cash and cash equivalents............       835          830
Cash and cash equivalents--beginning of period.......       830          --
                                                        -------     --------
Cash and cash equivalents--end of period.............   $ 1,665     $    830
                                                        =======     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest.............   $ 1,528     $    375
                                                        =======     ========

                            See accompanying notes.

                           CAL PORTFOLIO VI, L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

                               DECEMBER 31, 1996

1. ORGANIZATION

  CAL Portfolio VI, L.L.C., a Delaware limited liability company ("CAL VI"), was formed on October 30, 1996 (inception) by CG 6, L.L.C., a Connecticut limited liability company ("Cigna"), and AEW/LBA Acquisition Co. III, L.L.C., a California limited liability company ("AEW/LBA III") (collectively referred to as the "Members"), for the purpose of continuing the operations of six office and industrial real estate assets (the "CAL VI Properties") previously owned by affiliates of Cigna.

  Each Member's liability is limited pursuant to the Beverly-Killea Limited Liability Company Act. The term of CAL VI shall continue until December 31, 2006 unless earlier dissolved pursuant to provisions, as defined, of the Operating Agreement dated October 30, 1996 between the Members.

  Pursuant to the Operating Agreement, Cigna received credit for an initial capital contribution of $63,212 based on their interest in the CAL VI Properties (net of costs and prorations) and cash contributed in the amount of 50% of CAL VI's transaction costs, and AEW/LBA III received credit for an initial capital contribution of $33,675 based on their interest in the CAL VI Properties (net of costs and prorations) and cash contributed in the amount of 50% of Cigna's interest in the CAL VI Properties less 50% of AEW/LBA's interest in the CAL VI Properties (net of costs and prorations). Additional capital contributions for additional capital needs shall be made by the Members in proportion to their percentage interests, 50% for Cigna and 50% for AEW/LBA III. The Members are not entitled to any return or interest on contributions to CAL VI. Net income and net losses are allocated to the Members in proportion to their respective percentage interests.

  Contemporaneously with the initial capital contributions, Cigna received a distribution for the cash contributed by AEW/LBA III as a part of their initial capital contribution and 50% of the CAL VI's transaction costs paid by AEW/LBA III and AEW/LBA III received a distribution for 50% of the CAL VI's transaction costs paid by them. Distributions of distributable cash, as defined, shall be distributed to the Members in proportion to their respective percentage interests.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Commercial Real Estate Properties

  Commercial real estate is stated at cost less accumulated depreciation and includes land, buildings and improvements. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant replacements and betterments which improve or extend the useful life of the asset are capitalized. Except for amounts attributable to land, operating properties are depreciated over their estimated useful lives. The estimated useful lives and related depreciation method by category are as follows:

                                                       ESTIMATED USEFUL LIFE
      ASSET CATEGORY                                 (AND DEPRECIATION METHOD)
      --------------                               -----------------------------
      Buildings................................... 39 years (straight-line)
      Tenant improvements......................... Life of lease (straight-line)

  Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of ("SFAS 121"), requires impairment losses to be recorded on long-lived assets held for investment when indicators of impairment are present and the future cash flows (undiscounted and without interest charges) estimated to be generated by those assets are less than the assets'

                           CAL PORTFOLIO VI, L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)
carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are held for sale which are required to be recorded at the lower of the asset's fair value less cost to sell or the asset's carrying amount. As of December 31, 1996, management believes that no indications of impairment exist relating to its real estate properties. All commercial real estate properties are held for investment as of December 31, 1996.

 Organizational Costs

  Organizational costs are amortized by CAL VI using the straight-line method over five years.

 Deferred Lease Commissions

  Leasing commissions are amortized on a straight-line basis over the term of the related lease.

 Loan Fees

  Fees and costs incurred in obtaining long-term financing are amortized over the terms of the related loan agreements using the level yield method.

 Interest Rate Swap Agreements

  CAL VI enters into interest rate swap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The interest rate differential to be received or paid is recognized over the lives of the agreements as an adjustment to interest expense.

 Rental Income

  Rental income is recorded on an accrual basis as it is earned over the life of the lease using the straight-line basis. All rent receivables are evaluated for collectibility. At December 31, 1996, CAL VI has recorded deferred rent (included in other assets) receivable from tenants in the amount of $61, which CAL VI expects to collect over the remaining life of these leases (Note 5).

 Income Taxes

  It is the intent of CAL VI and its Members that CAL VI be treated as a partnership for income tax purposes. Income taxes on any income or losses realized by CAL VI are the obligation of the Members.

 Fair Value of Financial Instruments

  The carrying amounts of CAL VI's financial instruments approximate their fair value as of December 31, 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the management of CAL VI to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 1996, and revenues and expenses for the period then ended. Actual results could materially differ from those estimates in the near term.

                           CAL PORTFOLIO VI, L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)

3. RESTRICTED CASH

  The restricted cash at December 31, 1996 of $2,901 is required by the lender of CAL VI's mortgage loan (Note 6) for interest, tax and working capital reserves. The lender holds a security interest in these restricted funds which are subject to the supervision and approval of the lender.

4. COMMERCIAL REAL ESTATE PROPERTIES

  Real estate is located in Southern California and consists principally of office and industrial buildings. At December 31, 1996, real estate consists of the following:

      Land............................................................. $19,879
      Buildings and tenant improvements................................  48,942
                                                                        -------
                                                                         68,821
      Accumulated depreciation.........................................    (222)
                                                                        -------
                                                                        $68,599
                                                                        =======

  Future minimum rents due on noncancelable operating leases from the CAL VI Properties for the years ending December 31 are as follows:

      1997.............................................................. $19,158
      1998..............................................................  15,776
      1999..............................................................  10,271
      2000..............................................................   7,491
      2001..............................................................   4,228
      Thereafter........................................................   6,096
                                                                         -------
                                                                         $63,020
                                                                         =======

5. OTHER ASSETS

  Other assets consist of the following at December 31, 1996:

      Deferred lease commissions........................................ $  345
      Loan fees.........................................................    583
      Rent receivables..................................................     84
      Deferred rent.....................................................     61
      Prepaid assets....................................................    120
      Deposits..........................................................     12
      Organizational costs..............................................     22
                                                                         ------
                                                                          1,227
      Accumulated amortization..........................................    (23)
                                                                         ------
                                                                         $1,204
                                                                         ======

6. MORTGAGE LOAN

  During 1996, CAL VI entered into a loan agreement (the "Loan") with a financial institution and received $40,448 in proceeds from the Loan. The Loan matures on October 31, 2000 and contains provisions for a one-year extension and scheduled principal repayments. The Loan currently bears interest at LIBOR (for the applicable interest period selected by CAL VI) plus 1.75% (7.28% as of December 31, 1996). The CAL VI Properties are pledged as collateral for the Loan. The Loan contains scheduled principal repayments and

                           CAL PORTFOLIO VI, L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)

minimum release prices on each property pledged as collateral. During 1996, no principal repayments were made on the Loan.

  Subsequent to the funding of the Loan, CAL VI entered into three interest rate swap agreements (the "Swaps") for the outstanding indebtedness on the Loan. Based on the Swaps, CAL VI makes payments at fixed interest rates to the counterparty to the Swaps. In return, the counterparty makes payments to CAL VI based on the variable rate of the Loan. The management of the LBA Predecessors believe that the effect of any party to the Swap not performing to the terms of the Swap would be insignificant to the financial statements of the LBA Predecessors. The following summarizes the notional amount, termination date and fixed interest rate of the Swaps at December 31, 1996:

         NOTIONAL AMOUNT          TERMINATION DATE                FIXED INTEREST RATE
         ---------------          -----------------               -------------------
             $ 8,000              November 12, 1997                      7.315%
              14,500              May 12, 1998                           7.415%
              17,948              May 15, 1999                           7.585%
             -------
             $40,448
             =======

  During 1996, CAL VI incurred and expensed $534 of interest of which $159 was payable at December 31, 1996.

  Included in interest expense for the period October 30, 1996 through December 31, 1996, is $19 of amortized loan fees.

  Scheduled principal payments on the Loan for the years ending December 31 are as follows:

         1997........................................... $   --
         1998...........................................     --
         1999...........................................   1,484
         2000...........................................  38,964
                                                         -------
                                                         $40,448
                                                         =======

7. RELATED PARTY TRANSACTIONS

Fees and Reimbursements
-----------------------

  Affiliates of AEW/LBA III, including LBA, Inc. (collectively, "LBA"), receive compensation for various services provided to the Company as defined in the Asset Management Agreement and the Umbrella Incentive Fee Agreement, as amended, between CAL VI, AEW/LBA III and LBA (collectively, the "Management Agreements"). Fees and reimbursements earned by LBA, or an affiliate thereof, during the period October 30, 1996 through December 31, 1996 and any related amounts payable at December 31, 1996 are summarized as follows:

                                                                INCURRED PAYABLE
                                                                -------- -------
      Base management fee expense..............................   $ 38    $ 38
      Capitalized acquisition fee..............................    400     400
                                                                  ----    ----
                                                                  $438    $438
                                                                  ====    ====

  Included in property operating expenses in the accompanying statement of operations for the period October 30, 1996 through December 31, 1996, are property management fees earned by unaffiliated third-party management companies of $45.

                           CAL PORTFOLIO VI, L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                (IN THOUSANDS)

 Base Management Fees

  LBA receives base management fees for asset management services provided to each property, calculated monthly at a rate of 0.0275% (0.33% annually) of the property's purchase price. Base management fees are payable on a monthly basis.

 Acquisition Fee

  The Management Agreements allow LBA to receive an acquisition fee of $400 for their efforts relating to the acquisition of the Properties.

 Property Management Fees and Lease Commissions

  LBA shall receive a property management fee with respect to any period for which LBA is authorized and directed to provide property management services, leasing agent services or both for a property. The property management fee shall include the following: (a) if LBA performs property management services with respect to any property, LBA shall be entitled to a fixed component of the property management fee, payable monthly in the fixed amount for each property; and (b) if LBA is directed and authorized to perform the services of the property's exclusive leasing agent, LBA shall be entitled to receive leasing commissions consistent with the then market schedules for the type and location of the pertinent property.

  For the period October 30, 1996 through December 31, 1996, no property management fees or lease commissions were earned by LBA.

 Disposition Fees

  LBA is entitled to receive a disposition fee in connection with a sale or disposition of a property. The amount of the disposition fee is equal to 0.5% of the net sales proceeds.

  For the period October 30, 1996 through December 31, 1996, no disposition fees were earned.

 Acquisition Reimbursements

  Included in due from affiliates as of December 31, 1996, is $26 due from an affiliate of Cigna for rental income collected in connection with the acquisition of the CAL VI Properties.

8. COMMITMENTS AND CONTINGENCIES

  CAL VI's commitments and contingencies include the usual obligations incurred by real estate owners and operators in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on CAL VI's financial position.

  CAL VI is aware that contamination from certain activities or operations may exist at some of the Properties. Although there can be no assurance, CAL VI is not aware of any material environmental liability, for which it believes it will be ultimately responsible, that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Properties, the activities of its tenants and other environmental liabilities of which CAL VI is unaware with respect to its Properties, could result in future environmental liabilities.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying combined statements of revenue and certain expenses of the 1996 CIGNA Acquired Properties for the period January 1, 1996 to the dates of acquisition (as defined in Note 1) and the years ended December 31, 1995 and 1994. These combined statements of revenue and certain expenses are the responsibility of the management of the 1996 CIGNA Acquired Properties. Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the properties are excluded and the statements are not intended to be a complete presentation of the revenue and expenses of the properties.

  In our opinion, the combined statements of revenue and certain expenses present fairly, in all material respects, the combined revenue and certain expenses, as defined above, of the 1996 CIGNA Acquired Properties for the period January 1, 1996 to the dates of acquisition (as defined in Note 1) and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                         1996 CIGNA ACQUIRED PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                     JANUARY 1,    YEAR ENDED
                                                     1996 TO THE  DECEMBER 31,
                                                      DATES OF   ---------------
                                                     ACQUISITION  1995    1994
                                                     ----------- ------- -------
Revenue
  Rental............................................   $8,809    $11,461 $11,781
  Tenant recoveries.................................      214        439     449
  Parking and other.................................       37         59      55
                                                       ------    ------- -------
    Total revenue...................................    9,060     11,959  12,285
                                                       ------    ------- -------
Certain expenses
  Rental property operating.........................    2,526      3,323   3,411
  Real estate taxes and insurance...................    1,138      1,503   1,459
                                                       ------    ------- -------
    Total certain expenses..........................    3,664      4,826   4,870
                                                       ------    ------- -------
      Excess of revenue over certain expenses.......   $5,396    $ 7,133 $ 7,415
                                                       ======    ======= =======


 See accompanying notes to combined statements of revenue and certain expenses.

                        1996 CIGNA ACQUIRED PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

        FOR THE PERIOD JANUARY 1, 1996 TO THE DATES OF ACQUISITION AND
                  THE YEARS ENDED DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying combined statements of revenue and certain expenses include the combined operations of eight commercial real estate properties located in Southern California which were acquired in 1996 (the "1996 CIGNA Acquired Properties") by the LBA Predecessors, as defined elsewhere in this Prospectus, from a related entity. All of the properties were acquired from a single seller.

  The 1996 CIGNA Acquired Properties are as follows:

                            SOUTHERN     APPROXIMATE
                           CALIFORNIA      RENTABLE        DATES OF     ACQUISITION
     PROPERTY NAME          LOCATION    SQUARE FOOTAGE   ACQUISITION       PRICE
     -------------        ------------- -------------- ---------------- -----------
1501 Hughes Way.........  Long Beach         77,060     June 11, 1996   $ 5,000,000
3901 Via Oro............  Long Beach         53,195     June 11, 1996     2,700,000
Camarillo Business
 Center.................  Camarillo         154,216    October 31, 1996   9,562,000
South Coast Executive
 Park...................  Costa Mesa         60,605    October 31, 1996   2,750,000
City Centre I...........  Orange            139,806    October 31, 1996  11,900,000
Orange Financial Center.  Orange            305,493    October 31, 1996  29,000,000
Newport-Irvine Office...  Newport Beach      74,224    October 31, 1996   6,600,000
Yorba Linda Business
 Center.................  Yorba Linda       167,142    October 31, 1996   7,800,000
                                          ---------                     -----------
                                          1,031,741                     $75,312,000
                                          =========                     ===========

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. The accompanying statements were prepared on a combined basis because the 1996 CIGNA Acquired Properties were acquired from a single seller which is also an affiliate of the LBA Predecessors. There are no interproperty accounts to be eliminated.

  The accompanying statements are not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the 1996 CIGNA Acquired Properties have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the 1996 CIGNA Acquired Properties.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                        1996 CIGNA ACQUIRED PROPERTIES

 Unaudited Interim Statements

  The combined interim financial statements for the 1996 interim period include the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1995 are as follows:

                                                    (IN THOUSANDS)
         1996......................................    $ 9,673
         1997......................................      7,832
         1998......................................      6,140
         1999......................................      3,725
         2000......................................      2,486
         Thereafter................................      1,981
                                                       -------
                                                       $31,837
                                                       =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  The 1996 CIGNA Acquired Properties are generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Chicago Avenue Business Park for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of the Chicago Avenue Business Park. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Chicago Avenue Business Park for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                          CHICAGO AVENUE BUSINESS PARK

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                        JANUARY 1,
                                                         1996 TO     YEAR ENDED
                                                       DECEMBER 20, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
                                                       (UNAUDITED)
Revenue
  Rental..............................................     $459         $252
  Tenant recoveries...................................       21           23
  Parking and other...................................      --           --
                                                           ----         ----
    Total revenue.....................................      480          275
                                                           ----         ----
Certain expenses
  Rental property operating...........................      144          118
  Real estate taxes and insurance.....................       40           41
                                                           ----         ----
    Total certain expenses............................      184          159
                                                           ----         ----
      Excess of revenue over certain expenses.........     $296         $116
                                                           ====         ====


     See accompanying notes to statements of revenue and certain expenses.

                         CHICAGO AVENUE BUSINESS PARK

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Chicago Avenue Business Park located in Southern California which was acquired on December 20, 1996 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of Chicago Avenue Business Park have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of Chicago Avenue Business Park.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1996 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1995 are as follows:

                                                                  (IN THOUSANDS)
      1996.......................................................     $  410
      1997.......................................................        338
      1998.......................................................        312
      1999.......................................................        300
      2000.......................................................         29
      Thereafter.................................................        --
                                                                      ------
                                                                      $1,389
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Chicago Avenue Business Park is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Via Frontera for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of Via Frontera. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Via Frontera for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                  VIA FRONTERA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)



                                                       JANUARY  1,
                                                         1996 TO     YEAR ENDED
                                                      SEPTEMBER 17, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
                                                       (UNAUDITED)
Revenue
  Rental.............................................     $366          $526
  Tenant recoveries..................................       71            19
  Parking and other..................................        1             2
                                                          ----          ----
    Total revenue....................................      438           547
                                                          ----          ----
Certain expenses
  Rental property operating..........................       40            53
  Real estate taxes and insurance....................       27            52
                                                          ----          ----
    Total certain expenses...........................       67           105
                                                          ----          ----
      Excess of revenue over certain expenses........     $371          $442
                                                          ====          ====


     See accompanying notes to statements of revenue and certain expenses.

                                 VIA FRONTERA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Via Frontera located in Southern California which was acquired on September 17, 1996 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of Via Frontera have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of Via Frontera.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Statement

  The interim financial statement for the 1996 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1995 are as follows:

                                                                  (IN THOUSANDS)
      1996.......................................................     $  354
      1997.......................................................        414
      1998.......................................................        400
      1999.......................................................        143
      2000.......................................................        114
      Thereafter.................................................        197
                                                                      ------
                                                                      $1,622
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Via Frontera is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Westridge for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of Westridge. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Westridge for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                   WESTRIDGE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                       JANUARY 1,   YEAR  ENDED
                                                         1996 TO    DECEMBER 31,
                                                      JUNE 18, 1996     1995
                                                      ------------- ------------
                                                       (UNAUDITED)
Revenue
  Rental.............................................     $ 91          $287
  Tenant recoveries..................................        7            18
  Parking and other..................................      --            --
                                                          ----          ----
    Total revenue....................................       98           305
                                                          ====          ====
Certain expenses
  Rental property operating..........................       16            24
  Real estate taxes and insurance....................       22            47
                                                          ----          ----
    Total certain expenses...........................       38            71
                                                          ----          ----
      Excess of revenue over certain expenses........     $ 60          $234
                                                          ====          ====




     See accompanying notes to statements of revenue and certain expenses.

                                   WESTRIDGE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Westridge located in Southern California which was acquired on June 18, 1996 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of Westridge have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of Westridge.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1996 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1995 are as follows:

                                                                  (IN THOUSANDS)
      1996.......................................................      $ 83
      1997.......................................................       --
      1998.......................................................       --
      1999.......................................................       --
      2000.......................................................       --
      Thereafter.................................................       --
                                                                       ----
                                                                       $ 83
                                                                       ====

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Westridge is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 1919 Santa Monica for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of 1919 Santa Monica. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of 1919 Santa Monica for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                               1919 SANTA MONICA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                        JANUARY 1,
                                                          1996 TO    YEAR ENDED
                                                        OCTOBER 27, DECEMBER 31,
                                                           1996         1995
                                                        ----------- ------------
                                                        (UNAUDITED)
Revenue
  Rental...............................................    $748        $ 982
  Tenant recoveries....................................      51           78
  Parking and other....................................      81          106
                                                           ----        -----
    Total revenue......................................     880        1,166
                                                           ----        -----
Certain expenses
  Rental property operating............................     196          218
  Real estate taxes and insurance......................     118          158
                                                           ----        -----
    Total certain expenses.............................     314          376
                                                           ----        -----
      Excess of revenue over certain expenses..........    $566        $ 790
                                                           ====        =====




     See accompanying notes to statements of revenue and certain expenses.

                               1919 SANTA MONICA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of 1919 Santa Monica, an office building located in Southern California which was acquired on October 27, 1996 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of 1919 Santa Monica have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of 1919 Santa Monica.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1996 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1995 are as follows:

                                                                  (IN THOUSANDS)
      1996.......................................................     $  735
      1997.......................................................        541
      1998.......................................................        360
      1999.......................................................        148
      2000.......................................................        148
      Thereafter.................................................        210
                                                                      ------
                                                                      $2,142
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  1919 Santa Monica is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying combined statements of revenue and certain expenses of the 1997 MetLife Acquired Properties for the years ended December 31, 1996 and 1995. These combined statements of revenue and certain expenses are the responsibility of the management of the 1997 MetLife Acquired Properties. Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the properties are excluded and the statements are not intended to be a complete presentation of the revenue and expenses of the properties.

  In our opinion, the combined statements of revenue and certain expenses present fairly, in all material respects, the combined revenue and certain expenses, as defined above, of the 1997 MetLife Acquired Properties for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                        1997 METLIFE ACQUIRED PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                       JANUARY 1,   YEARS ENDED
                                                       1997 TO THE DECEMBER 31,
                                                        DATES OF   -------------
                                                       ACQUISITION  1996   1995
                                                       ----------- ------ ------
                                                       (UNAUDITED)
Revenue
  Rental..............................................   $1,356    $5,138 $5,145
  Tenant recoveries...................................      187     1,345  1,386
  Parking and other...................................        3        19     31
                                                         ------    ------ ------
    Total revenue.....................................    1,546     6,502  6,562
                                                         ------    ------ ------
Certain expenses
  Rental property operating...........................      213       938  1,169
  Real estate taxes and insurance.....................      138       529    626
                                                         ------    ------ ------
    Total certain expenses............................      351     1,467  1,795
                                                         ------    ------ ------
      Excess of revenue over certain expenses.........   $1,195    $5,035 $4,767
                                                         ======    ====== ======


 See accompanying notes to combined statements of revenue and certain expenses.

                       1997 METLIFE ACQUIRED PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying combined statements of revenue and certain expenses include the combined operations of three commercial real estate properties located in Southern California which were acquired in 1997 (the "1997 MetLife Acquired Properties") by the LBA Predecessors, as defined elsewhere in this Prospectus, from affiliated third parties. All of the properties were acquired from a single seller.
The 1997 MetLife Acquired Properties are as follows:

                                       APPROXIMATE
                            SOUTHERN    RENTABLE
                           CALIFORNIA    SQUARE        DATES OF      ACQUISITION
      PROPERTY NAME         LOCATION     FOOTAGE      ACQUISITION       PRICE
      -------------        ----------- ----------- ----------------- -----------
Savi Tech Center.......... Yorba Linda   341,446   February 27, 1997 $23,675,000
Skypark Office Plaza...... San Diego     202,164   March 12, 1997     18,950,000
Governor Park Plaza....... San Diego     104,065   June 30, 1997      11,350,000
                                         -------                     -----------
                                         647,675                     $53,975,000
                                         =======                     ===========

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. The accompanying statements were prepared on a combined basis because the 1997 MetLife Acquired Properties were acquired from a single seller which is also an affiliate of the LBA Predecessors. There are no interproperty accounts to be eliminated.

  The accompanying statements are not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the 1997 MetLife Acquired Properties have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the 1997 MetLife Acquired Properties.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statements

  The combined interim financial statements for the 1997 interim period include the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

                       1997 METLIFE ACQUIRED PROPERTIES

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                  (CONTINUED)
2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $ 5,005
      1998.......................................................      4,807
      1999.......................................................      3,516
      2000.......................................................      2,647
      2001.......................................................      2,597
      Thereafter.................................................      7,102
                                                                     -------
                                                                     $25,674
                                                                     =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  The 1997 MetLife Acquired Properties are generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

3. AUDITED REVENUE IN EXCESS OF CERTAIN EXPENSES

  The following represents the combined revenue in excess of certain expenses for Skypark Office Plaza and Governor Park Plaza for the year ended December 31, 1994. Such information is not available for Savi Tech Center, however, management is not aware of any factors that would be material to the understanding of the property's operating results.

      Revenue
        Rental.......................................................... $2,352
        Tenant recoveries...............................................    176
        Parking and other...............................................      4
                                                                         ------
          Total revenue.................................................  2,532
                                                                         ------
      Certain Expenses
        Rental property operating.......................................    790
        Real estate taxes and insurance.................................    301
                                                                         ------
          Total certain expenses........................................  1,091
                                                                         ------
            Excess of revenue over certain expenses..................... $1,441
                                                                         ======

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying combined statements of revenue and certain expenses of the Airport Commerce Center and the Hunter Business Center for the year ended December 31, 1996. These combined statements of revenue and certain expenses are the responsibility of the management of the Airport Commerce Center and the Hunter Business Center. Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the properties are excluded and the statements are not intended to be a complete presentation of the revenue and expenses of the properties.

  In our opinion, the combined statements of revenue and certain expenses present fairly, in all material respects, the combined revenue and certain expenses, as defined above, of the Airport Commerce Center and the Hunter Business Center for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

               AIRPORT COMMERCE CENTER AND HUNTER BUSINESS CENTER

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                       JANUARY 1,    YEAR ENDED
                                                     1997 TO DATES  DECEMBER 31,
                                                     OF ACQUISITION     1996
                                                     -------------- ------------
                                                      (UNAUDITED)
Revenue
  Rental............................................      $682         $1,707
  Tenant recoveries.................................         3              6
  Parking and other.................................        11             25
                                                          ----         ------
    Total revenue...................................       696          1,738
                                                          ----         ------
Certain expenses
  Rental property operating.........................       164            279
  Real estate taxes and insurance...................        63            151
                                                          ----         ------
    Total certain expenses..........................       227            430
                                                          ----         ------
      Excess of revenue over certain expenses.......      $469         $1,308
                                                          ====         ======




 See accompanying notes to combined statements of revenue and certain expenses.

              AIRPORT COMMERCE CENTER AND HUNTER BUSINESS CENTER

         NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying combined statements of revenue and certain expenses include the combined operations of two commercial real estate properties located in Southern California which were acquired in 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties. Both of the properties were acquired from a single seller.

  Information on Airport Commerce Center and the Hunter Business Center is as follows:

                               SOUTHERN   APPROXIMATE
                              CALIFORNIA    RENTABLE      DATES OF   ACQUISITION
PROPERTY NAME                  LOCATION  SQUARE FOOTAGE ACQUISITION     PRICE
-------------                 ---------- -------------- ------------ -----------
Airport Commerce Center......  Ontario      213,127     May 29, 1997 $ 9,275,000
Hunter Business Center.......  Ontario      106,782     May 21, 1997   3,967,000
                                            -------                  -----------
                                            319,909                  $13,242,000
                                            =======                  ===========

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. The accompanying statements were prepared on a combined basis because the Airport Commerce Center and the Hunter Business Center were acquired from a single seller and are controlled by the LBA Predecessors. There are no interproperty accounts to be eliminated.

  The accompanying statements are not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Airport Commerce Center and the Hunter Business Center have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Airport Commerce Center and the Hunter Business Center.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statements

  The combined interim financial statements for the 1997 interim period include the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

              AIRPORT COMMERCE CENTER AND HUNTER BUSINESS CENTER

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................     $1,133
      1998.......................................................        730
      1999.......................................................        540
      2000.......................................................        388
      2001.......................................................        184
      Thereafter.................................................        181
                                                                      ------
                                                                      $3,156
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  The Airport Commerce Center and the Hunter Business Center are generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Sorrento Valley Science Park for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of Sorrento Valley Science Park. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Sorrento Valley Science Park for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                          SORRENTO VALLEY SCIENCE PARK

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                        JANUARY 1,
                                                         1997 TO     YEAR ENDED
                                                       FEBRUARY 20, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
                                                       (UNAUDITED)
Revenue
  Rental..............................................     $270        $1,567
  Tenant recoveries...................................        4            16
  Parking and other...................................        2             3
                                                           ----        ------
    Total revenue.....................................      276         1,586
                                                           ----        ------
Certain expenses
  Rental property operating...........................       46           261
  Real estate taxes and insurance.....................       30           147
                                                           ----        ------
    Total certain expenses............................       76           408
                                                           ----        ------
      Excess of revenue over certain expenses.........     $200        $1,178
                                                           ====        ======


     See accompanying notes to statements of revenue and certain expenses.

                         SORRENTO VALLEY SCIENCE PARK

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Sorrento Valley Science Park, an office building located in Southern California which was acquired on February 20, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of Sorrento Valley Science Park have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of Sorrento Valley Science Park.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $ 1,626
      1998.......................................................      1,687
      1999.......................................................      1,689
      2000.......................................................      1,664
      2001.......................................................        683
      Thereafter.................................................        446
                                                                     -------
                                                                     $ 7,795
                                                                     =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Sorrento Valley Science Park is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of HDS Plaza for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of HDS Plaza. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of HDS Plaza for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                   HDS PLAZA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                       JANUARY 1,    YEAR ENDED
                                                         1997 TO    DECEMBER 31,
                                                      JUNE 11, 1997     1996
                                                      ------------- ------------
                                                       (UNAUDITED)
Revenue
  Rental.............................................     $687         $1,410
  Tenant recoveries..................................        7             50
  Parking and other..................................        5              4
                                                          ----         ------
    Total revenue....................................      699          1,464
                                                          ----         ------
Certain expenses
  Rental property operating..........................      188            449
  Real estate taxes and insurance....................       45            103
                                                          ----         ------
    Total certain expenses...........................      233            552
                                                          ----         ------
      Excess of revenue over certain expenses........     $466         $  912
                                                          ====         ======


     See accompanying notes to statements of revenue and certain expenses.

                                   HDS PLAZA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of HDS Plaza, an office building located in Southern California which was acquired on June 11, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of HDS Plaza have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of HDS Plaza.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $ 1,218
      1998.......................................................      1,180
      1999.......................................................        919
      2000.......................................................        865
      2001.......................................................        891
      Thereafter.................................................      2,837
                                                                     -------
                                                                     $ 7,910
                                                                     =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  HDS Plaza is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of The Plaza for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of The Plaza. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of The Plaza for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                   THE PLAZA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)


                                                        JANUARY 1,   YEAR ENDED
                                                         1997 TO    DECEMBER 31,
                                                       MAY 28, 1997     1996
                                                       ------------ ------------
                                                       (UNAUDITED)
Revenue
  Rental..............................................    $ 571        $1,429
  Tenant recoveries...................................      --            --
  Parking and other...................................        2            36
                                                          -----        ------
    Total revenue.....................................      573         1,465
                                                          -----        ------
Certain expenses
  Rental property operating...........................      202           488
  Real estate taxes and insurance.....................       50           125
                                                          -----        ------
    Total certain expenses............................      252           613
                                                          -----        ------
      Excess of revenue over certain expenses.........    $ 321        $  852
                                                          =====        ======


     See accompanying notes to statements of revenue and certain expenses.

                                   THE PLAZA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of The Plaza, an office building located in Southern California which was acquired on May 28, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of The Plaza have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of The Plaza.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................     $1,408
      1998.......................................................      1,359
      1999.......................................................      1,359
      2000.......................................................        976
      2001.......................................................        915
      Thereafter.................................................      1,966
                                                                      ------
                                                                      $7,983
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  The Plaza is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Havengate for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of Havengate. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Havengate for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                   HAVENGATE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                       SIX MONTHS    YEAR ENDED
                                                     ENDED JUNE 30, DECEMBER 31,
                                                          1997          1996
                                                     -------------- ------------
                                                      (UNAUDITED)
Revenue
  Rental............................................     $ 556         $1,070
  Tenant recoveries.................................        11              4
  Parking and other.................................         8              2
                                                         -----         ------
    Total revenue...................................       575          1,076
                                                         -----         ------
Certain expenses
  Rental property operating.........................       128            238
  Real estate taxes and insurance...................        47             90
                                                         -----         ------
    Total certain expenses..........................       175            328
                                                         -----         ------
      Excess of revenue over certain expenses.......     $ 400         $  748
                                                         =====         ======


     See accompanying notes to statements of revenue and certain expenses.

                                   HAVENGATE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Havengate located in Southern California which was acquired on August 28, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of Havengate have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of Havengate.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................     $  699
      1998.......................................................        874
      1999.......................................................        646
      2000.......................................................        226
      2001.......................................................        191
      Thereafter.................................................        933
                                                                      ------
                                                                      $3,569
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Havengate is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Von Karman Corporate Center for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of Von Karman Corporate Center. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Von Karman Corporate Center for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                          VON KARMAN CORPORATE CENTER

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)


                                                       SIX MONTHS    YEAR ENDED
                                                          ENDED     DECEMBER 31,
                                                      JUNE 30, 1997     1996
                                                      ------------- ------------
                                                       (UNAUDITED)
Revenue
  Rental.............................................    $2,524        $4,364
  Tenant recoveries..................................       131           345
  Parking and other..................................         9            33
                                                         ------        ------
    Total revenue....................................     2,664         4,742
                                                         ------        ------
Certain expenses
  Rental property operating..........................       794         1,443
  Real estate taxes and insurance....................       203           407
                                                         ------        ------
    Total certain expenses...........................       997         1,850
                                                         ------        ------
      Excess of revenue over certain expenses........    $1,667        $2,892
                                                         ======        ======


     See accompanying notes to statements of revenue and certain expenses.

                          VON KARMAN CORPORATE CENTER

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Von Karman Corporate Center located in Southern California which was acquired on September 10, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Von Karman Corporate Center have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Von Karman Corporate Center.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $ 4,559
      1998.......................................................      4,238
      1999.......................................................      3,710
      2000.......................................................      3,009
      2001.......................................................      1,679
      Thereafter.................................................      1,845
                                                                     -------
                                                                     $19,040
                                                                     =======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Von Karman Corporate Center is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of Centrelake Plaza for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of Centrelake Plaza. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of Centrelake Plaza for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                                CENTRELAKE PLAZA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                        SIX MONTHS
                                                           ENDED     YEAR ENDED
                                                         JUNE 30,   DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
                                                        (UNAUDITED)
Revenue
  Rental...............................................   $  553       $1,530
  Tenant recoveries....................................       61          111
  Parking and other....................................        3           19
                                                          ------       ------
    Total revenue......................................      617        1,660
                                                          ------       ------
Certain expenses
  Rental property operating............................      202          365
  Real estate taxes and insurance......................       73          150
                                                          ------       ------
    Total certain expenses.............................      275          515
                                                          ------       ------
      Excess of revenue over certain expenses..........   $  342       $1,145
                                                          ======       ======


     See accompanying notes to statements of revenue and certain expenses.

                               CENTRELAKE PLAZA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of Centrelake Plaza located in Southern California which was acquired on July 31, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Centrelake Plaza have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Centrelake Plaza.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................     $1,061
      1998.......................................................        912
      1999.......................................................        760
      2000.......................................................        497
      2001.......................................................        214
      Thereafter.................................................        517
                                                                      ------
                                                                      $3,961
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  Centrelake Plaza is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
 LBA Properties, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 150 East Colorado for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of 150 East Colorado. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc. Certain expenses (described in Note 1) that would not be comparable to those resulting from the proposed future operations of the property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of 150 East Colorado for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
Newport Beach, California
August 25, 1997

                               150 EAST COLORADO

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                     SIX MONTHS ENDED      YEAR ENDED
                                                         JUNE 30,          DECEMBER 31,
                                                           1997               1996
                                                     ----------------      ------------
                                                        (UNAUDITED)
Revenue
  Rental...............................................    $377              $798
  Tenant recoveries....................................       2                 4
  Parking and other....................................       5                37
                                                           ----              ----
    Total revenue......................................     384               839
                                                           ----              ----
Certain expenses
  Rental property operating............................     118               255
  Real estate taxes and insurance......................      52                92
                                                           ----              ----
    Total certain expenses.............................     170               347
                                                           ----              ----
      Excess of revenue over certain expenses..........    $214              $492
                                                           ====              ====


     See accompanying notes to statements of revenue and certain expenses.

                               150 EAST COLORADO

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statements of revenue and certain expenses reflect the operations of 150 East Colorado located in Southern California which was acquired on July 29, 1997 by the LBA Predecessors, as defined elsewhere in this Prospectus, from nonaffiliated third parties.

 Basis of Presentation

  The accompanying statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of LBA Properties, Inc.

  The accompanying statements are not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the 150 East Colorado have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the 150 East Colorado.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The interim financial statement for the 1997 interim period includes the revenue and certain expenses for the period prior to acquisition by the LBA Predecessors. In the opinion of management, such financial statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal, recurring nature.

2. COMMERCIAL REAL ESTATE PROPERTIES

  The future minimum lease payments to be received under existing operating leases as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................     $  586
      1998.......................................................        592
      1999.......................................................        585
      2000.......................................................        520
      2001.......................................................        417
      Thereafter.................................................        626
                                                                      ------
                                                                      $3,326
                                                                      ======

  The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

  150 East Colorado is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts.

                                   [ARTWORK]

                    [PHOTOGRAPH OF 5161 LANKERSHIM BUILDING]

                    [PHOTOGRAPH OF AIRPORT COMMERCE CENTER]

                    [PHOTOGRAPH OF METROPOLITAN OFFICE PARK]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                           SUMMARY TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   19
The Company...............................................................   31
Business and Growth Strategies............................................   34
Use of Proceeds...........................................................   40
Distributions.............................................................   42
Capitalization............................................................   43
Dilution..................................................................   44
Selected Combined Financial Data..........................................   45
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   48
Southern California Economy and Property Markets..........................   54
Business and Properties...................................................   74
The Credit Facility.......................................................   95
Management................................................................   96
Policies with Respect to Certain Activities...............................  105
Structure and Formation of the Company....................................  108
Certain Transactions......................................................  111
Principal and Management Stockholders.....................................  112
Description of Capital Stock of the Company...............................  113
Operating Agreement.......................................................  116
Certain Provisions of Maryland Law and the Company's Charter and Bylaws...  119
Shares Available for Future Sale..........................................  122
Federal Income Tax Consequences...........................................  124
Underwriting..............................................................  134
Experts...................................................................  136
Legal Matters.............................................................  136
Additional Information....................................................  136
Glossary..................................................................  137
Index to Financial Statements.............................................  F-1

                               -----------------

 Until    ,    (25 days after the commencement of this Offering), all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery require-ment is in addition to the obligation of the dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares

                             LBA PROPERTIES, INC.

                                 Common Stock

                               -----------------

                                  PROSPECTUS
                                      , 1997

                               -----------------

                              Joint Lead Managers

                                Lehman Brothers
                               Smith Barney Inc.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table itemizes the expenses incurred by the Company in connection with the offering of the shares of the Common Stock being registered. All the amounts shown are estimates except the registration fees of the Securities and Exchange Commission and the National Association of Securities Dealers.

   ITEM                                                                 AMOUNT
   ----                                                                --------
   Registration Fee--Securities and Exchange Commission............... $114,696
   NASD Fee...........................................................   30,500
   New York Stock Exchange Listing Fee................................       *
   Transfer Agent's and Registrar's Fees..............................       *
   Printing Fees......................................................       *
   Legal Fees and Expenses (other than Blue Sky)......................       *
   Accounting Fees and Expenses.......................................       *
   Blue Sky Fees and Expenses (including fees of counsel).............       *
   Miscellaneous Expenses.............................................       *
                                                                       --------
     Total............................................................ $     *
                                                                       ========

--------
* To be completed by amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

  None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

  [to be completed]

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Charter, as amended, and Bylaws, as amended, provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Charter, as amended, and the Bylaws, as amended, obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Limitation of Liability and Indemnification."

  The Company's Bylaws, as amended, require it to indemnify its officers, Directors and certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland General Corporation Law ("MGCL") permits a corporation to indemnify (a) any present or former Director of officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The MGCL also permits the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employer or agent of the Company or a predecessor of the Company.

  The Company has entered into indemnification agreements with each of its executive officers and Directors. The indemnification agreements require, among other matters, that the Company indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the "Securities Act") is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) [financial statements]

  (b) Exhibits. The following is a complete list of Exhibits filed or incorporated by reference as part of this registration statement.

     EXHIBIT NO.                           DESCRIPTION
     -----------                           -----------
         *1.1    --Form of Purchase Agreement
         *2.1    --Omnibus Option Agreement by and among LBA Properties, Inc.,
                    LBA, Inc., LBA Fund I, Inc., AEW/LBA Acquisition Co. II,
                    LLC and the Grantors and LBA Owners named therein dated as of October 16, 1997
         *2.2    --Omnibus Option Agreement by and among AEW/LBA Acquisition
                    Co. II, LLC and the Grantors named therein dated as of
                    October 16, 1997
         *2.3    --Omnibus Option Agreement by and among AEW/LBA Acquisition
                    Co. II, LLC and the Grantors named therein dated as of
                    October 16, 1997
         *3.1    --Articles of Incorporation of the Company
         *3.2    --Bylaws of the Company
         *3.3    --Amended and Restated Articles of Incorporation of the
                    Company
         *3.4    --Certificate of Incorporation of
         *3.5    --Amended and Restated Bylaws of
         *5.1    --Opinion of Goodwin, Procter & Hoar llp regarding legality of the issuance of the Common Stock
         *8.1    --Opinion of Goodwin, Procter & Hoar llp regarding tax matters
        *10.1    --Amended and Restated Operating Agreement of the Operating
                    Company
        *10.2    --Equity Incentive Plan
        *10.3    --Form of Employment and Non-Competition Agreement between the
                    Company and
        *10.4    --Form of Indemnification Agreement between the Company and each of its directors and executive officers
        *10.5    --Registration Rights Agreement among the Company and the
                    persons named therein
        *10.6    --Option Agreement for Centerpoint Land
        *10.7    --Option Agreement for 2181 Dupont
        *10.8    --Option Agreement for Brea Tech Center
        *10.9    --Option Agreement for Rockwell
        *21.1    --Schedule of Subsidiaries of the Company
         23.1    --Consent of Ernst & Young LLP

     *23.2 --Consent of Goodwin, Procter & Hoar llp (included in Exhibit 5.1)
      23.3 --Consent of Cushman & Wakefield of California, Inc.
      23.4 --Consent of Steven R. Layton
      24.1 --Powers of Attorney (included on page II-4)
      27.1 --Financial Data Schedule

--------
* To be filed by amendment.

ITEM 37. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, LBA Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 16th day of October, 1997.

                                         LBA Properties, Inc.

                                                   /s/ Phil A. Belling
                                         By: __________________________________
                                                    PHIL A. BELLING
                                                CHAIRMAN OF THE BOARD OF
                                             DIRECTORS AND CHIEF EXECUTIVE
                                                        OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Phil A. Belling and Marc L. Davidson as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                   DATE
             ---------                       -----                   ----
        /s/ Phil A. Belling           Chairman of the          October 16, 1997
------------------------------------   Board of
          PHIL A. BELLING              Directors, Chief
                                       Executive Officer,
                                       and Director
                                       (Principal
                                       Executive Officer)

        /s/ Perry Schonfeld           Chief Financial         October 16, 1997
------------------------------------   Officer (Principal
          PERRY SCHONFELD              Financial Officer)

        /s/ Marc L. Davidson          Director                October 16, 1997
------------------------------------
          MARC L. DAVIDSON

      /s/ Thomas C. Rutherford        Controller and          October 16, 1997
------------------------------------   Principal
        THOMAS C. RUTHERFORD           Accounting Officer

                                 EXHIBIT INDEX

                                                                                           SEQUENTIALLY
 EXHIBIT NO.                                 DESCRIPTION                                   NUMBERED PAGE
------------                                 -----------                                  --------------
        *1.1 --Form of Purchase Agreement
        *2.1 --Omnibus Option Agreement by and among LBA Properties, Inc., LBA, Inc.,
                LBA Fund I, Inc., AEW/LBA Acquisition Co. II, LLC and the Grantors and
                LBA Owners named therein dated as of October 16, 1997
        *2.2 --Omnibus Option Agreement by and among AEW/LBA Acquisition Co. II, LLC and the Grantors named therein dated as of October 16, 1997
        *2.3 --Omnibus Option Agreement by and among AEW/LBA Acquisition Co. II, LLC and the Grantors named therein dated as of October 16, 1997
        *3.1 --Articles of Incorporation of the Company
        *3.2 --Bylaws of the Company
        *3.3 --Amended and Restated Articles of Incorporation of the Company
        *3.4 --Certificate of Incorporation of
        *3.5 --Amended and Restated Bylaws of
        *5.1 --Opinion of Goodwin, Procter & Hoar llp regarding legality of the issuance of the Common Stock
        *8.1 --Opinion of Goodwin, Procter & Hoar llp regarding tax matters
       *10.1 --Amended and Restated Operating Agreement of the Operating Company
       *10.2 --Equity Incentive Plan
       *10.3 --Form of Employment and Non-Competition Agreement between the Company and

       *10.4 --Form of Indemnification Agreement between the Company and each of its directors and executive officers
       *10.5 --Registration Rights Agreement among the Company and the persons named therein
       *10.6 --Option Agreement for Centerpoint Land
       *10.7 --Option Agreement for 2181 Dupont
       *10.8 --Option Agreement for Brea Tech Center
       *10.9 --Option Agreement for Rockwell
       *21.1 --Schedule of Subsidiaries of the Company
        23.1 --Consent of Ernst & Young LLP
       *23.2 --Consent of Goodwin, Procter & Hoar llp (included in Exhibit 5.1)
        23.3 --Consent of Cushman & Wakefield of California, Inc.
        23.4 --Consent of Steven R. Layton
        24.1 --Powers of Attorney (included on page II-4)
        27.1 --Financial Data Schedule

-------
* To be filed by amendment.